     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 28, 1995
                                                      REGISTRATION NO. 33-
================================================================================
                     SECURITIES  AND  EXCHANGE  COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                          FLEET FINANCIAL GROUP, INC.
             (Exact name of Registrant as specified in its charter)

          RHODE ISLAND                          05-0341324                              6711
 (State or other jurisdiction of             (I.R.S. Employer               (Primary Standard Industrial
 incorporation or organization)             Identification No.)              Classification Code Number)

                50 KENNEDY PLAZA, PROVIDENCE, RHODE ISLAND 02903
                                  401-278-5800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------
                          WILLIAM C. MUTTERPERL, ESQ.
                          FLEET FINANCIAL GROUP, INC.
                50 Kennedy Plaza, Providence, Rhode Island 02903
                                 (401) 278-5880
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
                                   Copies to:

    LAURA N. WILKINSON, ESQ.         CRAIG M. WASSERMAN, ESQ.         J. MICHAEL SHEPHERD, ESQ.       WILLIAM S. RUBENSTEIN, ESQ.
        EDWARDS & ANGELL                 WACHTELL, LIPTON,                SHAWMUT NATIONAL               SKADDEN, ARPS, SLATE,
    2700 Hospital Trust Tower              ROSEN & KATZ                      CORPORATION                    MEAGHER & FLOM
 Providence, Rhode Island 02903         51 West 52nd Street              One Federal Street                919 Third Avenue

                            ------------------------
                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                            Proposed            Proposed
                                                         Amount              Maximum             Maximum         Amount of
              Title of each Class of                      to be          Offering Price         Aggregate       Registration
           Securities to be Registered                Registered(1)         Per Share        Offering Price         Fee
- ---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $1 par value (2).................... 116,139,576 shares          (3)          $3,449,561,472(4)      $1,189,504
- ---------------------------------------------------------------------------------------------------------------------------------
Preferred Stock with Cumulative and Adjustable
  Dividends, no par value(2)......................   688,700 shares            (3)          $   34,435,000(5)      $   11,874
- ---------------------------------------------------------------------------------------------------------------------------------
Depositary Shares, each representing a 1/10
  interest in a share of 9.30% Cumulative               5,750,000
  Preferred Stock, no par value...................  depositary shares          (3)          $  149,500,000(6)      $   51,552
- ---------------------------------------------------------------------------------------------------------------------------------
Depositary Shares, each representing a 1/10
  interest in a share of 9.35% Cumulative               5,000,000
  Preferred Stock, no par value...................  depositary shares          (3)          $  130,600,000(7)      $   45,043
- ---------------------------------------------------------------------------------------------------------------------------------
Warrants to Purchase Common Stock................. 1,185,836 warrants          (3)          $    6,977,854(8)      $    2,406
- ---------------------------------------------------------------------------------------------------------------------------------
Common Stock Issuable upon exercise of the
  Warrants(2)..................................... 1,185,836 shares(9)         (3)                 (3)                       (3)
- ---------------------------------------------------------------------------------------------------------------------------------
        Total.....................................                                           $3,771,074,326        $1,300,379(10)
=================================================================================================================================

 (1) This Registration Statement covers the maximum number of the Registrant's securities that would be issued in the transaction described herein or upon exercise of the options or warrants issued in the transaction described herein.
 (2) Including preferred shares purchase rights.
 (3) Not applicable.
 (4) Computed pursuant to Rule 457(f)(1), based upon the market value of the securities to be cancelled in the merger (130,172,131 shares of Shawmut common stock, consisting of 116,357,871 shares of Shawmut common stock outstanding at April 21, 1995 plus 13,814,260 shares issuable upon exercise of stock options outstanding at April 21, 1995 plus 8,028,998 shares of Shawmut common stock representing the maximum number of shares of Shawmut common stock to be issued in its acquisition of Northeast Federal Corp.).
 (5) Computed pursuant to Rule 457(f)(1), based upon the book value of the securities to be cancelled in the merger (688,700 shares of Shawmut preferred stock with cumulative and adjustable dividends).
 (6) Computed pursuant to Rule 457(f)(1), based upon the market value of the securities to be cancelled in the merger (5,750,000 depositary shares, each representing 1/10 of a share of Shawmut 9.30% cumulative preferred stock).
 (7) Computed pursuant to Rule 457(f)(1), based upon the market value of the securities to be cancelled in the merger (5,000,000 depositary shares, each representing 1/10 of a share of Shawmut 9.35% cumulative preferred stock).
 (8) Computed pursuant to Rule 457(f)(1), based upon the market value of the securities to be cancelled in the merger (1,329,115 warrants to purchase Shawmut common stock).
 (9) Pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions of the Warrants.
(10) $715,313 of the Registration Fee was previously paid in connection with the Registrant's Preliminary Proxy Statement filed with the Commission on
     Schedule 14A on March 17, 1995.

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and all other conditions precedent to the merger of Shawmut National Corporation with and into the Registrant have been satisfied or waived as described in the enclosed Joint Proxy Statement-Prospectus.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATES AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                          FLEET FINANCIAL GROUP, INC.


          CROSS-REFERENCE SHEET FOR REGISTRATION STATEMENT ON FORM S-4
                                      AND
                       JOINT PROXY STATEMENT-PROSPECTUS.

                                                            LOCATION IN JOINT PROXY
                       S-4 ITEM                               STATEMENT-PROSPECTUS
      ------------------------------------------   ------------------------------------------
  1.  Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus....   Facing Page of Registration Statement;
                                                   Cross- Reference Sheet; Cover Page
  2.  Inside Front and Outside Back Cover Pages
      of Prospectus.............................   Table of Contents; Available Information;
                                                   Information Incorporated by Reference
  3.  Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information.............   Summary of Proxy Statement-Prospectus;
                                                   Selected Consolidated Financial Data
  4.  Terms of the Transaction..................   Summary of Proxy Statement-Prospectus; The
                                                   Merger; Description of Fleet Capital
                                                   Stock, Fleet New Preferred Stock, Fleet
                                                   New Depositary Shares and Fleet Warrants;
                                                   Comparison of Stockholders' Rights
  5.  Pro Forma Financial Information...........   Unaudited Pro Forma Condensed Combined
                                                   Financial Statements; Notes to Unaudited
                                                   Pro Forma Condensed Combined Financial
                                                   Statements
  6.  Material Contacts with the Company being
      Acquired..................................   Not Applicable
  7.  Additional Information Required for
      Reoffering by Persons and Parties Deemed
      to be Underwriters........................   Not Applicable
  8.  Interests of Named Experts and Counsel....   Legal Opinions
  9.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities...............................   Not Applicable
 10.  Information with Respect to S-3
      Registrants...............................   Not Applicable
 11.  Incorporation of Certain Information by
      Reference.................................   Information Incorporated by Reference
 12.  Information with Respect to S-2 or S-3
      Registrants...............................   Not Applicable
 13.  Incorporation of Certain Information by
      Reference.................................   Not Applicable
 14.  Information with Respect to Registrants
      Other Than S-2 or S-3 Registrants.........   Not Applicable
 15.  Information with Respect to S-3
      Companies.................................   Information Incorporated by Reference
 16.  Information with Respect to S-2 or S-3
      Companies.................................   Not Applicable
 17.  Information with Respect to Companies
      Other Than S-2 or S-3 Companies...........   Not Applicable

                                                            LOCATION IN JOINT PROXY
                       S-4 ITEM                               STATEMENT-PROSPECTUS
      ------------------------------------------   ------------------------------------------
 18.  Information if Proxies, Consents or
      Authorizations are to be Solicited........   Cover Page; Information Incorporated by
                                                   Reference; Summary of Proxy Statement-
                                                   Prospectus; Meeting of Fleet Stockholders;
                                                   Meeting of Shawmut Stockholders; The
                                                   Merger; Board of Directors, Management and
                                                   Operations of Fleet Following the Merger;
                                                   Interests of Certain Persons in the
                                                   Merger; Involvement in Certain Legal
                                                   Proceedings; Experts; Solicitation of
                                                   Proxies
 19.  Information if Proxies, Consents or
      Authorizations are not to be Solicited, or
      in an Exchange Offer......................   Not Applicable

     This Registration Statement contains two forms of the Joint Proxy Statement-Prospectus to be delivered separately to stockholders of Fleet Financial Group, Inc. ("Fleet") and Shawmut National Corporation ("Shawmut") in connection with their respective Annual Meetings. The Joint Proxy Statement-Prospectus to be delivered to Fleet stockholders in connection with the Fleet-Shawmut merger described herein will contain a letter to Fleet stockholders and a Notice of the Fleet Annual Meeting, as well as a separate table of contents and a separate section at the end of the Joint Proxy Statement-Prospectus containing information on the amendment and restatement of the Fleet articles of incorporation, the election of Fleet directors to serve for terms of three years until their successors are duly elected and qualified and the ratification of the selection of independent auditors. Similarly, the Joint Proxy Statement-Prospectus to be delivered to Shawmut stockholders in connection with the Fleet-Shawmut merger will contain a letter to Shawmut stockholders and a Notice of the Shawmut Annual Meeting, as well as a separate table of contents and a separate section at the end of the Joint Proxy Statement-Prospectus containing information on the election of Shawmut directors to serve until the next annual meeting of stockholders of Shawmut until their successors are duly elected and qualified, or, if earlier, until the effective time of the merger, and the appointment of independent accountants. As described in the accompanying Joint Proxy Statement-Prospectus, from and after the effective time of the merger, the Fleet Board of Directors will consist of 20 members, 12 of whom will be directors appointed by Fleet's chairman and the Fleet Board of Directors and 8 of whom will be directors appointed by Shawmut's chairman and the Shawmut Board of Directors.

[LOGO]

                                                                     May 8, 1995

Dear Holder of Fleet Common Stock:

     You are cordially invited to attend the Annual Meeting of the Stockholders (the "Fleet Meeting") of Fleet Financial Group, Inc., a Rhode Island corporation ("Fleet"), to be held on June 21, 1995 at 11:00 a.m. at the Rhode Island Convention Center, 99 Sabin Street, Providence, Rhode Island.

     At the Fleet Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of February 20, 1995 (the "Merger Agreement"), by and between Fleet and Shawmut National Corporation, a Delaware corporation ("Shawmut"), and each of the transactions contemplated thereby, pursuant to which Shawmut will be merged with and into Fleet (the "Merger"). A copy of the Merger Agreement is attached to the accompanying Joint Proxy Statement-Prospectus as Exhibit A.

     At the effective time of the Merger, each share of Shawmut common stock, $.0l par value ("Shawmut Common Stock"), will be entitled to receive 0.8922 shares of Fleet common stock, $1.00 par value, including the associated preferred share purchase rights (the "Fleet Common Stock").

     This significant transaction for Fleet will create one of the ten largest banking organizations in the United States, and the only such organization to be headquartered in New England. The Merger will create a strong and profitable banking institution that is well-positioned to meet the competitive challenges of the dramatically changing market for United States banking and financial services. By combining Fleet's and Shawmut's various banking and non-banking businesses, the combined company will be able to provide a broad array of financial products and services to the customers and communities it serves more efficiently than either company could provide separately, creating significant benefits for the customers and stockholders of both companies.

     Enclosed are a Notice of Annual Meeting of Stockholders and a Joint Proxy Statement-Prospectus which describes the Merger and the background to the transaction. You are urged to read all of these materials carefully. The Board of Directors has fixed the close of business on May 3, 1995 as the record date for the Fleet Meeting. Accordingly, only stockholders of record on that date will be entitled to notice of, and to vote at, the Fleet Meeting or any adjournments or postponements thereof. The affirmative vote of the holders of a majority of the shares of Fleet Common Stock outstanding and entitled to vote is necessary to approve and adopt the Merger Agreement and each of the transactions contemplated thereby.

     THE BOARD OF DIRECTORS OF FLEET HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF APPROVING AND ADOPTING THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

     At the Fleet Meeting, you will also be asked to consider and vote upon a proposal to amend and restate Fleet's Restated Articles of Incorporation to increase the authorized shares of Fleet Common Stock from 300,000,000 to 600,000,000, to change the par value of the Fleet Common Stock from $1.00 to $0.01 and to include certain other technical amendments.

     You will also be asked to consider and vote upon the election of directors to serve on the Fleet Board of Directors for terms of three years until their successors are elected and qualified and the ratification of the selection of independent auditors for 1995. As described in the accompanying Joint Proxy Statement-Prospectus, from and after the effective time of the Merger the Fleet Board of Directors will consist of 20 members, 12 of whom will be directors appointed by myself and the Fleet Board of Directors and 8 of whom will be directors appointed by Shawmut's Chairman and the Shawmut Board of Directors.

     The Fleet Board of Directors recommends that stockholders vote FOR the amendment and restatement of Fleet's Restated Articles of Incorporation, FOR the proposed slate of directors and FOR the ratification of the selection of independent auditors.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE FLEET MEETING, WHETHER OR NOT YOU PLAN TO ATTEND. AN ABSTENTION OR FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER. ACCORDINGLY, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE FLEET MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

     I strongly support the Merger of Shawmut with Fleet and join with the other members of the Board in enthusiastically recommending the Merger to you. We urge you to vote in favor of approval and adoption of the Merger Agreement, as well as each of the additional proposals referred to herein. If you should have any questions about the Merger or need assistance in completing your proxy card, please contact Fleet's information agent, Georgeson & Co. at 1-800-223-2064.

                                            Very truly yours,

                                            /s/ Terrence Murray
                                            TERRENCE MURRAY
                                            Chairman and President

                          FLEET FINANCIAL GROUP, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 21, 1995

     The Annual Meeting of Stockholders (the "Fleet Meeting") of Fleet Financial Group, Inc., a Rhode Island corporation ("Fleet"), will be held on June 21, 1995 at 11:00 a.m. at the Rhode Island Convention Center, 99 Sabin Street, Providence, Rhode Island, for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 20, 1995 (the "Merger Agreement"), by and between Fleet and Shawmut National Corporation, a Delaware corporation ("Shawmut"), and the consummation of the transactions contemplated thereby, pursuant to which Shawmut will be merged (the "Merger") with Fleet, upon the terms and subject to the conditions set forth in the Merger Agreement, as are more fully described in the enclosed Joint Proxy Statement-Prospectus. A copy of the Merger Agreement is attached as Exhibit A to the accompanying Joint Proxy Statement-Prospectus.

          2. To consider and vote upon a proposal to amend and restate Fleet's Restated Articles of Incorporation to increase the authorized shares of Fleet Common Stock, $1.00 par value ("Fleet Common Stock") from 300,000,000 to 600,000,000, to change the par value of the Fleet Common Stock from $1.00 to $0.01 and to include certain other technical amendments.

          3. To elect five directors to serve for terms of three years until their successors are elected and qualified. As described in the accompanying Joint Proxy Statement-Prospectus, from and after the effective time of the Merger, the Fleet Board of Directors will consist of 20 members, 12 of whom will be directors appointed by Fleet's Chairman and the Fleet Board of Directors and 8 of whom will be directors appointed by Shawmut's Chairman and the Shawmut Board of Directors.

          4. To ratify the selection of KPMG Peat Marwick LLP as independent auditors to audit Fleet's books and accounts for the year ending December 3l, 1995.

          5. To transact such other business as may properly be brought before the Annual Meeting, or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on May 3, 1995 as the record date for determining stockholders entitled to vote at the Fleet Meeting and any adjournments or postponements thereof. The holders of record of Fleet Common Stock at said Record Date are entitled to notice of and to vote at the Fleet Meeting and any adjournments or postponements thereof. Fleet's transfer books will not be closed.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AS WELL AS EACH OF THE FOREGOING ADDITIONAL ACTIONS.

                                            By Order of the Board of Directors,

                                            WILLIAM C. MUTTERPERL
                                            Secretary
Providence, Rhode Island
May 8, 1995

     WHETHER OR NOT YOU PLAN TO ATTEND THE FLEET MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE FLEET MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

[LOGO]                    SHAWMUT NATIONAL CORPORATION
                                777 Main Street
                          Hartford, Connecticut 06115

                               One Federal Street
                          Boston, Massachusetts 02211

                                                                     May 8, 1995

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Shawmut National Corporation ("Shawmut") which will be held at the Federal Reserve Bank of Boston, 600 Atlantic Avenue, Boston, Massachusetts at 10:00 a.m., local time, on June 21, 1995 (the "Shawmut Annual Meeting").

     At the Shawmut Annual Meeting, Shawmut shareholders will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated February 20, 1995 (the "Merger Agreement"), between Shawmut and Fleet Financial Group, Inc. ("Fleet"), and the consummation of the transactions contemplated thereby, including the merger (the "Merger") of Shawmut with and into Fleet. The Merger is further described in the accompanying Joint Proxy Statement-Prospectus and a copy of the Merger Agreement is attached thereto as Exhibit A.

     The Merger is designed to create one of the nation's premier banking organizations. Your Board of Directors believes that the Merger presents a unique opportunity to create a combined entity that will be stronger than Shawmut or Fleet alone and will have the financial and managerial resources to compete effectively in the rapidly changing marketplace for banking and financial services.

     Upon consummation of the Merger, each outstanding share of Shawmut common stock will be converted into 0.8922 shares of Fleet common stock. In addition, upon consummation of the Merger, each holder of Shawmut preferred stock and depositary shares will be entitled to receive Fleet preferred stock or depositary shares, as applicable, and each holder of Shawmut options and warrants to purchase Shawmut common stock will receive options or warrants, as applicable, to acquire Fleet common stock.

     At the Shawmut Annual Meeting, Shawmut shareholders will also be asked to consider and vote upon the election of directors to serve on the Shawmut Board until the next annual meeting of Shawmut until their successors are elected and qualified, or, if earlier, until consummation of the Merger, and the appointment of Price Waterhouse LLP as Shawmut's independent accountant for 1995, or, if earlier, until consummation of the Merger. As described in the accompanying Joint Proxy Statement-Prospectus, from and after the effective time of the Merger, the Fleet Board of Directors will consist of 20 members, 12 of whom will be directors appointed by Fleet's Chairman and the Fleet Board of Directors and 8 of whom will be directors appointed by myself and the Shawmut Board of Directors.

     The Shawmut Board has determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of Shawmut and its shareholders. THE SHAWMUT BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, FOR THE PROPOSED SLATE OF DIRECTORS AND FOR THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS AT THE SHAWMUT ANNUAL MEETING.

     The accompanying Joint Proxy Statement-Prospectus sets forth the voting rights of holders of Shawmut common stock with respect to these matters, and describes the matters to be acted upon at the Shawmut Annual Meeting. Holders of Shawmut preferred stock are not entitled to vote at the Shawmut Annual Meeting. Shareholders are urged to review carefully the attached Joint Proxy Statement-Prospectus, which contains a detailed description of the Merger, its terms and conditions and the transactions contemplated thereby. If the Merger is consummated, holders of Shawmut Preferred Stock with Cumulative and Adjustable Dividends who have complied with the requirements of Section 262 of the Delaware General Corporation Law will have certain appraisal rights under Delaware Law, as described in more detail in the accompanying Joint Proxy Statement-Prospectus.

     BECAUSE OF THE SIGNIFICANCE OF THE PROPOSED MERGER TO SHAWMUT, YOUR PARTICIPATION IN THE SHAWMUT ANNUAL MEETING, IN PERSON OR BY PROXY, IS ESPECIALLY IMPORTANT. AN ABSTENTION OR FAILURE TO EITHER ATTEND AND VOTE AT THE ANNUAL MEETING OR SUBMIT A PROXY WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. ACCORDINGLY, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY IN THE POSTAGE-PAID ENVELOPE THAT HAS BEEN PROVIDED TO YOU FOR YOUR CONVENIENCE. IF YOU ATTEND THE SHAWMUT ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

     Promptly after the Merger, a letter of transmittal will be mailed to each holder of record of shares of Shawmut capital stock and depositary shares. PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD TO THE EXCHANGE AGENT UNLESS AND UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL, WHICH WILL INCLUDE INSTRUCTIONS AS TO THE PROCEDURE TO BE USED IN SENDING YOUR STOCK CERTIFICATES OR DEPOSITARY RECEIPTS.

     I urge you to vote FOR the Merger Agreement and each of the transactions contemplated thereby as well as each of the additional proposals referred to herein.

     Thank you, and I look forward to seeing you at the Shawmut Annual Meeting.

                                          Sincerely,

                                          JOEL B. ALVORD
                                          Chairman and Chief Executive Officer

                          SHAWMUT NATIONAL CORPORATION

       777 Main Street                 One Federal Street
 Hartford, Connecticut 06115       Boston, Massachusetts 02211

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE 21, 1995

     The Annual Meeting of Stockholders (the "Shawmut Meeting") of Shawmut National Corporation, a Delaware corporation ("Shawmut"), will be held on June 21, 1995 at 10:00 a.m., local time, at the Federal Reserve Bank of Boston, 600 Atlantic Avenue, Boston, Massachusetts for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 20, 1995 (the "Merger Agreement"), by and between Shawmut and Fleet Financial Group, Inc., a Rhode Island corporation ("Fleet"), and the consummation of the transactions contemplated thereby, pursuant to which Shawmut will be merged with Fleet (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement, as are more fully described in the enclosed Joint Proxy Statement-Prospectus. A copy of the Merger Agreement is attached as Exhibit A to the accompanying Joint Proxy Statement-Prospectus.

          2. To elect directors to serve until the next annual meeting of stockholders of Shawmut until their successors are elected and qualified, or, if earlier, until the effective time of the Merger. As described in the accompanying Joint Proxy Statement-Prospectus, from and after the effective time of the Merger, the Fleet Board of Directors will consist of 20 members, 12 of whom will be directors appointed by Fleet's Chairman and the Fleet Board of Directors and 8 of whom will be directors appointed by Shawmut's Chairman and the Shawmut Board of Directors.

          3. To act upon the appointment of Price Waterhouse LLP as independent accountants for Shawmut for 1995 or, if earlier, until the effective time of the Merger.

          4. To transact such other business as may properly be brought before the Shawmut Meeting, or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on May 3, 1995 as the record date (the "Record Date") for determination of stockholders entitled to notice of and to vote at the Shawmut Meeting and any adjournments or postponements thereof. A list of stockholders of record will be available for examination by any stockholder for purposes germane to the meeting at Shawmut's headquarters located at 777 Main Street, Hartford, Connecticut and One Federal Street, Boston, Massachusetts during ordinary business hours for a period of at least ten days prior to the Shawmut Meeting and at the Shawmut Meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS APPROVE AND ADOPT THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, APPROVE THE ELECTION OF DIRECTORS AND APPROVE THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS.

     If the Merger is consummated, holders of Shawmut Preferred Stock with Cumulative and Adjustable Dividends who have complied with the requirements of
Section 262 of the Delaware General Corporation Law will have certain appraisal rights under Delaware Law. See "THE MERGER -- Appraisal Rights" in the accompanying Joint Proxy Statement-Prospectus.

                                         By Order of the Board of Directors,

                                         J. MICHAEL SHEPHERD
                                         Executive Vice
                                         President,
                                         General
                                         Counsel and
                                         Secretary
Hartford, Connecticut
Boston, Massachusetts
May 8, 1995

     WHETHER OR NOT YOU PLAN TO ATTEND THE SHAWMUT MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SHAWMUT MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

FLEET FINANCIAL GROUP, INC.                   SHAWMUT NATIONAL CORPORATION
50 Kennedy Plaza                              777 Main Street
Providence, RI 02903                          Hartford, Connecticut 06115
                                              One Federal Street
                                              Boston, Massachusetts 02211

                        JOINT PROXY STATEMENT-PROSPECTUS

                         ANNUAL MEETING OF STOCKHOLDERS
                          FLEET FINANCIAL GROUP, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                          SHAWMUT NATIONAL CORPORATION

                                  MAY 8, 1995

     This Joint Proxy Statement-Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Fleet Board") of Fleet Financial Group, Inc. ("Fleet") to be used at the Fleet Annual Meeting of Stockholders to be held on June 21, 1995 (the "Fleet Meeting"). At the Fleet Meeting, holders of the common stock, par value $1.00 per share, of Fleet (the "Fleet Common Stock") will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of February 20, 1995 (the "Merger Agreement") by and between Fleet and Shawmut National Corporation ("Shawmut") providing for the merger of Shawmut with and into Fleet (the "Merger").

     This Joint Proxy Statement-Prospectus is also furnished in connection with the solicitation of proxies by the Board of Directors (the "Shawmut Board") of Shawmut to be used at the Shawmut Annual Meeting of Stockholders to be held on June 21, 1995 (the "Shawmut Meeting"). At the Shawmut Meeting, holders of the common stock, par value $.01 per share, of Shawmut (the "Shawmut Common Stock") will consider and vote upon a proposal to approve and adopt the Merger Agreement.

     The Merger Agreement is attached hereto as Exhibit A and is incorporated herein by reference.

     This Joint Proxy Statement-Prospectus is also being furnished to holders of Fleet Common Stock and holders of Shawmut Common Stock for the purpose of considering and voting upon separate proposals to elect directors and approve auditors for their respective corporations, and, in the case of Fleet, to amend and restate Fleet's Restated Articles of Incorporation (the "Fleet Existing Articles") to increase the authorized shares of Fleet Common Stock from 300,000,000 to 600,000,000, to change the par value of the Fleet Common Stock from $1.00 to $0.01 and to include certain other technical amendments. Information with respect to these proposals is being furnished separately to each of the stockholders of Shawmut and Fleet at the end of this Joint Proxy Statement-Prospectus.

(continued on next page)

    THE SHARES OF FLEET COMMON STOCK, FLEET NEW PREFERRED STOCK, FLEET NEW
     DEPOSITARY SHARES AND FLEET WARRANTS OFFERED HEREBY ARE NOT SAVINGS
       ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK
        SUBSIDIARY OF FLEET AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
             INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE
               SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER
                     FEDERAL OR STATE GOVERNMENT AGENCY.

 THE SECURITIES OF FLEET OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED
      BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             JOINT PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Joint Proxy Statement-Prospectus and the respective forms of proxy are first being mailed on or about May 11, 1995.

(continued from prior page)

     At the effective time of the Merger:

             (i) each share of Shawmut Common Stock, other than shares held in Shawmut's treasury or directly or indirectly by Fleet or its subsidiaries or by Shawmut or its subsidiaries (except for in both cases shares held in a fiduciary capacity or in respect of a debt previously contracted), will be converted into the right to receive 0.8922 shares (the "Common Exchange Ratio") of Fleet Common Stock, including the associated preferred share purchase rights;

             (ii) each share of preferred stock with cumulative and adjustable dividends of Shawmut (the "Shawmut Adjustable Preferred"), except for shares of Shawmut Adjustable Preferred as to which appraisal rights are perfected, will be converted into the right to receive one share of preferred stock with cumulative and adjustable dividends of Fleet (the "Fleet Adjustable Preferred");

             (iii) each share of 9.30% cumulative preferred stock of Shawmut (the "Shawmut 9.30% Preferred") will be converted into the right to receive one share of 9.30% cumulative preferred stock of Fleet (the "Fleet 9.30% Preferred"); and

             (iv) each share of 9.35% cumulative preferred stock of Shawmut (the "Shawmut 9.35% Preferred, and together with the Shawmut Adjustable Preferred and the Shawmut 9.30% Preferred, collectively, the "Shawmut Preferred", and the Shawmut Common Stock, together with the Shawmut Preferred, collectively the "Shawmut Capital Stock") will be converted into the right to receive one share of 9.35% cumulative preferred stock of Fleet (the "Fleet 9.35% Preferred", and together with the Fleet Adjustable Preferred and the Fleet 9.30% Preferred, collectively, the "Fleet New Preferred Stock"); and

             (v) the depositary shares, each representing 1/10 of a share of Shawmut 9.30% Preferred (the "Shawmut 9.30% Depositary Shares") and the depositary shares, each representing 1/10 of a share of Shawmut 9.35% Preferred (the "Shawmut 9.35% Depositary Shares" and together with the Shawmut 9.30% Depositary Shares, the "Shawmut Depositary Shares") will be converted respectively into depositary shares, each representing 1/10 of a share of Fleet 9.30% Preferred (the "Fleet 9.30% Depositary Shares") and depositary shares, each representing 1/10 of a share of Fleet 9.35% Preferred (the "Fleet 9.35% Depositary Shares", and together with the Fleet 9.30% Depositary Shares, the "Fleet New Depositary Shares").

The terms of the Fleet New Preferred Stock and the Fleet New Depositary Shares will be substantially the same as the terms of the Shawmut Preferred and the Shawmut Depositary Shares, respectively. The outstanding warrants (the "Shawmut Warrants") and outstanding options of Shawmut to purchase Shawmut Common Stock will be converted based on the Common Exchange Ratio into warrants (the "Fleet Warrants") and options, respectively, to purchase Fleet Common Stock with terms substantially the same as the Shawmut Warrants and the Shawmut options, respectively. See "DESCRIPTION OF FLEET CAPITAL STOCK, FLEET NEW PREFERRED STOCK, FLEET NEW DEPOSITARY SHARES AND FLEET WARRANTS".

     Fleet has filed a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering a maximum of 116,139,576 shares of Fleet Common Stock, 688,700 shares of Fleet Adjustable Preferred, 5,750,000 Fleet 9.30% Depositary Shares and 5,000,000 Fleet 9.35% Depositary Shares, representing shares to be issued in connection with the Merger. The Registration Statement also covers a maximum of 1,185,836 Fleet Warrants and 1,185,836 shares of Fleet Common Stock to be issued upon exercise of the Fleet Warrants. This Joint Proxy Statement-Prospectus also constitutes the Prospectus of Fleet filed as a part of such Registration Statement.

     This Joint Proxy Statement-Prospectus does not cover any resales of Fleet Common Stock, Fleet New Preferred Stock, Fleet New Depositary Shares or Fleet Warrants received by stockholders or warrantholders of Shawmut upon consummation of the Merger, and no person is authorized to make use of this Joint Proxy Statement-Prospectus in connection with any such resale.

     All information contained in this Joint Proxy Statement-Prospectus with respect to Fleet has been supplied by Fleet and all information with respect to Shawmut has been supplied by Shawmut.

     THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS JOINT PROXY STATEMENT-PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS JOINT PROXY STATEMENT-PROSPECTUS IN ITS ENTIRETY.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FLEET OR SHAWMUT. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY-STATEMENT PROSPECTUS NOR ANY DISTRIBUTION OF THE SHARES OF FLEET COMMON STOCK, FLEET NEW PREFERRED STOCK, FLEET NEW DEPOSITARY SHARES OR FLEET WARRANTS HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF FLEET OR SHAWMUT SINCE THE DATE HEREOF.

     The date of this Joint Proxy Statement-Prospectus is May 8, 1995.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                       ------
AVAILABLE INFORMATION................................................................       7
INFORMATION INCORPORATED BY REFERENCE................................................       7
SUMMARY OF JOINT PROXY STATEMENT-PROSPECTUS..........................................       9
     The Parties.....................................................................       9
     Recent Developments.............................................................       9
     Date, Time and Place of Meetings................................................       9
     Purposes of Meetings............................................................       9
     Vote Required...................................................................      10
          Fleet......................................................................      10
          Shawmut....................................................................      10
     Terms of the Merger.............................................................      11
     Recommendation of the Boards of Directors and Reasons for the Merger............      12
     Fairness Opinions of Financial Advisors.........................................      13
     Conditions to the Consummation of the Merger....................................      13
     Board of Directors, Management and Operations of Fleet Following the Merger.....      14
     Regulatory Approvals............................................................      14
     Certain Federal Income Tax Consequences.........................................      15
     Accounting Treatment............................................................      15
     Termination of the Merger Agreement.............................................      15
     Waiver and Amendment............................................................      15
     Fleet and Shawmut Stock Option Agreements.......................................      16
     Interests of Certain Persons in the Merger......................................      16
     Appraisal Rights................................................................      17
     Certain Differences in the Rights of Stockholders...............................      17
     Comparative Stock Prices and Dividends; Pro Forma Equivalent Market Value Per
      Share..........................................................................      17
SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA.....................................      19
SELECTED CONSOLIDATED FINANCIAL DATA.................................................      21
FLEET FINANCIAL GROUP, INC...........................................................      25
SHAWMUT NATIONAL CORPORATION.........................................................      25
RECENT DEVELOPMENTS..................................................................      25
MEETING OF FLEET STOCKHOLDERS........................................................      27
     Date, Time and Place; Purpose of Meeting........................................      27
     Record Date.....................................................................      28
     Proxies; Voting and Revocation..................................................      28
     Votes Required to Approve the Merger; Principal Stockholders....................      29
MEETING OF SHAWMUT STOCKHOLDERS......................................................      30
     Date, Time and Place; Purpose of Meeting........................................      30
     Record Date.....................................................................      30
     Proxies; Voting and Revocation..................................................      30
     Votes Required to Approve the Merger; Principal Stockholders....................      31
THE MERGER...........................................................................      32
     General.........................................................................      32
     Background of the Merger........................................................      32
          Fleet......................................................................      32
          Shawmut....................................................................      33
     Reasons for the Merger..........................................................      34
       General.......................................................................      34
       Recommendation of the Fleet Board and Reasons for the Merger..................      35
       Recommendation of the Shawmut Board and Reasons for the Merger................      36
     Fairness Opinions of Financial Advisors.........................................      38
          Fleet......................................................................      38
          Shawmut....................................................................      43
     Structure of the Merger.........................................................      49
     Conversion of Shawmut Capital Stock; Treatment of Shawmut Stock Options and
      Shawmut Warrants...............................................................      49
     Exchange of Certificates; Fractional Shares.....................................      50
          Shawmut....................................................................      50
          Fleet......................................................................      51
     Effective Time..................................................................      52

                                                                                        PAGE
                                                                                       ------
     Representations and Warranties..................................................      52
     Conduct of Business Pending the Merger and Other Agreements.....................      52
     Conditions to the Consummation of the Merger....................................      54
     Regulatory Approvals Required for the Merger....................................      55
     Certain Federal Income Tax Consequences.........................................      60
     Accounting Treatment............................................................      60
     Termination of the Merger Agreement.............................................      61
     Waiver and Amendment of the Merger Agreement....................................      61
     Fleet and Shawmut Stock Option Agreements.......................................      62
     The Fleet Rights Agreement......................................................      66
     The Shawmut Rights Agreement....................................................      66
     Employee Benefits and Plans.....................................................      66
     Stock Exchange Listing..........................................................      68
     Expenses........................................................................      68
     Dividends.......................................................................      68
     Resales of Fleet Common Stock, Fleet New Preferred Stock, Fleet New Depositary
      Shares and Fleet Warrants Received in the Merger...............................      68
     Fleet Dividend Reinvestment and Stock Purchase Plan.............................      69
     Appraisal Rights................................................................      69
BOARD OF DIRECTORS, MANAGEMENT AND OPERATIONS OF
  FLEET FOLLOWING THE MERGER.........................................................      72
     Board of Directors..............................................................      72
     Management......................................................................      72
     Operations......................................................................      73
INTERESTS OF CERTAIN PERSONS IN THE MERGER...........................................      74
     Interests of Shawmut Directors and Executive Officers...........................      74
     Interests of Fleet Directors and Executive Officers.............................      78
INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS.............................................      79
CERTAIN REGULATORY CONSIDERATIONS....................................................      80
     General.........................................................................      80
     Payment of Dividends............................................................      80
     Legislation and Related Matters.................................................      81
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS..........................      84
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS.................      93
DESCRIPTION OF FLEET CAPITAL STOCK, FLEET NEW PREFERRED STOCK, FLEET NEW DEPOSITARY
  SHARES AND FLEET WARRANTS..........................................................      97
     General.........................................................................      97
     Fleet Common Stock..............................................................      97
     Existing Preferred Stock........................................................     100
     Description of Fleet New Preferred Stock and Fleet New Depositary Shares........     103
     Description of Fleet Warrants...................................................     107
     Selected Provisions in the Fleet Existing Articles and the Fleet New Articles...     108
COMPARISON OF STOCKHOLDERS' RIGHTS...................................................     109
     General.........................................................................     109
     Voting Rights...................................................................     109
     Special Meetings; Corporate Action Without a Meeting............................     111
     Dividends.......................................................................     112
     Appraisal Rights................................................................     112
     Provisions Relating to Directors................................................     113
     Derivative Suits................................................................     114
     State Anti-Takeover Statutes....................................................     114
COMPARATIVE COMMON STOCK PRICES AND DIVIDENDS........................................     116
EXPERTS..............................................................................     118
LEGAL OPINIONS.......................................................................     119
SOLICITATION OF PROXIES..............................................................     119

                [ALTERNATIVE PAGE 6 TO FLEET STOCKHOLDERS ONLY]

                                                                                        PAGE
                                                                                       ------
AMENDMENT AND RESTATEMENT OF FLEET EXISTING ARTICLES; ELECTION OF FLEET DIRECTORS;
  RATIFICATION OF FLEET INDEPENDENT AUDITORS.........................................     120
     Voting Requirements.............................................................     120
     Principal Stockholders..........................................................     121
     Securities of Fleet Owned by Management.........................................     122
     Amendment and Restatement of Fleet Existing Articles............................     122
     Election of Directors...........................................................     124
     Committees of the Board of Directors............................................     129
     Compensation Committee Interlocks and Insider Participation.....................     129
     Section 16 Compliance...........................................................     130
     Human Resources and Planning Committee
          Report on Executive Compensation...........................................     130
     Compensation of Directors and Officers..........................................     133
     Pension Plans...................................................................     137
     Change of Control Contracts.....................................................     138
     Stockholder Return Performance Graph............................................     139
     Indebtedness and Other Transactions.............................................     139
     Ratification of the Selection of Fleet's Independent Auditors...................     141
     Stockholder Proposals...........................................................     141
     Other Business..................................................................     142

                                    EXHIBITS

A. Agreement and Plan of Merger......................................................     A-1
B. Fleet Option Agreement............................................................     B-1
C. Shawmut Option Agreement..........................................................     C-1
D. Opinion of Salomon Brothers Inc...................................................     D-1
E. Opinion of Morgan Stanley & Co., Incorporated.....................................     E-1
F. Delaware General Corporation Law Section 262......................................     F-1

               [ALTERNATIVE PAGE 6 TO SHAWMUT STOCKHOLDERS ONLY]

                                                                                        PAGE
                                                                                       ------
ELECTION OF SHAWMUT DIRECTORS; APPOINTMENT OF SHAWMUT INDEPENDENT ACCOUNTANTS........     120
     Voting requirements.............................................................     120
     Common stock ownership..........................................................     121
     Election of Directors...........................................................     123
     Committees of the board.........................................................     126
     Transactions with directors and executive officers..............................     127
     Directors' remuneration.........................................................     128
     Executive compensation..........................................................     129
     Executive severance and employment agreements...................................     134
     Compensation committee interlocks and insider participation.....................     135
     Compensation policies applicable to executive officers..........................     135
     Elements of compensation........................................................     136
     Options.........................................................................     136
     Restricted Stock................................................................     137
     Performance Equity Share Units..................................................     137
     Bases for the Compensation of the Chief Executive Officer.......................     138
     Appointment of Independent Accountants..........................................     140
     Stockholder proposals for next year's meeting...................................     140
     Annual report...................................................................     140
     Other matters...................................................................     140

                                    EXHIBITS

A. Agreement and Plan of Merger......................................................     A-1
B. Fleet Option Agreement............................................................     B-1
C. Shawmut Option Agreement..........................................................     C-1
D. Opinion of Salomon Brothers Inc...................................................     D-1
E. Opinion of Morgan Stanley & Co., Incorporated.....................................     E-1
F. Delaware General Corporation Law Section 262......................................     F-1
G. Certain Compensation Information Relating to Fleet................................     G-1

                             AVAILABLE INFORMATION

     Each of Fleet and Shawmut is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Proxy statements, reports and other information concerning either Fleet or Shawmut can be inspected and copied at the Commission's office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional Offices in New York (Suite 1300, Seven World Trade Center, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Fleet Common Stock, Shawmut Common Stock, Shawmut 9.30% Depositary Shares, Shawmut 9.35% Depositary Shares and Shawmut Warrants are each listed on the New York Stock Exchange (the "Stock Exchange"). Reports, proxy materials and other information concerning Fleet and Shawmut also may be inspected at the offices of the Stock Exchange, 20 Broad Street, New York, New York 10005. This Joint Proxy Statement-Prospectus does not contain all the information set forth in the Registration Statement and Exhibits thereto which Fleet or Shawmut has filed with the Commission under the Securities Act, which may be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees, and to which reference is hereby made.

                     INFORMATION INCORPORATED BY REFERENCE

     THIS JOINT PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS THERETO, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY
STATEMENT-PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO THE FOLLOWING:

             FLEET DOCUMENTS                         SHAWMUT DOCUMENTS
- ------------------------------------------     ----------------------------
Robert W. Lougee, Jr.                          Shawmut National Corporation
Director of Investor Relations                 777 Main Street
Fleet Financial Group, Inc.                    MSN 335
50 Kennedy Plaza                               Hartford, Connecticut 06115
Providence, Rhode Island 02903                 Attn: Shareholder Relations
401-278-5879                                   203-986-2028

     IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, A REQUEST MUST BE RECEIVED NO LATER THAN JUNE 14, 1995.

     The following Fleet documents are incorporated by reference herein:

          (1) Fleet's Annual Report on Form 10-K for the year ended December 31, 1994, ("Annual Report on Form 10-K");

          (2) Fleet's Current Reports on Form 8-K dated January 18, 1995, January 27, 1995, February 20, 1995, February 21, 1995 and April 13, 1995;

          (3) The description of the Fleet Common Stock contained in a Registration Statement filed by Industrial National Corporation (predecessor to Fleet) on Form 8-B dated May 29, 1970, and any amendment or report filed for the purpose of updating such description; and

          (4) The description of the preferred share purchase rights contained in Fleet's Registration Statement on Form 8-A dated November 29, 1990 (as amended by an Amendment to Application or Report on Form 8 dated September 6, 1991 and a Form 8-A/A dated March 17, 1995).

     Such incorporation by reference shall not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

     The following Shawmut documents are incorporated by reference herein:

          (1) Shawmut's Annual Report on Form 10-K for the year ended December 31, 1994 ("Annual Report on Form 10-K");

          (2) Shawmut's Current Reports on Form 8-K, dated January 6, 1995, January 11, 1995 (as amended by a Form 8-K/A filed February 7, 1995), January 17, 1995, January 26, 1995, February 7, 1995, February 20, 1995 (as amended by Form 8-K/A filed April 13, 1995), February 21, 1995, April 13, 1995 and April 19, 1995; and

          (3) The description of Shawmut Common Stock and Shawmut Series A Junior Participating Preferred Stock and Preferred Stock Purchase Rights set forth in Shawmut's Registration Statements on Form 8-A dated November 29, 1988 and March 7, 1989 (as amended by a Form 8-A/A dated March 2,
     1995).

     Such incorporation by reference shall not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

     All documents filed with the Commission by Fleet and Shawmut pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement-Prospectus and prior to the date of the Fleet Meeting and the Shawmut Meeting are incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Joint Proxy Statement-Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement-Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement-Prospectus.

                  SUMMARY OF JOINT PROXY STATEMENT-PROSPECTUS

     The following is a summary, which is necessarily incomplete, of certain information contained elsewhere in this Joint Proxy Statement-Prospectus or in documents incorporated herein by reference. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained herein, the Exhibits hereto and the documents incorporated by reference herein. Each stockholder is urged to read the Joint Proxy Statement-Prospectus and the Exhibits hereto in their entirety and with care.

THE PARTIES

     Fleet Financial Group, Inc. ("Fleet") and Shawmut National Corporation ("Shawmut"), through their respective banking and nonbanking subsidiaries, provide banking and financial services throughout the United States to customers, including individuals, corporations, governments and other institutions. Fleet is headquartered at 50 Kennedy Plaza, Providence, Rhode Island 02903, telephone (401) 278-5800. Shawmut is headquartered at 777 Main Street, Hartford, Connecticut 06115, telephone (203) 986-2000 and One Federal Street, Boston, Massachusetts 02211, telephone (617) 292-2000. See "FLEET FINANCIAL GROUP, INC." and "SHAWMUT NATIONAL CORPORATION".

RECENT DEVELOPMENTS

     Fleet and Shawmut each announced its first quarter earnings on April 19, 1995. See "RECENT DEVELOPMENTS".

DATE, TIME AND PLACE OF MEETINGS

     The Fleet Meeting will be held at the Rhode Island Convention Center, 99 Sabin Street, Providence, Rhode Island at 11:00 a.m. on Wednesday, June 21, 1995. The Shawmut Meeting will be held at the Federal Reserve Bank of Boston, 600 Atlantic Avenue, Boston, Massachusetts at 10:00 a.m. on Wednesday, June 21, 1995.

PURPOSES OF MEETINGS

     The Fleet Meeting will be held for the purpose of considering and voting upon proposals to (i) approve and adopt the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger,
(ii) amend and restate the Fleet Existing Articles to increase the authorized shares of Fleet Common Stock from 300,000,000 to 600,000,000, to change the par value of the Fleet Common Stock from $1.00 to $0.01, and to include certain other technical amendments to the Fleet Existing Articles (the Fleet Existing Articles, as so amended and restated are hereinafter referred to herein as the "Fleet New Articles"), (iii) elect directors to serve on the Fleet Board for terms of three years until their successors are elected and qualified, (iv) ratify the selection of independent auditors for 1995 and (v) conduct any other business that may properly come before the Fleet Meeting, or any adjournments or postponements thereof.

     See "MEETING OF FLEET STOCKHOLDERS -- Date, Time and Place; Purpose of Meeting".

     The Shawmut Meeting will be held for the purpose of considering and voting upon proposals to (i) approve and adopt the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger,
(ii) elect directors to serve on the Shawmut Board until the next annual meeting of stockholders of Shawmut until their successors are elected and qualified, or, if earlier, until the effective time of the Merger, (iii) appoint independent accountants for 1995, or, if earlier, until the effective time of the Merger, and (iv) conduct any other business that may properly come before the Shawmut Meeting, or any adjournments or postponements thereof.

     See "MEETING OF SHAWMUT STOCKHOLDERS -- Date, Time and Place; Purpose of Meeting".

     As described herein under "BOARD OF DIRECTORS, MANAGEMENT AND OPERATIONS OF FLEET FOLLOWING THE MERGER", from and after the Effective Time of the Merger, the Fleet Board will consist of 20 members, 12 of whom will be directors appointed by Fleet's Chairman and the Fleet Board and 8 of whom will be directors appointed by Shawmut's Chairman and the Shawmut Board.

VOTE REQUIRED

     The Fleet Board and the Shawmut Board have fixed the close of business on May 3, 1995 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Fleet Meeting and the Shawmut Meeting, respectively. Only the holders of record of the outstanding shares of Fleet Common Stock and Shawmut Common Stock on the Record Date will be entitled to notice of, and to vote at, the Fleet Meeting and Shawmut Meeting and any adjournments or postponements thereof. In addition, the holders of record of the outstanding shares of Fleet preferred stock and Shawmut Preferred on the Record Date will be entitled to notice of, but will not be entitled to vote at, the Fleet Meeting or the Shawmut Meeting, respectively. The presence, in person or by proxy, of a majority of the aggregate number of shares of Fleet Common Stock or Shawmut Common Stock outstanding and entitled to vote on the Record Date is necessary to constitute a quorum at the Fleet Meeting and the Shawmut Meeting, respectively.

     Fleet. The affirmative vote of the holders of a majority of the shares of Fleet Common Stock issued, outstanding and entitled to vote at the Fleet Meeting will be required to approve the Merger Agreement and the consummation of the transactions contemplated thereby and to approve the Fleet New Articles. Holders of shares of Fleet's currently outstanding preferred stock are not entitled to vote on any of the matters to be considered at the Fleet Meeting. Approval of the Merger Agreement by the requisite vote of the holders of Fleet Common Stock is a condition to, and required for, consummation of the Merger. None of the other matters being considered at the Fleet Meeting must be approved by holders of Fleet Common Stock in order for the Merger to be consummated.

     The affirmative vote of a majority of the shares of Fleet Common Stock represented at the Fleet Meeting and entitled to vote is required to elect Fleet directors and to ratify the selection of independent auditors, as more fully described in the section entitled "AMENDMENT AND RESTATEMENT OF FLEET EXISTING ARTICLES; ELECTION OF FLEET DIRECTORS; RATIFICATION OF FLEET INDEPENDENT AUDITORS" which is included in the Joint Proxy Statement-Prospectus to be delivered to Fleet stockholders only.

     As of the Record Date,           shares of Fleet Common Stock were issued,
outstanding and entitled to vote, of which approximately           shares, or
approximately      %, were held by directors and executive officers of Fleet, its subsidiaries and their respective affiliates. Each such director and officer of Fleet has indicated his or her intention to vote the Fleet Common Stock beneficially owned by him or her for approval of the Merger Agreement and the consummation of the transactions contemplated thereby. As of the Record Date, the banking and trust subsidiaries of Fleet, as fiduciaries, custodians or
agents, held a total of           shares, or      %, of the outstanding shares
of Fleet Common Stock under trust agreements and other instruments and agreements. These entities maintained sole or shared voting power with respect
to           of such shares. In addition, Shawmut's directors and executive
officers as a group beneficially owned      shares, or approximately   %, of the
outstanding shares of Fleet Common Stock, all of which they intend to vote for approval of the Merger and the consummation of the transactions contemplated thereby. As of the Record Date, the banking and trust subsidiaries of Shawmut,
as fiduciaries, custodians or agents, held a total of           shares, or
     %, of the outstanding shares of Fleet Common Stock under trust agreements and other instruments and agreements. These entities maintained sole or shared voting power with respect to of such shares.

     See "MEETING OF FLEET STOCKHOLDERS -- Votes Required to Approve the Merger; Principal Stockholders".

     Shawmut. The affirmative vote of the holders of a majority of the shares of Shawmut Common Stock issued, outstanding and entitled to vote at the Shawmut Meeting will be required to approve the Merger Agreement and the consummation of the transactions contemplated thereby. Holders of shares of Shawmut Preferred are not entitled to vote on any of the matters to be considered at the Shawmut Meeting. Approval of the Merger Agreement by the requisite vote of the holders of Shawmut Common Stock is a condition to, and required for, consummation of the Merger. None of the other matters being considered at the Shawmut Meeting must be approved by holders of Shawmut Common Stock in order for the Merger to be consummated.

     At the Shawmut Meeting, Shawmut directors will be elected by a plurality of the votes of the shares of Shawmut Common Stock represented at the Shawmut Meeting and entitled to vote. The affirmative vote of a majority of the shares of Shawmut Common Stock represented at the Shawmut Meeting and entitled to vote is required to appoint independent accountants. See "ELECTION OF SHAWMUT DIRECTORS; APPOINTMENT OF INDEPENDENT ACCOUNTANTS" included in the Joint Proxy Statement-Prospectus to be delivered to Shawmut stockholders only.

     As of the Record Date,           shares of Shawmut Common Stock were
issued, outstanding and entitled to vote, of which approximately
shares, or approximately      %, were held by directors and executive officers
of Shawmut, its subsidiaries and their respective affiliates. Each such director and officer of Shawmut has indicated his or her intention to vote the Shawmut Common Stock beneficially owned by him or her for approval of the Merger Agreement and the consummation of the transactions contemplated thereby. As of the Record Date, the banking and trust subsidiaries of Shawmut, as fiduciaries,
custodians or agents, held a total of           shares, or      %, of the
outstanding shares of Shawmut Common Stock under trust agreements and other instruments and agreements. These entities maintained sole or shared voting
power with respect to           of such shares. In addition, Fleet, on the one
hand, and Fleet's directors and executive officers as a group, on the other
hand, beneficially owned           and           shares, respectively, or
approximately      % and      %, respectively, of the outstanding shares of
Shawmut Common Stock, all of which they intend to vote for approval of the Merger and the consummation of the transactions contemplated thereby. As of the Record Date, the banking and trust subsidiaries of Fleet, as fiduciaries,
custodians or agents, held a total of           shares, or      %, of the
outstanding shares of Shawmut Common Stock under trust agreements and other instruments and agreements. These entities maintained sole or shared voting
power with respect to           of such shares.

     See "MEETING OF SHAWMUT STOCKHOLDERS -- Votes Required to Approve the Merger; Principal Stockholders".

TERMS OF THE MERGER

     At the Effective Time (as hereinafter defined), Shawmut will be merged with and into Fleet, with Fleet as the surviving corporation in the Merger. In connection with the Merger (i) each then outstanding share of Shawmut Common Stock (other than shares held in Shawmut's treasury or directly or indirectly by Fleet or its subsidiaries or by Shawmut or its subsidiaries (except for in both cases shares held in a fiduciary capacity or in respect of a debt previously contracted)) will be converted into the right to receive 0.8922 shares of Fleet Common Stock, including the associated preferred share purchase rights (the "Common Exchange Ratio"). Shawmut's obligation to consummate the Merger is not conditioned upon Fleet Common Stock continuing to trade at any specified minimum price during any period prior to the Effective Time. Because the Common Exchange Ratio is fixed and because the market price of Fleet Common Stock is subject to fluctuation, the value of the shares of Fleet Common Stock that holders of Shawmut Common Stock will receive in the Merger may increase or decrease prior to and following the Merger. Immediately following the Merger, stockholders of Fleet and Shawmut will own approximately 60% and 40%, respectively, of the then outstanding Fleet Common Stock.

     Further, at the Effective Time, (i) each share of preferred stock with cumulative and adjustable dividends of Shawmut (the "Shawmut Adjustable Preferred"), except for shares of Shawmut Adjustable Preferred as to which appraisal rights are perfected, will be converted into the right to receive one share of preferred stock with cumulative and adjustable dividends of Fleet (the "Fleet Adjustable Preferred"), (ii) each share of 9.30% cumulative preferred stock of Shawmut (the "Shawmut 9.30% Preferred") will be converted into the right to receive one share of 9.30% cumulative preferred stock of Fleet (the "Fleet 9.30% Preferred") and (iii) each share of 9.35% cumulative preferred stock of Shawmut (the "Shawmut 9.35% Preferred", and together with the Shawmut Adjustable Preferred and the Shawmut 9.30% Preferred, collectively, the "Shawmut Preferred", and the Shawmut Common Stock, together with the Shawmut Preferred, collectively, the "Shawmut Capital Stock") will be converted into the right to receive one share of 9.35% cumulative preferred stock of Fleet (the "Fleet 9.35% Preferred", and together with the Fleet Adjustable Preferred and the Fleet 9.30% Preferred, collectively, the "Fleet New Preferred Stock"). Further, the depositary shares, each representing 1/10 of a share of Shawmut 9.30% Preferred (the "Shawmut 9.30% Depositary Shares") and the depositary shares, each representing 1/10 of a share of Shawmut 9.35% Preferred (the "Shawmut 9.35% Depositary Shares" and together with the Shawmut 9.30% Depositary Shares, the "Shawmut Depositary Shares") will be converted respectively into depositary shares, each representing 1/10 of a share of Fleet 9.30% Preferred (the "Fleet 9.30% Depositary Shares") or depositary shares, each representing 1/10 of a share of Fleet 9.35% Preferred (the "Fleet 9.35% Depositary Shares", and together with the Fleet 9.30% Depositary Shares, the "Fleet New Depositary Shares"). The terms of the Fleet New Preferred Stock and the Fleet New Depositary Shares will be substantially the same as the terms of the Shawmut Preferred and the Shawmut Depositary Shares, respectively. See "DESCRIPTION OF FLEET CAPITAL STOCK, FLEET NEW PREFERRED STOCK, FLEET NEW DEPOSITARY SHARES AND FLEET WARRANTS" and "THE MERGER -- Appraisal Rights".

     No fractional shares of Fleet Common Stock will be issued in the Merger. In lieu thereof, each holder of Shawmut Common Stock who otherwise would have been entitled to a fractional share of Fleet Common Stock will receive cash in an amount equal to such fraction multiplied by the average of the closing-sale prices of Fleet Common Stock on the Stock Exchange as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time.

     Each stock option to acquire Shawmut Common Stock granted under the Shawmut Stock Option and Restricted Stock Award Plan and the Shawmut Secondary Stock Option and Restricted Stock Award Plan (collectively, the "Shawmut Stock Plans") which is outstanding and unexercised immediately prior to the Effective Time will be converted automatically at the Effective Time into options to purchase Fleet Common Stock and will continue to be governed by the terms of the Shawmut Stock Plans which will be assumed by Fleet. Each unvested option granted under the Shawmut Stock Plans will, pursuant to the terms of each such plan, automatically vest and become exercisable upon the approval of the Merger Agreement by the holders of Shawmut Common Stock. Under the Shawmut 1989 Nonemployee Directors' Restricted Stock Plan, which provides for annual grants of restricted stock to plan participants in lieu of the annual fees otherwise payable to such participants, all restrictions on outstanding awards will lapse upon the consummation of the Merger. Each warrant granted by Shawmut to purchase shares of Shawmut Common Stock (a "Shawmut Warrant") which is outstanding and unexercised immediately prior to the Effective Time shall be converted automatically at the Effective Time into a warrant to purchase shares of Fleet Common Stock (a "Fleet Warrant"). The number of shares of Fleet Common Stock subject to such options and Shawmut Warrants and the exercise price of such options and Shawmut Warrants will be adjusted as provided in the Merger Agreement to give effect to the Common Exchange Ratio.

     The Merger will become effective on the date and time (the "Effective Time") as set forth in the certificate of merger which will be filed with the Secretary of State of Delaware and the articles of merger which will be filed with the Secretary of State of Rhode Island.

     See "THE MERGER -- Structure of the Merger", "-- Conversion of Shawmut Capital Stock; Treatment of Shawmut Stock Options and Shawmut Warrants",
"-- Exchange of Certificates; Fractional Shares", and "-- Effective Time" and "INTERESTS OF CERTAIN PERSONS IN THE MERGER -- Interests of Shawmut Directors and Executive Officers".

RECOMMENDATION OF THE BOARDS OF DIRECTORS AND REASONS FOR THE MERGER

     THE BOARD OF DIRECTORS OF EACH OF FLEET AND SHAWMUT HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND EACH UNANIMOUSLY RECOMMENDS APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, BY ITS RESPECTIVE STOCKHOLDERS.

     The Fleet Board and the Shawmut Board believe that the terms of the Merger Agreement are fair and in the best interests of Fleet and its stockholders and Shawmut and its stockholders, respectively. The terms of the Merger Agreement were reached on the basis of arms' length negotiations between Fleet and Shawmut. In the course of reaching their respective decisions to approve the Merger Agreement, the Fleet Board and the Shawmut Board consulted with their respective legal advisors regarding the legal terms of the Merger Agreement and the Fleet Board's and the Shawmut Board's obligations in consideration thereof, and with their respective financial advisors, Salomon Brothers Inc ("Salomon") and Morgan Stanley & Co., Incorporated ("Morgan Stanley"), regarding the financial terms of the Merger Agreement and the fairness to the holders of Fleet Common Stock and the holders of Shawmut Common Stock (other than Fleet and its affiliates), respectively, from a financial point of view, of the Common Exchange Ratio.

     See "THE MERGER -- Background of the Merger", "-- Reasons for the Merger -- Recommendation of the Fleet Board and Reasons for the Merger" and "-- Recommendation of the Shawmut Board and Reasons for the Merger" and "-- Fairness Opinions of Financial Advisors".

FAIRNESS OPINIONS OF FINANCIAL ADVISORS

     Salomon, Fleet's financial advisor, has rendered its oral opinion as of February 20, 1995, and its written opinion as of the date of this Joint Proxy Statement-Prospectus, to the Fleet Board that the Common Exchange Ratio was fair, from a financial point of view, to the holders of Fleet Common Stock.

     Morgan Stanley, Shawmut's financial advisor, has rendered its written opinions, as of February 20, 1995, and as of the date of this Joint Proxy Statement-Prospectus, to the Shawmut Board that, as of the date of such opinions, the Common Exchange Ratio was fair, from a financial point of view, to the holders of Shawmut Common Stock (other than Fleet and its affiliates).

     The opinions of the financial advisors which are attached hereto as Exhibits D and E, should be read in their entirety with respect to the assumptions made, matters considered and limits of the reviews undertaken by Salomon and Morgan Stanley in rendering their respective opinions. Fleet and Shawmut have agreed to pay fees to Salomon and Morgan Stanley, respectively, a portion of which are contingent upon consummation of the Merger. See "THE MERGER -- Fairness Opinions of Financial Advisors" for a further description of the opinions of Salomon and Morgan Stanley and of the fees payable to Salomon and Morgan Stanley by Fleet and Shawmut, respectively.

     See "THE MERGER -- Background of the Merger", "-- Reasons for the
Merger -- Recommendation of the Fleet Board and Reasons for the Merger",
"-- Reasons for the Merger -- Recommendation of the Shawmut Board and Reasons for the Merger", "-- Fairness Opinions of Financial Advisors" and Exhibits D and E to this Joint Proxy Statement-Prospectus.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     Consummation of the Merger is subject to certain conditions, including the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the shares of Fleet Common Stock and Shawmut Common Stock issued, outstanding and entitled to vote thereon; the effectiveness of the Registration Statement of which this Joint Proxy Statement-Prospectus forms a part; approval of the Merger by certain federal and state regulatory authorities; receipt by Fleet and Shawmut of opinions of counsel as to the tax-free nature of the Merger for Federal income tax purposes (except for cash in lieu of fractional shares and cash received by holders of Shawmut Adjustable Preferred ("Dissenting Preferred Shares") who perfect appraisal rights); receipt by Fleet and Shawmut of a letter from KPMG Peat Marwick LLP that the Merger will qualify for "pooling of interests" accounting treatment; the listing, subject to notice of issuance, on the Stock Exchange of the Fleet Common Stock to be issued in the Merger; and certain other customary closing conditions. There can be no assurance as to when and if such conditions will be satisfied (or, where permissible, waived) or that the Merger will be consummated.

     See "THE MERGER -- Conditions to the Consummation of the Merger" and "-- Regulatory Approvals Required for the Merger".

BOARD OF DIRECTORS, MANAGEMENT AND OPERATIONS OF FLEET FOLLOWING THE MERGER

     From and after the Effective Time, the Fleet Board will consist of 20 persons, divided into three classes of directors. Mr. Terrence Murray, the current Chairman of the Board, President and Chief Executive Officer of Fleet, and Mr. Joel B. Alvord, the current Chairman of the Board and Chief Executive Officer of Shawmut, will each be a director of Fleet and, with the approval of the respective Boards of Directors of Fleet and Shawmut, will each designate an additional eleven and seven individuals, respectively, to be members of the Fleet Board following the Merger. As of the date of this Joint Proxy Statement-Prospectus, such directors have not been designated by Messrs. Murray and Alvord and their respective Boards of Directors. The directors selected by Fleet and Shawmut will be divided as equally as practicable among the three classes of directors and will serve on the various committees established by the Fleet Board in proportion to the aggregate representation of such directors. In addition, the Fleet Board will establish, promptly following the Effective Time, and maintain for a period of 18 months thereafter, an integration committee, comprised of Messrs. Murray and Alvord, two additional representatives of Fleet and two additional representatives of Shawmut, to oversee the integration of the operations of Fleet, Shawmut and their respective subsidiaries.

     The executive officers of Fleet after the Merger will be comprised of certain members of Fleet's current senior management and certain members of Shawmut's current senior management. Mr. Murray will be the Chief Executive Officer and President of Fleet following the Merger and Mr. Alvord will be the Chairman of Fleet following the Merger. In addition, the persons listed under "BOARD OF DIRECTORS, MANAGEMENT AND OPERATIONS OF FLEET FOLLOWING THE
MERGER -- Management" will be executive officers of Fleet following the Merger. Except for such persons, it has not yet been determined which members of Fleet's or Shawmut's senior management will become executive officers of Fleet following the Merger or what such persons' titles or functions will be. From time to time prior to consummation of the Merger, decisions may be made with respect to the management and operations of Fleet following the Merger, including the selection of executive officers of Fleet.

     Following the Merger, Fleet intends to combine the operations of and, subject to required regulatory approvals, to merge certain of the subsidiary banks of Fleet and Shawmut and to consolidate the operations of certain other Fleet and Shawmut subsidiaries which provide similar services. The receipt of such required regulatory approvals is not a condition to, or required for, consummation of the Merger. As of the date of this Joint Proxy Statement-Prospectus, no final determination with respect to such matters had been made.

     See "BOARD OF DIRECTORS, MANAGEMENT AND OPERATIONS OF FLEET FOLLOWING THE MERGER" and "INTERESTS OF CERTAIN PERSONS IN THE MERGER".

REGULATORY APPROVALS

     The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") pursuant to Sections 3 and 4 of the Bank Holding Company Act of 1956, as amended ("BHCA"), the Office of the Thrift Supervision ("OTS") pursuant to Section 10 of the Home Owners' Loan Act, as amended ("HOLA") and by various state regulators.

     Assuming Federal Reserve Board and other required regulatory approvals for the Merger are obtained, the Merger may not be consummated for 30 days after such approvals (or 15 days in certain circumstances described more fully under "THE MERGER -- Regulatory Approvals"), during which time the United States Department of Justice may challenge the Merger on antitrust grounds and seek the divestiture of assets and liabilities. Fleet and Shawmut intend to file applications with the appropriate federal and state regulators with respect to the Merger as soon as practicable following the date of this Joint Proxy Statement-Prospectus. The Merger will not proceed until all regulatory approvals required to consummate the Merger have been obtained, such approvals are in full force and effect and all statutory waiting periods in respect thereof have expired. There can be no assurance that the Merger will be approved by the appropriate federal and state regulators of whom approval is required. If such approvals are received, there can be no assurance as to the date of such approvals or the absence of any litigation challenging such approvals.

     See "THE MERGER -- Regulatory Approvals Required for the Merger".

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CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Each party's obligation to effect the Merger is conditioned on delivery of an opinion, in the case of Fleet, from Wachtell, Lipton, Rosen & Katz, special counsel to Fleet, and, in the case of Shawmut, from Skadden, Arps, Slate, Meagher & Flom, special counsel to Shawmut, each dated as of the Effective Time, based upon certain customary representations and assumptions set forth therein, substantially to the effect that for federal income tax purposes the Merger constitutes a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     Based on such opinions, the material federal income tax results of the Merger will be as follows: (i) no gain or loss will be recognized by Fleet or by Shawmut as a result of the Merger; (ii) no gain or loss will be recognized by the stockholders of Shawmut who exchange their Shawmut Capital Stock for Fleet Common Stock or Fleet New Preferred Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Fleet Common Stock or cash received with respect to Dissenting Preferred Shares); and (iii) the tax basis of the Fleet Common Stock or Fleet New Preferred Stock received by stockholders who exchange all of their Shawmut Capital Stock solely for Fleet Common Stock or Fleet New Preferred Stock in the Merger will be the same as the tax basis of the Shawmut Capital Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

     Each holder of Dissenting Preferred Shares who receives cash instead of Fleet Adjustable Preferred will recognize gain or loss equal to the difference between the cash proceeds and the holder's tax basis in the Dissenting Preferred Shares. Such gain or loss will constitute capital gain or loss if such stockholder's Dissenting Preferred Shares are held as capital assets at the Effective Time.

     Each stockholder should consult his or her own tax advisors as to the tax consequences of the Merger to him or her under federal, state, local or any other applicable law.

     See "THE MERGER -- Certain Federal Income Tax Consequences".

ACCOUNTING TREATMENT

     The Merger is intended to be accounted for as a pooling of interests under generally accepted accounting principles. It is a condition to consummation of the Merger that Fleet and Shawmut receive an opinion from KPMG Peat Marwick LLP that the Merger will be accounted for as a pooling of interests. See "THE MERGER -- Accounting Treatment".

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the Effective Time (i) by the mutual consent of Fleet and Shawmut by a majority vote of the members of each company's entire Board of Directors; (ii) by either Fleet or Shawmut if any governmental entity which must grant a regulatory approval has denied approval of the Merger and such denial has become final and non-appealable or any governmental entity of competent jurisdiction has issued a final, non-appealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by the Merger Agreement; (iii) except if the party seeking termination is in breach of the Merger Agreement, by either Fleet or Shawmut, (a) if the Effective Time has not occurred by February 20, 1996 or (b) if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement which is not timely cured; or (iv) by either Fleet or Shawmut if the requisite stockholder approvals of either party have not been obtained.

     See "THE MERGER -- Termination of the Merger Agreement" and "-- Fleet and Shawmut Stock Option Agreements".

WAIVER AND AMENDMENT

     Prior to the Effective Time, Fleet and Shawmut, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts required of the other party contained in the Merger Agreement; (ii) waive any
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                                       15

- --------------------------------------------------------------------------------

inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or (iii) waive compliance by the other party of any of its agreements or conditions contained in the Merger Agreement, except that after Shawmut stockholder approval, no extension or waiver shall reduce the amount or change the form of consideration to be delivered to Shawmut's stockholders under the Merger Agreement without further approval of Shawmut's stockholders.

     Subject to compliance with applicable law, the Merger Agreement may be amended by Fleet and Shawmut by action taken or authorized by their respective Boards of Directors at any time, except that after Shawmut stockholder approval, no amendment shall reduce the amount or change the form of the consideration to be delivered to Shawmut's stockholders other than as contemplated by the Merger Agreement. In addition, Delaware law prohibits any change in any of the terms and conditions of the Merger Agreement subsequent to Shawmut stockholder approval if such change or alteration would, among other things, adversely affect any holder of Shawmut Common Stock.

     See "THE MERGER -- Waiver and Amendment of the Merger Agreement".

FLEET AND SHAWMUT STOCK OPTION AGREEMENTS

     As an inducement to Shawmut to enter into the Merger Agreement, Fleet and Shawmut entered into the Fleet Stock Option Agreement, dated February 20, 1995 (the "Fleet Stock Option Agreement"), pursuant to which Fleet granted Shawmut an option to purchase from Fleet 28,171,050 shares of Fleet Common Stock (subject to adjustment, but in no event to exceed 19.9% of the then outstanding Fleet Common Stock), at a price of $33.625 per share (the "Fleet Option"). Shawmut may exercise the Fleet Option only upon the occurrence of certain events (none of which has occurred as of the date hereof). At the request of the holder of the Fleet Option, under certain circumstances, Fleet will repurchase for a formula price the Fleet Option and any shares of Fleet Common Stock purchased upon the exercise of the Fleet Option and beneficially owned by such holder at that time.

     As an inducement to Fleet to enter into the Merger Agreement, Shawmut and Fleet entered into the Shawmut Stock Option Agreement, dated February 20, 1995 (the "Shawmut Stock Option Agreement", and together with the Fleet Stock Option Agreement, the "Option Agreements"), pursuant to which Shawmut granted Fleet an option to purchase from Shawmut 24,195,625 shares of Shawmut Common Stock (subject to adjustment, but in no event to exceed 19.9% of the then outstanding Shawmut Common Stock), at a price of $24.50 per share (the "Shawmut Option"). Fleet may exercise the Shawmut Option only upon the occurrence of certain events (none of which has occurred as of the date hereof). At the request of the holder of the Shawmut Option, under certain circumstances, Shawmut will repurchase for a formula price the Shawmut Option and any shares of Shawmut Common Stock purchased upon the exercise of the Shawmut Option and beneficially owned by such holder at that time.

     The Option Agreements are intended to increase the likelihood that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. Consequently, certain aspects of the Option Agreements may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in Fleet or Shawmut from considering or proposing such an acquisition, even if, in the case of Shawmut, such persons were prepared to offer to pay consideration to Shawmut's stockholders which had a higher current market price than the shares of Fleet Common Stock to be received for each share of Shawmut Common Stock pursuant to the Merger Agreement.

     See "THE MERGER -- Fleet and Shawmut Stock Option Agreements" and Exhibits B and C to this Joint Proxy Statement-Prospectus.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Fleet's management and the Fleet Board, and Shawmut's management and the Shawmut Board, respectively, may be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of Fleet or Shawmut, as the case may be, generally. Certain executive officers

- --------------------------------------------------------------------------------
and directors of each of Fleet and Shawmut will be executive officers and directors of Fleet following the Merger. Fleet also has agreed to take certain actions regarding the existing employment and severance arrangements of certain officers of Shawmut and to indemnify, and maintain directors and officers insurance covering, the Shawmut directors and officers following the Merger and has entered into certain employment and severance agreements with Messrs. Alvord and Overstrom, the Chairman of the Board and Chief Executive Officer and the President and Chief Operating Officer, respectively, of Shawmut. Finally, certain restrictions on certain benefits payable to the directors and executive officers of Shawmut will lapse, and such benefits will vest, in connection with the Merger.

     The Fleet Board and the Shawmut Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

     See "INTERESTS OF CERTAIN PERSONS IN THE MERGER" and "BOARD OF DIRECTORS, MANAGEMENT AND OPERATIONS OF FLEET FOLLOWING THE MERGER".

APPRAISAL RIGHTS

     Holders of Shawmut Adjustable Preferred who comply with the requirements of
Section 262 of the Delaware General Corporation Law will be entitled to appraisal rights in connection with the Merger. A copy of Section 262 is attached to this Joint Proxy Statement-Prospectus as Exhibit F. Holders of Shawmut Common Stock, Shawmut 9.30% Preferred, Shawmut 9.35% Preferred and the Shawmut Depositary Shares do not have any appraisal rights under Delaware law in connection with the Merger.

     See "THE MERGER -- Appraisal Rights" and Exhibit F to this Joint Proxy Statement-Prospectus.

CERTAIN DIFFERENCES IN THE RIGHTS OF STOCKHOLDERS

     The rights of stockholders of Shawmut are currently governed by the Delaware General Corporation Law, the Shawmut Amended and Restated Certificate of Incorporation and Shawmut's by-laws. Upon consummation of the Merger, Shawmut stockholders who receive Fleet capital stock in the Merger will become stockholders of Fleet, and their rights will be governed by the Rhode Island Business Corporation Act, the Fleet Existing Articles (or the Fleet New Articles, if adopted) and Fleet's by-laws.

     See "COMPARISON OF STOCKHOLDERS' RIGHTS".

COMPARATIVE STOCK PRICES AND DIVIDENDS; PRO FORMA EQUIVALENT MARKET VALUE PER SHARE

     Common Stock. The shares of Fleet Common Stock and Shawmut Common Stock are each listed and traded on the Stock Exchange under the symbols "FLT" and "SNC", respectively. The table below sets forth the high and low sales prices for Fleet Common Stock and Shawmut Common Stock as reported on the Stock Exchange, and the cash dividends declared, for the periods indicated, as well as certain pro forma data per share of Shawmut Common Stock, assuming consummation of the Merger.

                                                                                                        SHAWMUT
                                             FLEET                             SHAWMUT                 PRO FORMA
                                -------------------------------    -------------------------------     EQUIVALENT
                                 HIGH        LOW      DIVIDENDS     HIGH        LOW      DIVIDENDS    DIVIDENDS(1)
                                -------    -------    ---------    -------    -------    ---------    ------------
1991.........................   $26.250    $ 9.625     $ 0.800     $10.875    $ 2.875          --        $ 0.71
1992.........................    33.875     24.250       0.825      19.500      8.875          --          0.74
1993.........................    37.875     28.250       1.025      26.375     17.875     $ 0.500          0.91
1994.........................    41.375     29.875       1.400      25.750     16.375       0.820          1.25
1995 (through May 3, 1995)...                            0.800                              0.360          0.36

- ---------------
(1) Represents dividends declared for Fleet Common Stock multiplied by the Common Exchange Ratio.

     The following table sets forth the closing sales price of Fleet Common Stock and Shawmut Common Stock and the equivalent per share price of Shawmut Common Stock giving effect to the Merger on January 24, 1995, February 17, 1995 (the last business day prior to the public announcement of the proposed

- --------------------------------------------------------------------------------

Merger) and May 3, 1995 (the latest practicable trading day before the printing of this Joint Proxy Statement-Prospectus). Subsequent to January 24, 1995, a run-up in the market price for the Shawmut Common Stock occurred. Morgan Stanley believes that such increase was attributable to merger speculation concerning a potential sale of Shawmut. See "THE MERGER -- Fairness Opinions of Financial Advisors -- Shawmut."

                                                  CLOSING SALES PRICE
                                              ---------------------------    PRO FORMA
                                                 FLEET         SHAWMUT       EQUIVALENT
                                              COMMON STOCK   COMMON STOCK   PER SHARE(1)
                                              ------------   ------------   ------------
Market value per share:
  January 24, 1995..........................    $ 31.250       $ 18.000        $27.88
  February 17, 1995.........................      33.625         20.625         30.00
  May 3, 1995...............................

- ---------------
(1) Equivalent market value per share of Shawmut Common Stock represents the closing sales price of Fleet Common Stock on the Stock Exchange, as reported in The Wall Street Journal, on each specified date, multiplied by 0.8922.

     Stockholders are advised to obtain current market quotations for Fleet Common Stock and Shawmut Common Stock. No assurance can be given as to the market price of Fleet Common Stock or Shawmut Common Stock at the Effective Time of the Merger, or the Fleet Common Stock after the Effective Time of the Merger. Because the Common Exchange Ratio is fixed and because the market price of the Fleet Common Stock is subject to fluctuation, the value of the shares of Fleet Common Stock that holders of Shawmut Common Stock will receive in the Merger may increase or decrease prior to and following the Merger.

     Shawmut Depositary Shares and Shawmut Warrants. The Shawmut Depositary Shares and Shawmut Warrants are each listed for trading on the Stock Exchange. The following table sets forth the high and low sales prices per share of such shares and warrants as reported on the Stock Exchange on February 17, 1995, the trading day immediately preceding the public announcement of the proposed Merger, and on May 3, 1995, the latest practicable trading day before the printing of this Joint Proxy Statement-Prospectus.

                                                SHAWMUT 9.30%      SHAWMUT 9.35%
                                                  DEPOSITARY         DEPOSITARY          SHAWMUT
                                                    SHARES             SHARES           WARRANTS
                                               ----------------   ----------------   ---------------
                                                HIGH      LOW      HIGH      LOW      HIGH     LOW
                                               -------   ------   ------   -------   ------   ------
February 17, 1995............................  $26.125   $26.00   $25.50   $25.375   $3.875   $3.750
May 3, 1995..................................

     Stockholders are advised to obtain current market quotations for Shawmut 9.30% Depositary Shares, Shawmut 9.35% Depositary Shares and Shawmut Warrants. No assurance can be given as to the market price of Fleet 9.30% Depositary Shares, Fleet 9.35% Depositary Shares or Fleet Warrants at or after the Effective Time of the Merger.

     See "THE MERGER -- Conversion of Shawmut Common Stock; Treatment of Shawmut Stock Options and Shawmut Warrants" and "COMPARATIVE COMMON STOCK PRICES AND DIVIDENDS".

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA

     The unaudited information set forth on the following page reflects certain comparative per common share data related to income per share, cash dividends declared per share and book value per share (i) on a historical basis for Fleet and Shawmut; (ii) on a pro forma combined basis per share of Fleet Common Stock assuming consummation of the merger (the "NBB Merger") of NBB Bancorp, Inc. ("NBB") into Fleet and the issuance of 6,165,912 shares of Fleet Common Stock in connection therewith, the consummation of Fleet's repurchase (the "FMG Repurchase") of the publicly-held shares of Fleet's majority-owned subsidiary, Fleet Mortgage Group, Inc. ("FMG") and the consummation of the merger ("the Plaza Merger") of a wholly-owned subsidiary of Fleet National Bank ("Fleet-RI") into Plaza Home Mortgage Corporation ("Plaza"); (iii) on a pro forma combined basis per share of Shawmut Common Stock assuming consummation of the pending merger (the "Northeast Merger") of Northeast Federal Corp. ("Northeast") into Shawmut and the issuance of 6,572,060 shares of Shawmut Common Stock in connection therewith (assuming that the exchange ratio in connection with such transaction is 0.415 which is based on the closing sales price for Shawmut Common Stock on the Stock Exchange on May 3, 1995, the latest practicable trading day before the printing of this Joint Proxy Statement-Prospectus) and the acquisition (the "Barclays Acquisition") of substantially all of the assets and assumption of certain liabilities of the Business Finance Division of Barclays Business Credit, Inc. ("Barclays") by Shawmut; (iv) on a pro forma combined basis per share of Fleet Common Stock assuming consummation of the Merger, the NBB Merger, the Plaza Merger, the FMG Repurchase, the Northeast Merger and the Barclays Acquisition; and (v) on an equivalent pro forma combined basis per share of Shawmut Common Stock assuming consummation of the Merger, the NBB Merger, the Plaza Merger, the FMG Repurchase, the Northeast Merger and the Barclays Acquisition. The pro forma per share data for the years ended December 31, 1993 and 1992 assume consummation of the Merger but do not take into account the affect of the Northeast Merger, the NBB Merger, the Plaza Merger, the Barclays Acquisition and the FMG Repurchase since such transactions were or will be accounted for under the purchase method of accounting. The NBB Merger was consummated on January 27, 1995, the Barclays Acquisition was consummated on January 31, 1995, and the Plaza Merger was consummated on March 3, 1995. It is anticipated that the Merger will be consummated in the fourth quarter of 1995 and the Northeast Merger and the FMG Repurchase will be consummated in the second quarter of 1995.

     The information shown below should be read in conjunction with the consolidated historical financial statements of Fleet and Shawmut, including the respective notes thereto, which are incorporated by reference in this Joint Proxy Statement-Prospectus and the unaudited pro forma condensed combined financial information, including the notes thereto, which appear elsewhere in this Joint Proxy Statement-Prospectus. The pro forma data is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations which would have been realized had the acquisitions been consummated during the periods or as of the dates for which the pro forma data is presented.

     See "INFORMATION INCORPORATED BY REFERENCE", "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS" AND "NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS".

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                                                                              YEAR ENDED DECEMBER 31,
                                                                          -------------------------------
                                                                           1994        1993        1992
                                                                          -------     -------     -------

FLEET COMMON STOCK:
Income per share from continuing operations:
    Primary:
         Historical...................................................    $  3.75     $ 3.01     $  1.78
         Fleet Pro Forma(1)...........................................       3.36        N/A         N/A
         Fleet/Shawmut Pro Forma(2)...................................       2.93       2.86        1.35
    Fully Diluted:
         Historical...................................................       3.75       3.01        1.77
         Fleet Pro Forma(1)...........................................       3.36        N/A         N/A
         Fleet/Shawmut Pro Forma(2)...................................       2.93       2.86        1.34
Cash dividends declared per share:
         Historical...................................................       1.40       1.025       0.825
         Fleet Pro Forma(3)...........................................       1.40        N/A         N/A
         Fleet/Shawmut Pro Forma(3)...................................       1.40       1.025       0.825
Book Value per share at period end:
         Historical...................................................      22.23
         Fleet Pro Forma(1)...........................................      22.78
         Fleet/Shawmut Pro Forma(2)...................................      20.25
SHAWMUT COMMON STOCK:
Income before extraordinary credit and accounting changes:
    Primary:
         Historical...................................................    $  1.87     $ 2.35     $  0.60
         Shawmut Pro Forma(4).........................................       1.93        N/A         N/A
         Fleet/Shawmut Pro Forma Equivalent(5)........................       2.61       2.55        1.20
    Fully Diluted:
         Historical...................................................       1.87       2.35        0.60
         Shawmut Pro Forma(4).........................................       1.93        N/A         N/A
         Fleet/Shawmut Pro Forma Equivalent(5)........................       2.61       2.55        1.19
Cash dividends declared per share:
         Historical...................................................       0.82       0.50          --
         Shawmut Pro Forma(3).........................................       0.82        N/A         N/A
         Fleet/Shawmut Pro Forma Equivalent(3)........................       1.25       0.91        0.74
Book value per share at period end:
         Historical...................................................      16.72
         Shawmut Pro Forma(4).........................................      17.15
         Fleet/Shawmut Pro Forma Equivalent(5)........................      18.06

- ---------------
(1) Fleet Pro Forma shares reflect Fleet's historical common shares outstanding and Fleet's historical primary and fully diluted equivalent shares, both adjusted for the issuance of 6,165,912 shares of Fleet Common Stock in connection with the NBB Merger.

(2) Fleet/Shawmut Pro Forma shares reflect Fleet's historical common shares outstanding and Fleet's historical primary and fully diluted equivalent shares adjusted for the issuance of 6,165,912 shares of Fleet Common Stock in connection with the NBB Merger and the exchange of 108,429,899 shares of Fleet Common Stock in connection with the Merger at a Common Exchange Ratio of 0.8922 shares of Fleet Common Stock for each share of Shawmut Common Stock (which includes the issuance of 6,572,060 shares of Shawmut Common Stock issued in connection with the Northeast Merger and excludes the 5,811,900 shares of Shawmut Common Stock owned by Fleet which are assumed to be retired for combining purposes).

(3) The Fleet Pro Forma dividends per share amounts and the Shawmut Pro Forma dividends per share amounts represent Fleet's and Shawmut's respective historical dividends per share. The Fleet/Shawmut Pro Forma dividends per share represent Fleet's historical dividends per share and the Fleet/Shawmut Pro Forma Equivalent dividends per share represent Fleet's historical dividends per share multiplied by the Common Exchange Ratio of 0.8922.

(4) Shawmut Pro Forma shares reflect Shawmut's historical common shares outstanding and Shawmut's historical primary and fully diluted equivalent shares, both adjusted for the issuance of 6,572,060 shares of Shawmut Common Stock in connection with the Northeast Merger.

(5) Fleet/Shawmut Pro Forma Equivalent share amounts are calculated by multiplying the Fleet/Shawmut Pro Forma per share amounts by the Common Exchange Ratio of 0.8922.

- --------------------------------------------------------------------------------

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following tables set forth certain unaudited historical consolidated financial data for each of Fleet and Shawmut. This data is based on the respective consolidated financial statements of Fleet and Shawmut, including the respective notes thereto, which are incorporated by reference in this Joint Proxy Statement-Prospectus and should be read in conjunction therewith. See "INFORMATION INCORPORATED BY REFERENCE". Certain amounts in prior periods have been reclassified to conform to current-year presentation.


                      SELECTED CONSOLIDATED FINANCIAL DATA

                          FLEET FINANCIAL GROUP, INC.

                                  (HISTORICAL)


                                                                        YEAR ENDED DECEMBER 31,
                                                -----------------------------------------------------------------------
                                                   1994            1993           1992         1991(1)          1990
                                                -----------     ----------     ----------     ----------     ----------
                                                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Consolidated Summary of Operations:
  Interest income.............................       $3,272          $3,212         $3,416         $3,329         $3,279
  Interest expense............................        1,290           1,161          1,463          1,930          2,126
  Net interest income.........................        1,982           2,051          1,953          1,399          1,153
  Provision for credit losses.................           62             271            486            509            762
  Net interest income after provision for
    credit losses.............................        1,920           1,780          1,467            890            391
  Noninterest income.........................         1,173           1,465          1,368          1,082            735
  Noninterest expense.........................        2,070           2,424          2,318          1,819          1,289
  Income (loss) before income taxes...........        1,023             821            517            153           (163)
  Income tax expense (benefit)................          398             327            228             55            (89)
  Net income (loss) before minority
    interest..................................          625             494            289             98            (74)
  Minority interest in FMG (after-tax)(2).....           12               6              9             --             --
                                                      -----           -----          -----          -----          -----
  Net income (loss)...........................         $613            $488           $280            $98           $(74)
                                                      =====           =====          =====          =====          =====
Earnings (loss) per common share:
  Primary.....................................        $3.75           $3.01          $1.78           $.67          $(.75)
  Fully diluted...............................         3.75            3.01           1.77            .67           (.75)
  Weighted average primary shares
    outstanding...............................  159,483,021     154,666,307    141,469,658    124,966,226    109,415,386
  Weighted average fully diluted shares
    outstanding...............................  159,483,021     154,899,995    142,778,665    127,092,029    111,259,336
  Book value per common share.................       $22.23          $22.84         $19.50         $18.15         $17.65
  Cash dividends declared per common share....         1.40           1.025          . 825            .80           1.25
  Common dividend payout ratio(3).............         31.3%           28.7%          36.1%          96.7%            --
Ratio of Earnings to Fixed Charges:
  Excluding interest on deposits..............         2.80x           2.81x          2.22x          1.32x            --(4)
  Including interest on deposits..............         1.76            1.68           1.34           1.08             --(4)
Ratio of Earnings to Fixed Charges and
  Dividends on Preferred Stock:
  Excluding interest on deposits..............         2.73            2.67           2.09           1.31             --(5)
  Including interest on deposits..............         1.75            1.66           1.33           1.08             --(5)

Consolidated Balance Sheet --
  Average Balances:
  Total assets................................      $48,386         $45,966        $45,166        $38,839        $34,363
  Securities held to maturity(6)..............          865           2,496            650          6,787          7,127
  Securities available for sale(6)............       14,573          10,442         11,059          1,376             --
  Loans and leases, net of unearned income....       26,637          26,144         26,615         23,995         21,027
  Interest-bearing deposits...................       25,645          25,173         26,551         24,248         18,607
  Short-term borrowings.......................        7,645           5,971          4,753          3,284          6,366
  Long-term debt/subordinated notes and
    debentures................................        3,392           3,718          3,127          3,020          2,544
  Dual Convertible Preferred
    Stock(7)..................................           --              --            283            134             --
  Stockholders' equity........................        3,583           3,453          2,611          2,269          2,197

                                                                        YEAR ENDED DECEMBER 31,
                                                -----------------------------------------------------------------------
                                                   1994            1993           1992         1991(1)          1990
                                                -----------     ----------     ----------     ----------     ----------
                                                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Consolidated Ratios:
  Net interest margin (fully taxable
    equivalent)...............................         4.64%          5.02%          4.80%          4.09%          3.92%
  Return (loss) on average assets.............         1.27           1.06            .62            .25           (.21)
  Return (loss) on average common
    stockholders' equity......................        18.77(8)       16.07          11.01           4.02          (3.93)
  Return (loss) on average stockholders'
    equity....................................        17.11(8)       14.14          10.72           4.31          (3.35)
  Average stockholders' equity to average
    assets....................................         7.40(8)(9)     7.51(9)        5.78(9)        5.84(9)        6.39
  Tier 1 risk-based capital ratio.............        10.08          11.76          10.44           9.77           7.58
  Total risk-based capital ratio..............        14.21          16.62          15.38          13.79          11.19
  Period-end reserve for credit losses to
    period-end loans and leases, net of
    unearned income...........................         3.46           3.80           3.86           3.81           3.42
  Net charge-offs to average loans and leases,
    net of unearned income....................          .39           1.11           2.05           1.65           1.92
  Period-end nonperforming assets to
    period-end loans and leases, net of
    unearned income, and other real estate
    owned.....................................         1.88           2.27           3.68           5.89           6.64

- ---------------

 (1) Data for the year ended December 31, 1991 includes results of the banks acquired in the Bank of New England acquisition from July 14, 1991.

 (2) For the year ended December 31, 1992, the minority interest deduction for FMG totalled approximately 19% of FMG's earnings from the date of the initial public offering (August 7, 1992) to the end of the period.

 (3) The common dividend payout ratio is equal to the ratio of aggregate common dividends declared during the indicated period to the consolidated net income of Fleet during such period. For the year ended December 31, 1990, common dividends aggregated $137 million and the net loss was $74 million.

 (4) Fixed charges exceeded earnings by $164 million (excluding interest on deposits) and by $164 million (including interest on deposits) for the year ended December 31, 1990.

 (5) The sum of fixed charges and dividends exceeded earnings by $164 million (excluding interest on deposits) and by $164 million (including interest on deposits) for the year ended December 31, 1990.

 (6) For a discussion of Fleet's reclassification in 1992 of its "securities held to maturity" to "securities available for sale", see Fleet's Current Report on Form 8-K dated October 21, 1992. Effective January 1, 1994, Fleet adopted FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The standard requires that securities available for sale be reported at fair value, with unrealized gains or losses reflected as a separate component of stockholders' equity. In connection with the adoption of FASB Statement No. 115, Fleet transferred securities netting to $767 million from the held to maturity portfolio to the available for sale portfolio.

 (7) Fleet's Dual Convertible Preferred Stock was issued in 1991 and reclassified to stockholders' equity as of December 31, 1992.

 (8) Fleet's return on average common stockholders' equity, return on average stockholders' equity and average stockholders' equity to average assets ratios include the average unrealized gains and losses on securities available for sale. Excluding the impact of FASB Statement No. 115, Fleet's return on average common stockholders' equity and return on average stockholders' equity would have been 18.11% and 16.57%, respectively, for the year ended December 31, 1994.

 (9) Excludes $283 million of Fleet's Dual Convertible Preferred Stock at December 31, 1992 and December 31, 1991 and includes $283 million of Fleet's Dual Convertible Preferred Stock at December 31, 1994 and December 31, 1993. Including the $283 million of Dual Convertible Preferred Stock, this ratio would be 6.41% and 6.19% at December 31, 1992 and December 31, 1991, respectively.

                       SELECTED CONSOLIDATED FINANCIAL DATA(1)

                            SHAWMUT NATIONAL CORPORATION

                                    (HISTORICAL)

     The following table sets forth certain unaudited historical consolidated financial data of Shawmut. The table is based on and should be read in conjunction with Shawmut's historical financial statements and notes thereto incorporated by reference in this Joint Proxy Statement-Prospectus. See
"INFORMATION INCORPORATED BY REFERENCE." Certain amounts in prior periods have been reclassified to conform to current-year presentation.


                                                                           YEAR ENDED DECEMBER 31,
                                                  -------------------------------------------------------------------------
                                                    1994(1)          1993            1992            1991           1990
                                                  -----------     -----------     -----------     ----------     ----------
                                                                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Consolidated Summary of Operations:
  Interest and dividend income..................  $     1,938     $     1,827     $     1,856     $    2,028     $    2,475
  Interest expense..............................          870             755             874          1,212          1,657
  Net interest income...........................        1,068           1,072             982            816            818
  Provision for credit losses...................            3              56             242            486            474
  Net interest income after provision for credit
    losses......................................        1,065           1,016             740            330            344
  Noninterest income............................          378             411             523            545            473
  Noninterest expense(2)........................        1,072           1,137           1,154          1,044            973
  Income (loss) before income taxes,
    extraordinary credit and cumulative effect
    of accounting changes.......................          371             290             109           (169)          (156)
  Income tax expense............................          134               7              41              4             --
  Income (loss) before extraordinary credit and
    cumulative effect of accounting changes.....          237             283              68           (173)          (156)
  Extraordinary credit..........................           --              --              18             --             --
  Cumulative effect of changes in methods of
    accounting..................................           --              46              --             --             --
                                                  -----------     -----------     -----------     ----------     ----------
  Net income (loss).............................  $       237     $       329     $        86     $     (173)    $     (156)
                                                   ==========      ==========      ==========      =========      =========
  Net income (loss) applicable to common
    shares......................................  $       222     $       314     $        81     $     (176)    $     (159)
                                                   ==========      ==========      ==========      =========      =========
Earnings (loss) per common share:
  Income (loss) before extraordinary credit and
    cumulative effect of accounting changes.....  $      1.87     $      2.35     $       .60     $    (2.04)    $    (1.89)
  Net income (loss).............................         1.87            2.75             .78          (2.04)         (1.89)
  Weighted average shares outstanding...........  118,977,173     113,908,148     104,379,621     85,857,688     84,116,028
  Book value per common share...................        16.72           16.25           13.69          13.22          15.65
  Common dividend payout ratio..................        42.63           16.46              --             --             --
  Cash dividends declared per common share(3)...          .82             .50                                           .75
Ratio of Earnings to Fixed Charges:
  Excluding interest on deposits................         1.77x           1.82x           1.40x          0.43x(4)       0.63x(4)
  Including interest on deposits................         1.42            1.37            1.12           0.86(4)        0.91(4)
Ratio of Earnings to Fixed Charges and Dividends
  on Preferred Stock:
  Excluding interest on deposits................         1.69            1.71            1.32           0.43(5)        0.63(5)
  Including interest on deposits................         1.38            1.33            1.10           0.86(5)        0.91(5)

Consolidated Balance Sheet --
  Average Balances:
  Total assets..................................       31,319          29,320          26,467         26,260         27,612
  Securities held to maturity(6)................        7,922           5,239           3,650          5,571          4,209
  Securities available for sale(6)..............        2,358           3,698           3,002            221            394
  Loans and leases, net of unearned income......       17,659          17,139          16,414         16,991         18,380
  Interest-bearing deposits.....................       14,489          14,593          15,480         16,619         16,681
  Other borrowings..............................        8,361           7,317           4,417          3,494          4,459
  Long-term debt/subordinated notes and
    debentures..................................        1,341             839             667            669            687
  Shareholders' equity..........................        2,162           1,859           1,507          1,327          1,572

                                                                           YEAR ENDED DECEMBER 31,
                                                  -------------------------------------------------------------------------
                                                    1994(1)          1993            1992            1991           1990
                                                  -----------     -----------     -----------     ----------     ----------
                                                                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Consolidated Ratios:
  Net interest margin (fully taxable
    equivalent).................................         3.78%           4.03%           4.15%          3.71%          3.42%
  Return (loss) on average assets...............          .76            1.12             .33           (.66)          (.57)
  Return (loss) on average common shareholders'
    equity......................................        11.22           18.90            5.73         (13.93)        (10.32)
  Return (loss) on average shareholders'
    equity......................................        10.98           17.70            5.71         (13.07)         (9.94)
  Average shareholders' equity to average
    assets......................................         6.90            6.34            5.69           5.05           5.69
  Tier 1 risk-based capital ratio...............         8.27            8.79            8.12           5.93           6.16
  Total risk-based capital ratio................        11.55           12.73           12.21           9.82          10.31
  Period-end reserve for credit losses to period
    end loans and leases, net of unearned
    income......................................         2.93            3.80            5.24           6.04           5.77
  Net charge-offs to average loans and leases,
    net of unearned income......................          .76            1.72            2.30           2.54           1.41
  Period-end nonaccruing loans plus foreclosed
    properties to period-end loans and leases,
    net of unearned income, and foreclosed
    properties..................................         1.31            2.48            5.81           8.83          10.60

- ---------------
(1) Restated to reflect the pooling of interests acquisitions that occurred during the second quarter of 1994.

(2) Includes merger and restructuring related charges of $140.7 million ($99.8 million after-tax) for the year ended December 31, 1994 and restructuring related charges of $36.3 million ($23.6 million after-tax) for year ended December 31, 1993.

(3) The common dividend payout ratio is equal to the ratio of aggregate common dividends declared during the indicated period to the consolidated net income of Shawmut during such period. For the years ended December 31, 1992 and 1991, Shawmut did not declare common dividends.

(4) Fixed charges exceeded earnings by $169.2 million and $155.7 million (including and excluding interest on deposits, respectively) for the years ended December 31, 1991 and 1990, respectively.

(5) The sum of fixed charges and dividends on preferred stock exceeded earnings by $171.5 million and $158.0 million (including and excluding interest on deposits, respectively) for the years ended December 31, 1991 and 1990, respectively.

(6) Effective December 31, 1993, Shawmut adopted FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The standard requires that securities available for sale be reported at fair value, with unrealized gains or losses reflected as a separate component of shareholders' equity. In connection with the adoption of FASB Statement No. 115, Shawmut transferred securities netting to $422 million from the available for sale portfolio to the held to maturity portfolio.

                          FLEET FINANCIAL GROUP, INC.

     Fleet is a diversified financial services company organized under the laws of the State of Rhode Island. At December 31, 1994, Fleet was the 17th largest banking institution in the United States in terms of total assets, with total assets of $48.8 billion, total deposits of $34.8 billion and stockholders' equity of $3.4 billion.

     Fleet is engaged in a general commercial banking and trust business throughout the states of Rhode Island, New York, Connecticut, Massachusetts, Maine and New Hampshire, through its banking subsidiaries, Fleet-RI, Fleet Bank ("Fleet-NY"), Fleet Bank, National Association ("Fleet-CT"), Fleet Bank of Massachusetts, National Association ("Fleet-MA"), Fleet Bank of Maine and Fleet Bank NH ("Fleet-NH"). Fleet provides, through its nonbanking subsidiaries, a variety of financial services, including mortgage banking, asset-based lending, equipment leasing, consumer finance, real estate financing, securities brokerage services, investment banking, investment advice and management, data processing and student loan servicing. The principal office of Fleet is located at 50 Kennedy Plaza, Providence, Rhode Island 02903, telephone number (40l) 278-5800.

                          SHAWMUT NATIONAL CORPORATION

     Shawmut is a multibank holding company and a unitary savings and loan holding company, registered under the BHCA and the HOLA. At December 31, 1994, Shawmut had assets of $32.4 billion, deposits of $20.7 billion, and shareholders' equity of $2.2 billion. Shawmut was organized under the laws of the State of Delaware in October 1987 and became a bank holding company on February 29, 1988 through the consummation of a plan of reorganization between Hartford National Corporation ("HNC") and Shawmut Corporation ("SC") pursuant to which both HNC and SC became wholly owned subsidiaries of Shawmut. Shawmut maintains dual headquarters in the States of Connecticut and Massachusetts. The principal executive offices of Shawmut are located at 777 Main Street, Hartford, Connecticut 06115 and One Federal Street, Boston, Massachusetts 02211. Its telephone numbers in Connecticut and Massachusetts are (203) 986-2000 and (617) 292-2000, respectively.

     Shawmut is engaged principally in the business of providing comprehensive corporate, commercial, correspondent and individual banking services, and personal and corporate trust services, through its network of approximately 330 branches located throughout Connecticut, Massachusetts, New Hampshire and Rhode Island. Shawmut's principal banking subsidiaries are Shawmut Bank Connecticut, National Association, Hartford, Connecticut ("Shawmut-CT") and Shawmut Bank, National Association, Boston, Massachusetts ("Shawmut-MA"). Shawmut also has a bank subsidiary in New Hampshire, Shawmut Bank NH, Manchester, New Hampshire ("Shawmut-NH"). Shawmut's thrift subsidiary is Shawmut Bank, FSB, Boca Raton, Florida ("Shawmut-FSB"). On June 11, 1994, Shawmut entered into an Agreement and Plan of Merger with Northeast, pursuant to which Northeast will merge into Shawmut. The parties expect the Northeast Merger to be consummated in the second quarter of 1995.

                              RECENT DEVELOPMENTS

1995 FIRST QUARTER RESULTS

     Fleet. Fleet's net income for the quarter ended March 31, 1995 was $164 million, or $1.02 per fully diluted share, compared to net income of $136 million, or $0.79 per fully diluted share for the first quarter of 1994, an increase of 29%.

     Net interest income for the first quarter totaled $487 million ($497 million on a fully taxable equivalent basis) compared to $482 million ($493 million on a fully taxable equivalent basis) for the fourth quarter of 1994 and $504 million ($512 million on a fully taxable equivalent basis) for the first quarter of 1994. The higher net interest margin of 4.83%, an increase of 8 basis points over the 4.75% recorded in the fourth quarter of 1994, reflected a reduction in Fleet's securities portfolio as a result of actions taken in the last half of 1994 to restructure its securities portfolio and improve its sensitivity to rising interest rates and an increase in higher yielding average loans outstanding, due in part to the consummation of the NBB Merger in January, 1995. These actions, coupled with an increase in Fleet's prime rate during the first quarter, resulted in an increase in the yield on interest earning assets from 8.03% in the fourth quarter of 1994 to 8.54% in the first quarter of 1995. This increase, however, was partially offset by an increase in Fleet's overall cost of funds which was the result of customers moving into higher yield time deposits, coupled with the impact of an increase in short-term borrowing rates by the Federal Reserve Board of 50 basis points during the first quarter of 1995.

     Fleet's first quarter provision for credit losses was $20 million, a slight decrease from the prior year's first quarter. Net charge-offs for the quarter totaled $35 million, compared to $32 million in the first quarter of 1994. Expenses related to other real estate owned ("OREO") were $3 million for the first three months of 1995, compared to $7 million in the first three months of 1994. Nonperforming assets increased in the first quarter to $578 million from $518 million at December 31, 1994, while the reserve for loan losses also rose to $966 million from $953 million. At March 31, 1995, Fleet's ratio of reserves to nonperforming loans was 198%, compared to 208% at March 31, 1994.

     Noninterest income in the first quarter totaled $308 million, compared to $295 million for the same period in 1994. Mortgage banking revenue of $99 million in the first quarter of 1995 remained basically even with the $100 million recorded in the first quarter of 1994, reflecting a reduction in mortgage production revenue, as this business has been negatively impacted by rising interest rates over the past year, offset by an increase in mortgage servicing revenue and gains on sale of servicing. Fleet's servicing portfolio totaled $90 billion at March 31, 1995 compared to $70 billion at March 31, 1994. Service charges, fees and commissions increased $13 million as a result of the implementation of various fee producing programs initiated as part of Fleet's efficiency improvement programs. Investment services revenue improved slightly to $46 million, compared to the first quarter of 1994.

     Noninterest expense in the first quarter totaled $498 million, a reduction of $52 million, compared to the $550 million reported for the first quarter of 1994. The decrease is primarily attributable to the successful implementation of numerous cost-cutting strategies developed as part of Fleet's efficiency-improvement programs. The first quarter of 1994 included a $25 million restructuring charge related to such efficiency improvement program.

     Total assets at March 31, 1995 were $47.8 billion, while total loans and leases were $29.5 billion at the same date, compared with $48.8 billion of total assets and $27.7 billion of loans and leases at December 31, 1994. Total assets and loans and leases were $47.4 billion and $26.0 billion, respectively, at March 31, 1994. Excluding the NBB and Plaza acquisitions, loans and leases increased by approximately $513 million from December 31, 1994. The largest increases were noted in the commercial and residential real estate portfolio. Fleet's investment securities portfolio remained relatively stable from December 31, 1994 to March 31, 1995 at $11 billion. However, the depreciation in the portfolio was reduced to approximately $200 million at March 31, 1995, a reduction of more than $400 million from December 31, 1994 as a result of an increase in the bond market rally in the first quarter.

     Stockholder's equity equaled $3.9 billion at March 31, 1995 and $3.4 billion at December 31, 1994, an increase of $500 million. This increase is primarily attributable to the reissuance in the NBB Merger of $217 million of treasury stock purchased by Fleet for that purpose, and a $240 million after-tax improvement in Fleet's securities available for sale valuation reserve.

     At March 31, 1995, Fleet's capital ratios exceeded all minimum regulatory capital requirements.

     Shawmut. Shawmut's net income for the quarter ended March 31, 1995 was $62.6 million, or $.47 per common share, compared with net income of $77.3 million, or $.62 per common share for the first quarter of 1994. Included in first quarter 1995 results was a $36.9 million pre-tax charge ($23.1 million after-tax, or $.19 per common share) related to the settlement of certain Shawmut employee retirement benefits caused by the pending Merger. First quarter 1995 results reflect the Barclays Acquisition.

     Tax equivalent net interest income for the quarter ended March 31, 1995 totaled $273.2 million, compared with $275.4 million for the comparable period in the previous year. The net interest margin for the first quarter of 1995 was 3.55%, compared to 3.65% for the fourth quarter of 1994 and 3.91% for the first quarter of 1994. The increase in net interest income relative to the fourth quarter of 1994 resulted from growth in average interest-earning assets, primarily due to the Barclays Acquisition. The decline in net interest margin for the same period resulted from the liability sensitive nature of Shawmut's balance sheet in an environment of rising interest rates. Consistent with its strategy in recent quarters, Shawmut has extended funding maturities while shortening asset maturities to lessen liability sensitivity. These risk reduction actions have contributed to the decline in net interest margin.

     Noninterest income for the quarter ended March 31, 1995 was $95.3 million, compared with $88.7 million for the comparable prior year period. This improvement in noninterest income was primarily due to the Barclays Acquisition and purchases of other companies during 1994, which contributed to increases in customer service and other fees.

     Noninterest expenses for the quarter ended March 31, 1995 before the Merger related charge discussed above were $228.7 million, compared with $241.8 million in the first quarter of 1994. Noninterest expenses for the first quarter of 1995 included $2.9 million of stock incentive adjustments reflecting the increase in Shawmut's stock price which was influenced by the announcement of the Merger Agreement and $9.0 million added by the Barclays Acquisition. Excluding these items, noninterest expenses of $216.8 million declined by $25 million when compared with the first quarter of 1994, primarily due to Shawmut's continuing cost management program and acquisition consolidation.

     There was no provision for credit losses for the first quarter of 1995, compared with $3.0 million for the first quarter of 1994. With continuing increases in reserve coverage of nonaccruing loans and improving credit quality in the loan portfolio, Shawmut does not currently anticipate that provisions for credit losses will be necessary in the first half and possibly all of 1995.

     At March 31, 1995, nonaccruing loans plus foreclosed properties were $240.3 million, compared with $242.8 million at December 31, 1994, or 1.14% and 1.31%, respectively, of total loans plus foreclosed properties. Nonaccruing loans increased from $224.0 million at December 31, 1994 to $228.4 million at March 31, 1995. The Barclays Acquisition increased nonaccruing loans by $14.1 million at period end and an additional $13.0 million of loans were identified as assets held for accelerated disposition.

     Shawmut's reserve for credit losses increased $17.1 million from $542.1 million at December 31, 1994 to $559.2 million at March 31, 1995, due to the addition of $41.7 million of reserves purchased as part of the Barclays Acquisition, net of loans charged off of $24.6 million for the quarter. At March 31, 1995, Shawmut's ratio of credit loss reserves to nonaccruing loans was 245%, compared with 242% at December 31, 1994.

     At March 31, 1995, Shawmut had total assets of $34.2 billion, total deposits of $20.6 billion and total shareholders' equity of $2.4 billion. Total loans and leases were $21.1 billion at March 31, 1995, compared with $18.5 billion at December 31, 1994. The increase in loans of $2.6 billion from year end was due to the Barclays Acquisition. Shawmut's securities portfolio at March 31, 1995 was $9.9 billion, compared with $10.0 billion at December 31, 1994. The after-tax unrealized loss on Shawmut's $2.1 billion available for sale securities portfolio recorded as a component of shareholders' equity declined to $37.4 million at March 31, 1995 from $54.3 million at year end. The unrealized loss on Shawmut's $7.8 billion held to maturity securities portfolio declined to $248.5 million at March 31, 1995 from $438.5 million at year end, or a decrease of $190.0 million. At March 31, 1995, Shawmut's capital ratios exceeded the ratios designated for well-capitalized financial institutions.

                         MEETING OF FLEET STOCKHOLDERS

DATE, TIME AND PLACE; PURPOSE OF MEETING

     This Joint Proxy Statement-Prospectus is being furnished in connection with the solicitation of proxies by the Fleet Board for use at the Fleet Meeting. The Fleet Meeting will be held at the Rhode Island Convention Center, 99 Sabin Street, Providence, Rhode Island, at 11:00 a.m. on June 21, 1995.

     The Fleet Meeting will be held for the purpose of considering and voting upon proposals to (i) approve and adopt the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger,
(ii) amend the Fleet Existing Articles to increase the authorized shares of Fleet Common Stock from 300,000,000 to 600,000,000, to change the par value of the Fleet Common Stock from $1.00 to $0.01 and to restate the Fleet Existing Articles by including technical amendments which would delete from the Fleet Existing Articles the terms of Fleet preferred stock which has been redeemed or converted in full, (iii) elect directors to serve on the Fleet Board of Directors for terms of three years until their successors are elected and qualified, (iv) ratify the selection of independent auditors for 1995, and (v) conduct any other business that may properly come before the Fleet Meeting, or any adjournments or postponements thereof. Any action may be taken on the foregoing proposals at the Fleet Meeting or at any adjournments or postponements thereof.

     Management of Fleet knows of no matters to be brought before the meeting other than those referred to herein. If any other business should properly come before the Fleet Meeting, the persons named in the proxy will vote in accordance with their best judgment.

     THE FLEET BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AS WELL AS EACH OF THE FOREGOING ADDITIONAL ACTIONS.

     Additional information with respect to the amendment and restatement of the Fleet Existing Articles, the election of directors and the ratification of the selection of independent auditors is set forth in the section entitled "AMENDMENT AND RESTATEMENT OF FLEET EXISTING ARTICLES; ELECTION OF FLEET DIRECTORS; RATIFICATION OF FLEET INDEPENDENT AUDITORS" which is included in the Joint Proxy Statement-Prospectus to be delivered to Fleet stockholders only.

RECORD DATE

     The Fleet Board has fixed the close of business on May 3, 1995 as the Record Date. Only the holders of record of the outstanding shares of Fleet Common Stock and Fleet's outstanding preferred stock on the Record Date will be entitled to notice of, and only the holders of record of the outstanding shares of Fleet Common Stock will be entitled to vote at, the Fleet Meeting and any
adjournments or postponements thereof. At the Record Date,           shares of
Fleet Common Stock were outstanding and entitled to vote. The presence, in person or by proxy, of a majority of the aggregate number of shares of Fleet Common Stock outstanding and entitled to vote on the Record Date is necessary to constitute a quorum at the Fleet Meeting.

PROXIES; VOTING AND REVOCATION

     Shares of Fleet Common Stock represented by a properly executed proxy received prior to the vote at the Fleet Meeting and not revoked will be voted at the Fleet Meeting as directed in the proxy. IF A PROXY IS SUBMITTED AND NO DIRECTIONS ARE GIVEN, THE PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND FOR THE ADDITIONAL PROPOSALS REFERRED TO HEREIN. Fleet intends to count shares of Fleet Common Stock present in person at the Fleet Meeting but not voting, and shares of Fleet Common Stock for which it has received proxies but with respect to which holders of shares have abstained on any matter, as present at the Fleet Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Since the affirmative vote of the holders of a majority of the outstanding shares of Fleet Common Stock entitled to vote on the Merger is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, such non-voting shares and abstentions will have the effect of a vote against the approval of the Merger Agreement. In addition, under the rules of the Stock Exchange, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the approval and adoption of the Merger Agreement and the transactions contemplated thereby without specific instructions from such customers. Given that Rhode Island law requires the affirmative vote of the holders of a majority of the outstanding shares of Fleet Common Stock entitled to vote on the Merger Agreement and the transactions contemplated thereby, the failure of such customers to provide specific instructions with respect to their shares of Fleet Common Stock to their broker will have the effect of a vote against the approval of the Merger Agreement.

     The affirmative vote of the holders of a majority of the outstanding shares of Fleet Common Stock entitled to vote on the amendment and restatement of the Fleet Existing Articles is required to take such action. The affirmative vote of the holders of a majority of the shares of Fleet Common Stock represented at the Fleet Meeting and entitled to vote is required to elect Fleet directors and to ratify the selection of independent auditors for 1995. Each of these requirements is more fully described in the section entitled "AMENDMENT AND RESTATEMENT OF FLEET EXISTING ARTICLES; ELECTION OF FLEET DIRECTORS; RATIFICATION OF FLEET INDEPENDENT AUDITORS" which is included in the Joint Proxy Statement-Prospectus to be delivered to Fleet stockholders only.

     Each share of Fleet Common Stock is entitled to one vote on each matter voted upon at the Fleet Meeting. The persons named as proxies by a stockholder may propose and vote for one or more adjournments or postponements of the Fleet Meeting to permit further solicitation of proxies in favor of such proposal; provided, however, that no proxy which is voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any such adjournment or postponement.

     A stockholder of record may revoke a proxy by filing an instrument of revocation with William C. Mutterperl, Secretary of Fleet (50 Kennedy Plaza, Providence, Rhode Island 02903), by filing a duly executed proxy bearing a later date, or by appearing at the Fleet Meeting in person, notifying the Secretary, and voting by ballot at the Fleet Meeting. Any stockholder of record attending the Fleet Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Secretary) of a stockholder at the Fleet Meeting will not constitute revocation of a previously given proxy. In addition, stockholders whose shares of Fleet Common Stock are not registered in their own name will need additional documentation from the record holder of such shares to vote personally at the Fleet Meeting.

VOTES REQUIRED TO APPROVE THE MERGER; PRINCIPAL STOCKHOLDERS

     The affirmative vote of the holders of a majority of the shares of Fleet Common Stock issued, outstanding and entitled to vote at the Fleet Meeting is necessary to approve and adopt the Merger Agreement and the transactions contemplated thereby. The approval of the Merger Agreement by holders of Fleet Common Stock is a condition to the consummation of the Merger. None of the other matters being considered at the Fleet Meeting must be approved by holders of Fleet Common Stock in order for the Merger to be consummated.

     As of the Record Date,      shares of Fleet Common Stock were outstanding
and entitled to vote, of which approximately shares, or approximately   %, were
held by directors and executive officers of Fleet, its subsidiaries and their respective affiliates. Each such director and officer of Fleet has indicated his or her intention to vote the Fleet Common Stock beneficially owned by him or her for approval of the Merger Agreement and the consummation of the transactions contemplated thereby. As of the Record Date, the banking and trust subsidiaries
of Fleet, as fiduciaries, custodians or agents, held a total of      shares, or
  %, of the outstanding shares of Fleet Common Stock under trust agreements and other instruments and agreements. These entities maintained sole or shared
voting power with respect to      of such shares. In addition, as of the Record
Date, Shawmut's directors and officers beneficially owned      shares, or
approximately   % of the outstanding shares of Fleet, all of which they intend to vote for approval of the Merger and the consummation of the transactions contemplated thereby. As of the Record Date, the banking and trust subsidiaries
of Shawmut, as fiduciaries, custodians or agents, held a total of      shares,
or   %, of the outstanding shares of Fleet Common Stock under trust agreements and other instruments and agreements. These entities maintained sole or shared
voting power with respect to      of such shares.

     Information with respect to beneficial ownership of Fleet Common Stock by entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of Fleet Common Stock by Fleet directors and executive officers is incorporated by reference to Fleet's 1994 Annual Report on Form 10-K which is incorporated herein by reference. See "INFORMATION INCORPORATED BY REFERENCE". Such information is also set forth in the section entitled "AMENDMENT AND RESTATEMENT

OF FLEET EXISTING ARTICLES; ELECTION OF FLEET DIRECTORS; RATIFICATION OF FLEET INDEPENDENT AUDITORS" which is included in the Joint Proxy Statement-Prospectus to be delivered to Fleet stockholders only.

                        MEETING OF SHAWMUT STOCKHOLDERS

DATE, TIME AND PLACE; PURPOSE OF MEETING

     This Joint Proxy Statement-Prospectus is being furnished in connection with the solicitation of proxies by the Shawmut Board for use at the Shawmut Meeting. The Shawmut Meeting will be held at the Federal Reserve Bank of Boston, 600 Atlantic Avenue, Boston, Massachusetts, at 10:00 a.m. on June 21, 1995.

     The Shawmut Meeting will be held for the purpose of considering and voting upon proposals to (i) approve and adopt the Merger Agreement and the consummation of the transactions contemplated thereby, (ii) elect directors to serve until the next annual meeting of stockholders of Shawmut and until their successors are elected and qualified, or, if earlier, until the Effective Time of the Merger, (iii) appoint independent accountants for 1995, or, if earlier, until the Effective Time of the Merger, and (iv) conduct any other business that may properly come before the Shawmut Meeting, or any adjournments or postponements thereof. Any action may be taken on the foregoing proposals at the Shawmut Meeting or at any adjournments or postponements thereof.

     THE BOARD OF DIRECTORS OF SHAWMUT UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AS WELL AS EACH OF THE FOREGOING ADDITIONAL ACTIONS.

     Additional information with respect to the election of directors and the appointment of independent accountants is set forth in the section entitled "ELECTION OF SHAWMUT DIRECTORS; APPOINTMENT OF SHAWMUT INDEPENDENT ACCOUNTANTS" which is included in the Joint Proxy Statement-Prospectus to be delivered to Shawmut stockholders only.

RECORD DATE

     The Shawmut Board of Directors has fixed the close of business on May 3, 1995 as the Record Date. Only the holders of record of the outstanding shares of Shawmut Common Stock and Shawmut Preferred on the Record Date will be entitled to notice of, and only the holders of record of the outstanding shares of Shawmut Common Stock will be entitled to vote at, the Shawmut Meeting and any
adjournments or postponements thereof. At the Record Date,           shares of
Shawmut Common Stock were outstanding and entitled to vote. The presence, in person or by proxy, of a majority of the aggregate number of shares of Shawmut Common Stock outstanding and entitled to vote on the Record Date is necessary to constitute a quorum at the Shawmut Meeting.

PROXIES; VOTING AND REVOCATION

     Shares represented by a properly executed proxy received prior to the vote at the Shawmut Meeting and not revoked will be voted at the Shawmut Meeting as directed in the proxy. IF A PROXY IS SUBMITTED AND NO DIRECTIONS ARE GIVEN, THE PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND FOR THE ADDITIONAL PROPOSALS REFERRED TO HEREIN. Shawmut intends to count shares of Shawmut Common Stock present in person at the Shawmut Meeting but not voting, and shares of Shawmut Common Stock for which it has received proxies but with respect to which holders of shares have abstained on any matter, as present at the Shawmut Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Since the affirmative vote of the holders of a majority of the outstanding shares of Shawmut Common Stock entitled to vote on the Merger is required to approve and adopt the Merger

Agreement and the transactions contemplated thereby, such non-voting shares and abstentions will have the effect of a vote against the approval of the Merger Agreement. In addition, under the rules of the Stock Exchange, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers on the approval and adoption of the Merger Agreement without specific instructions from such customers. Given that Delaware law requires the affirmative vote of the holders of a majority of the outstanding shares of Shawmut Common Stock entitled to vote on the Merger Agreement in order to approve and adopt the Merger Agreement, the failure of such customers to provide specific instructions with respect to their shares of Shawmut Common Stock to their broker will have the effect of a vote against the approval of the Merger Agreement.

     At the Shawmut Meeting, Shawmut directors will be elected by a plurality of the votes of the shares of Shawmut Common Stock represented at the Shawmut Meeting and entitled to vote. "Plurality" means that the nominees who receive the largest number of votes cast "for" are elected as directors, up to the maximum number of directors to be chosen at the meeting. The affirmative vote of a majority of the shares represented at the Shawmut Meeting and entitled to vote is required to appoint independent accountants. See "ELECTION OF SHAWMUT DIRECTORS; APPOINTMENT OF SHAWMUT INDEPENDENT ACCOUNTANTS" which is included in the Joint Proxy Statement-Prospectus to be delivered to Shawmut stockholders only.

     Each share of Shawmut Common Stock is entitled to one vote on each matter voted upon at the Shawmut Meeting. The persons named as proxies by a stockholder may propose and vote for one or more adjournments or postponements of the Shawmut Meeting to permit further solicitation of proxies in favor of such proposal; provided, however, that no proxy which is voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any such adjournment or postponement.

     The giving of a proxy does not affect the rights of a holder of Shawmut Common Stock who attends the Shawmut Meeting to vote at such meeting, since a stockholder may revoke his or her proxy at any time before it is voted at the Shawmut Meeting. A stockholder of record may revoke a proxy by filing an instrument of revocation with J. Michael Shepherd, Secretary of Shawmut (One Federal Street, Boston, Massachusetts 02211), by filing a duly executed proxy bearing a later date, or by appearing at the Shawmut Meeting in person, notifying the Secretary, and voting by ballot at the Shawmut Meeting. Any stockholder of record attending the Shawmut Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Secretary) of a stockholder at the Shawmut Meeting will not constitute revocation of a previously given proxy. In addition, stockholders whose shares of Shawmut Common Stock are not registered in their own name will need additional documentation from the record holder of such shares to vote personally at the Shawmut Meeting.

VOTES REQUIRED TO APPROVE THE MERGER; PRINCIPAL STOCKHOLDERS

     The affirmative vote of the holders of a majority of the shares of Shawmut Common Stock issued, outstanding and entitled to vote at the Shawmut Meeting is necessary to approve and adopt the Merger Agreement and the transactions contemplated thereby. The approval of the Merger Agreement by Shawmut's stockholders is a condition to the consummation of the Merger. None of the other matters being considered at the Shawmut Meeting must be approved by holders of Shawmut Common Stock in order for the Merger to be consummated.

     As of the Record Date,           shares of Shawmut Common Stock were
issued, outstanding and entitled to vote, of which approximately
shares, or approximately      % were held by directors and executive officers of
Shawmut, its subsidiaries and their respective affiliates. Each such director and officer of Shawmut has indicated his or her intention to vote the Shawmut Common Stock beneficially owned by him or her for approval of the Merger Agreement and the consummation of the transactions contemplated thereby. As of the Record Date, the banking and trust subsidiaries of Shawmut, as fiduciaries,
custodians or agents, held a total of           shares, or    %, of the
outstanding shares of Shawmut Common Stock under trust agreements and other instruments and agreements. These entities maintained sole or shared voting
power with respect to           of such shares. In addition, as of the Record
Date, Fleet, on the one hand, and Fleet's directors and executive officers as a
group, on the other hand, beneficially owned           and           shares
respectively, or approximately      % and      %, respectively, of the
outstanding shares of Shawmut

Common Stock, all of which they intend to vote for approval of the Merger and the consummation of the transactions contemplated thereby. As of the Record Date, the banking and trust subsidiaries of Fleet, as fiduciaries, custodians or
agents, held a total of           shares, or    %, of the outstanding shares of
Shawmut Common Stock under trust agreements and other instruments and agreements. These entities maintained sole or shared voting power with respect
to           of such shares.

     Information with respect to beneficial ownership of Shawmut Common Stock by entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of Shawmut Common Stock by Shawmut directors and executive officers is incorporated by reference to Shawmut's 1994 Annual Report on Form 10-K which is incorporated herein by reference. See "INFORMATION INCORPORATED BY REFERENCE". Such information is also set forth in the section entitled, "ELECTION OF SHAWMUT DIRECTORS; APPOINTMENT OF SHAWMUT INDEPENDENT ACCOUNTANTS" which is included in the Joint Proxy Statement-Prospectus to be delivered to Shawmut stockholders only.

                                   THE MERGER

GENERAL

     The Boards of Directors of Fleet and Shawmut have unanimously approved the Merger Agreement, which provides for the Merger at the Effective Time (as hereinafter defined), with Fleet as the surviving corporation in the Merger. With certain limited exceptions described below, each share of Shawmut Common Stock outstanding at the Effective Time shall be converted into the right to receive the Common Exchange Ratio. Shares of Fleet Common Stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding after the Merger.

     The Board of Directors of each of Fleet and Shawmut believes that the terms of the Merger Agreement are fair and in the best interest of the parties and their respective stockholders and unanimously recommends that the stockholders of each of Fleet and Shawmut vote to approve and adopt the Merger Agreement and the consummation of the transactions contemplated thereby and the other proposals set forth herein.

     This Section of the Joint Proxy Statement-Prospectus describes certain aspects of the proposed Merger, including the principal provisions of the Merger Agreement and the Option Agreements. Copies of the Merger Agreement, the Fleet Option Agreement and the Shawmut Option Agreement are attached to this Joint Proxy Statement-Prospectus as Exhibits A, B and C, respectively. All stockholders of Fleet and Shawmut are urged to read each of these agreements in their entirety.

BACKGROUND OF THE MERGER

     Fleet. For many years, the Fleet Board's strategy for building long-term value for Fleet stockholders has been based upon the objective of building a strong and profitable Northeast banking franchise that will enable Fleet to compete effectively in the increasingly competitive market for financial service products, while continuing to expand selectively into national financial product markets. In 1991, Fleet completed its highly successful acquisition of the former Bank of New England franchises from the Federal Deposit Insurance Corporation. Since 1991, Fleet has completed a number of smaller bank and nonbank acquisitions and in 1993, Fleet embarked upon an extensive reengineering campaign, entitled Fleet Focus, designed to improve substantially Fleet's operating efficiency.

     The Fleet Board has long recognized that in order for Fleet to achieve the requisite size and scope of operations necessary for Fleet to remain an effective competitor in the dramatically changing market for banking and financial services in the United States, a strategic combination with another roughly equally sized regional bank holding company would likely be necessary. An important component to Fleet of any such strategic combination has been the compatibility of the business profiles of the two merger partners and the ability of the managements of both parties to work together effectively in integrating the combining companies. From time to time, Fleet has explored potential strategic combinations with other leading regional bank holding companies. None of such discussions led to an agreement as to the terms of a potential merger until the recent commencement of discussions with Shawmut leading to the execution of the Merger Agreement.

     Mr. Murray and Mr. Alvord are well acquainted with each other, each having played a significant role in New England banking for numerous years. From time to time during the past several years, Mr. Murray and Mr. Alvord have met to discuss regional and national developments in the financial services industry as well as developments affecting their respective companies.

     On February 6, 1995, Mr. Alvord met with Mr. Murray, at Mr. Alvord's request, regarding a potential merger of the companies. Mr. Alvord and Mr. Murray subsequently met to explore the potential transaction structure and value of a merger between Fleet and Shawmut. Thereafter, Messrs. Murray and Alvord met with their respective senior management teams and financial and legal advisors to negotiate further the structure of the transaction and the terms of the Merger Agreement. During this time, members of Fleet's management team commenced a due diligence investigation of Shawmut's business.

     On February 14 and 15, 1995, Mr. Murray presented the terms of the Merger and the then current drafts of the Merger Agreement and the Option Agreements to the Fleet Board at its regular monthly meeting. At such meetings, members of Fleet's management team made presentations which set forth the reasons for the Merger and the benefits to Fleet and its stockholders from the Merger. At the February 15, 1995 meeting, Fleet's legal advisors reviewed the legal terms of the proposed Merger Agreement and Option Agreements and the Fleet Board's obligations in consideration thereof, and Fleet's financial advisors made presentations regarding the financial terms and fairness, from a financial point of view, of the Common Exchange Ratio to the holders of Fleet Common Stock. After discussion and consideration of the factors discussed below under "-- Reasons for the Merger -- General" and "-- Reasons for the
Merger -- Recommendation of the Fleet Board and Reasons for the Merger", the Fleet Board unanimously approved the terms of the Merger and authorized Mr. Murray and senior management to continue such negotiations at an exchange ratio which reflected a value per share of Shawmut Common Stock of $30.00 based on the then current trading price of the Fleet Common Stock.

     During the remainder of that week, Mr. Murray again met with Mr. Alvord to continue discussions concerning the proposed transaction and Fleet's senior management team continued to conduct its due diligence investigation of Shawmut's business and to negotiate issues in the Merger Agreement and the Option Agreements.

     On February 20, 1995, the Fleet Board held a telephonic conference meeting, during which Mr. Murray presented a summary of Fleet's due diligence, the final resolution of the open issues and the final Common Exchange Ratio to be provided in the Merger Agreement and the Fleet Board ratified its actions taken at the February 14 and 15, 1995 meetings.

     After consideration of the factors described below under "-- Reasons for the Merger -- General" and "-- Reasons for the Merger -- Recommendation of the Fleet Board and Reasons for the Merger", the Fleet Board unanimously approved and authorized the execution of the Merger Agreement and the Option Agreements. The Merger Agreement and the Option Agreements were entered into on February 20, 1995.

     Shawmut. Shawmut was formed in 1988 through the merger of HNC and SC. From 1989 to 1991, most bank and thrift institutions in New England, including Shawmut, were adversely affected by a severe regional recession. This recession resulted in significant asset quality problems, which in turn adversely affected Shawmut's financial condition and results of operations and led to enhanced regulatory scrutiny.

     As the severe New England recession continued, Shawmut initiated discussions in late 1990 with another in-region bank holding company of similar size concerning a potential merger of equals. Shawmut ultimately chose to abandon those discussions approximately one year later.

     From time to time following the termination of such merger discussions, the Shawmut Board reviewed potential strategic alternatives for enhancing stockholder value and the feasibility of pursuing various alternatives. Thereafter, Shawmut pursued a strategic course seeking (i) the strengthening of Shawmut's position in the communities it served through acquisitions and the marketing of new products to Shawmut's existing customer base; (ii) the diversification of Shawmut's revenue sources by expanding into specialty market niches with attractive operating margins; (iii) greater geographic diversification; and (iv) the achievement of greater operating efficiencies.

     Numerous steps were taken by Shawmut in an effort to achieve these objectives. Asset quality improved, and Shawmut was able to access the capital markets to increase its capital. Programs designed to achieve greater operating efficiencies were implemented beginning in early 1993 and continued throughout 1994. Between 1993 and January 1995, Shawmut was able to acquire a number of banks and thrifts, which strengthened its position in communities previously served by Shawmut and, in certain instances, added a presence in communities which were not previously served by Shawmut. In addition, in January 1995 Shawmut consummated the Barclay's Acquisition, which was intended to provide a profitable source of loans outside the New England region and reduce Shawmut's sensitivity to fluctuations in interest rates.

     As Shawmut continued to implement programs aimed at further growth and geographic and revenue source diversification, its management from time to time considered possible strategies for enhancing Shawmut's ability to achieve those strategic objectives. In that connection, the possibility of Shawmut affiliating with another large bank holding company with a similar strategic focus was considered.

     Mr. Murray and Mr. Alvord are well acquainted with each other, each having played a significant role in New England banking for numerous years. From time to time during the past several years, Mr. Murray and Mr. Alvord have met to discuss regional and national developments in the financial services industry as well as developments affecting their respective companies.

     On February 6, 1995, Mr. Alvord met with Mr. Murray, at Mr. Alvord's request, regarding a potential merger of the companies. Mr. Alvord and Mr. Murray subsequently met to explore the potential transaction structure and value of a merger between Fleet and Shawmut. Thereafter, senior executives of Shawmut and Fleet and their respective legal and financial advisors commenced negotiations concerning the potential merger. During this time, Shawmut's management performed due diligence on Fleet, including due diligence designed to confirm its assumptions regarding the enhanced opportunities for operating efficiencies which were anticipated to result from the Merger.

     At meetings of the Shawmut Board held on February 19, 1995 and on February 20, 1995, the management of Shawmut, as well as Shawmut's legal and financial advisors, reviewed, among other things, a summary of management's due diligence findings concerning Fleet, presentations by management and Morgan Stanley concerning the strategic alternatives available to Shawmut, the terms of the definitive Merger Agreement and Stock Option Agreements and Morgan Stanley's fairness opinion concerning the Common Exchange Ratio. Based upon that review, and after consideration of other factors, the Shawmut Board unanimously approved and authorized the execution of the Merger Agreement and the Option Agreements.

REASONS FOR THE MERGER

     General. The Merger will create a strong Northeast banking franchise with an important national presence. By combining the strengths of two leading financial institutions, the Merger is expected to create an institution that is capable of meeting the challenges of the ever-changing market for financial products and services in the United States. The Merger will combine two companies that currently (i) do not have significant asset quality problems;
(ii) have strong management teams with experience in successfully completing substantial merger transactions and reducing costs; (iii) maintain compatible data-processing and other operating systems; and (iv) share many cultural traits. The Merger will also permit each company to diversify beyond its current businesses and its current strengths in specialty financial products and services by expanding the marketing of its products and services to the customers now served by the other, and will enable the combined company to continue to provide a broad array of innovative financial services and products to the customers and communities currently served by each.

     In reaching their decisions to approve the Merger Agreement and the Option Agreements, the Fleet Board and Shawmut Board considered that the Merger would create one of the ten largest banking institutions in the United States, and the only such institution to be headquartered in New England. Each Board also considered that the Merger would represent a strategic alliance between Fleet and Shawmut and that the Fleet and Shawmut stockholders would realize the expected benefits of such alliance, including, but not limited to, the future stock value and earnings per share prospects of the combined company, the combined company's financial strength and its consequent enhanced ability to strengthen its existing businesses and develop new products and services, the cost savings to be realized through consolidation of services in the New England market, the potential for cross-marketing services to customers of the two companies and increased access to the combined company's customers, the opportunity to diversify earnings, the business synergies that might be realized, and the potential effect of the Merger on the perception of the combined company's businesses by the rating agencies and the financial markets.

     Each Board determined that the Merger would significantly enhance the combined company's ability to compete effectively and to meet the ever-changing credit and product needs of its customers and communities by combining two financially sound institutions with complementary businesses and business strategies, thereby creating a stronger combined company with greater size, flexibility, breadth of services, efficiency, capital strength, profitability and potential for growth than either Fleet or Shawmut would possess on a stand-alone basis. Each Board believes that each institution is well-managed and possesses management philosophies and strategic focus compatible with those of the other, and that the strong capitalization of Fleet following the Merger will allow it to take advantage of future opportunities for growth, including appropriate acquisitions and investments in products and technology. Each Board also believes that the Merger will allow the combined company to compete effectively in the rapidly changing marketplace for banking and financial services and to take advantage of opportunities for growth and diversification that may not be available to either institution on its own. In evaluating the Merger, each Board and management discussed the critical importance of successfully integrating, and building on the strengths of, the management teams and cultures of both companies, and considered the uncertainties inherent in any such combination of two significant companies.

     Recommendation of the Fleet Board and Reasons for the Merger.

     THE FLEET BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, FLEET AND ITS STOCKHOLDERS. THE FLEET BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

     In reaching its conclusion to approve the Merger Agreement and the Option Agreements, the Fleet Board consulted with Fleet management, as well as its financial and legal advisors, and considered the factors described above under "-- General" and a number of additional factors, including the following:

          (i) The Fleet Board considered the effectiveness of the Merger in implementing and accelerating Fleet's basic long-term external growth strategy.

          (ii) The Fleet Board analyzed the financial condition, businesses and prospects of Fleet and Shawmut, including, but not limited to, information with respect to its respective recent and historic stock and earnings performance and its respective relatively strong credit position and access to the capital markets. The Fleet Board considered the detailed financial analyses, pro forma and other information with respect to Fleet and Shawmut discussed by Salomon, as well as the Fleet Board's own knowledge of Fleet, Shawmut and their respective businesses. In making its determination, the Fleet Board took into account the results of Fleet's due diligence review of Shawmut's business. The Fleet Board also considered the fact that while the Merger on a pro forma basis would initially be dilutive to Fleet stockholders, the dilutive effects would be eliminated once cost savings from the Merger were achieved following the Merger. In addition, the Fleet Board took Shawmut's interest rate sensitivity, including Shawmut's $438 million unrealized loss on its held to maturity portfolio at December 31, 1994, into account in approving the Common Exchange Ratio, and determined that such loss, even if realized, would not be material to the equity account of the combined company following the Merger. See "-- Background of the Merger -- Fleet".

          (iii) The Fleet Board considered the oral opinion of Salomon that, as of February 20, 1995, the Common Exchange Ratio was fair to holders of Fleet Common Stock from a financial point of view. See "-- Fairness Opinions of Financial Advisors -- Fleet".

          (iv) The Fleet Board considered the terms of the Merger Agreement and the reciprocal Option Agreements. The Fleet Board also considered certain other information regarding the structure of the Merger, including the terms and structure of the Merger, the proposed arrangements with respect to the Fleet Board following the Merger, the management structure following the Merger, and that the corporate headquarters of Fleet would be located in Boston, with major functions being located in Hartford and Providence. See "BOARD OF DIRECTORS, MANAGEMENT AND OPERATIONS OF FLEET FOLLOWING THE MERGER" and "INTERESTS OF CERTAIN PERSONS IN THE MERGER".

          (v) The Fleet Board considered the effect on Fleet stockholders' value of Fleet continuing as a stand-alone entity compared to the effect of Fleet combining with Shawmut in light of the factors summarized above with respect to the financial condition and prospects of the two companies on a stand-alone basis and of the combined company, and the current economic and financial environment.

          (vi) The Fleet Board also considered the likelihood of the Merger being approved by the appropriate regulatory authorities. See "-- Regulatory Approvals Required for the Merger".

     The foregoing discussion of the information and factors considered by the Fleet Board is not intended to be exhaustive but is believed to include all material factors considered by the Fleet Board. In reaching its determination to approve and recommend the Merger, the Fleet Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. Throughout its deliberations, the Fleet Board received the advice of special counsel. After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreement, considering, among other things, the matters discussed above and the opinion of Salomon referred to above, the Fleet Board, by unanimous vote of all directors, approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Option Agreements, as being in the best interests of Fleet and its stockholders. The Fleet Board is unanimous in its recommendation that holders of Fleet Common Stock vote for approval and adoption of the Merger.

     Recommendation of the Shawmut Board and Reasons for the Merger.

     THE SHAWMUT BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, SHAWMUT AND ITS STOCKHOLDERS. THE SHAWMUT BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

     In reaching its determination to approve and adopt the Merger Agreement, the Shawmut Board considered the factors described above (see "-- General") and a number of additional factors, including, without limitation, the following:

          (i) the Shawmut Board's familiarity with and review of Shawmut's business, operations, financial condition and earnings;

          (ii) the Shawmut Board's familiarity with and review of Shawmut's prospects, and the factors giving rise to uncertainty concerning Shawmut's ability to enhance revenues and achieve geographic and revenue source diversification on a stand-alone basis, including:

             (a) the effect on Shawmut's operating margins of a higher interest rate environment in light of the composition of Shawmut's existing assets and liabilities;

             (b) the low price/earnings multiple at which the Shawmut Common Stock has recently traded and could continue to trade, and the effect of such trading prices on Shawmut's ability to bid at competitive price levels for attractive acquisition targets;

             (c) the scarcity of attractive bank and thrift acquisition candidates in Shawmut's existing markets;

             (d) the increased competition for attractive non-bank acquisitions which has resulted from the efforts of many financial institutions to enhance fee-based income; and

             (e) the high cost of investment in technology which could improve Shawmut's efficiency and accordingly its competitive posture;

          (iii) the current and prospective economic, regulatory and competitive environment facing financial institutions, including Shawmut and Fleet;

          (iv) the Shawmut Board's review, based in part on the advice of Morgan Stanley and Shawmut's management, of alternatives to the Merger, the range of possible values to Shawmut's stockholders obtainable through implementation of such alternatives and the timing and likelihood of actually receiving such values, which review included consideration of the alternatives of remaining independent and growing through future acquisitions, selling Shawmut to a larger bank holding company based outside of New England, either at the present time or after first enhancing the business of Shawmut to increase the value which might be realized in the sale, or engaging in a merger or a similar transaction with an in-region or out-of-region bank holding company other than Fleet;

          (v) the Shawmut Board's review, based in part on presentations by Morgan Stanley and Shawmut management, of (a) the business, operations, earnings and financial condition of Fleet on both an historical and a prospective basis and (b) the historical market price and potential future value of Fleet Common Stock, and the possible effect on such historical price and potential value of the terms and conditions of Fleet's Dual Convertible Preferred Stock (as defined below);

          (vi) the anticipated cost savings and operating efficiencies available to the combined institution from the Merger (see "BOARD OF DIRECTORS, MANAGEMENT AND OPERATIONS OF FLEET FOLLOWING THE MERGER -- Operations");

          (vii) the Shawmut Board's belief that the terms of the Merger Agreement are attractive in that the agreement allows Shawmut stockholders to become stockholders in a combined institution which would be the ninth largest bank holding company in the United States on the basis of assets as of December 31, 1994;

          (viii) the financial presentations of Morgan Stanley and the February 20, 1995 opinion of Morgan Stanley as to the fairness of the Common Exchange Ratio to the stockholders of Shawmut (see "-- Fairness Opinions of Financial Advisors -- Shawmut");

          (ix) the expectation that the Merger will generally be a tax-free transaction to Shawmut and its stockholders (see "-- Certain Federal Income Tax Consequences");

          (x) the Shawmut Board's understanding that Fleet had held discussions with another major New England banking organization concerning a potential merger and that further discussions were scheduled to be held, and the views expressed by Shawmut's management and Morgan Stanley that a merger of Fleet and such entity could impair Shawmut's ability to enhance stockholder value on a stand-alone basis and could also reduce significantly Shawmut's attractiveness as an acquisition target;

          (xi) the terms of the Merger Agreement and the Option Agreements, which were reciprocal in nature, and certain other information regarding the Merger, including the terms and structure of the Merger, the proposed arrangements with respect to the Fleet Board, the management structure following the Merger, and that the corporate headquarters of Fleet would be located in Boston, with major functions being located in Hartford and Providence (see "BOARD OF DIRECTORS, MANAGEMENT AND OPERATIONS OF FLEET FOLLOWING THE MERGER" and "INTERESTS OF CERTAIN PERSONS IN THE MERGER"); and

          (xii) the effect of the Merger on Shawmut's other constituencies, including its senior management and other employees and the communities served by Shawmut (see "INTERESTS OF CERTAIN PERSONS IN THE MERGER").

     The foregoing discussion of the information and factors considered by the Shawmut Board is not intended to be exhaustive but is believed to include all material factors considered by the Shawmut Board. In reaching its determination to approve and recommend the Merger, the Shawmut Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. Throughout its deliberations, the Shawmut Board received the advice of special counsel. After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreement, considering, among other things, the matters discussed above and the opinion of Morgan Stanley referred to above, the Shawmut Board, by unanimous vote of all directors, approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Option Agreements, as being in the best interests of Shawmut and its stockholders. The Shawmut Board is unanimous in its recommendation that holders of Shawmut Common Stock vote for approval and adoption of the Merger.

FAIRNESS OPINIONS OF FINANCIAL ADVISORS

     Fleet. Salomon has delivered its oral opinion dated February 20, 1995, and its written opinion dated the date of this Joint Proxy Statement-Prospectus, to the Board of Directors of Fleet that the Common Exchange Ratio in the Merger was fair, from a financial point of view, to the holders of Fleet Common Stock. No limitations were imposed by Fleet with respect to the investigations made or the procedures followed by Salomon in rendering its opinions. Salomon has consented to the use of its written opinion in this Joint Proxy Statement-Prospectus without admitting that it comes within the category of persons whose consent is required under Section 7 of the Securities Act.

     THE FULL TEXT OF THE OPINION OF SALOMON DATED THE DATE OF THIS JOINT PROXY STATEMENT-PROSPECTUS, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY SALOMON, IS ATTACHED HERETO AS EXHIBIT D. HOLDERS OF FLEET COMMON STOCK ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. SALOMON'S OPINIONS ARE DIRECTED ONLY TO THE COMMON EXCHANGE RATIO IN THE MERGER AND DO NOT CONSTITUTE RECOMMENDATIONS TO ANY FLEET STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE FLEET MEETING. THE SUMMARY SET FORTH IN THIS JOINT PROXY STATEMENT-PROSPECTUS OF THE OPINIONS OF SALOMON IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED HERETO AS EXHIBIT D.

     In connection with its oral opinion dated February 20, 1995, Salomon reviewed, among other things: (i) drafts of the Merger Agreement and the Option Agreements; (ii) certain publicly available reports filed with the Commission by Fleet and by Shawmut; (iii) certain other publicly available financial and other information concerning Fleet and Shawmut and the trading markets for the publicly traded securities of Fleet and Shawmut; (iv) certain other internal information, including pro forma financial statements prepared by the management of each of Fleet and Shawmut giving effect to recently-completed and pending acquisitions, and projections relating to Fleet and to Shawmut prepared by the management of Fleet, furnished to Salomon for the purposes of its analysis; and
(v) certain publicly available information concerning certain other banks and bank holding companies, the trading markets for their securities and the financial terms of certain other merger and acquisition transactions Salomon believed relevant to its inquiry. In connection with its opinion dated the date of this Joint Proxy Statement-Prospectus, Salomon reviewed the foregoing as well as the executed Merger Agreement and Option Agreements and this Joint Proxy Statement-Prospectus. Salomon also met with certain officers and representatives of Fleet and Shawmut to discuss the foregoing as well as other matters that Salomon believed relevant to its inquiry. Salomon also considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. Each of Salomon's opinions is necessarily based upon conditions as they existed and could be evaluated on the date thereof and the information made available to Salomon through the date thereof.

     In conducting its review and arriving at its opinions, Salomon relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available and did not assume any responsibility for independently verifying the same. Salomon relied upon the management of Fleet and of Shawmut as to the reasonableness of the assumptions underlying the pro forma financial statements giving effect to recently-completed and pending acquisitions provided to Salomon, the appropriateness of the adjustments made to give effect to such assumptions in such pro forma financial statements and the proper allocation of such adjustments to the respective historical financial statements. Salomon relied upon the management of Fleet as to the reasonableness and achievability of the projections (and the assumptions and bases therefor) for each of Fleet and Shawmut provided to Salomon, and assumed that such projections were reasonably prepared by the management of Fleet and reflected the best currently available estimates and judgments of the management of Fleet and that such projections would be realized in the amounts and in the time periods estimated by the management of Fleet. Salomon also assumed, without independent verification, that the aggregate allowances for loan losses for Fleet and Shawmut were adequate to cover such losses. Salomon did not make or obtain any evaluations or appraisals of the properties or assets of Fleet or Shawmut, nor did Salomon examine any individual loan credit files. Salomon was retained by the Fleet Board to express an opinion as to the fairness, from a financial point of view, to the holders of Fleet Common Stock of the Common Exchange Ratio, and the Fleet Board did not look to Salomon to independently verify the accuracy and completeness of the financial and other information provided to it or publicly available, including the pro forma financial statements or the projections provided to it by Fleet or Shawmut, or to obtain any evaluations or appraisals of the property or assets of Fleet or Shawmut. Salomon did not address Fleet's underlying business decision to proceed with the Merger and did not make any recommendation to the Fleet Board or to the stockholders of Fleet with respect to any approval of the Merger.

     In connection with rendering its opinions to the Fleet Board, Salomon performed a variety of financial analyses which are summarized below. Salomon believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying Salomon's opinions. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. With respect to the comparable company analysis and bank merger transaction analysis summarized below, no public company utilized as a comparison is identical to Fleet or Shawmut and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading values of the companies concerned. The projections prepared by the management of Fleet contained in or underlying Salomon's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such projections. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. None of the analyses performed by Salomon was assigned a greater significance by Salomon than any other.

     The projections furnished to Salomon for each of Fleet and Shawmut were prepared by the respective managements of each company. Neither Fleet nor Shawmut publicly discloses internal management projections of the type provided to Salomon in connection with Salomon's review of the Merger. Such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

     Each of Fleet and Shawmut believes (i) that the historical financial information provided by it to Salomon in connection with its analysis was accurate and complete in all material respects; (ii) that the pro forma financial data provided by it to Salomon in connection with its analysis, while not necessarily indicative of the combined financial position or results of operations in the future or of the combined financial position or results of operations which would have been realized had the acquisitions been consummated during the periods or as of the dates for which the pro forma data is presented, was based on reasonable assumptions and contained appropriate and properly allocated adjustments; and (iii) that the projections provided by it to

Salomon in connection with its analysis were reasonably prepared and reflected the best currently available estimates and judgments of the management of Fleet and Shawmut, respectively.

     The following is a brief summary of the analyses performed by Salomon in connection with its oral opinion dated February 20, 1995:

          (a) Transaction Summary. Salomon analyzed the closing price for the Fleet Common Stock on February 17, 1995 (the last trading day prior to the announcement of the Merger) of $33.625 and the Common Exchange Ratio of 0.8922, resulting in consideration of $30.00 per share of Shawmut Common Stock, noting that the aggregate transaction value was $3,917.7 million (including shares of Shawmut Common Stock currently owned by Fleet and calculating the number of outstanding shares of Shawmut Common Stock, pro forma for all pending acquisitions, using the treasury stock method for warrants, options and stock appreciation rights). Salomon noted that the Common Exchange Ratio represented a premium of 45.5% to the closing price of the Shawmut Common Stock on February 17, 1995 (the last trading day prior to the announcement of the Merger) and 67.8% to the closing price of the Shawmut Common Stock on January 17, 1995 (the trading day one month prior to the announcement of the Merger). Salomon also noted that, as a multiple of Shawmut's fully diluted earnings per share, the Common Exchange Ratio represented 11.4x earnings per share for 1994, adjusted to reflect the recently-completed Barclays Acquisition and the pending Northeast Merger (assuming an exchange ratio in the Northeast Merger of 0.415 shares of Shawmut Common Stock for each fully diluted share of common stock of Northeast), 11.2x Shawmut's projection of earnings per share for 1995 and 10.5x the median First Call ("First Call") projection of earnings per share for 1995 as of February 15, 1995. First Call is a data service that monitors and publishes compilations of earnings estimates produced by selected research analysts regarding companies of interest to institutional shareholders. Salomon further noted that the Common Exchange Ratio represented a multiple of 1.79x Shawmut's fully diluted book value, and 2.38x Shawmut's fully diluted tangible book value, at December 31, 1994, in each case adjusted to reflect the recently-completed Barclays Acquisition and the pending Northeast Merger, assuming an exchange ratio in the Northeast Merger of 0.415 shares of Shawmut Common Stock for each fully diluted share of common stock of Northeast. In addition, Salomon noted that the Common Exchange Ratio represented a premium (defined as the total purchase price paid over tangible book value, adjusted to reflect the recently-completed Barclays Acquisition and the pending Northeast Merger) to Shawmut's total deposits and core deposits (defined as total retail deposits, less certificates of deposit greater than $100,000, less foreign deposits) of 9.8% and 10.8%, respectively. Salomon observed that the current holders of Fleet Common Stock would own 59.2%, and the current holders of Shawmut Common Stock would own 40.8%, of the combined entity after giving effect to the Merger, in each case adjusted to reflect the recently-completed Barclays Acquisition and the pending Northeast Merger, assuming an exchange ratio in the Northeast Merger of 0.415 shares of Shawmut Common Stock for each fully diluted share of common stock of Northeast.

          (b) Comparable Transaction Analysis. Salomon analyzed certain other commercial bank merger and acquisition transactions, excluding merger-of-equals transactions, involving consideration to stockholders of over $1 billion for commercial banking institutions in the United States during the period from January 1, 1990 to February 20, 1995 and analyzed a subset of these transactions involving in-market acquisitions. Salomon also analyzed certain other in-market commercial bank merger and acquisition transactions, excluding merger-of-equal transactions, over the period from January 1, 1985 to February 20, 1995 involving consideration to stockholders of over $500 million, and noted separately the results of its analysis for target institutions whose return on average assets ("target ROAA") was greater than 0.75% and for target institutions whose ROAA was less than 0.75%. Salomon chose to segregate transactions at the level of a 0.75% ROAA based on Salomon's belief that bank holding companies with an ROAA below this level are widely regarded as less strong performers and that the consideration paid in comparable transactions for such bank holding companies was less than the consideration paid for better-performing bank holding companies. This analysis, which was based on publicly available financial information for the 12 months preceding the announcement of the relevant transaction, showed that the Common Exchange Ratio represented a multiple of: (i) 11.4x Shawmut's 12 months' fully diluted earnings per share, compared to a median multiple of 20.5x for United States transactions (1990 to present) in excess of $1 billion, 27.7x for in-market transactions (1990 to present) in excess of $1 billion, 17.5x for in-market transactions (1985 to present) in excess of $500 million with a target ROAA of more than 0.75%, and 22.9x for in-market transactions (1985 to present) in excess of $500 million with a target ROAA less than 0.75%; (ii) 1.79x Shawmut's fully diluted book value, compared to a median multiple of 1.43x for United States transactions (1990 to present) in excess of $1 billion, 1.38x for in-market transactions (1990 to present) in excess of $1 billion, 2.42x for in-market transactions (1985 to present) in excess of $500 million with a target ROAA of more than 0.75%, and 1.43x for in-market transactions (1985 to present) in excess of $500 million with a target ROAA less than 0.75%; and (iii) 2.38x Shawmut's fully diluted tangible book value, compared to a median multiple of 1.63x for United States transactions (1990 to present) in excess of $1 billion, 1.52x for in-market transactions (1990 to present) in excess of $1 billion, 2.57x for in-market transactions (1985 to present) in excess of $500 million with a target ROAA of more than 0.75%, and 1.63x for in-market transactions (1985 to present) in excess of $500 million with a target ROAA less than 0.75%. This analysis also showed that the Common Exchange Ratio represented a premium to the closing price of the Shawmut Common Stock one day and one month, respectively, prior to announcement of the Merger, of 45.5% and 67.8%, respectively, compared to median premiums to market price of 34.5% and 44.5%, respectively, for U.S. transactions (1990 to present) in excess of $1 billion, 30.4% and 34.2%, respectively, for in-market transactions (1990 to present) in excess of $1 billion, 33.3% and 38.0%, respectively, for in-market transactions (1985 to present) in excess of $500 million with a target ROAA of more than 0.75%, and 34.6% and 49.5%, respectively, for in-market transactions (1985 to present) in excess of $500 million with a target ROAA less than 0.75%. With respect to dilution to the acquiror in the transactions analyzed, this analysis showed dilution to Fleet's pro forma last 12 months' earnings of 4.5% (pro forma for all recently-completed and pending acquisitions and before the after-tax impact of Shawmut's non-recurring charges of $99.8 million), compared to median dilution of 11.9% for United States transactions (1990 to present) in excess of $1 billion, 20.1% for in-market transactions (1990 to present) in excess of $1 billion, 9.1% for in-market transactions (1985 to present) in excess of $500 million with a target ROAA of 0.75% or more and 17.5% for in-market transactions (1985 to present) in excess of $500 million with a target ROAA less than 0.75%. Salomon noted that no transaction reviewed was identical to the Merger and that, accordingly, any analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared.

          (c) Summary Pro Forma Financial Impact. Salomon analyzed the financial impact of the Merger on the holders of Fleet Common Stock and of Shawmut Common Stock, using for these purposes financial projections prepared by management of Fleet for each of Fleet and Shawmut for each fiscal year in the five-year period ending December 31, 1999 and using Fleet management's assumptions that cost reductions are phased in 0.0% in 1995, 60.0% in 1996 and 100.0% from 1997 through 1999. In these analyses, Salomon considered the impact on earnings per share and book value of investing ("leveraging") the combined entity's excess capital (defined as capital in excess of a 6.25% tangible common equity ratio at the combined entity) at different rates of return. These analyses showed that, giving effect to the Merger before the impact of one-time Merger-related charges and gain on assumed divestitures of certain assets and liabilities that may be required by regulatory authorities, in each case as projected by Fleet management, current holders of Fleet Common Stock would experience a change in fully diluted earnings per share, leveraged at a 14.0% return, of (11.4)% for 1995, (5.1)% for 1996, 1.9% for 1997, 7.8% for 1998 and 14.7%
     for 1999 as compared to Fleet stand-alone. Salomon's analysis also showed the changes as compared to Fleet stand-alone in earnings per share with no leverage and leveraged at 10.0% and 18.0% returns. Salomon selected these different rates of return based on historical rates of return on average common equity for Fleet and for the constituent bank holding companies included in the Salomon Brothers' Superregional Composite Index, an index of 21 leading superregional bank holding companies throughout the United States. Salomon performed this analysis in order to show the pro forma financial impact of the Merger on the holders of Fleet Common Stock and Shawmut Common Stock under the assumption that Fleet as the surviving entity would invest its excess capital (as defined above) in a manner that would produce a return on investment comparable to such historical rates of return.

     Salomon also analyzed the changes in book value per share from Fleet stand-alone, including Fleet management's estimates of after-tax losses from one-time Merger related charges and gain on such assumed regulatory divestitures, with no leverage and leveraged at a 14.0% return, noting in each case that such book value would decrease by 7.1% and 7.1%, respectively, in 1995, by 7.8% and 7.8%, respectively, in 1996, by 7.6% and 7.1%, respectively, in 1997, by 7.3% and 5.4%, respectively, in 1998, and by 7.1% and 2.9%, respectively, in 1999. This analysis further showed that current holders of Shawmut Common Stock would experience an increase in fully diluted earnings per share, leveraged at a 14.0% return, of 33.2% for 1995, 46.0% for 1996, 57.6% for 1997, 67.6% for 1998 and 79.4% for 1999 as
     compared to Shawmut stand-alone. Salomon's analysis also showed the increases as compared to Shawmut stand-alone in earnings per share with no leverage and leveraged at 10.0% and 18.0% returns. Salomon also analyzed the increases in book value per share from Shawmut stand-alone, including Fleet management's estimates of after-tax losses from one-time merger related charges and gain on such assumed regulatory divestitures, with no leverage and leveraged at a 14.0% return, noting in each case that such book value would increase by 11.0% and 11.0%, respectively, in 1995, by 13.6% and 13.6%, respectively, in 1996, by 17.2% and 17.8%, respectively, in 1997, by 20.4% and 22.9%, respectively, in 1998, and by 23.4% and 29.0%, respectively, in 1999.

          (d) Discounted Cash Flow Analysis. Salomon performed discounted cash flow analyses to determine the present value per share of Shawmut Common Stock using financial projections for Shawmut through 2000 provided by management of Fleet. For purposes of this analysis, such projections gave effect to the full benefit of the after-tax cost savings estimated by the management of Fleet, all of which were allocated to Shawmut, and to the impact on Shawmut of the Merger. Salomon utilized discount rates ranging from 14.0% to 20.0% and terminal value multiples ranging from 7.0x to 10.0x to apply to forecasted earnings for 2000. Salomon selected these discount rates because they represented a reasonable range above and below the historical cost of equity capital to Fleet and comparable bank holding companies and these terminal value multiples because they represented a reasonable range above and below the historical market multiples of Fleet and comparable bank holding companies. These analyses showed a range of present values from $27.95 to $42.66 per share for Shawmut. These analyses also showed projected dividends to Fleet, assuming all excess capital (defined as capital in excess of a 6.0% tangible common equity ratio at Shawmut) were dividended to Fleet, of $449.5 million in 1996, $552.6 million in 1997, $587.0 million in 1998, $681.2 million in 1999 and $687.0 million in 2000. Salomon performed this analysis as one method of showing the present value of Shawmut to Fleet on a per share basis. This analysis included the projected dividends that Fleet could expect to receive from Shawmut as a part of Fleet over the period shown, in each case subject to the assumptions included in the analysis. These analyses did not purport to be indicative of actual values or expected values of the shares of Shawmut Common Stock before, or Fleet Common Stock after, the Merger. Salomon noted that the discounted cash flow analysis is a widely used valuation methodology, but noted that it relies on numerous assumptions, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates.

          (e) Summary Contribution Analysis. Salomon computed the contribution to the combined entity's pro forma 1994 financial results attributable to each of Fleet and Shawmut. The computation showed, among other things, that Fleet and Shawmut contributed to the combined entity approximately 57.8% and 42.2%, respectively, of total loans, 57.8% and 42.2%, respectively, of total assets, 61.8% and 38.2%, respectively, of total deposits, 63.1% and 36.9%, respectively, of tangible common equity (including purchased mortgage servicing rights), 61.5% and 38.5%, respectively, of common equity, 62.0% and 38.0%, respectively, of net income available to common shares (before the after-tax impact of Shawmut's non-recurring charges of $99.8 million), 48.3% and 51.7%, respectively, of net income available to common shares (adjusting earnings for Shawmut to reflect Fleet management's estimate of the full benefit of after-tax cost savings), 66.8% and 33.2%, respectively, of market capitalization adjusted to give pro forma effect to pending share issuances (based on market capitalization as of February 17, 1995) and 59.2% and 40.8%, respectively, of pro forma ownership of the combined entity (using the Common Exchange Ratio of 0.8922 shares of Fleet Common Stock for each share of Shawmut Common Stock).

          (f) Pro Forma Industry Statistics. Salomon noted that, based on Fleet's closing price as of February 17, 1995 and the number of shares outstanding as of December 31, 1994, pro forma for pending acquisitions, the Merger would create the seventh largest publicly traded bank holding company ranked by market capitalization.

     Salomon is a nationally recognized investment banking firm and is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwriting, competitive bidding, secondary distributions of listed and unlisted securities and valuations for estate, corporate and other purposes. Fleet selected Salomon as its financial advisor because of its reputation and because of its substantial experience in transactions such as the Merger.

     In addition to the financial advisory services referred to above, Salomon has from time to time provided investment banking and financial advisory services to Fleet and Shawmut for which Salomon has received customary compensation, aggregating $5.9 million for the period from February 20, 1993 through February 20, 1995. Such services have included acting as a managing underwriter of offerings of Fleet Common Stock and Fleet debt securities, acting as financial advisor to Fleet and as dealer-manager in connection with Fleet's offer to purchase the publicly-held shares of FMG and acting as financial advisor to Fleet in connection with acquisitions of other financial institutions. In the ordinary course of business, Salomon actively trades the debt and equity securities of Fleet and Shawmut for its own account and for the accounts of its customers and, accordingly, at any time may hold a long or short position in such securities.

     Fleet and Salomon have entered into a letter agreement, dated February 13, 1995 (the "Salomon Engagement Letter"), relating to the services to be provided by Salomon in connection with the Merger. Fleet has agreed to pay Salomon's fees for all services rendered in connection with the Merger as follows:
(i) $250,000, payable promptly following Fleet's execution of the Salomon Engagement Letter; (ii) $1,000,000, payable upon execution of the Merger Agreement; and (iii) an additional fee of $3,750,000, payable upon consummation of the Merger. In the Salomon Engagement Letter, Fleet also has agreed to reimburse Salomon for all reasonable fees and disbursements of Salomon's counsel and all of Salomon's reasonable travel and other out-of-pocket expenses incurred in connection with the Merger or otherwise arising out of Salomon's engagement under the Salomon Engagement Letter. Pursuant to an additional letter agreement dated February 13, 1995, Fleet also has agreed to indemnify Salomon against certain liabilities, including liabilities under the federal securities laws.

     Shawmut. Shawmut retained Morgan Stanley to act as Shawmut's financial advisor in connection with the Merger and related matters based upon its qualifications, expertise and reputation, as well as Morgan Stanley's prior investment banking relationship and familiarity with Shawmut. At the February 20, 1995 meeting of the Shawmut Board, Morgan Stanley rendered an oral opinion to the Shawmut Board that, as of such date, the Common Exchange Ratio pursuant to the Merger was fair from a financial point of view to holders of the Shawmut Common Stock (other than Fleet and its affiliates). Morgan Stanley subsequently delivered to the Shawmut Board a written opinion dated as of February 20, 1995 confirming its oral opinion. Morgan Stanley also delivered to the Shawmut Board a written opinion dated as of the date of this Joint Proxy Statement-Prospectus which is substantially identical to the February 20, 1995 opinion. No limitations were imposed by Shawmut with respect to the investigations made or the procedures followed by Morgan Stanley in rendering its opinions.

     THE FULL TEXT OF MORGAN STANLEY'S OPINION, DATED AS OF THE DATE OF THIS JOINT PROXY STATEMENT-PROSPECTUS, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS EXHIBIT E TO THIS JOINT PROXY STATEMENT-PROSPECTUS. SHAWMUT STOCKHOLDERS ARE URGED TO READ THE MORGAN STANLEY OPINION IN ITS ENTIRETY. MORGAN STANLEY'S OPINION ADDRESSES ONLY THE FAIRNESS OF THE COMMON EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF SHAWMUT COMMON STOCK AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF SHAWMUT COMMON STOCK AS TO HOW TO VOTE AT THE SHAWMUT MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS JOINT PROXY STATEMENT-PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In connection with rendering its opinion dated as of February 20, 1995, Morgan Stanley, among other things: (i) analyzed certain publicly available financial statements and other information of Shawmut and

Fleet; (ii) analyzed certain internal financial statements and other financial and operating data concerning Shawmut and Fleet prepared by the managements of Shawmut and Fleet, respectively; (iii) analyzed certain financial projections prepared by the managements of Shawmut and Fleet; (iv) discussed the past and current operations and financial condition and the prospects of Shawmut and Fleet with senior executives of the two companies, respectively; (v) reviewed the reported prices and trading activity for the Shawmut Common Stock and Fleet Common Stock; (vi) compared the financial performance of Shawmut and Fleet and the prices and trading activity of the Shawmut Common Stock and Fleet Common Stock with that of certain other comparable bank holding companies and their securities; (vii) discussed the results of regulatory examinations of Shawmut and Fleet with senior management of the respective companies; (viii) reviewed and discussed with senior management of Shawmut and Fleet the strategic objectives of the Merger and the synergies and other benefits of the Merger for the combined company; (ix) analyzed certain pro forma financial projections for the combined company prepared by Shawmut and Fleet; (x) reviewed the amount and timing of the cost savings projected by Shawmut and Fleet for the combined company; (xi) reviewed the financial terms, to the extent publicly available, of certain comparable bank holding company merger transactions; (xii) participated in discussions and negotiations among representatives of Shawmut and Fleet and their financial and legal advisors; (xiii) reviewed the draft Merger Agreement, the draft Option Agreements and certain related documents; and (xiv) performed such other analyses as it has deemed appropriate.

     In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed for purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Shawmut and Fleet. Morgan Stanley has not made any independent valuation or appraisal of the assets or liabilities of Shawmut and Fleet, nor has it been furnished with any such appraisals and it has not examined any loan files of Shawmut and Fleet. Morgan Stanley's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of the opinion. In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition of Shawmut or any of its assets. Morgan Stanley has consented to the use of its written opinion in this Joint Proxy Statement-Prospectus without admitting that it comes within the category of persons whose consent is required under Section 7 of the Securities Act.

     The projections furnished to Morgan Stanley for each of Fleet and Shawmut were prepared by the respective managements of each company. Neither Fleet nor Shawmut publicly discloses internal management projections of the type provided to Morgan Stanley in connection with Morgan Stanley's review of the Merger. Such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain, including without limitation factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

     Each of Fleet and Shawmut believes (i) that the historical financial information provided by it to Morgan Stanley in connection with its analysis was accurate and complete in all material respects; (ii) that the pro forma financial data provided by it to Morgan Stanley in connection with its analysis, while not necessarily indicative of the combined financial position or results of operations in the future or of the combined financial position or results of operations which would have been realized had the acquisitions been consummated during the periods or as of the dates for which the pro forma data is presented, was based on reasonable assumptions and contained appropriate and properly allocated adjustments; and (iii) that the projections provided by it to Morgan Stanley in connection with its analysis were reasonably prepared and reflected the best currently available estimates and judgments of the management of Fleet and Shawmut, respectively.

     The following is a brief summary of the analyses performed by Morgan Stanley in preparation of its presentation to the Shawmut Board on February 19, 1995 and February 20, 1995, its oral opinion to the Shawmut Board on February 20, 1995 and its opinion letter dated February 20, 1995 to the Shawmut Board.

          (a) Overview of Shawmut. Morgan Stanley presented an overview of Shawmut which included a comparison of Shawmut to a peer group of the 30 largest domestic bank holding companies (ranked by asset size) in terms of
     (i) net interest margin; (ii) non-interest income to average earning assets; (iii) efficiency ratio; (iv) price to 1996 estimated earnings per share; (v) price to book value; (vi) price as a percentage of the highest closing price of Shawmut Common Stock in the last twelve months; and (vii) one year stock price performance. Morgan Stanley also presented an overview of Shawmut's financial performance for 1994 compared to management's projections for 1995 through 1997.

          (b) Strategic Alternatives Available to Shawmut. Morgan Stanley performed an analysis of a hypothetical acquisition of Shawmut by an in-market acquiror and by 16 potential acquirors from outside the New England region. The analysis examined the impact of such a transaction on each potential acquiror's earnings per share and leverage ratio in hypothetical transactions in which Shawmut's shareholders received prices per share of Shawmut Common Stock of $30 and $33. The analysis was also performed reviewing each hypothetical transaction as if it were accounted for as a pooling of interests and a purchase. For purposes of the analysis, the potential acquirors were generally assumed to be able to achieve cost savings equal to 15% (or 30% in the case of the in-market acquiror) of Shawmut's core non-interest expense (excluding expenses for other real estate owned ("OREO") and any non-recurring charges). In the purchase accounting scenario, it was assumed that each acquiror would fund the acquisition with 50% acquiror stock and 50% debt. Morgan Stanley's assumptions concerning the level of cost savings which could be achieved in the various hypothetical transactions was based upon its review of the estimated cost savings achieved in a number of large bank holding company merger transactions which Morgan Stanley deemed comparable to the hypothetical transactions and the range of potential divestitures which might be required by regulators in connection with a potential acquisition of Shawmut.

          (c) Valuation Methodologies. As part of its financial analysis, Morgan Stanley evaluated the positions and strengths of Shawmut on a stand-alone basis, considered cost savings and synergies relating to the Merger and determined an acquisition value based upon specified assumptions. In addition, Morgan Stanley considered premiums paid in transactions comparable to the Merger as well as a pro forma analysis concerning the Merger. For purposes of its analyses of Shawmut on a historical basis, Morgan Stanley utilized financial information concerning Shawmut as of December 31, 1994, and accordingly such information did not reflect the effects of the then-pending Barclays Acquisition or the Northeast Merger. However, Morgan Stanley's analyses which utilized the earning projections for Shawmut prepared by Shawmut management for periods beginning after such date included the projected effect of such transactions on Shawmut's earnings. The following is a brief summary of the report presented by Morgan Stanley to the Shawmut Board on February 17, 1995 (the "Morgan Stanley Report") in connection with its February 20, 1995 opinion.

          Comparable Company Analysis. Comparable company analysis analyzes a company's operating performance relative to a group of publicly traded peers. Based on relative performance and outlook for a company versus its peers, this analysis enables an implied unaffected market trading value to be determined. Morgan Stanley analyzed the operating performance of Shawmut relative to (x) Fleet, Bank of Boston Corporation and Bay Banks, Inc. (the "New England Peer Group") and (y) 35 bank holding companies (the "Morgan Stanley Bank Index"). (The New England Peer Group and the Morgan Stanley Bank Index are collectively referred to as the "Comparables.") Historical financial information used in connection with the ratios provided below with respect to the Comparables is as of December 31, 1994.

          Morgan Stanley analyzed the relative performance and value of Shawmut by comparing certain market trading statistics for Shawmut with the Comparables. Market information used in ratios provided below is as of February 10, 1995. The market trading information used in the valuation analysis was market price to book value (which was 1.30x for Shawmut; the average was 1.40x for the New England Peer Group and 1.50x for the Morgan Stanley Bank Index) and market price to earnings per share estimates for 1995 and 1996 (which, for Shawmut, were 7.4x and 7.1x, respectively; the averages were 8.0x and 7.1x, respectively, for the New England Peer Group and 8.6x and 7.8x, respectively, for the Morgan Stanley Bank Index). Earnings per share estimates for the New England Peer Group were based on First Call estimates as of February 10, 1995. Earnings per share estimates for the Morgan Stanley Bank Index were based on Institutional Brokers Estimate System ("IBES") estimates as of January 19, 1995. IBES and First Call are data services that monitor and publish compilations of earnings estimates produced by selected research analysts regarding companies of interest to institutional shareholders. Shawmut's earnings per share estimates were based on management's projections for 1995 and 1996, respectively. The implied range of values for Shawmut Common Stock derived from the analysis of the Comparables market price to book value and market price to 1995 and 1996 earnings per share estimates ranged from $17.00 to approximately $20.00.

          No company or transaction used in the comparable company and comparable transaction analyses is identical to Shawmut or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Shawmut and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

          Analysis of Relationship Between Return on Equity and Price to Book Value. Based on a sampling of 36 selected publicly traded bank holding companies that in Morgan Stanley's judgment were deemed to be appropriate for comparison, Morgan Stanley determined a theoretical relationship in the market between the ratio of expected sustainable return on equity (based on Morgan Stanley estimates) to risk-adjusted required return on investment and the ratio of price to book value. This relationship can be observed by plotting the price-to-book-value multiple versus the ratio of the expected sustainable return on equity to the required return on equity and estimating the line of best fit. The required return on equity was calculated using a predicted beta estimate by Barra, a data service which derives and publishes compilations of beta estimates, and assumed a risk free rate of 7.58%, which was the yield on the 10 year treasury note on February 10, 1995. According to this analysis, Morgan Stanley estimated that the implied value per share of Shawmut Common Stock as of February 10, 1995, would have ranged from approximately $19 to approximately $21 if the market assumed that Shawmut would realize a future sustainable return on equity of between 14% and 15%. The estimate of Shawmut's future sustainable return on equity was based on the historical and projected financial performance of Shawmut. For the year ended December 31, 1994, Shawmut's annualized return on equity was 11.2%. The bank holding companies used in this analysis were AmSouth Bancorporation, Banc One Corporation, Bank of Boston Corporation, Bank of New York, BankAmerica Corporation, Bankers Trust New York Corporation, Barnett Banks, Inc., Boatmen's Bancshares, Inc., The Chase Manhattan Corporation, Chemical Banking Corporation, Citicorp, Comerica, Inc., CoreStates Financial Corp., Crestar Financial Corporation, First Bank System, Inc., First Chicago Corporation, First Fidelity Bancorporation, First Interstate, First Union Corporation, Fleet, Huntington Bancshares, Inc., Integra Financial Corporation, J.P. Morgan & Co. Inc., KeyCorp, Mellon Bank Corporation, Midlantic Corporation, National City Corp., Nationsbank, NBD Bancorp, Inc., Norwest Corporation, PNC Financial Corp., SunTrust Banks, Inc., U.S. Bancorp, Wachovia Corporation, and Wells Fargo & Company.

          Dividend Discount Analysis. Morgan Stanley performed a dividend discount analysis to determine a range of present values per share of Shawmut Common Stock assuming Shawmut continued to operate as a stand-alone entity. This range was determined by adding (i) the present value of the estimated future dividend stream that Shawmut could generate over the three-year period beginning in 1995 and ending in 1997 and (ii) the present value of the "terminal value" of Shawmut Common Stock at the end of 1997. To determine a projected dividend stream, Morgan Stanley assumed a dividend payout ratio equal to 40% of Shawmut's projected net income. The earnings projections which formed the basis for the dividends were adapted from Shawmut's actual results for 1994 and Shawmut management's projections for 1995-97. The "terminal value" of Shawmut Common Stock at the end of the three-year period was determined by applying two 1997 projected price-to-earnings multiples (8.0x and 10.0x) to 1997 projected net income for Shawmut. The dividend stream and terminal values were discounted to present values using discount rates of 16% and 18%, which Morgan Stanley viewed as the appropriate discount rate range for a company with Shawmut's risk characteristics. For the 8.0x case the fully diluted stand-alone value of Shawmut Common Stock ranged from approximately $16.00 per share to approximately $16.77 per share and for the 10.0x case the fully diluted stand-alone value of Shawmut Common Stock ranged from approximately $19.37 per share to approximately $20.32 per share.

          Value of Potential Cost Savings. In order to ultimately determine an implied acquisition value of the Shawmut Common Stock (see "-- Implied Acquisition Value"), the potential for realization of future cost savings was estimated by Morgan Stanley using a present value calculation. Based on discussions with Shawmut management, Morgan Stanley determined the net theoretical present value of the cost savings that could result if Shawmut were acquired. The estimates for such cost savings ranged from 10-40% of Shawmut's core non-interest expense (i.e., excluding OREO expenses and any non-recurring charges). Such a range would imply annual pre-tax cost savings between approximately $95 million and approximately $380 million. Based on discount rates of 16% and 18%, a phase-in of savings over 2 years, a perpetual expense growth rate of 3.0%, a marginal tax rate of 40%, and a restructuring charge equal to 100% of fully-phased in cost savings incurred in the first year following an acquisition, the range of present values for the cost savings were $334 million to $1,560 million in the aggregate, or $2.59 to $12.09 per share of Shawmut Common Stock.

          Implied Acquisition Value. As part of its analysis of the acquisition valuation, Morgan Stanley assumed that the net present value of the estimated cost savings described above was added to the fully diluted stand-alone value of Shawmut Common Stock also described above (see
     "-- Dividend Discount Analysis"). Based on this analysis, Morgan Stanley estimated the implied acquisition value of Shawmut Common Stock to range from $18.59 to $28.85 per share in the 8.0x case and from $21.96 to $32.40 per share in the 10.0x case. This analysis did not consider any loss in value that could result if divestitures of deposits or assets were required upon an acquisition of Shawmut.

          Comparable Transaction Analysis. Morgan Stanley performed an analysis of premiums paid for selected holding companies of commercial banks in transactions with value of over $750 million in order to obtain a valuation range for the Shawmut Common Stock based upon comparable merger transactions. Multiples of market value, book value, and earnings implied by the consideration to be received by stockholders of Shawmut in the Merger were compared with multiples paid in other comparable merger transactions from 1991 through February 5, 1995. The comparison included a total of 15 transactions. The transactions examined were (acquiree/acquiror): Michigan National Corporation and the National Australia Bank Limited, Continental Bancorporation and BankAmerica Corporation, Liberty National Bank and Banc One Corporation, Valley Bancorporation and Marshall & Ilsley Corporation, MNC Financial, Inc. and NationsBank Corporation, Dominion Bankshares Corporation and First Union Corporation, First Florida Banks, Inc. and Barnett Banks, Inc., Valley National Bancorp and Banc One Corporation, Team Bancshares, Inc. and Banc One Corporation, INB Financial Corporation and NBD Bancorp, Inc., Puget Sound Bancorp and KeyCorp, Ameritrust Corporation and Society Corporation, Security Pacific Corporation and BankAmerica Corporation, C&S/Sovran Corporation and NCNB Corporation, and South Carolina National Bank and Wachovia Corporation. The analysis yielded a mean premium over market value of 50% for the comparable transactions, compared to approximately 70% for the Merger, based on the market price of the Shawmut Common Stock as of January 24, 1995 ($18.00). Morgan Stanley utilized such market price rather than the market price as of February 17, 1995 (the last trading day prior to the public announcement of the Merger) because subsequent to January 24, 1995, the market price of the Shawmut Common Stock appreciated. Morgan Stanley believed such appreciation was attributable to merger speculation concerning a potential sale of Shawmut. In terms of price to book multiple, the mean for the comparable transactions was 1.80x (compared to approximately 1.80x for the Merger, based on Shawmut's December 31, 1994 book value of $2,019 million). The third multiple considered was price to latest twelve month trailing earnings with a mean for the comparable transactions of 20.4x (compared with 11.8x for the Merger, based upon Shawmut's earnings for the twelve months ended December 31, 1994). For the comparable transactions: (i) the premiums over market value ranged from 20-80%; (ii) multiples of book value ranged from 1.0x to 2.4x; and (iii) the premiums over latest twelve month trailing earnings ranged from 8.5x to 39.9x.

          (d) Pro Forma Merger Analysis. The effects of the Merger on Shawmut and Fleet were analyzed both qualitatively and quantitatively. Qualitative attributes of the Merger included broader geographical presence, diversification of the revenue stream, cost savings through the elimination of duplicative functions and greater economies of scale for Fleet and Shawmut on a combined basis. Perceived risks associated with the Merger included cultural integration, the ability to achieve cost savings estimates and the unknown size and impact of required divestitures.

          Shawmut's and Fleet's stand-alone projections were compared to pro forma combined company projections. The present value of the combined company per share of Shawmut Common Stock was determined by applying two 1997 projected price to earnings multiples (9.0x and 11.0x) to 1997 estimated net income for the combined company to ascertain a "terminal value" for the combined company and then discounting those terminal values along with the estimated future value of the dividend stream. The multiples of 9.0x and 11.0x reflect the increased value of the combined company and therefore are higher than the multiples used when evaluating Shawmut on a stand-alone basis. The dividend stream and terminal values were discounted to present values using discount rates of 15% and 17%, the discount rate range deemed by Morgan Stanley to be appropriate for a company with the combined company's risk characteristics. For the 9.0x case the present value of the combined company per share of Shawmut Common Stock ranged from approximately $30.03 to $31.53 and for the 11.0x case the present value of the combined company per share of Shawmut Common Stock ranged from approximately $35.88 to $37.69. The estimated earnings used by Morgan Stanley for purpose of this analysis took into account cost savings equal to 40% of Shawmut's core non-interest expense (i.e. excluding OREO expense and any non-recurring charges) phased in equally over two years (for discussion of cost savings see "-- Value of Potential Cost Savings") after giving effect to management's projected 1996 earnings estimate for a range of estimated earnings impacts created by potential divestitures.

     In connection with its opinion dated as of the date of this Joint Proxy Statement-Prospectus, Morgan Stanley confirmed the appropriateness of its reliance on the analyses used to render its February 20, 1995 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Morgan Stanley believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Shawmut.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Fleet or Shawmut. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness of the Common Exchange Ratio to the holders of Shawmut Common Stock (other than Fleet and its affiliates) and were provided to the Shawmut Board in connection with the delivery of Morgan Stanley's February 20, 1995 opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. In addition, as described above, Morgan Stanley's opinion and presentation to the Shawmut Board was one of many factors taken into consideration by the Shawmut Board in making its determination to approve the Merger. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the Shawmut Board's or Shawmut management's opinion with respect to the value of Shawmut or of whether the Shawmut Board or Shawmut management would have been willing to agree to a different exchange ratio.

     The Shawmut Board retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its

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

investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Morgan Stanley makes a market in Shawmut Common Stock and Fleet Common Stock, and may continue to provide investment banking services to Fleet in the future. In the course of its market-making and other trading activities, Morgan Stanley may, from time to time, have a long or short position in, and buy and sell securities of, Shawmut and Fleet. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services to Fleet, and have received customary fees for the rendering of these services. Recent services rendered by Morgan Stanley to Fleet include serving as financial advisor to the special committee of the Board of Directors of FMG in connection with the tender offer for the publicly held minority stake of FMG, for which Morgan Stanley has requested a payment of approximately $1.25 million. Since the beginning of 1993, Morgan Stanley and its affiliates have also provided financial advisory and financing services to Shawmut, and received customary fees totalling approximately $4.6 million for the rendering of those services. Recent services rendered by Morgan Stanley to Shawmut include serving in 1995 as an underwriter of the Shawmut Depositary Shares and Shawmut-CT's Subordinated Notes due 2005 and serving in November 1994 as financial advisor to Shawmut in conjunction with the Barclays Acquisition.

     Shawmut has agreed to pay Morgan Stanley an opinion fee of $3 million, which is currently payable, and a transaction fee of $12 million against which the opinion fee will be credited, which will become payable upon the consummation of the Merger. In addition, Shawmut has agreed, among other things, to reimburse Morgan Stanley for all reasonable out-of-pocket expenses incurred in connection with the services provided by Morgan Stanley, and to indemnify and hold harmless Morgan Stanley and certain related parties to the full extent lawful from and against certain liabilities and expenses, including certain liabilities under the federal securities laws, in connection with its engagement.

STRUCTURE OF THE MERGER

     Subject to the terms and conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law ("Delaware law") and the Rhode Island Business Corporation Law ("Rhode Island law"), at the Effective Time, Shawmut will merge with and into Fleet. Fleet will be the surviving corporation in the Merger, and will continue its corporate existence under Rhode Island law under the name Fleet Financial Group, Inc. At the Effective Time, the separate corporate existence of Shawmut will terminate. The Fleet Existing Articles (or the Fleet New Articles if adopted), as in effect immediately prior to the Effective Time, will be the articles of incorporation of the surviving corporation and the by-laws of Fleet (the "Fleet By-laws"), as in effect immediately prior to the Effective Time, will be the by-laws of the surviving corporation.

CONVERSION OF SHAWMUT CAPITAL STOCK; TREATMENT OF SHAWMUT STOCK OPTIONS AND SHAWMUT WARRANTS

     At the Effective Time of the Merger, each share of Shawmut Common Stock outstanding, other than shares held in Shawmut's treasury or held by Fleet or Shawmut or any subsidiary thereof (except in both cases for shares held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties ("Trust Account Shares") or in respect of a debt previously contracted ("DPC Shares")), will be converted into the right to receive 0.8922 shares of Fleet Common Stock, including the associated preferred share purchase rights (the "Common Exchange Ratio"). Shawmut's obligation to consummate the Merger is not conditioned upon Fleet Common Stock continuing to trade at any specified minimum price during any period prior to the Effective Time. Because the Common Exchange Ratio is fixed and because the market price of Fleet Common Stock is subject to fluctuation, the value of the shares of Fleet Common Stock that holders of Shawmut Common Stock will receive in the Merger may increase or decrease prior to and following the Merger.

     Further, at the Effective Time, (i) each share of Shawmut Adjustable Preferred (other than Dissenting Preferred Shares) will be converted into the right to receive one share of Fleet Adjustable Preferred, (ii) each share of Shawmut 9.30% Preferred will be converted into the right to receive one share of Fleet 9.30% Preferred and (iii) each share of Shawmut 9.35% Preferred will be converted into the right to receive one share of Fleet 9.35% Preferred. Further, the Shawmut Depositary Shares will be converted into the Fleet New

Depositary Shares, as applicable. The terms of the Fleet New Preferred Stock and the Fleet New Depositary Shares will be substantially the same as the terms of the Shawmut Preferred and the Shawmut Depositary Shares. See "-- Appraisal Rights" and "DESCRIPTION OF FLEET CAPITAL STOCK, FLEET NEW PREFERRED STOCK, FLEET NEW DEPOSITARY SHARES AND FLEET WARRANTS".

     Each outstanding share of Shawmut Capital Stock owned by Fleet or its subsidiaries or Shawmut or its subsidiaries (other than Dissenting Preferred Shares, Trust Account Shares or DPC Shares) or by Shawmut as treasury stock will be cancelled at the Effective Time and shall cease to exist, and no Fleet Capital Stock or other consideration will be delivered in exchange therefor. All shares of Fleet Common Stock or Fleet preferred stock that are owned by Shawmut (except for shares held by Shawmut or any subsidiary directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties in respect of a debt previously contracted) will become treasury stock of Fleet.

     Each stock option to acquire Shawmut Common Stock granted under the Shawmut Stock Plans which is outstanding and unexercised immediately prior to the Effective Time will be converted automatically at the Effective Time into, and will become, stock options to purchase Fleet Common Stock and will continue to be governed by the terms of the Shawmut Stock Plans which will be assumed by Fleet. Each Shawmut Warrant which is outstanding and unexercised immediately prior to the Effective Time shall be converted automatically at the Effective Time into a Fleet Warrant. In each case, (a) the number of shares of Fleet Common Stock subject to the Fleet option or Fleet Warrant, as the case may be, shall be equal to the product of the number of shares of Shawmut Common Stock subject to the Shawmut option or Shawmut Warrant, as the case may be, and the Common Exchange Ratio, rounded down to the nearest share, and (b) the exercise price per share of Fleet Common Stock subject to the Fleet option or Fleet Warrant, as the case may be, will be equal to the exercise price per share of Shawmut Common Stock under the Shawmut option or Shawmut Warrant, as the case may be, divided by the Common Exchange Ratio, rounded up to the nearest cent. The duration and other terms of each Fleet option and Fleet Warrant shall be substantially the same as the Shawmut option or Shawmut Warrant. Each option granted under the Shawmut Stock Plans will, pursuant to the terms of each such plan, automatically vest and become exercisable upon approval and adoption of the Merger Agreement by the holders of Shawmut Common Stock.

     The indenture governing Shawmut's 9.85% Subordinated Capital Notes (the "Capital Notes") provides that, on the maturity date of June 1, 1999, the Capital Notes, at Shawmut's or, if the Merger is consummated, Fleet's option, will either be exchanged for common stock, preferred stock or certain other primary capital securities of Shawmut or, if the Merger is consummated, Fleet, having a market value equal to the principal amount of the Capital Notes, or will be repaid from the proceeds of other issuances of such securities. Shawmut or, if the Merger is consummated, Fleet, may, however, at its option revoke its obligation to redeem the Capital Notes with capital securities based upon the capital treatment of the Capital Notes by its primary regulator or consent by its primary regulator for such revocation. The Capital Notes will remain outstanding after the Merger. Neither Fleet nor Shawmut currently intends to exchange Fleet Common Stock or Shawmut Common Stock, as the case may be, for the Capital Notes upon the maturity of the Capital Notes.

     Shares of Fleet capital stock (including Fleet Common Stock) issued and outstanding immediately prior to the Effective Time will remain issued and outstanding immediately after the Merger.

EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     Shawmut. At or prior to the Effective Time, Fleet will deposit, or cause to be deposited, with Fleet-RI (the "Exchange Agent"), for the benefit of the holders of certificates of Shawmut Capital Stock, certificates representing the shares of Fleet Common Stock, Fleet New Preferred Stock and the cash in lieu of any fractional shares (such certificates for shares of Fleet Common Stock, Fleet New Preferred Stock and the cash in lieu of any fractional shares, together with any dividends or distributions with respect thereto, being referred to as the "Exchange Fund") to be issued pursuant to the Merger Agreement in exchange for outstanding shares of Shawmut Capital Stock. At or prior to the Effective Time, Fleet will also deposit, or cause to be deposited, with Fleet-RI (the "Depositary"), for the benefit of the holders of depositary receipts representing Shawmut Depositary Shares, depositary receipts representing the Fleet New Depositary Shares to be issued pursuant to the Merger Agreement in exchange for outstanding Shawmut Depositary Shares.

     As soon as is practicable after the Effective Time, and in no event later than five business days thereafter, a form of transmittal letter will be mailed by the Exchange Agent to the holders of Shawmut Capital Stock and holders of Shawmut Depositary Shares. The form of transmittal letter will contain instructions with respect to the surrender of certificates representing Shawmut Capital Stock and depositary receipts representing Shawmut Depositary Shares.

     SHAWMUT STOCK CERTIFICATES OR DEPOSITARY RECEIPTS SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY AND SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNLESS AND UNTIL THE SHAWMUT STOCKHOLDER OR HOLDER OF DEPOSITARY RECEIPTS RECEIVES A LETTER OF TRANSMITTAL FOLLOWING THE EFFECTIVE TIME.

     Until the certificates representing Shawmut Capital Stock or the depositary receipts representing Shawmut Depositary Shares are surrendered for exchange after the Effective Time of the Merger, holders of such certificates or receipts will accrue but will not be paid dividends or other distributions declared after the Effective Time with respect to the Fleet Common Stock, Fleet New Preferred Stock or Fleet New Depositary Shares into which their shares have been converted. When such certificates or receipts are surrendered, any unpaid dividends or other distributions will be paid, without interest. After the Effective Time, there will be no transfers on the stock transfer books of Shawmut of shares of Shawmut Capital Stock issued and outstanding immediately prior to the Effective Time. If certificates representing shares of Shawmut Capital Stock are presented after the Effective Time, they will be cancelled and exchanged for the relevant certificate representing the applicable shares of Fleet Common Stock, Fleet New Preferred Stock or depositary receipts representing the Fleet New Depositary Shares.

     No fractional shares of Fleet Common Stock will be issued to any holder of Shawmut Common Stock upon consummation of the Merger. For each fractional share that would otherwise be issued, Fleet will pay cash in an amount equal to such fraction multiplied by the average of the closing sale prices of Fleet Common Stock on the Stock Exchange as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time. No interest will be paid or accrued on the cash in lieu of fractional shares payable to holders of such certificates.

     Any Dissenting Preferred Shares with respect to which appraisal rights have been properly perfected will be purchased in accordance with the procedures described under "-- Appraisal Rights" and under Section 262 of the Delaware law attached as Exhibit F to this Joint Proxy Statement-Prospectus.

     Neither Fleet nor Shawmut nor any other person will be liable to any former holder of Shawmut Capital Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     If a certificate for Shawmut Capital Stock has been lost, stolen or destroyed, the Exchange Agent will issue the consideration properly payable in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant, and appropriate and customary indemnification.

     For a description of the differences between the rights of the holders of Fleet Capital Stock and Shawmut Capital Stock, see "COMPARISON OF STOCKHOLDERS' RIGHTS". For a description of the Fleet Capital Stock, including the Fleet New Preferred Stock, the Fleet New Depositary Shares and the Fleet Warrants, see "DESCRIPTION OF FLEET CAPITAL STOCK, FLEET NEW PREFERRED STOCK, FLEET NEW DEPOSITARY SHARES AND FLEET WARRANTS".

     Fleet. Shares of Fleet capital stock (including Fleet Common Stock) issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and be unaffected by the Merger, and holders of such stock will not be required to exchange the certificates representing such stock or take any other action by reason of the consummation of the Merger.

EFFECTIVE TIME

     The Effective Time will be as set forth in the Certificate of Merger (the "Certificate of Merger") which will be filed with the Secretary of State of the State of Delaware and in the Articles of Merger (the "Articles of Merger") which will be filed with the Secretary of State of the State of Rhode Island, each on the closing date of the Merger (the "Closing Date"). The Closing Date will occur on a date to be specified by the parties which shall be no later than two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions precedent to the Merger set forth in
Article VII of the Merger Agreement. Fleet and Shawmut each anticipate that the Merger will be consummated during the fourth quarter of 1995. However, the consummation of the Merger could be delayed as a result of delays in obtaining the necessary governmental and regulatory approvals. There can be no assurances as to if or when such approvals will be obtained or that the Merger will be consummated. If the Merger is not effected on or before February 20, 1996, the Merger Agreement may be terminated by either Fleet or Shawmut, unless the failure to effect the Merger by such date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth therein. See "THE MERGER -- Conditions to the Consummation of the Merger" and "-- Regulatory Approvals Required for the Merger".

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains representations and warranties of Fleet and Shawmut as to, among other things, (i) the corporate organization and existence of each party and its subsidiaries; (ii) the capitalization of each party and its subsidiaries; (iii) the corporate power and authority of each party; (iv) the compliance of the Merger Agreement with (a) the charter and by-laws of each party, (b) applicable law, and (c) certain material agreements; (v) governmental and third party approvals; (vi) the timely filing of required regulatory reports; (vii) each party's financial statements and filings with the Commission; (viii) the absence of certain changes in each party's business since December 31, 1994; (ix) the absence of material legal proceedings; (x) the filing and accuracy of each party's tax returns; (xi) each party's employee benefit plans and related matters; (xii) each party's compliance with applicable law; (xiii) the absence of material defaults under certain contracts; (xiv) agreements between each party and regulatory agencies; (xv) the absence of undisclosed liabilities; and (xvi) the inapplicability to the Merger of the Delaware or Rhode Island takeover law, certain antitakeover provisions in each party's charter, and each party's Rights Agreement (as hereinafter defined); and
(xvii) pooling of interests accounting treatment.

CONDUCT OF BUSINESS PENDING THE MERGER AND OTHER AGREEMENTS

     Pursuant to the Merger Agreement, prior to the Effective Time Fleet and Shawmut have each agreed to, and to cause their respective subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees, and (iii) take no action which would adversely affect or delay the ability of either Fleet or Shawmut to obtain any necessary or other governmental regulatory approvals required for the transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement or the Option Agreements.

     Fleet and Shawmut have also agreed to use their best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, and to obtain and to cooperate in obtaining permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the Merger Agreement and to comply with the terms and conditions of all such permits, consents, approvals and authorizations. Fleet and Shawmut have each agreed upon request to furnish to the other party all information concerning themselves and their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with the Merger. Fleet and Shawmut have also agreed, subject to the terms and conditions of the Merger Agreement, to use their best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries and to consummate the Merger. Fleet also agreed to cause the shares of Fleet Common Stock to be issued in the Merger to be approved for listing on the Stock Exchange, subject to official notice of issuance, and to use its best efforts to cause the Fleet New Depositary Shares to be so listed.

     Fleet and Shawmut have further agreed to give the other party access to all of its properties, books, contracts, commitments and records and to furnish information concerning its businesses, properties and personnel, subject to the restrictions set forth in the Merger Agreement.

     In addition, except as expressly contemplated by the Merger Agreement or specified in a schedule thereto or as contemplated by the Option Agreements, each of Fleet and Shawmut has agreed that, without the consent of the other party, it will not, among other things:

          (i) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of such party or any of its subsidiaries to such party or any of its subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any individual, corporation or other entity, or make any loan or advance;

          (ii) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock (except, in the case of Shawmut, for regular quarterly cash dividends at a rate not in excess of $0.22 per share of Shawmut Common Stock, and in the case of Fleet, for regular quarterly cash dividends on Fleet Common Stock at a rate not in excess of $0.50 per share of Fleet Common Stock, and, in the case of Shawmut Preferred Stock and Fleet Preferred Stock, for regular quarterly or semiannual cash dividends thereon at the rates set forth in the applicable certificate or articles of incorporation or certificate of designation for such securities and except for dividends paid by any of the wholly-owned subsidiaries of each of Fleet and Shawmut to Fleet or Shawmut or any of their wholly-owned subsidiaries, respectively); or issue any additional shares of capital stock except pursuant to (A) the exercise of stock options or warrants outstanding as of the date of the Merger Agreement, (B) the conversion of shares of Fleet's Dual Convertible Preferred Stock (as hereinafter defined), (C) the Option Agreements, (D) the Shawmut Rights Agreement (as hereinafter defined), (E) the Fleet Rights Agreement (as hereinafter defined), or (F) the Northeast Merger;

          (iii) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a direct or indirect wholly-owned subsidiary, or cancel, release or assign any indebtedness to any such entity or any claims held by any such entity, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of the Merger Agreement;

          (iv) except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned subsidiary thereof;

          (v) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than renewals of contracts and leases without material adverse changes of terms;

          (vi) increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business consistent with past practice or accelerate the vesting of any stock options or other stock-based compensation;

          (vii) solicit, encourage or authorize any individual, corporation or other entity to solicit from any third party any inquiries or proposals relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger of it or any of its subsidiaries with any corporation or other entity other than as provided by the Merger Agreement (and each party will promptly notify the other of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters);

          (viii) settle any claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice;

          (ix) take any action that would prevent or impede the Merger from qualifying (i) for pooling of interests accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code; provided, however, that nothing contained in the Merger Agreement will limit the ability of Fleet or Shawmut to exercise its rights under the Shawmut Option Agreement or the Fleet Option Agreement, as the case may be;

          (x) amend its certificate of incorporation or articles of incorporation, as the case may be, or its bylaws;

          (xi) other than in prior consultation with the other party to the Merger Agreement, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

          (xii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied or in a violation of any provision of the Merger Agreement, except, in every case, as may be required by applicable law; or

          (xiii) agree to, or make any commitment to, take any of the actions listed above.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     Each party's obligation to effect the Merger is subject to the satisfaction or waiver, where permissible, of the following conditions at or prior to the Effective Time:

          (i) Approval and adoption of the Merger Agreement and the transactions contemplated thereby by the respective requisite affirmative votes of the holders of Fleet Common Stock and Shawmut Common Stock entitled to vote thereon;

          (ii) The shares of Fleet Common Stock which are to be issued to Shawmut stockholders upon consummation of the Merger shall have been authorized for listing on the Stock Exchange, subject to official notice of issuance;

          (iii) All regulatory approvals required to consummate the transactions contemplated by the Merger Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods with respect to such approvals shall have expired (the "Requisite Regulatory Approvals");

          (iv) The registration statement of which this Joint Proxy Statement-Prospectus forms a part shall have become effective and no stop order suspending the effectiveness shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission;

          (v) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement shall be in effect and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits or makes illegal consummation of the Merger;

          (vi) Fleet shall have received an opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Fleet, and Shawmut shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom, special counsel to Shawmut, in form and substance reasonably satisfactory to Fleet and Shawmut, each dated as of the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as part of one or more reorganizations within the meaning of Section 368 of the Code and that accordingly (i) no gain or loss will be recognized by Fleet or by Shawmut as a result of the Merger; (ii) no gain or loss will be recognized by the stockholders of Shawmut who exchange their Shawmut Capital Stock for Fleet Common Stock or Fleet New Preferred Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Fleet Common Stock or cash received with respect to Dissenting Preferred Shares); and (iii) the tax basis of the Fleet Common Stock or Fleet New Preferred Stock received by stockholders who exchange all of their Shawmut Capital Stock solely for Fleet Common Stock or Fleet New Preferred Stock in the Merger will be the same as the tax basis of the Shawmut Capital Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received) (See "-- Certain Federal Income Tax Consequences");

          (vii) Fleet and Shawmut each shall have received a letter from KPMG Peat Marwick LLP addressed to each of them, to the effect that the Merger will qualify for "pooling of interests" accounting treatment;

          (viii) The representations and warranties of the other party to the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on the Closing Date;

          (ix) Each party shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; and

          (x) The rights issued pursuant to the Fleet Rights Agreement or the Shawmut Rights Agreement, respectively, shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of each such agreement. See "-- The Fleet Rights Agreement" and "-- The Shawmut Rights Agreement".

     No assurance can be provided as to if or when the Requisite Regulatory Approvals necessary to consummate the Merger will be obtained or whether all of the other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. If the Merger is not effected on or before February 20, 1996, the Merger Agreement may be terminated by either Fleet or Shawmut, unless the failure to effect the Merger by such date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe covenants and agreements of such party set forth therein.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

     Fleet and Shawmut have agreed to use their best efforts to obtain the Requisite Regulatory Approvals, which include approval from the Federal Reserve Board, the OTS and various state regulatory authorities, and intend to file applications to obtain such Requisite Regulatory Approvals promptly after the date of this Joint Proxy Statement-Prospectus. The Merger cannot proceed in the absence of the Requisite Regulatory Approvals. There can be no assurance that such Requisite Regulatory Approvals will be obtained, and, if obtained, there can be no assurance as to the date of any such approvals or the absence of any litigation challenging such approvals. There can likewise be no assurance that the Department of Justice or any state attorney general will not attempt to challenge the Merger on antitrust grounds or, if such a challenge is made, as to the result thereof.

     Fleet and Shawmut are not aware of any other governmental approvals or actions that are required prior to the parties' consummation of the Merger other than those described below. It is presently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

     Federal Reserve Board. The Merger is subject to approval by the Federal Reserve Board pursuant to Sections 3 and 4 of the BHCA. Assuming Federal Reserve Board approval, the Merger may not be consummated until 30 days after such approval, during which time the Department of Justice may challenge the Merger on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the Department of Justice, the waiting period may be reduced to no less than 15 days.

     The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes which:

          (i) would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or

          (ii) may have the effect in any section of the United States of substantially lessening competition, or tending to create a monopoly, or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

     In addition, in reviewing a transaction under the applicable statutes, the Federal Reserve Board will consider the financial and managerial resources of the companies and their subsidiary banks and the convenience and needs of the communities to be served. As part of, or in addition to, consideration of the above factors, it is anticipated that the Federal Reserve Board will consider the regulatory status of Fleet and Shawmut, current and projected economic conditions in the New England region and the overall capital and safety and soundness standards established by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and the regulations promulgated thereunder.

     In addition, under the Community Reinvestment Act of 1977, as amended (the "CRA"), the Federal Reserve Board must take into account the record of performance of each of Fleet and Shawmut in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by each company. Each of Fleet-RI, Fleet-NY, Fleet-CT and Fleet-MA has a "satisfactory" CRA rating with the appropriate federal regulator and each of Fleet Bank of Maine and Fleet-NH has an "outstanding" CRA rating with the appropriate federal regulator. Each of Shawmut's banking subsidiaries has a "satisfactory" CRA rating with the appropriate federal regulator. None of Fleet's or Shawmut's banking subsidiaries received any comments from its respective federal regulator in its last CRA examination relating to such ratings which were material and remain unresolved.

     In addition, under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act"), certain sections of which will become effective September 29, 1995, the Federal Reserve Board generally may not approve an application if the applicant (including all insured depository institutions which are affiliates of the applicant), upon consummation of the acquisition, would control 30% or more of the total amount of deposits of insured depository institutions in a particular state. This provision is not applicable, however, if the acquisition is approved by the appropriate state bank supervisor of such state and the standard on which such approval is based does not have the effect of discriminating against out-of-state banks, out-of-state bank holding companies, or subsidiaries of such out-of-state banks or bank holding companies.

     The Federal Reserve Board will furnish notice and a copy of the application for approval of the Merger to the Office of the Comptroller of the Currency (the "OCC"), the Federal Deposit Insurance Corporation (the "FDIC") and the appropriate state regulatory authorities. These agencies have 30 days to submit their views and recommendations to the Federal Reserve Board. The Federal Reserve Board is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from any of these agencies within such 30-day period. Furthermore, the BHCA and Federal Reserve Board regulations require publication of notice of, and the opportunity for public comment on, the application submitted by Fleet for approval of the Merger and authorize the Federal Reserve Board to hold a public hearing in connection therewith if the Federal Reserve Board determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review by the Federal Reserve Board.

     As noted above, the Merger may not be consummated until 30 days after Federal Reserve Board approval, during which time the Department of Justice may challenge the Merger on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the Department of Justice, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of Federal Reserve Board approval of the Merger unless a court specifically orders otherwise. In reviewing the Merger, the Department of Justice could analyze the Merger's effect on competition differently than the Federal Reserve Board, and thus it is possible that the Department of Justice could reach a different conclusion than the Federal Reserve Board regarding the Merger's competitive effects. Failure of the Department of Justice to object to the Merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

     In general, the Federal Reserve Board and the Department of Justice will examine the impact of the Merger on competition in various product and geographic markets, including competition for deposits and loans, especially loans to small and middle market businesses.

     Using the above standards, Fleet and Shawmut expect that the Federal Reserve Board or the Department of Justice will request that Fleet or Shawmut divest certain operations in order to alleviate what such agency believes would be an adverse competitive effect. Fleet has not yet formulated a firm divestiture proposal and will not do so until further discussions with the Federal Reserve Board and the Department of Justice are held; accordingly, as of the date of this Joint Proxy Statement-Prospectus neither Fleet nor Shawmut can predict what the aggregate amount of any such divestitures may be. While any potential divestitures may affect certain pro forma combined financial statement amounts, merger and restructuring costs, cost savings and revenues, Fleet believes that the aggregate amount and financial impact of any such divestitures will not be material to the business, operations or financial condition of the combined institution and its subsidiaries, taken as a whole.

     Fleet's and Shawmut's rights to exercise their respective options under the Option Agreements are also subject to the prior approval of the Federal Reserve Board, to the extent that the exercise of their respective options under the Option Agreements would result in Fleet or Shawmut, as the case may be, owning more than 5% of the outstanding shares of Shawmut Common Stock or Fleet Common Stock, respectively. In considering whether to approve Fleet's or Shawmut's right to exercise its respective option, including its respective right to purchase more than 5% of the outstanding shares of Shawmut Common Stock or Fleet Common Stock, as the case may be, the Federal Reserve Board would generally apply the same statutory criteria it would apply to its consideration of approval of the Merger.

     OTS. The Merger is subject to approval of the OTS under Section 10 of HOLA because the Merger will cause Fleet to acquire control of Shawmut-FSB. HOLA directs the OTS to take into consideration the financial and managerial resources and future prospects of the acquiring company and savings association involved, the effect of the acquisition on the savings association, the insurance risk to the Bank Insurance Fund or the Savings Association Insurance Fund of the FDIC and the convenience and needs of the community to be served.

     The OTS is prohibited from approving any transaction under the applicable statutes which:

          (i) would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the savings and loan business in any part of the United States; or

          (ii) may have the effect in any section of the United States of substantially lessening competition or tending to create a monopoly, or resulting in a restraint of trade, unless the OTS finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

     Massachusetts BBI. The Merger requires the approval of the Massachusetts Board of Bank Incorporation (the "Massachusetts BBI"), under Section 2 of Chapter 167A of the Massachusetts General Laws. In determining whether or not to approve the Merger, the Massachusetts BBI must determine that the Merger will not unreasonably affect competition among Massachusetts banking institutions and that it will promote public convenience and advantage. In making such a determination, the Massachusetts BBI must consider, but is not limited to, a showing of net new benefits including initial capital investments, job creation plans, consumer and business services and commitments to maintain and open branch offices within a bank's statutorily-delineated local community.

     Section 2 also requires that the Massachusetts BBI receive notice from the Massachusetts Housing Partnership Fund (the "MHPF") that arrangements satisfactory to the MHPF have been made for the proposed acquiror to make 0.9% of its assets located in Massachusetts available for call by MHPF for a period of ten years for purposes of funding various affordable housing programs. Under the statute, Fleet will be required to maintain, for a period of two years following the consummation of the Merger, the asset base of Shawmut-MA at a level equal to or greater than the total assets of Shawmut-MA on the date of consummation of the Merger. In addition, unless waived by the Massachusetts Commissioner of Banks, the Massachusetts BBI may not approve any proposed acquisition or merger if such acquisition or merger would result in a bank holding company holding or controlling in excess of 25% of the total deposits, exclusive of foreign deposits, of all state and federally chartered banks in Massachusetts and all Massachusetts branches existing by authority of a foreign country. It is estimated that the Merger will result in Fleet controlling no more than 18% of such total deposits, and therefore, the 25% limit on deposits will not be exceeded.

     Connecticut Banking Commissioner. The Merger is also subject to the filing of an application with the Connecticut Banking Commissioner under Section 36a-411 of the Connecticut General Statutes, Revisions of 1958, as amended ("C.G.S."). Under the C.G.S., the Connecticut Banking Commissioner is required to consider whether the acquisition of a bank in Connecticut or a Connecticut bank holding company by an out-of-state bank holding company can reasonably be expected to produce benefits to the public and whether such benefits clearly outweigh possible adverse effects, including, but not limited to, an undue concentration of resources and decreased or unfair competition. The Connecticut Banking Commissioner may not approve such acquisition unless the commissioner considers whether: (i) the investment and lending policies of the institution to be acquired are consistent with safe and sound banking practices and will benefit the economy of Connecticut; (ii) the services or proposed services of the institution to be acquired are consistent with safe and sound banking practices and will benefit the economy of Connecticut; (iii) the acquisition will not substantially lessen competition in the banking industry of Connecticut; and (iv) in the case of such acquisition and retention of ownership or control of twenty-five per cent or more of such voting stock, the out-of-state holding company (A) has sufficient capital to ensure, and agrees to ensure, that the institution to be acquired will comply with applicable minimum capital requirements, and (B) has sufficient managerial resources to operate the institution to be acquired in a safe and sound manner. Pursuant to C.G.S.
Section 36a-34(b), the Connecticut Banking Commissioner may not grant approval under C.G.S. Section 36a-411 without a finding that (i) the applicant has a record of compliance with the Connecticut community reinvestment act, the Connecticut corollary to the CRA and applicable consumer protection laws and
(ii) the resulting entity will provide adequate services to meet the banking needs of community residents, including those of low and moderate income. Further, C.G.S. Section 36a-34(b) prohibits the Connecticut Banking Commissioner from approving a transaction if it would result in or further a monopoly, substantially lessen competition, or restrain trade, without a finding that the anti-competitive effects are clearly outweighed by public benefit.

     New Hampshire Board of Trust Company Incorporation. The Merger is also subject to the filing of an application with the New Hampshire Board of Trust Company Incorporation under Section 384:47 of the New Hampshire Revised Statutes Annotated. Under New Hampshire law, an out-of-state bank or bank holding company may affiliate with a New Hampshire bank or bank holding company by directly or indirectly acquiring 5% or more of the voting stock of a New Hampshire bank or bank holding company following the issuance of a certificate by the New Hampshire Board of Trust Company Incorporation. To receive a certificate, an applicant must file an application with the New Hampshire Board of Trust Company Incorporation, which application must include (i) the initial and future plans of the affiliating bank or bank holding company for capital investment in New Hampshire, with specific reference to the issue of how the proposed affiliation will bring net new funds to New Hampshire; (ii) the loan, investment and dividend policies of the affiliating bank or bank holding company and the bank to be affiliated with, if applicable; (iii) the record of performance of the affiliating bank or bank holding company and its subsidiaries in serving the credit needs of the community or communities in which the affiliating bank or bank holding company and its subsidiaries have operated in the past, including low and moderate income neighborhoods; and (iv) the plan of the affiliating bank or bank holding company for providing new services in New Hampshire and for servicing the credit needs of the community or communities in which each New Hampshire bank it proposes to affiliate with is located consistent with safe and sound banking. Section 384-B:3 of the New Hampshire Revised Statutes Annotated prohibits a bank holding company from directly or indirectly acquiring ownership or control of any voting stock of any bank or national bank if, upon such acquisition, the bank holding company would have more than 12 affiliates in New Hampshire or if the dollar volume of the total deposits of the bank holding company and all of its affiliates, including time, savings and demand deposits in New Hampshire, would exceed 20% of the dollar volume in the state of such total deposits of all banks, national banks, and federal savings and loan associations in New Hampshire, as determined by the Board of Trust Company Incorporation on the basis of the most recent reports made by such institutions to the supervisory authorities and available at the time of acquisition. It is estimated that the Merger will result in Fleet controlling no more than 18% of such total deposits, and therefore, the 20% limit on deposits will not be exceeded.

     New York Superintendent of Banks. Assuming consummation of the Northeast Merger and the bank reorganizations described under "CERTAIN REGULATORY CONSIDERATIONS -- General", the Merger would also be subject to filing of an application with the New York Banking Board under Section 142 of the New York Banking Laws. In determining whether to approve such application, the New York Banking Board is required to take into consideration the policy of the New York Department of Banking which requires that the business of banking organizations be supervised and regulated through the New York Department of Banking in such manner as to insure the safe and sound conduct of such business, to conserve their assets, to prevent hoarding of money, to eliminate unsound and destructive competition among banking organizations and thus to maintain public confidence in such business and protect the public interest and interests of depositors, creditors and stockholders. In addition, the New York Banking Board must consider whether the effect of such action shall be either to result in the formation of a bank holding company or to expand the size or extent of the resulting or acquiring bank holding company beyond limits consistent with adequate or sound banking and the preservation thereof, or result in the concentration of assets beyond limits consistent with effective competition. Further, the New York Banking Board must consider whether the Merger may result in such a lessening of competition as to be injurious to the interest of the public or tend toward monopoly. The New York Banking Board must primarily consider the public interests and the needs and convenience thereof.

     Rhode Island Board of Bank Incorporation. The Merger may also be subject to the filing of an application with the Rhode Island Board of Bank Incorporation under Section 19-30-2 of the Rhode Island General Laws. Under the Rhode Island statute, the Rhode Island Board of Bank Incorporation is required to consider whether the acquisition is in the public interest. In determining whether the proposed acquisition is in the public interest, the Rhode Island Board of Bank Incorporation must consider, in addition to such other factors as it may, in its discretion, determine, whether the acquisition shall promote the safety and soundness of the institution whose voting stock is being acquired, and the needs and convenience of the communities served by that institution, and whether the acquisition is likely to have a significant impact on Rhode Island's economy, employment levels and tax base.

     Florida Banking Department. The Merger is also subject to the filing of a notice with the Florida Banking Department regarding the change of control of Shawmut FSB.

     State Attorneys General. In addition, the Merger is subject to review by the attorneys general in the various states in which Shawmut and Fleet own banking subsidiaries. Shawmut and Fleet are providing certain requested information about the potential effects of the Merger to the attorneys general of Connecticut and Massachusetts. There can be no assurance that no state attorney general will file an antitrust action to enjoin the Merger or that Shawmut and Fleet will not agree to divest assets and liabilities or take other actions to avoid or settle any such action.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     General. The following is a summary description of the material federal income tax consequences of the Merger. This summary is not a complete description of all of the consequences of the Merger and, in particular, may not address federal income tax considerations that may affect the treatment of a stockholder which, at the Effective Time, already owns some Fleet capital stock, is not a U.S. person, is a tax-exempt entity or an individual who acquired Shawmut Common Stock pursuant to an employee stock option, or exercises some form of control over Shawmut. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. Consequently, each Shawmut stockholder is advised to consult a tax advisor as to the specific tax consequences of the transaction to that stockholder. The following discussion is based on the Code, as in effect on the date of this Joint Proxy Statement-Prospectus, without consideration of the particular facts or circumstances of any holder of Shawmut Common Stock.

     The Merger. Each party's obligation to effect the Merger is conditioned on delivery of an opinion to Fleet from Wachtell, Lipton, Rosen & Katz, its special counsel, and an opinion to Shawmut from Skadden, Arps, Slate, Meagher & Flom, its special counsel, each dated as of the Effective Time, based upon certain customary representations and assumptions set forth therein, substantially to the effect that for Federal income tax purposes the Merger constitutes a reorganization within the meaning of Section 368 of the Code.

     Based on such opinions, the material federal income tax consequences of the Merger will be:

     (i) No gain or loss will be recognized by Fleet or by Shawmut as a result of the Merger;

     (ii) No gain or loss will be recognized by Shawmut stockholders upon their exchange of Shawmut Capital Stock for Fleet Common Stock or Fleet New Preferred Stock, except that a Shawmut stockholder who receives cash proceeds in lieu of a fractional share interest in Fleet Common Stock or a holder of Dissenting Preferred Shares who receives cash instead of Fleet Adjustable Preferred will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional share interest or the holder's tax basis in the Dissenting Preferred Shares, as the case may be, and such gain or loss will constitute capital gain or loss if such stockholder's Shawmut Capital Stock with respect to which gain or loss is recognized is held as a capital asset at the Effective Time;

     (iii) The tax basis of the Fleet Common Stock or Fleet New Preferred Stock (including any fractional share interest) received by a Shawmut stockholder who exchanges his or her Shawmut Capital Stock for Fleet Common Stock or Fleet New Preferred Stock will be the same as such stockholder's tax basis in the Shawmut Capital Stock surrendered in exchange therefor; and

     (iv) The holding period of the Fleet Common Stock or Fleet New Preferred Stock (including any fractional share interest) received by a Shawmut stockholder will include the period during which the Shawmut Capital Stock surrendered in exchange therefor was held (provided that such Shawmut Capital Stock was held by such Shawmut stockholder as a capital asset at the Effective
Time).

     Information Reporting and Backup Withholding. Payments in respect of Shawmut Capital Stock may be subject to information reporting to the Internal Revenue Service and to a 31% backup withholding tax. Backup withholding will not apply, however, to a payment to a Shawmut stockholder or other payee if such stockholder or payee completes and signs the substitute Form W-9 that will be included as part of the transmittal letter or otherwise proves to Fleet and the Exchange Agent that it is exempt from backup withholding.

ACCOUNTING TREATMENT

     It is anticipated that the Merger will be accounted for as a "pooling of interests" transaction under generally accepted accounting principles. Under such method of accounting, holders of Shawmut Common Stock will be deemed to have combined their existing voting common stock interest with that of holders of Fleet Common Stock by exchanging their shares for shares of Fleet Common Stock. Accordingly, the book value of the assets, liabilities and stockholders' equity of Shawmut, as reported on its consolidated balance sheet, will be carried over to the consolidated balance sheet of Fleet and no goodwill will be created. Fleet will be able to include in its consolidated income the consolidated income of Shawmut for the entire fiscal year in which the Merger occurs; however, certain expenses incurred to effect the Merger must be treated by Fleet as current charges against income rather than adjustments to its balance sheet. In order for the Merger to qualify for pooling-of-interests accounting treatment, among other criteria, substantially all (90% or more) of the outstanding Shawmut Common Stock must be exchanged for Fleet Common Stock.

     Fleet and Shawmut's respective obligations to consummate the Merger is conditioned upon the receipt by Fleet and Shawmut of an opinion from Fleet's independent public accountants to the effect that the Merger qualifies for pooling-of-interests method of accounting.

     The unaudited pro forma financial information contained in this Joint Proxy Statement-Prospectus has been prepared using the pooling-of-interests accounting method to account for the Merger. See "SUMMARY -- Selected Historical and Pro Forma Per Share Data" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS".

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement provides that the Merger may be terminated at any time prior to the Effective Time, whether before or after Shawmut stockholder approval:

          (i) by mutual consent of Fleet and Shawmut in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (ii) by either the Board of Directors of Fleet or Shawmut if any governmental entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable or any governmental entity of competent jurisdiction shall have issued a final non-appealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement;

          (iii) by either the Board of Directors of Fleet or Shawmut if the Merger shall not have been consummated on or before February 20, 1996, unless the failure of the Effective Time of the Merger to occur by such date shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth therein;

          (iv) by either the Board of Directors of Fleet or Shawmut (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained therein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in the Merger Agreement on the part of the other party, which breach is not cured within forty-five (45) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Effective Time; or

          (v) by either Fleet or Shawmut if Fleet or Shawmut stockholder approvals have not been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment or postponement thereof.

     Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger and the transactions contemplated thereby will be paid by the party incurring such expenses, except that the costs and expenses of printing and mailing this Joint Proxy Statement-Prospectus, and all filing and other fees paid to the Commission in connection with the Merger, shall be borne equally by Fleet and Shawmut.

WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

     Waiver. At any time prior to the Effective Time, Fleet and Shawmut, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or
(iii) waive compliance by the other party of any of its agreements or conditions contained in the Merger Agreement, except that after Shawmut stockholder approval, no extension or waiver shall reduce the amount or change the form of consideration to be delivered to each of Shawmut's stockholders under the Merger Agreement without further approval of Shawmut's stockholders.

     Amendment. Subject to compliance with applicable law, the Merger Agreement may be amended by Fleet and Shawmut by action taken or authorized by their respective Boards of Directors, at any time, except that after Shawmut stockholder approval, no amendment shall reduce the amount or change the form of the consideration to be delivered to Shawmut's stockholders under the Merger Agreement without further approval of Shawmut's stockholders, other than as contemplated by the Merger Agreement. In addition, Delaware law prohibits any change in any of the terms and conditions of the Merger Agreement subsequent to Shawmut stockholder approval if such change or alteration would, among other things, adversely effect any holder of Shawmut Common Stock.

FLEET AND SHAWMUT STOCK OPTION AGREEMENTS

     Concurrently with the execution of the Merger Agreement, Fleet executed and delivered the Fleet Stock Option Agreement, pursuant to which Fleet granted to Shawmut the Fleet Option. At the same time, Shawmut executed and delivered the Shawmut Stock Option Agreement, pursuant to which Shawmut granted to Fleet the Shawmut Option. The Fleet Stock Option Agreement and the Shawmut Stock Option Agreement are attached to this Joint Proxy Statement-Prospectus as Exhibits B and C and are incorporated by reference herein. Fleet and Shawmut approved and entered into the Fleet and Shawmut Option Agreements to induce each other to enter into the Merger Agreement. The Option Agreements are intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Option Agreements may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in Fleet or Shawmut from considering or proposing such an acquisition, even if, in the case of Shawmut, such persons were prepared to offer to pay consideration to Shawmut stockholders which had a higher current market price than the shares of Fleet Common Stock to be received per share of Shawmut Common Stock pursuant to the Merger Agreement.

     Except as otherwise noted below, the terms and conditions of the Fleet Option Agreement and the Shawmut Option Agreement are identical in all material respects. For purposes of this section, except as otherwise noted, (i) the Fleet Option Agreement or the Shawmut Option Agreement, as the case may be, is sometimes referred to as the "Issuer Option Agreement", (ii) Fleet, as issuer of the Fleet Common Stock, and Shawmut, as issuer of the Shawmut Common Stock, upon the exercise of the Fleet Option and the Shawmut Option, respectively, are sometimes individually referred to as the "Issuer", (iii) Fleet and Shawmut, as the holder of the Shawmut Option and the Fleet Option, respectively, are sometimes individually referred to as the "Optionee", (iv) the Fleet Option or the Shawmut Option, as the case may be, is sometimes referred to as the "Issuer Option" and (v) the Fleet Common Stock and the Shawmut Common Stock is referred to as "Issuer Common Stock".

     The Fleet Option Agreement provides for the purchase by Shawmut of 28,171,050 shares (the "Fleet Option Shares" or the "Issuer Option Shares", as the case may be) of Fleet Common Stock at an exercise price of $33.625 per share, payable in cash. The Fleet Option Shares, if issued pursuant to the Fleet Option Agreement, shall in no event exceed 19.9% of the Fleet Common Stock issued and outstanding without giving effect to the issuance of any Fleet Common Stock subject to the Fleet Option.

     The Shawmut Option Agreement provides for the purchase by Fleet of 24,195,625 shares (the "Shawmut Option Shares" or the "Issuer Option Shares", as the case may be) of Shawmut Common Stock at an exercise price of $24.50 per share, payable in cash. The Shawmut Option Shares, if issued pursuant to the Shawmut Option Agreement, shall in no event exceed 19.9% of the Shawmut Common Stock issued and outstanding without giving effect to the issuance of any Shawmut Common Stock subject to the Shawmut Option.

     The number of shares of Issuer Common Stock subject to the applicable Issuer Option will be increased to the extent that additional shares of Issuer Common Stock are issued or otherwise become outstanding (other than pursuant to an exercise of an Issuer Option), such that, after such issuance, the number of Issuer Option Shares will continue to equal 19.9% of the Issuer Common Stock then issued and outstanding without giving effect to the issuance of any Issuer Common Stock subject to such Issuer Option. In the event of any change in, or distributions in respect of, the shares of Issuer Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, subdivision, conversion, exchange of shares, distribution on or in respect of such Issuer Common Stock or similar transaction, the type and number of Issuer Option Shares purchasable upon exercise of the applicable Issuer Option, and the applicable option price will also be adjusted in such a manner as shall fully preserve the economic benefits of the Option.

     Each Issuer Option Agreement provides that the Optionee or any other holder or holders of the Issuer Option (as used in this section, collectively, the "Holder") may exercise the Issuer Option, in whole or in part, subject to regulatory approval, if both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below) shall have occurred prior to the occurrence of an Exercise Termination Event (as defined below); provided that the Holder shall have sent to the Issuer written notice of such exercise within 90 days following such Subsequent Triggering Event (subject to extension as provided in each Issuer Option Agreement). The terms Initial Triggering Event and Subsequent Triggering Event generally relate to attempts by one or more third parties to acquire a significant interest in the Issuer. Any exercise of the Issuer Option will be deemed to occur on the date such notice is sent.

     For purposes of each Issuer Option Agreement:

          (a) The term "Initial Triggering Event" means the occurrence of any of the following events or transactions after February 20, 1995: (i) the Issuer or any subsidiary of the Issuer, without the Optionee's prior written consent, shall have entered into an agreement to engage in, or Issuer's Board of Directors accepts, or recommends stockholder approval of, an Acquisition Transaction (as defined below) with any person or group (other than as contemplated by the Merger Agreement); (ii) Issuer's Board of Directors shall have publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to the Optionee, its recommendation that its stockholders approve the Merger Agreement; (iii) any person, other than the Optionee or any subsidiary of the Optionee, acting in a fiduciary capacity in the ordinary course of business acquires beneficial ownership, or the right to acquire beneficial ownership, of 10% or more of the outstanding shares of the Issuer's Common Stock; (iv) any person other than the Optionee or any subsidiary of the Optionee shall have made a bona fide proposal to the Issuer or its stockholders by public announcement or written communication that shall be or becomes the subject of public disclosure to engage in an Acquisition Transaction; (v) the Issuer breaches any covenant or obligation in the Merger Agreement after any person, other than the Optionee or any subsidiaries of the Optionee, has proposed an Acquisition Transaction, and such breach (A) would entitle the Optionee to terminate the Merger Agreement and (B) is not remedied prior to the date of the Optionee's notice to the Issuer of the exercise of the Option; or (vi) any person other than the Optionee or any subsidiary of the Optionee, other than in connection with a transaction to which the Optionee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

          For purposes of each Issuer Option Agreement, the term "Acquisition Transaction" means (i) a merger or consolidation, or any similar transaction with the Issuer or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Commission); (ii) a purchase, lease or other acquisition of all or substantially all of the assets of the Issuer or any of its Significant Subsidiaries; (iii) a purchase or other acquisition of securities representing 10% or more of the voting power of the Issuer or any of its Significant Subsidiaries; or (iv) any substantially similar transaction, provided, however, that in no event shall any (i) merger, consolidation or similar transaction involving Issuer or any Significant Subsidiary in which the voting securities of the Issuer outstanding immediately prior thereto continue to represent (by either remaining outstanding or being converted into the voting securities of the surviving entity of any such transaction) at least 65% of the combined voting power of the voting securities of the

     Issuer or the surviving entity outstanding immediately after the consummation of such merger, consolidation or similar transaction or (ii) merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its subsidiaries or involving only any two or more of such subsidiaries, be deemed to be an Acquisition Transaction, provided any such transaction is not entered into in violation of the terms of the Merger Agreement.

          (b) The term "Subsequent Triggering Event" means the occurrence of either of the following events or transactions after February 20, 1995: (i) the acquisition by any person of beneficial ownership of 20% or more of the then outstanding shares of Issuer Common Stock; or (ii) the occurrence of the Initial Triggering Event described above in clause (a)(i), except that the percentage referred to in subclause (iii) of the definition of "Acquisition Transaction" set forth above shall be 20%.

     Each Issuer Option will expire upon the occurrence of an "Exercise Termination Event", defined as: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except in the case of the termination of the Merger Agreement by the Optionee as a result of an uncured material breach by the Issuer of any of its representations, warranties, covenants or agreements unless the breach by the Issuer is non-volitional; or (iii) twelve months after the termination of the Merger Agreement if such termination occurs after the occurrence of an Initial Triggering Event or is a termination by the Optionee due to a material, volitional breach by the Issuer of the Merger Agreement (provided that if an Initial Triggering Event continues or occurs beyond such termination of the Merger Agreement and prior to the passage of such 12-month period, the Issuer Option will terminate 12 months from the expiration of the last Initial Triggering Event to expire, but in no event more than 18 months after such termination of the Merger Agreement.)

     As of the date of this Joint Proxy Statement-Prospectus, to the best knowledge of Fleet and Shawmut, no Initial Triggering Event or Subsequent Triggering Event has occurred.

     Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of a Holder, delivered prior to an Exercise Termination Event, the Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Issuer Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which the Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10 of the Option Agreements), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Issuer Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated.

     The term "market/offer price" shall mean the highest of (i) the price per share of Issuer Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Issuer Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Issuer Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of the Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, divided by the number of shares of Issuer Common Stock outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be. However, if Issuer at any time after delivery of a notice of repurchase as described in this paragraph is prohibited under applicable law or regulation, from delivering to the Holder and/or the Owner, as appropriate, the Issuer Option Repurchase Price and the Issuer Option Share Repurchase Price, respectively, in full, the Holder or Owner may revoke its notice of repurchase of the Issuer Option or the Issuer Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly
(I) deliver to the Holder and/or the Owner, as appropriate, that portion of the Issuer Option Repurchase Price or the Issuer Option Share Repurchase Price that Issuer is not prohibited from delivering and (II) deliver, as appropriate,

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

(a) to the Holder, a new Issuer Option Agreement evidencing the right of the Holder to purchase that number of shares of the Issuer Common Stock obtained by multiplying the number of shares of the Issuer Common Stock for which the surrendered Issuer Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Issuer Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Issuer Option Repurchase Price, and
(b) to the Owner, a certificate for the Issuer Option Shares it is then so prohibited from repurchasing. A "Repurchase Event" is deemed to have occurred
(i) upon the consummation of an Acquisition Transaction or (ii) upon the acquisition by any person of the beneficial ownership of 50% or more of the then outstanding Issuer Common Stock, provided that a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event.

     In the event that prior to an Exercise Termination Event, the Issuer enters into any agreement (a) to consolidate with or merge into any person, other than the Optionee or one of its subsidiaries, such that Issuer is not the continuing or surviving corporation of such consolidation or merger; (b) to permit any person, other than the Optionee or one of its subsidiaries, to merge into the Issuer and the Issuer is the continuing or surviving corporation, but in connection with such consolidation or merger, the outstanding shares of the Issuer Common Stock are changed into or exchanged for stock or other securities of any other person or cash or any other property, or the then outstanding shares of Issuer Common Stock after such merger shall represent less than 50% of the outstanding voting shares and voting share equivalents of the merged corporation; or (c) to sell or otherwise transfer all or substantially all of its assets to any person, other than the Optionee or any of its subsidiaries, then, and in each such case, the agreement governing such transaction must provide that, upon consummation of such transaction and upon terms and conditions set forth in the Issuer Option Agreement, the Option will be converted into, or exchanged for, an option having substantially the same terms as the Option (the "Substitute Option") to purchase securities, at the election of the Holder, of either the acquiring person or any person that controls the acquiring person. At the request of the Holder of the Substitute Option, the issuer of the Substitute Option shall repurchase it at a price, and subject to such other terms and conditions, as set forth in the Issuer Option Agreement.

     Within 90 days after the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Date (subject to extension as provided in the Issuer Option Agreement), the Optionee may request the Issuer to prepare, file and keep current with respect to the Option Shares, a registration statement with the Commission. The Issuer is required to use its reasonable best efforts to cause such registration statement to become effective and then to remain effective for 180 days or such shorter time as may be reasonably necessary to effect such sales or other disposition of Option Shares. The Optionee has the right to demand two such registrations.

     Neither the Issuer nor the Optionee may assign any of its rights and obligations under the Issuer Option Agreements or the Issuer Option to any other person without the express written consent of the other party, except that if a Subsequent Triggering Event occurs prior to an Exercise Termination Event, the Optionee, subject to the terms of the Issuer Option Agreement, may assign in whole or in part its rights and obligations thereunder, within 90 days (subject to extension as provided in the Issuer Option Agreement) of such Subsequent Triggering Event; provided that until the date 15 days after the date on which the Federal Reserve Board approves an application by the Optionee to acquire the Issuer Option Shares, the Optionee may not assign its rights under the Issuer Option except in (a) a widely dispersed public distribution, (b) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of the Issuer, (c) an assignment to a single party for the purpose of conducting a widely dispersed public distribution on the Optionee's behalf, or (d) any other manner approved by the Federal Reserve Board.

     Certain rights and obligations of the Optionee and the Issuer under the Option Agreement are subject to receipt of required regulatory approvals. The approval of the Federal Reserve Board is required for the acquisition by the Optionee of more than 5% of the outstanding shares of Issuer Common Stock. Accordingly, the Optionee has included or will include in its applications with the Federal Reserve Board a request for approval of the right of the Optionee to exercise its rights under the Issuer Option Agreement, including its right to purchase more than 5% of the outstanding shares of Issuer Common Stock. See
"-- Regulatory Approvals Required for the Merger".

THE FLEET RIGHTS AGREEMENT

     On November 21, 1990, the Fleet Board declared a dividend of one preferred share purchase right (a "Fleet Right") for each outstanding share of Fleet Common Stock to stockholders of record at the close of business on December 4, 1990. Each Fleet Right, when exercisable, will entitle the registered holder to purchase from Fleet one one-hundredth of a share of the Junior Preferred Stock of Fleet, at a purchase price of $50 per one one-hundredth of a share of Junior Preferred Stock, subject to certain adjustments. The Fleet Rights are not currently exercisable. The description and terms of the Fleet Rights, as well as the Fleet Rights Agreement (as hereinafter defined) pursuant to which the Fleet Rights were issued are set forth below in "DESCRIPTION OF FLEET CAPITAL STOCK, FLEET NEW PREFERRED STOCK, FLEET NEW DEPOSITARY SHARES AND FLEET WARRANTS -- Fleet Common Stock -- Preferred Share Purchase Rights".

     Immediately prior to the execution of the Merger Agreement, Fleet amended the Fleet Rights Agreement to amend the definition of "Acquiring Person" to permit the execution and delivery by Fleet of the Merger Agreement and the Shawmut Option Agreement without Shawmut becoming an Acquiring Person under the Fleet Rights Agreement.

THE SHAWMUT RIGHTS AGREEMENT

     On February 28, 1989, the Shawmut Board declared a dividend of one preferred share purchase right (a "Shawmut Right") for each outstanding share of Shawmut Common Stock to stockholders of record at the close of business on March 13, 1989. Each Shawmut Right, when exercisable, will entitle the registered holder to purchase from Shawmut a unit consisting of one one-hundredth of a share (a "Unit") of Series A Junior Participating Preferred Stock of Shawmut, at a purchase price of $100 per Unit, subject to adjustment. The Shawmut Rights are not currently exercisable. The description and terms of the Shawmut Rights are set forth in the Rights Agreement dated as of February 28, 1989 between Shawmut and Chemical Bank, as Rights Agent (the "Shawmut Rights Agreement"), a copy of which was filed as an Exhibit to the Shawmut Registration Statement on Form 8-A dated March 7, 1989, as amended by a Form 8-A/A dated March 2, 1995, which is incorporated by reference herein. See "INFORMATION INCORPORATED BY REFERENCE".

     Immediately prior to the execution of the Merger Agreement, the Shawmut Board amended the Shawmut Rights Agreement to amend the definition of "Acquiring Person" to permit the execution and delivery by Shawmut of the Fleet Option Agreement without Fleet becoming an Acquiring Person under the Shawmut Rights Agreement.

EMPLOYEE BENEFITS AND PLANS

     The Merger Agreement requires Fleet to honor all employment, severance and other compensation agreements disclosed to Fleet in the Merger Agreement in accordance with their terms. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER". The Merger Agreement also provides that, after the Merger, Fleet will provide Fleet employees who formerly were employees of Shawmut employee benefits substantially the same as those provided to similarly situated employees of Fleet, and employees of Fleet who were formerly employees of Shawmut will receive full credit for all purposes under such employee benefit plans, except the accrual of benefits, for their years of service with Shawmut or any of its subsidiaries (and any predecessors thereto).

     Each stock option to acquire Shawmut Common Stock granted under the Shawmut Stock Plans which is outstanding and unexercised immediately prior to the Effective Time will be converted at the Effective Time into, and will become, a stock option to purchase Fleet Common Stock and will continue to be governed by the terms of the Shawmut Stock Plans which will be assumed by Fleet. Each Shawmut Warrant which is outstanding and unexercised immediately prior to the Effective Time shall be converted automatically into a Fleet Warrant. In each case, (i) the number of shares of Fleet Common Stock subject to the Fleet option or Fleet Warrant, as the case may be, shall be equal to the product of the number of shares of Shawmut Common Stock subject to the Shawmut option or Shawmut Warrant, as the case may be, and the Common Exchange Ratio, rounded down to the nearest share, and (ii) the exercise price per share of Fleet Common

Stock subject to the Fleet option or Fleet Warrant, as the case may be, will be equal to the exercise price per share of Shawmut Common Stock under the Shawmut option or Shawmut Warrant, as the case may be, divided by the Common Exchange Ratio, rounded up to the nearest cent. The duration and other terms of each Fleet option and Fleet Warrant shall be substantially the same as the Shawmut option or Shawmut Warrant. Each option granted under the Shawmut Stock Plans will, pursuant to the terms of each such plan, automatically become vested and exercisable upon approval and adoption of the Merger Agreement by the stockholders of Shawmut.

     Shawmut has in effect a separation policy (the "Separation Policy") covering 41 of its senior officers (each, a "Participant"), several of whom may be deemed to be executive officers of Shawmut. Of the 41 Participants, 16 have been classified as Class 1 Participants and 25 have been classified as Class 2 Participants. The Separation Policy provides that if the employment of a Participant is terminated within the two-year period following a change in control (as defined in the Separation Policy) of Shawmut and such termination is by Shawmut (or its successor) other than for cause (as defined in the Separation Policy) or by the Participant for good reason (as defined in the Separation Policy), the Participant will be entitled to receive, among other things, an amount equal to the sum of the Participant's annual base salary and the highest of the short-term bonuses awarded during the prior three years multiplied by 2 (in the case of Class 1 Participants) or by 1.5 (in the case of Class 2 Participants). The Separation Policy also provides (i) that each Participant will receive, for a period of 24 months (in the case of Class 1 Participants) or 18 months (in the case of Class 2 Participants) after the date of termination of employment, benefits equivalent to the additional benefits the Participant would have received under the qualified and nonqualified pension plans in which the Participant was participating immediately prior to termination and (ii) for the continuation of coverage, for a period terminating on the earlier of (A) 24 months (in the case of Class 1 Participants) or 18 months (in the case of Class 2 Participants) following the date of termination of employment and (B) the commencement of equivalent benefits from a new employer, under all medical and other welfare benefit plans being provided as of the date of termination. The Merger will constitute a change in control under the Separation Policy. The Separation Policy provides that payments received in connection with a change in control will be reduced to the extent necessary to avoid the imposition of an excise tax under federal tax laws.

     Shawmut has in effect a Special Severance Plan (the "Severance Plan"), which covers all persons employed by Shawmut (each, a "Covered Employee"), other than on a temporary, occasional or seasonal basis, who are not otherwise parties to an individual severance agreement or a participant in the Separation Policy, and classifies such persons into "Class 1 Covered Employees" and "Class 2 Covered Employees". The Severance Plan provides that if the employment of a Covered Employee is terminated within the one-year period following a change in control (as defined in the Severance Plan) of Shawmut, and such termination is by Shawmut (or its successor) other than for cause (as defined in the Severance
Plan) or by the Covered Employee for good reason (as defined in the Severance
Plan), the Covered Employee will be entitled to receive, in addition to the severance pay to which such employee is entitled under the Shawmut Salary Continuation Procedure, as described below (the "Procedure"), (i) an amount equal to six months of annual base salary (in the case of Class 1 Covered Employees) or three months of annual base salary (in the case of Class 2 Covered Employees), (ii) an amount equal to the present value of the Covered Employee's accrued benefit, if any, which shall be fully vested at the date of termination of employment, under Shawmut's supplemental, nonqualified pension plans, (iii) an amount equal to the pro rata portion of such Covered Employee's outstanding short-term bonus award and (iv) continuation of coverage, for a period terminating on the earlier of (A) the number of months with respect to which such employee is entitled to severance pay under the Procedure plus six months (in the case of Class 1 Covered Employees) or three months (in the case of Class 2 Covered Employees) following the date of termination of employment and (B) the commencement of equivalent benefits from a new employer, under all medical or other welfare benefit plans being provided as of the date of termination. The Procedure provides that a Covered Employee will be entitled to receive severance pay in an amount equal to two weeks of base salary at the weekly rate in effect on such employee's last day of active employment with Shawmut (or its successor) for each year of past service with Shawmut (or its successor) up to a maximum of twenty-six weeks, with a minimum of four weeks, plus, if applicable, one day's base salary in lieu of notice for each business day in which no written notice was given in the thirty days prior to termination of employment. The Severance Plan provides that payments received in connection with a change in control will be reduced to the extent necessary to avoid the imposition of any federal excise tax. The consummation of the Merger will constitute a change in control under the Severance Plan.

     The aggregate liability that may be incurred by Fleet under the Separation Policy and the Severance Plan cannot be determined as of the date of this Joint Proxy Statement-Prospectus. However, as more fully described below (see "BOARD OF DIRECTORS, MANAGEMENT AND OPERATIONS OF FLEET FOLLOWING THE
MERGER -- Operations"), Fleet and Shawmut anticipate that in connection with the Merger, they will incur personnel related costs (including without limitation costs incurred pursuant to the Separation Policy and the Severance Plan) of approximately $255 million (pre-tax).

STOCK EXCHANGE LISTING

     The Merger Agreement provides for the filing of a listing application with the Stock Exchange covering the Fleet Common Stock issuable pursuant to the Merger. It is a condition to the consummation of the Merger that such shares of Fleet Common Stock be authorized for listing on the Stock Exchange effective upon official notice of issuance. In addition, Fleet agreed to use its best efforts to cause the Fleet New Depositary Shares to be so listed.

EXPENSES

     The Merger Agreement provides that Fleet and Shawmut will each pay its own expenses in connection with the Merger and the transaction contemplated thereby, provided that Fleet and Shawmut will divide equally all printing costs, filing fees and registration fees in connection with the Merger Agreement, the registration statement and this Joint Proxy Statement-Prospectus.

DIVIDENDS

     The Merger Agreement provides that Fleet and Shawmut will coordinate the declaration and payment of dividends in respect of Fleet Common Stock and Shawmut Common Stock so that holders thereof will not receive two dividends for a single quarter or fail to receive one dividend which they would otherwise receive in the absence of the Merger. Dividends on the Shawmut Preferred Stock and the Fleet New Preferred Stock will be payable in accordance with their respective terms.

RESALES OF FLEET COMMON STOCK, FLEET NEW PREFERRED STOCK, FLEET NEW DEPOSITARY SHARES AND FLEET WARRANTS RECEIVED IN THE MERGER

     The Fleet Common Stock, Fleet New Preferred Stock, Fleet New Depositary Shares and Fleet Warrants issued pursuant to the Merger will be freely transferable under the Securities Act, except for shares or warrants issued to any Shawmut stockholder who may be deemed to be an affiliate of Fleet for purposes of Rule 144 promulgated under the Securities Act ("Rule 144") or an affiliate of Shawmut for purposes of Rule 145 promulgated under the Securities Act ("Rule 145") (each an "Affiliate"). Affiliates will include persons (generally executive officers, directors and ten percent stockholders) who control, are controlled by, or are under common control with (i) Fleet or Shawmut at the time of the Shawmut Meeting or (ii) Fleet at or after the Effective Time.

     Rules 144 and 145 will restrict the sale of Fleet Common Stock, Fleet New Preferred Stock, Fleet New Depositary Shares and Fleet Warrants received in the Merger by Affiliates and certain of their family members and related interests. Generally speaking, during the two years following the Effective Time, those persons who are Affiliates of Shawmut at the time of the Shawmut Meeting, provided they are not Affiliates of Fleet at or following the Effective Time, may publicly resell any Fleet Common Stock, Fleet New Preferred Stock, Fleet New Depositary Shares and Fleet Warrants received by them in the Merger, subject to certain limitations as to, among other things, the amount of Fleet Common Stock, Fleet New Preferred Stock, Fleet New Depositary Shares and Fleet Warrants, as the case may be, sold by them in any three-month period and as to the manner of sale. After the two-year period, such Affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to Fleet as required by Rule 144. Persons who become Affiliates of Fleet prior to, at or after the Effective Time may publicly resell the

Fleet Common Stock, Fleet New Preferred Stock, Fleet New Depositary Shares and Fleet Warrants received by them in the Merger subject to similar limitations and subject to certain filing requirements specified in Rule 144.

     The ability of Affiliates to resell shares of Fleet Common Stock, Fleet New Preferred Stock, Fleet New Depositary Shares and Fleet Warrants received in the Merger under Rule 144 or 145 as summarized herein generally will be subject to Fleet's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell Fleet Common Stock, Fleet New Preferred Stock, Fleet New Depositary Shares and Fleet Warrants received in the Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

     This Joint Proxy Statement-Prospectus does not cover any resales of Fleet Common Stock, Fleet New Preferred Stock, Fleet New Depositary Shares or Fleet Warrants received by persons who may be deemed to be Affiliates of Fleet or Shawmut in the Merger, or the shares issuable upon exercise of the Fleet Warrants.

     Commission guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. Commission guidelines indicate further that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

     Each of Shawmut and Fleet has agreed in the Merger Agreement to use its best efforts to cause each person who is an Affiliate (for purposes of Rule 145 and for purposes of qualifying the Merger for pooling of interests accounting treatment) of such party to deliver to the other party a written agreement intended to ensure compliance with the Securities Act and preserve the ability to treat the Merger as a pooling of interests.

     Fleet has agreed in the Merger Agreement to use its best efforts to publish not later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations, combined sales and net income figures as contemplated by and in accordance with the terms of the Commission's Accounting Series Release No. 135.

FLEET DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     Fleet has an automatic Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The Plan provides, in substance, for those stockholders who elect to participate, that dividends on Fleet Common Stock and optional cash payments of not less than $10 per month, up to a maximum of $10,000 for each quarter, will be invested in shares of Fleet Common Stock. The purchase price for Fleet Common Stock purchased with reinvested cash dividends is 97% of the market price and for purchases with optional cash payments is 100% of the market price. In each case, the Plan provides for the payment by Fleet of any brokerage commissions or service charges with respect to such purchases. The Plan also provides that Fleet may change the discount amounts for dividends and optional cash payments, and the maximum optional cash payment amount at any time in its sole discretion. After the Effective Time, stockholders of Shawmut who receive Fleet Common Stock in the Merger will have the right to participate in the Plan.

APPRAISAL RIGHTS

     HOLDERS OF SHAWMUT COMMON STOCK, SHAWMUT 9.30% PREFERRED, SHAWMUT 9.35% PREFERRED AND SHAWMUT DEPOSITARY SHARES DO NOT HAVE ANY APPRAISAL RIGHTS UNDER DELAWARE LAW IN CONNECTION WITH THE MERGER.

     If the Merger is consummated, a holder of record of Shawmut Adjustable Preferred on the date of making a demand for appraisal, as described below, who continues to hold such shares through the Effective Time and who strictly complies with the procedures set forth under Section 262 of the Delaware General Corporation Law ("Section 262") will be entitled to have such shares appraised by the Delaware Court of

Chancery under Section 262 and to receive payment of the "fair value" of such shares in lieu of the consideration provided for in the Merger Agreement. This Joint Proxy Statement-Prospectus is being sent to all holders of record of Shawmut Adjustable Preferred at the Record Date and constitutes notice of the appraisal rights available to such holders under Section 262. THE STATUTORY RIGHT OF APPRAISAL GRANTED BY SECTION 262 REQUIRES STRICT COMPLIANCE WITH THE PROCEDURES SET FORTH IN SECTION 262. FAILURE TO FOLLOW ANY OF SUCH PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF DISSENTERS' RIGHTS UNDER SECTION 262. The following is a summary of certain of the provisions of Section 262 and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this Joint Proxy Statement-Prospectus as Exhibit F.

     A holder of Shawmut Adjustable Preferred electing to exercise appraisal rights under Section 262 must deliver a written demand for appraisal of such stockholder's shares to Shawmut prior to the vote on the approval of the Merger Agreement. Such written demand must reasonably inform Shawmut of the identity of the stockholder of record and of such stockholder's intention to demand appraisal of his shares. All such demands should be delivered to Shawmut National Corporation, Attention: J. Michael Shepherd, Executive Vice President, General Counsel and Secretary, at One Federal Street, Boston, Massachusetts 02211.

     Only a holder of shares of Shawmut Adjustable Preferred on the date of making such written demand for appraisal who continuously holds such shares through the Effective Time is entitled to seek appraisal. Demand for appraisal must be executed by or for the holder of record, fully and correctly, as such holder's name appears on the holder's stock certificates representing shares of Shawmut Adjustable Preferred. If Shawmut Adjustable Preferred is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if Shawmut Adjustable Preferred is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly disclose in such demand that the agent is acting as agent for the record owner or owners of such shares.

     A record holder such as a broker who holds shares of Shawmut Adjustable Preferred as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners with respect to the shares of Shawmut Adjustable Preferred held for such beneficial owners. In such case, the written demand for appraisal should set forth the number of shares of Shawmut Adjustable Preferred covered by it. Unless a demand for appraisal specifies a number of shares, such demand will be presumed to cover all shares of Shawmut Adjustable Preferred held in the name of such record owner. BENEFICIAL OWNERS WHO ARE NOT RECORD OWNERS AND WHO INTEND TO EXERCISE APPRAISAL RIGHTS SHOULD INSTRUCT THE RECORD OWNER TO COMPLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE EXERCISE OF APPRAISAL RIGHTS BEFORE THE DATE OF THE SHAWMUT MEETING.

     Within ten days after the Effective Time, Fleet is required to send notice of the effectiveness of the Merger to each stockholder of Shawmut who prior to the Effective Time complied with the requirements of Section 262.

     Within 120 days after the Effective Time, Fleet or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Shawmut Adjustable Preferred held by all stockholders seeking appraisal. A dissenting stockholder must serve a copy of such petition on Fleet. If no petition is filed by either Fleet or a dissenting stockholder within such 120 day period, the rights of all dissenting stockholders to appraisal shall cease. Shawmut stockholders seeking to exercise appraisal rights should not assume that Fleet will file a petition with respect to the appraisal of the fair value of their shares or that Fleet will initiate any negotiations with respect to the fair value of such shares. Fleet is under no obligation to and has no present intention to take any action in this regard. Accordingly, Shawmut stockholders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. FAILURE TO FILE THE PETITION ON A TIMELY BASIS WILL CAUSE THE STOCKHOLDER'S RIGHT TO AN APPRAISAL TO CEASE.

     Within 120 days after the Effective Time, any stockholder who has complied with subsections (a) and (d) of Section 262 is entitled, upon written request, to receive from Fleet a statement setting forth the aggregate number of shares of Shawmut Adjustable Preferred with respect to which demands for appraisal have been received by Shawmut and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by Fleet or within 10 days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

     If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares of Shawmut Adjustable Preferred owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the court is to take into account all relevant factors. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation." The Delaware Supreme Court has also held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy.

     Stockholders considering seeking appraisal should consider that the fair value of their shares determined under Section 262 could be more, the same, or less than the value of the consideration to be received pursuant to the Merger Agreement without the exercise of appraisal rights, and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value as determined under Section 262. The cost of the appraisal proceeding may be determined by the Court of Chancery and assessed against the parties as the Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding (including without limitation reasonable attorney's fees and the fees and expenses of experts) be charged pro rata against the value of all shares of the Shawmut Adjustable Preferred entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

     Any stockholder who has fully demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to receive payment of dividends or other distributions on the Shawmut Adjustable Preferred, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

     A Shawmut stockholder may withdraw a demand for appraisal and accept the terms of the Merger at any time within 60 days after the Effective Time, or thereafter may withdraw such demand with the written approval of Fleet. In the event an appraisal proceeding is properly instituted, such proceeding may not be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and any such approval may be conditioned on the terms the Court of Chancery deems just.

     IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF DELAWARE LAW, ANY HOLDER OF THE SHAWMUT ADJUSTABLE PREFERRED WHO IS CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT HIS OR HER LEGAL ADVISOR.

     See "-- Certain Federal Income Tax Consequences" for a brief description of certain federal income tax consequences resulting from the receipt of the fair value of appraised shares.

                 BOARD OF DIRECTORS, MANAGEMENT AND OPERATIONS
                         OF FLEET FOLLOWING THE MERGER

BOARD OF DIRECTORS

     From and after the Effective Time, the Fleet Board will consist of 20 persons, divided into three classes of directors, with each class serving staggered terms of three years, so that only one class is elected in any one year. Messrs. Murray and Alvord will each be a director of Fleet and, with the approval of the respective Boards of Directors of Fleet and Shawmut, will designate an additional eleven and seven individuals, respectively, to be members of the Fleet Board. As of the date of this Joint Proxy Statement-Prospectus, such directors had not been designated by Messrs. Murray and Alvord and their respective Boards of Directors.

     The directors selected by Fleet and Shawmut shall be divided as equally as practicable among the three classes of directors and the various committees established by the Fleet Board in proportion to the aggregate representation of such directors. In addition, the Fleet Board will establish, promptly following the Effective Time, and maintain for a period of 18 months thereafter, an integration committee, comprised of Messrs. Murray and Alvord, two additional representatives of Fleet and two additional representatives of Shawmut, to oversee the integration of the operations of Fleet, Shawmut and their respective subsidiaries.

MANAGEMENT

     The executive officers of Fleet will be comprised of certain members of Fleet's senior management and certain members of Shawmut's senior management. Mr. Murray, the Chairman of the Board, President and Chief Executive Officer of Fleet will be the Chief Executive Officer and President of Fleet following the Merger, and Mr. Alvord, the Chairman of the Board and Chief Executive Officer of Shawmut will be the Chairman of Fleet following the Merger. In addition, the following persons will have the responsibilities set forth below at Fleet after the Merger:

                                      PRESENT COMPANY
NAME                                    AFFILIATION                  RESPONSIBILITY
- -----------------------------------  ------------------    -----------------------------------
Robert J. Higgins..................  Fleet                 Vice Chairman (commercial banking)
Gunnar S. Overstrom, Jr............  Shawmut               Vice Chairman (consumer
                                                           banking/small business and
                                                           investment services)
H. Jay Sarles......................  Fleet                 Vice Chairman (staff functions and
                                                           corporate strategy)
Michael R. Zucchini................  Fleet                 Vice Chairman (financial services,
                                                           fee-based businesses and technology
                                                           operations)
David L. Eyles.....................  Shawmut               Executive Vice President and Chief
                                                           Credit Policy Officer
Eugene M. McQuade..................  Fleet                 Executive Vice President and Chief
                                                           Financial Officer

     Additional information about each of such persons is contained in Fleet's and Shawmut's respective Annual Reports on Form 10-K for the year ended December 3l, 1994, which are incorporated by reference in this Joint Proxy
Statement-Prospectus. See "AVAILABLE INFORMATION" and "INFORMATION INCORPORATED BY REFERENCE".

     Except for the foregoing, it has not yet been determined which members of Fleet's or Shawmut's senior management will also become executive officers of Fleet following the Merger or what such persons' titles or functions will be. From time to time prior to consummation of the Merger, decisions may be made with respect to the management and operations of Fleet following the Merger, including the selection of executive officers of Fleet.

OPERATIONS

     Following the Merger, Fleet intends to combine the operations of and, subject to required regulatory approvals, to merge certain of the subsidiary banks of Fleet and Shawmut and to consolidate the operations of certain other Fleet and Shawmut subsidiaries which provide similar services. As of the date of this Joint Proxy Statement-Prospectus, no final determination with respect to such matters had been made.

     While no assurance can be given, Fleet and Shawmut expect to achieve cost savings of approximately $400 million (pre-tax) within fifteen months following the Merger. Such cost savings are expected to be realized primarily through reductions in staff, elimination, consolidation or divestiture of certain branches and the consolidation of certain offices, data processing and other redundant back-office operations and staff functions. Cost reductions and branch consolidations will come from both companies and will be spread throughout the geographic region. Cost savings are also expected to be achieved in connection with the NBB Merger, the Northeast Merger and the Plaza Merger. These cost savings are expected to be approximately $20 million, $25 million and $15 million, respectively, and are expected to be achieved within the first twelve months after the consummation of these respective mergers. The extent to which cost savings will be achieved is dependent upon various factors beyond the control of Fleet and Shawmut, including the regulatory environment, economic conditions, unanticipated changes in business conditions, inflation and the level of FDIC assessments. Therefore, no assurances can be given with respect to the ultimate level of cost savings to be realized, or that such savings will be realized in the time-frame currently anticipated. In addition, as described above in "THE MERGER -- Regulatory Approvals Required for the Merger," certain regulatory agencies may seek the divestiture of certain assets and liabilities of the combined company following the Merger. Fleet and Shawmut expect that the Federal Reserve Board or the Department of Justice will request that Fleet or Shawmut divest certain operations in order to alleviate what such agency believes would be an adverse competitive effect. Fleet has not yet formulated a firm divestiture proposal and will not do so until further discussions with the Federal Reserve Board and the Department of Justice are held; accordingly, as of the date of this Joint Proxy Statement-Prospectus neither Fleet nor Shawmut can predict what the aggregate amount of any such divestitures may be. While any potential divestitures may affect certain pro forma combined financial statement amounts, merger and restructuring costs, cost savings and revenues, Fleet believes that the aggregate amount and financial impact of any such divestitures will not be material to the business, operations or financial condition of the combined institution and its subsidiaries, taken as a whole. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS" and "NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS".

     Fleet and Shawmut also anticipate that they will incur one-time merger expenses and restructuring charges in connection with the Merger, estimated to be approximately $400 million (pre-tax) in the aggregate, principally as a result of expenses to be incurred in connection with anticipated staff reductions, elimination of duplicate headquarters and operational facilities, and branch consolidations. It is anticipated that substantially all of these charges will be recognized during 1995 upon consummation of the Merger with the exception of certain amounts recognized by Shawmut during the first quarter of 1995 (see "RECENT DEVELOPMENTS" for further discussion), and paid during the first 15 months subsequent to the Merger. The following table provides details of the estimated charges by type:

                             (DOLLARS IN THOUSANDS)

                                                                      ESTIMATED
               TYPE OF COST                                             COSTS
               ----------------------------------------------------   --------
               Personnel related...................................   $255,000
               Facilities and equipment............................     68,000
               Branch related......................................     37,000
               Other merger expenses...............................     40,000
                                                                      --------
                         Total.....................................   $400,000
                                                                      ========

     Personnel-related costs consist primarily of charges related to employee severance, termination of certain employee benefits plans and employee assistance costs for separated employees. Facilities and equipment charges consist of lease termination costs and other related exit costs resulting from consolidation of duplicate headquarters and operational facilities, and computer equipment and software write-offs due to duplication or incompatibility. Branch-related costs are primarily related to the cost of exiting branches anticipated to be closed, including lease terminations and equipment write-offs.

     In connection with the Merger, Fleet is currently reviewing the investment securities portfolio of Shawmut and Northeast to determine the classification of such securities as either available for sale or held to maturity. As a result of this review, certain reclassifications of Shawmut and Northeast investment securities may result. See "Unaudited Pro Forma Condensed Combined Financial Statements" and "Notes to Unaudited Pro Forma Condensed Combined Financial Statements".

     Although Fleet has agreed to move its corporate headquarters to Boston, Massachusetts promptly following the Merger, it intends to continue to operate significant portions of its businesses from its existing locations in Connecticut, New York and Rhode Island.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Shawmut's management and the Shawmut Board, and Fleet's management and the Fleet Board, respectively, may be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of Shawmut or Fleet, as the case may be, generally. The Shawmut Board and the Fleet Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

INTERESTS OF SHAWMUT DIRECTORS AND EXECUTIVE OFFICERS

     Directorships and Officerships. The Merger Agreement provides that, from and after the Effective Time, the Fleet Board shall be comprised of 20 directors, including Mr. Alvord (who will serve as Chairman of Fleet until his 60th birthday), Mr. Murray (who will serve as Chief Executive Officer and President of Fleet and Chairman of Fleet following Mr. Alvord's 60th birthday), 11 additional persons, who are not executive officers of Fleet or Shawmut, to be selected prior to the Effective Time by Mr. Murray and the Fleet Board and 7 additional persons, who are not executive officers of Fleet or Shawmut, to be selected prior to the Effective Time by Mr. Alvord and the Shawmut Board. In addition, after the Effective Time, Mr. Overstrom will serve as a Vice Chairman of Fleet and Mr. Eyles will serve as an Executive Vice President and Chief Credit Policy Officer of Fleet. See "BOARD OF DIRECTORS, MANAGEMENT AND OPERATIONS OF FLEET FOLLOWING THE MERGER."

     Indemnification; Directors and Officers Insurance. The Merger Agreement provides that, in the event of any threatened or actual claim or proceeding in which any person who is or has been a director, officer or employee of Shawmut, its subsidiaries or any of their predecessors (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or pertaining to
(i) the fact that such person was a director, officer or employee of Shawmut, its subsidiaries or any of their predecessors, or (ii) the Merger Agreement, the Option Agreements or the transactions contemplated thereby, Fleet will, subject to the conditions set forth in the Merger Agreement, indemnify such person to the fullest extent permitted by law against any liability or expense incurred in connection with any such claim or proceeding. The Merger Agreement provides that Fleet's obligation to indemnify any Indemnified Party will continue for a period of six years following the Effective Time provided that rights to indemnification in respect of any claim asserted or made within such period will continue until final disposition of such claim. The Merger Agreement further provides that Fleet will, subject to the conditions set forth in the Merger Agreement, use its best efforts to cause the persons serving as officers and directors of Shawmut immediately prior to the Merger to be covered for a period of six years following the Effective Time by Shawmut's directors and officers liability insurance policy (or any equivalent substitute therefor), provided that Fleet will not be required to expend more than 200% of the current amount expended by Shawmut to procure such insurance.

     Existing Severance Agreements and Similar Arrangements. Messrs. Alvord, Overstrom, Alan R. Buffington, Eyles, Robert B. Hedges, John O. Huston, Niels C. Jensen, Mrs. Eileen S. Kraus, Ms. Susan E. Lester and Messrs. Michael J. Rothmeier and J. Michael Shepherd, all of whom are executive officers of Shawmut, are parties to severance agreements (each an "Existing Severance Agreement") with Shawmut which provide that if termination of such executive's employment occurs within the two-year period following a change in control of Shawmut and such termination is by Shawmut (or its successor) other than for cause (as defined in the agreements) or by the executive for good reason (as defined in the agreements), the executive will be entitled to receive, among other things, (i) an amount equal to the sum of annual base salary and any amount awarded under Shawmut's short-term incentive plan for the year preceding the year of termination or, in the case of all of the foregoing persons other than Messrs. Alvord and Overstrom, if higher, for the year preceding the change in control, multiplied by three or the number of years remaining to the executive's 65th birthday, whichever is shorter (the "Applicable Period"); (ii) a pro rata portion of any award related to any uncompleted performance award period under Shawmut's performance plan; and (iii) in the case of Messrs. Alvord and Overstrom, an amount in cash generally equal to the aggregate difference between the exercise price of certain stock options held by the executive and the higher of the closing price of Shawmut Common Stock on the date of termination of employment or the highest per share price paid in connection with any change in control of Shawmut. The Existing Severance Agreements also provide for the continuation of health, medical and life insurance coverage and other employee welfare plans and programs for each executive after termination of employment until the expiration of the Applicable Period or, if sooner, until such benefits are provided through the executive's reemployment, and provide each executive with pension benefits equal to the amount which the executive would have received under the applicable pension plans had the executive been fully vested and remained employed for the Applicable Period, reduced by the pension benefits the executive will actually receive under such pension plans. The Existing Severance Agreements confer no benefits prior to a change in control. In the event that any payments received by Messrs. Alvord and Overstrom in connection with a change in control are subject to the excise tax imposed upon certain change in control payments under federal tax laws, the Existing Severance Agreements for such executives provide for an additional payment sufficient to restore the executive to the same after-tax position the executive would have been in if the excise tax had not been imposed. The Existing Severance Agreements with the persons listed above other than Messrs. Alvord and Overstrom provide that payments received in connection with a change in control will be reduced to the extent necessary to avoid the imposition of any such excise tax. In the case of all of the Existing Severance Agreements, the Merger will constitute a change in control and, without limiting any executive's rights under the Existing Severance Agreements, any change in the title, authorities or duties of such executive following the Merger from those in effect prior to the Merger will constitute good reason. Fleet has agreed to honor each of the Existing Severance Agreements in accordance with its terms, with the exception of the Existing Severance Agreements of Messrs. Alvord and Overstrom, which will terminate at the Effective Time. However, the benefits payable to Messrs. Alvord and Overstrom under their Existing Severance Agreements have generally been incorporated into, and may be paid pursuant to, the New Employment Agreements (as hereinafter defined). See "-- New Fleet Employment Agreements".

     As described above, several of the participants in the Separation Policy may be deemed to be executive officers of Shawmut. See "THE MERGER-- Employee Benefits and Plans."

     Existing Employment Agreements. Shawmut has entered into an employment agreement (each an "Existing Employment Agreement") with each of Mr. Alvord and Mr. Overstrom, effective as of February 24, 1994, each of which contains the following terms and conditions: (i) an initial term of three years, subject to extension for an additional one-year period on each successive anniversary of the effective date unless Shawmut gives notice of nonrenewal at least 60 days prior to such anniversary; (ii) annual salary at least equal to that in effect on the effective date of the Existing Employment Agreements; (iii) participation in all compensation and employee benefit arrangements available to other executive officers of Shawmut; and (iv) noncompetition and confidentiality covenants by the officers. Pursuant to each of the Existing Employment Agreements, in the event that the executive is terminated by Shawmut without cause (as defined in the agreements) or the executive terminates his employment for good reason (as defined in the agreements) then the affected executive will be entitled to receive, for the then remaining term of the agreement, salary, short- and long-term incentive compensation and coverage or credited service, as applicable, under Shawmut's employee benefit plans. In addition, if any of such events occurs, the outstanding equity awards for the affected executive would vest, but would continue to become exercisable or nonrestricted, as applicable, as originally scheduled. At the Effective Time, the New Employment Agreements (as hereinafter defined) will replace the Existing Employment Agreements.

     Additional information concerning the salary and other benefits paid to each of Messrs. Alvord and Overstrom by Shawmut during 1994 is incorporated by reference to Shawmut's 1994 Annual Report on Form 10-K which is incorporated herein by reference. See "INFORMATION INCORPORATED BY REFERENCE". Such information is also set forth in the section entitled, "ELECTION OF SHAWMUT DIRECTORS; APPOINTMENT OF INDEPENDENT ACCOUNTANTS" which is included in the Joint Proxy Statement-Prospectus to be delivered to Shawmut stockholders only.

     New Fleet Severance Agreements. In connection with the execution of the Merger Agreement, Messrs. Alvord and Overstrom have entered into severance agreements with Fleet. The severance agreements provide that if termination of such executive's employment occurs within the two-year period following a change in control of Fleet and such termination is by Fleet (or its successor) other than for cause (as defined in the agreements) or by the executive for good reason (as defined in the agreements), the executive will be entitled to receive, among other things, (i) an amount equal to the sum of annual base salary and any amount awarded under Fleet's short-term incentive plan for the year preceding the year of termination multiplied by three or the number of years remaining to the executive's 65th birthday, whichever is shorter (the "Fleet Applicable Period"), and (ii) a pro rata portion of such executive's outstanding long-term incentive award. These agreements also provide for the continuation of health, medical and life insurance coverage and other employee welfare plans and programs for each executive after termination of employment until the expiration of the Fleet Applicable Period or, if sooner, until such benefits are provided through the executive's reemployment, and provide each executive with pension benefits equal to the amount which the executive would have received under the applicable pension plans had he been fully vested and remained employed for the Fleet Applicable Period, reduced by the pension benefits the executive will actually receive under such pension plans. These agreements confer no benefits prior to a change in control. In the event that any payments received by Messrs. Alvord and Overstrom in connection with a change in control are subjected to the excise tax imposed upon certain change in control payments under federal tax laws, these agreements provide for an additional payment sufficient to restore the executive to the same after-tax position the executive would have been in if the excise tax had not been imposed.

     New Fleet Employment Agreements. In connection with the execution of the Merger Agreement, Messrs. Alvord and Overstrom have entered into employment agreements (the "New Employment Agreements") with Fleet which, as of the Effective Time, will replace the Existing Employment Agreements.

     Mr. Alvord's New Employment Agreement contains the following terms and conditions: (i) a term commencing on the Effective Time and ending on Mr. Alvord's 60th birthday; (ii) annual salary and bonus at a rate no less than 90% of the base salary and bonus of the Chief Executive Officer of Fleet; (iii) long-term bonus and equity-based compensation awards at a rate no less than 90% of the long-term bonus and equity-based compensation awards of the Chief Executive Officer of Fleet; (iv) participation in all employee benefit arrangements available to other similarly situated executive officers of Fleet (only to the extent that the benefits provided thereunder do not duplicate benefits received by Mr. Alvord under certain continued Shawmut insurance, retirement and long-term disability plans); and (v) nonsolicitation and confidentiality covenants by Mr. Alvord. Pursuant to Mr. Alvord's New Employment Agreement, except as described in the following sentence, in the event that Mr. Alvord's employment is terminated by Fleet or Mr. Alvord for any reason other than death, cause (as defined therein) or disability (as defined therein), then Mr. Alvord will be entitled to receive, among other things, an amount equal to the product of (A) the number of years (including fractions thereof) remaining in the term of the New Employment Agreement and (B) the sum of (i) Mr. Alvord's base salary then in effect and (ii) the highest annual and long-term bonuses awarded to and earned by Mr. Alvord during the three fiscal years prior to termination, and will be entitled to coverage or credited service, as applicable, under Fleet's employee benefit plans (or certain continued Shawmut insurance, retirement and long-term disability plans). Pursuant to Mr. Alvord's new severance agreement with Fleet, any benefits payable to Mr. Alvord upon a termination of his employment subsequent to a change in control of Fleet will be paid pursuant to such severance agreement, and no amounts will be payable in such circumstance pursuant to Mr. Alvord's New Employment Agreement. In the event that any payments received by Mr. Alvord in connection with the New Employment Agreement are subject to the excise tax imposed under federal tax laws, the New Employment Agreement provides for an additional payment sufficient to restore Mr. Alvord to the same after-tax position he would have had if the excise tax had not been imposed. The benefits payable to Mr. Alvord pursuant to Mr. Alvord's New Employment Agreement in the event of a termination of his employment with Fleet are in lieu of, and replace, the benefits which may have been payable to Mr. Alvord upon consummation of the Merger pursuant to his Existing Severance Agreement had Mr. Alvord not entered into the New Employment Agreement. Mr. Alvord's New Employment Agreement also provides that Fleet will sponsor Mr. Alvord's election and reelection to the Fleet Board during the term of the agreement and until Mr. Alvord's attainment of age 65 and that following Mr. Alvord's 60th birthday and until his 65th birthday, Mr. Alvord will serve as Chairman of the Executive Committee of the Fleet Board or in such other capacity as Fleet and Mr. Alvord shall agree.

     Mr. Overstrom's New Employment Agreement contains the following terms and conditions: (i) an initial term of two years, subject to extension for an additional one-year period on each successive anniversary of the effective date unless Fleet gives notice of nonrenewal at least 60 days prior to such anniversary; (ii) annual salary and bonus and long-term bonus at a rate equal to the base salary and bonus and long-term bonus of the other vice chairmen of Fleet; (iii) participation in all employee benefit arrangements available to other similarly situated executive officers of Fleet (only to the extent that the benefits provided thereunder do not duplicate benefits received by Mr. Overstrom under certain continued Shawmut plans); and (iv) nonsolicitation and confidentiality covenants by Mr. Overstrom. Mr. Overstrom also will be entitled to receive amounts equal to the excess of the highest base salary and annual bonus earned by any executive of Fleet (other than the Chairman or Chief Executive Officer) during 1995 over the base salary and annual bonus earned by Mr. Overstrom during 1995 with Shawmut. Pursuant to Mr. Overstrom's New Employment Agreement, except as described in the following sentence, in the event that Mr. Overstrom's employment is terminated by Fleet or Mr. Overstrom for any reason other than death, cause (as defined therein) or disability (as defined therein), then Mr. Overstrom will be entitled to receive, among other things, an amount equal to the product of (A) three and (B) the sum of (i) Mr. Overstrom's base salary then in effect (or if greater, immediately prior to the Effective Time) and (ii) the highest annual and long-term bonuses awarded to and earned by Mr. Overstrom during the three fiscal years prior to termination, and will be entitled to coverage or credited service, as applicable, under Fleet's employee benefit plans (or certain continued Shawmut insurance and retirement plans). Pursuant to Mr. Overstrom's new severance agreement with Fleet, any benefits payable to Mr. Overstrom upon a termination of his employment subsequent to a change in control of Fleet will be paid pursuant to such severance agreement, and no amounts will be payable in such circumstance pursuant to Mr. Overstrom's New Employment Agreement. In the event that any payments received by Mr. Overstrom in connection with the New Employment Agreement are subject to the excise tax imposed under federal tax laws, the New Employment Agreement provides for an additional payment sufficient to restore Mr. Overstrom to the same after-tax position he would have had if the excise tax had not been imposed. The benefits payable to Mr. Overstrom pursuant to Mr. Overstrom's New Employment Agreement in the event of a termination of his employment with Fleet are in lieu of, and replace, the benefits that may have been payable to Mr. Overstrom upon consummation of the Merger pursuant to his Existing Severance Agreement had Mr. Overstrom not entered into the New Employment Agreement.

     The actual salary and other benefits payable to each of Messrs. Alvord and Overstrom pursuant to their respective New Employment Agreements will depend upon the salary and benefits paid by Fleet to Mr. Murray (in the case of Mr. Alvord) and the other vice chairmen of Fleet (in the case of Mr. Overstrom) following the Merger, and accordingly cannot be determined at this time. Information concerning the amounts paid by Fleet to its five most highly compensated executive officers during 1994 is set forth in the section entitled, "AMENDMENT AND RESTATEMENT OF FLEET EXISTING ARTICLES; ELECTION OF FLEET DIRECTORS; RATIFICATION OF INDEPENDENT AUDITORS" which is included in the Joint Proxy Statement-Prospectus to be delivered to Fleet stockholders only and is also set forth in Exhibit G to the Joint Proxy Statement-Prospectus to be delivered to Shawmut stockholders only.

     Other Shawmut Plans. As described below, Shawmut maintains for the benefit of the members of the Shawmut Board and its executive officers certain benefit plans or arrangements containing provisions that will become operative upon a change in control of Shawmut.

     Under the Shawmut Stock Option and Restricted Stock Award Plan, which authorizes grants of stock options, restricted stock, stock appreciation rights and restricted stock units (including awards under Shawmut's Performance Equity
Plan) to employees of Shawmut and its subsidiaries, all outstanding stock options and stock appreciation rights, whether or not vested, will become fully exercisable and all restrictions on outstanding restricted stock and restricted stock unit awards will lapse upon a change in control (as defined therein). The approval of the Merger by the holders of Shawmut Common Stock will constitute a change in control for purposes of such plans. Under the Shawmut 1989 Nonemployee Directors' Restricted Stock Plan, which provides for annual grants of restricted stock to plan participants in lieu of the annual fees otherwise payable to such participants, all restrictions on outstanding awards will lapse upon the consummation of the Merger. Additional information concerning awards granted to Shawmut's directors and executive officers under these plans is incorporated by reference to Shawmut's 1994 Annual Report on Form 10-K which is incorporated herein by reference. See "INFORMATION INCORPORATED BY REFERENCE". Such information is also set forth in the section entitled, "ELECTION OF SHAWMUT DIRECTORS; APPOINTMENT OF SHAWMUT INDEPENDENT ACCOUNTANTS" which is included in the Joint Proxy Statement-Prospectus to be delivered to Shawmut stockholders only.

     Under Shawmut's Executive Supplemental Retirement Plan, which is a nonqualified defined benefit plan maintained for the purpose of providing supplemental retirement income to approximately 30 key employees of Shawmut (including all of its executive officers), all nonvested benefits (which nonvested benefits equaled $100,000 in the aggregate, all of which is attributable to Shawmut's executive officers) accrued under such plan will become fully vested upon a change in control (as defined therein). The consummation of the Merger will constitute a change in control under such plan. Further, the Merger Agreement permits Shawmut to and Shawmut will amend the Shawmut Split-Dollar Life Insurance Plan, which provides supplemental life insurance coverage and retirement income to approximately 30 key employees of Shawmut, (including all of its executive officers) and the Shawmut Executive Group Life Insurance Plan, which provides supplemental life insurance coverage to key employees of Shawmut (including all of its executive officers), to provide that all nonvested benefits accrued thereunder (which nonvested benefits equaled $1.7 million and $2.7 million in the aggregate, respectively, of which $600,000 and $1.4 million, respectively, are attributable to Shawmut's executive officers) as of the Effective Time will become fully vested as of such time.

     Shawmut also maintains employee benefit trusts for certain of its employee benefit plans and arrangements. The trust agreement for each such trust requires that any contributions necessary to fund in full all obligations covered thereby be made following a "potential change in control," which term is defined to include the execution of the Merger Agreement by the parties thereto. Accordingly, funding occurred on March 15, 1995. All of the amount placed in such trust on such date represents funding that would have occurred during 1995 whether or not the Merger Agreement had been executed. Further, the trust covering Shawmut's nonqualified supplemental retirement plans and supplemental executive life insurance plan, to the extent such coverage is elected by participants in such plans, provides that, upon the occurrence of a change in control, individual annuities and life insurance contracts shall be purchased and distributed to those participants in such plans whose benefits are funded through such trust. The consummation of the Merger will constitute a change in control for these purposes.

INTERESTS OF FLEET DIRECTORS AND EXECUTIVE OFFICERS.

     The Merger Agreement provides that from and after the Effective Time, the Fleet Board shall be comprised of 20 directors, including Mr. Murray (who will serve as Chief Executive Officer and President of Fleet), 11 additional persons, who are not executive officers of Fleet or Shawmut, to be selected prior to the Effective Time by Mr. Murray and the Fleet Board and 7 additional persons, who are not executive officers of Fleet or Shawmut, to be selected prior to the Effective Time by Mr. Alvord and the Shawmut Board. In addition, after the Effective Time, Messrs. Higgins, Sarles and Zucchini will serve as Vice Chairmen of Fleet

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

and Mr. McQuade will serve as an Executive Vice President and Chief Financial Officer of Fleet. See "BOARD OF DIRECTORS, MANAGEMENT AND OPERATIONS OF FLEET FOLLOWING THE MERGER."

                    INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

     Shortly following the announcement on February 21, 1995, that Fleet and Shawmut had executed the Merger Agreement, certain alleged stockholders of Shawmut filed seven purported class action lawsuits in the Court of Chancery of the State of Delaware in and for New Castle County (the "Court") against Shawmut, the members of the Shawmut Board and Fleet. The complaints all make similar allegations concerning the proposed Merger. The plaintiffs allege, among other things, that the defendants have engaged in a plan and scheme to enrich themselves at the expense of Shawmut's public stockholders; that the defendants have failed to fully disclose the true value of Shawmut's assets and earnings power and the future financial benefits which the defendants expect to derive from the Merger; that the defendants have wrongfully failed and refused to seek a purchase of Shawmut at the highest possible price and have sought to chill potential offers for Shawmut; that the defendant members of the Shawmut Board have breached the fiduciary duties owed by them to the plaintiffs and the members of the purported class; and that defendant Fleet has induced and aided and abetted breaches of fiduciary duty by the members of the Shawmut Board. The plaintiffs seek, among other things, a declaration that the proposed transaction is unfair, unjust and inequitable; an injunction preliminarily enjoining the defendants from taking any steps necessary to accomplish or implement the proposed Merger; and an order requiring the defendants to compensate plaintiffs and the members of the class for all losses and damages suffered and to be suffered by them as a result of the acts and transactions complained of in the complaints. The plaintiffs also seek the award of the costs and disbursements of the action, including reasonable attorneys', accountants' and experts' fees. The defendants believe the allegations contained in the complaints are entirely without merit and intend to contest them vigorously.

     In addition, an alleged former stockholder of Shawmut who claims to have sold shares of Shawmut Common Stock between December 11, 1994 and February 21, 1995 filed a purported class action lawsuit on behalf of himself and all other persons who sold Shawmut Common Stock between such dates in the United States District Court for the Eastern District of New York against Shawmut. The plaintiff alleges, among other things, that, prior to the execution of the Merger Agreement, Shawmut violated Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder by disseminating false information and/or failing to disclose material facts necessary in order not to mislead the investing public and by artificially depressing the market price of the Shawmut Common Stock as a result of these alleged acts and omissions. In particular, the plaintiff alleges that on December 11, 1994 a newspaper article reported that Mr. Alvord had "stated that a merger for Shawmut was not in the cards and that he would be charting a course for Shawmut as an independent institution." The plaintiff contends that this newspaper article constituted a representation by Shawmut, that such alleged representation was materially false and misleading when made and/or became materially misleading, and that Shawmut had a duty to correct this alleged representation as soon as it believed that the alleged representation was no longer accurate. The plaintiff seeks an order requiring Shawmut to compensate plaintiff and the members of the class for all losses and damages suffered by them as a result of the acts and omissions complained of in the complaint. The plaintiff also seeks an award of the costs and disbursements of the action, including reasonable attorneys', accountants' and experts' fees. Shawmut denies that the newspaper article referred to by the plaintiff contains any such statement by Mr. Alvord and further believes the allegations contained in the complaint are entirely without merit and intends to contest them vigorously.

     John A. Reeves, a director of Fleet, is an executive officer and stockholder of Mid-Continent Minerals Corporation ("MCM"). One of MCM's wholly-owned subsidiaries, Mid-Continent Resources, Inc., filed for reorganization under Chapter 11 of the Federal Bankruptcy Code in 1992. A plan under Chapter 11 was approved in 1993.

     John S. Scott, a director of Fleet, is a director and former Chairman of Cambridge Biotech Corporation ("Cambridge Biotech"), which filed for reorganization under Chapter 11 of the Federal Bankruptcy Code in July, 1994.

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

                       CERTAIN REGULATORY CONSIDERATIONS

GENERAL

     As bank holding companies, Fleet and Shawmut are subject to regulation by the Federal Reserve Board. As a result of Shawmut's acquisition of the Guardian Bank, FSB (now known as Shawmut-FSB), a federal savings bank located in Boca Raton, Florida, Shawmut is subject to supervision and regulation by the OTS as a savings and loan holding company under HOLA.

     Fleet Bank of Maine, Fleet-NH and Fleet-NY are state-chartered banks that are members of the Federal Reserve System; as such, they are subject to regulation by the Federal Reserve Board and bank regulators in their respective states. Fleet-RI, Fleet-CT, Fleet-MA, Shawmut-CT and Shawmut-MA are national banks subject to regulation and supervision by the OCC. Shawmut-NH, a state non-member bank, is supervised by the State of New Hampshire Banking Department and the FDIC. Shawmut-FSB is supervised by the OTS. Each of Fleet's and Shawmut's subsidiary banks' deposits are insured by the FDIC and are therefore subject to FDIC supervision and regulation. Fleet and Shawmut are also subject to the reporting and other requirements of the Exchange Act.

     Following the consummation of the Northeast Merger, Shawmut intends to transfer the assets and liabilities of Northeast to the national bank subsidiaries of Shawmut as follows: (i) Northeast's banking subsidiary, Northeast Savings F.A. ("Northeast Savings") will relocate its home office from Hartford, Connecticut to Saratoga Springs, New York, (ii) Shawmut-CT will acquire each Connecticut branch of Northeast Savings and Shawmut-MA will acquire each Massachusetts branch of Northeast Savings, (iii) Northeast Savings will convert into Shawmut Savings and Loan Association, a New York stock-form savings and loan association ("Shawmut-SLA"), (iv) Shawmut Bank New York, National Association ("Shawmut-NY") will be chartered and (v) Shawmut-SLA will be merged with and into Shawmut-NY. The Northeast Merger and the transactions contemplated thereby are subject to the prior receipt of certain regulatory approvals and the approval of the Northeast stockholders, and there can be no assurance that such approvals will be obtained or that the above transactions will be consummated.

     The credit quality of the assets held by certain of Fleet's and Shawmut's subsidiaries is subject to periodic review by the state and federal bank regulatory agencies noted above. While Fleet and Shawmut believe their present reserves for credit losses are adequate in light of prevailing economic conditions, there can be no assurance that Fleet's and Shawmut's subsidiaries will not be required to make certain adjustments to their reserves for credit losses and charge-off policies in response to changing economic conditions or regulatory examinations.

     Neither Fleet, Shawmut nor any of their subsidiaries is subject to formal written agreements with state and federal regulators. Fleet, Shawmut and their respective subsidiaries continue to evaluate and refine oversight and reporting systems and procedures to enhance the ability of such companies to respond to changes in the economic environment.

PAYMENT OF DIVIDENDS

     Fleet is a legal entity separate and distinct from its subsidiaries. The ability of holders of debt and equity securities of Fleet, including Shawmut stockholders who will become holders of Fleet Common Stock, Fleet New Preferred Stock, Fleet New Depositary Shares and Fleet Warrants upon consummation of the Merger, to benefit from the distribution of assets of a subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to prior claims of creditors of the subsidiary (including depositors, in the case of banking subsidiaries) except to the extent that a claim of Fleet as a creditor may be recognized.

     There are various statutory and regulatory limitations on the extent to which banking subsidiaries of Fleet can finance or otherwise transfer funds to Fleet or its nonbanking subsidiaries, whether in the form of loans, other extensions of credit, investments or asset purchases. Such transfers by any subsidiary bank to Fleet or any nonbanking subsidiary of Fleet are limited in amount to 10% of the bank's capital and surplus and, with respect to Fleet and all its nonbanking subsidiaries, to an aggregate of 20% of each such bank's capital and surplus. Furthermore, loans and extensions of credit by Fleet's banking subsidiaries to Fleet's nonbanking subsidiaries are required to be secured in specified amounts and are required to be on terms and conditions consistent with safe and sound banking practices. Under applicable banking statutes, at December 31, 1994, Fleet's banking subsidiaries could have declared additional dividends of approximately $620 million, of which $328 million could have been declared by Fleet-MA and Fleet-CT. Federal and state regulatory agencies also have the authority to limit further Fleet's banking subsidiaries' payment of dividends based on other factors, such as the maintenance of adequate capital for such subsidiary bank. Further, holders of Fleet's Dual Convertible Preferred Stock are entitled to dividends equal to one-half of the total dividends declared (after the first $15 million in dividends) to Fleet, if any, on the common stock of Fleet Banking Group, Inc., a wholly owned subsidiary of Fleet and the holder of all of the outstanding capital stock of Fleet-MA and Fleet-CT ("Fleet Banking Group"). As of the date of this Joint Proxy Statement-Prospectus, Fleet Banking Group has not paid any dividends on its common stock to Fleet.

     Under the policies of the Federal Reserve Board, Fleet is expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support such subsidiary bank in circumstances where it might not do so absent such policy. In addition, any subordinated loans by Fleet to any of the subsidiary banks would also be subordinate in right of payment to deposits and obligations to general creditors of such subsidiary bank. Further, the Crime Control Act of 1990 amended the federal bankruptcy laws to provide that in the event of the bankruptcy of Fleet, any commitment by Fleet to its regulators to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

LEGISLATION AND RELATED MATTERS

     General. In addition to extensive existing government regulation, Federal and state statutes and regulations are subject to changes that may have significant impact on the way in which banks may conduct business. The likelihood and potential effects of any such changes cannot be predicted. Legislation enacted in recent years has substantially increased the level of competition among commercial banks, thrift institutions and non-banking institutions, including insurance companies, brokerage firms, mutual funds, investment banks, finance companies and major retailers. In addition, the existence of banking legislation such as the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and the FDICIA have affected the banking industry by, among other things, broadening the regulatory powers of the federal banking agencies in a number of areas. The following summary is qualified in its entirety by the text of the relevant statutes and regulations.

     FIRREA. As a result of the enactment of FIRREA on August 9, 1989, any or all of Fleet's subsidiary depository institutions can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (a) the default of any other of Fleet's subsidiary depository institutions or (b) any assistance provided by the FDIC to any other of Fleet's subsidiary depository institutions in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur without regulatory assistance.

     FDICIA. The FDICIA, which was enacted on December 19, 1991, provides for, among other things, increased funding for the BIF of the FDIC and expanded regulation of depository institutions and their affiliates, including parent holding companies. A summary of certain material provisions of FDICIA and its regulations is provided below.

     Prompt Corrective Action. The FDICIA provides the federal banking agencies with broad powers to take prompt corrective action to resolve problems of insured depository institutions, depending upon a particular institution's level of capital. The FDICIA establishes five tiers of capital measurement for regulatory purposes ranging from "well-capitalized" to "critically undercapitalized." A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position under certain circumstances. At December 31, 1994, each of Fleet's and Shawmut's subsidiary depository institutions was classified as "well-capitalized" under the applicable prompt corrective action regulations.

     Brokered Deposits. Under the FDICIA, a depository institution that is well-capitalized may accept brokered deposits. A depository institution that is adequately capitalized may accept brokered deposits only if it obtains a waiver from the FDIC, and may not offer interest rates on deposits "significantly higher" than the prevailing rate in its market. An undercapitalized depository institution may not accept brokered deposits. In Fleet's and Shawmut's opinion, these limitations do not have a material effect on Fleet and Shawmut.

     Safety and Soundness Standards. The FDICIA, as amended, directs each federal banking agency to prescribe safety and soundness standards for depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, asset-quality, earnings and stock valuation. Final interagency regulations to implement these new safety and soundness standards are being adopted by the federal banking agencies and are expected to be released imminently. The ultimate cumulative effect of these standards cannot currently be forecast.

     The FDICIA also contains a variety of other provisions that may affect Fleet's and Shawmut's respective operations, including new reporting requirements, regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days' prior notice to customers and regulatory authorities before closing any branch.

     Capital Guidelines. Under the Federal Reserve Board's capital guidelines, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. At least half of the total capital is to be comprised of common equity, retained earnings, minority interests in the equity accounts of consolidated subsidiaries and a limited amount of noncumulative perpetual preferred stock, less deductible intangibles ("Tier 1 capital"). The remainder may consist of perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock and a limited amount of loan loss reserves ("Tier 2 capital"). In addition, the Federal Reserve Board requires a leverage ratio (Tier 1 capital to average quarterly assets, net of goodwill) of 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. The rule indicates that the minimum leverage ratio should be 1% to 2% higher for holding companies undertaking major expansion programs or that do not have the highest regulatory rating. Fleet's and Shawmut's national banking subsidiaries are subject to similar capital requirements adopted by the OCC.

     The federal banking agencies continue to indicate their desire to raise capital requirements applicable to banking organizations, and recently proposed amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the determination of a bank's minimum capital requirements. The proposed amendments are intended to require that banks effectively measure and monitor their interest rate risk and that they maintain capital adequate for that risk. Under the proposed amendments, banks with interest rate risk in excess of a defined supervisory threshold would be required to maintain additional capital beyond that generally required. In addition, effective January 17, 1995, the federal banking agencies adopted amendments to their risk-based capital standards to provide for the concentration of credit risk and certain risks arising from nontraditional activities, as well as a bank's ability to manage these risks, as important factors in assessing a bank's overall capital adequacy.

     As of December 31, 1994, Fleet's and Shawmut's capital ratios on a historical basis exceeded all minimum regulatory capital requirements.

Under federal banking laws, failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC and seizure of the institution.

     Interstate Banking Legislation. On September 29, 1994, President Clinton signed the Interstate Act into law. The Interstate Act facilitates the interstate expansion and consolidation of banking organizations by permitting
(i) beginning one year after enactment of the legislation, bank holding companies that are adequately capitalized and managed to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the law of the host state, (ii) the interstate merger of banks after June 1, 1997, subject to the right of individual states to "opt in" or "opt out" of this authority prior to such date, (iii) banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state, (iv) foreign banks to establish, with approval of the appropriate regulators in the United States, branches outside their home states to the same extent that national or state banks located in such state would be authorized to do so and (v) beginning September 29, 1995, banks to receive deposits, renew time deposits, close loans, service loans and receive payments on loans and other obligations as agent for any bank or thrift affiliate, whether the affiliate is located in the same or different state. Fleet does not currently have any plans to consolidate its banking subsidiaries across state lines or to take any other actions as a result of this new statute. However, Fleet is considering the potential benefits in cost savings and convenience to its customers that might be achieved through combinations of two or more of its banking subsidiaries.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 1994, and the Unaudited Pro Forma Condensed Combined Statement of Income for the year ended December 31, 1994, give effect to the Merger, accounted for as a pooling of interests, and the Northeast Merger, the NBB Merger, the Plaza Merger, the Barclays Acquisition and FMG Repurchase, each of which were or will be accounted for by the purchase method of accounting, in each case as if such transactions had occurred on January 1, 1994. The Unaudited Pro Forma Condensed Combined Statements of Income for the years ended December 31, 1993 and December 31, 1992, give effect to the Merger as if the Merger had occurred on January 1 in each such year and do not take into account the effect of the Northeast Merger, the NBB Merger, the Plaza Merger, the Barclays Acquisition and the FMG Repurchase since such transactions were or will be accounted for under the purchase method of accounting.

     The pro forma information is based on the historical consolidated financial statements of Fleet, Shawmut, Northeast, NBB, Plaza, Barclays and FMG and their subsidiaries under the assumptions and adjustments set forth in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements. The pro forma condensed combined financial statements do not give effect to the anticipated cost savings in connection with the Merger, the Northeast Merger, the NBB Merger and the Plaza Merger or the effects of any required regulatory divestitures. See "BOARD OF DIRECTORS, MANAGEMENT AND OPERATIONS OF FLEET FOLLOWING THE MERGER -- Operations".

     The information shown below should be read in conjunction with the consolidated historical financial statements of Fleet and Shawmut, including the respective notes thereto, which are incorporated by reference in this Joint Proxy Statement-Prospectus and the unaudited pro forma condensed combined per share financial information, including the notes thereto, which appear elsewhere in this Joint Proxy Statement-Prospectus. The pro forma data is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations in the future or of the combined financial position or results of operations which would have been realized had the acquisitions been consummated during the periods or as of the dates for which the pro forma data is presented.

     Pro forma per share amounts for the combined Fleet and Shawmut entity are based on the Common Exchange Ratio of 0.8922 shares of Fleet Common Stock for each share of Shawmut Common Stock. In addition, the pro forma data assumes the issuance of approximately 6,165,912 shares of Fleet Common Stock in the NBB Merger. The pro forma data also assumes an exchange ratio of 0.415 shares of Shawmut Common Stock for each outstanding share and stock option of Northeast, calculated as set forth in the Shawmut/Northeast merger agreement, assuming for illustrative purposes only, that the average closing price of Shawmut Common
Stock used to determine such exchange ratio is $     , the closing price of the
Shawmut Common Stock on May 3, 1995. See "INFORMATION INCORPORATED BY REFERENCE", "SUMMARY OF JOINT PROXY STATEMENT-PROSPECTUS -- Comparative Stock Prices and Dividends; Pro Forma Equivalent Market Value Per Share", "SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA" and "SELECTED CONSOLIDATED FINANCIAL DATA".


                                   FLEET FINANCIAL GROUP, INC. AND SHAWMUT NATIONAL CORPORATION

                                       UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                                       DECEMBER 31, 1994(a)


                                                                                                                        FLEET &
                                                                                                                        SHAWMUT
                                                                      FLEET      SHAWMUT           PRO FORMA           PRO FORMA
                                                                    PRO FORMA   PRO FORMA         ADJUSTMENTS          COMBINED
                                                                   -----------  ---------         -----------         -----------
                                                                                      (DOLLARS IN THOUSANDS)
ASSETS:
Cash and cash equivalents......................................... $ 5,109,009    $ 2,377,273      $      --         $ 7,486,282
Federal funds sold and securities purchased under
  agreements to resell............................................     648,681        331,425             --             980,106
Securities available for sale, at market..........................  10,359,441      2,099,363        (95,169)(d)      12,363,635
Securities held to maturity.......................................     891,076      9,877,281(b)          --          10,768,357(b)
Loans and leases..................................................  28,816,314     21,871,784             --          50,688,098
Reserve for credit losses.........................................    (980,509)      (595,605)            --          (1,576,114)
Mortgages held for resale.........................................     658,077         77,017             --             735,094
Premises and equipment............................................     852,171        353,851             --           1,206,022
Purchased mortgage servicing rights...............................   1,066,670         47,851             --           1,114,521
Excess cost over net assets of subsidiaries acquired..............     464,681        531,961             --             996,642
Other intangibles.................................................     209,186         17,473             --             226,659
Other assets......................................................   2,723,673      1,417,641        147,405(d)(e)     4,288,719
                                                                   -----------    -----------      ----------         ----------
Total assets...................................................... $50,818,470    $38,407,315      $  52,236         $89,278,021
                                                                   ===========    ===========      ==========        ===========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
  Demand.......................................................... $ 6,974,389    $ 5,189,589      $      --         $12,163,978
  Regular savings, NOW, money market..............................  16,191,444      9,434,493             --          25,625,937
  Time............................................................  14,009,389      8,513,589             --          22,522,978
                                                                   -----------    -----------      ----------        -----------
  Total deposits..................................................  37,175,222     23,137,671             --          60,312,893
                                                                   -----------    -----------      ----------        -----------
Federal funds purchased and securities sold under
  agreements to repurchase........................................   2,846,197      8,190,001             --          11,036,198
Other short-term borrowings.......................................   2,487,291      1,715,697             --           4,202,988
Accrued expenses and other liabilities............................   1,210,814        454,587        398,721(d)(e)     2,064,122
Long-term debt....................................................   3,503,866      2,421,788             --           5,925,654
                                                                   -----------    -----------      ----------        -----------
Total liabilities.................................................  47,223,390     35,919,744        398,721          83,541,855
                                                                   -----------    -----------      ----------        -----------
Stockholders' equity:
  Preferred stock.................................................     378,815        303,185             --(c)          682,000
  Common stock....................................................     141,574          1,274        107,156(c)          250,004
  Common surplus..................................................   1,547,228      1,454,157       (230,615)(c)       2,770,770
  Retained earnings...............................................   1,936,165        783,223       (240,000)(e)       2,479,388
  Net unrealized gain/(loss) on securities available
    for sale......................................................    (374,200)       (54,268)(b)     16,974(d)         (411,494)(b)
  Treasury stock, at cost.........................................     (34,502)            --             --             (34,502)
                                                                   -----------    -----------      ----------         -----------
Total stockholders' equity........................................   3,595,080      2,487,571       (346,485)          5,736,166
                                                                   -----------    -----------      ----------         -----------
Total liabilities and stockholders' equity........................ $50,818,470    $38,407,315      $  52,236         $89,278,021
                                                                   ===========    ===========      ==========        ===========

  See "NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS".


                                                    FLEET FINANCIAL GROUP, INC.

                                       UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                                  DECEMBER 31, 1994, CONTINUED(a)


                                                                                                   PRO FORMA             FLEET
                                                            FLEET          NBB         PLAZA      ADJUSTMENTS          PRO FORMA
                                                         -----------    ----------    --------    -----------         -----------
                                                                                  (DOLLARS IN THOUSANDS)
ASSETS:
Cash and cash equivalents..............................  $ 5,208,938    $   79,698    $ 31,188    $ (210,815 )(f)     $ 5,109,009
Federal funds sold and securities purchased
  under agreements to resell...........................      648,681            --          --            --              648,681
Securities available for sale, at market...............   10,352,656       663,461     164,215      (820,891 )(g)      10,359,441
Securities held to maturity............................      891,076       322,384          --      (322,384 )(g)         891,076
Loans and leases.......................................   27,540,644     1,325,990       5,832       (56,152 )(h)      28,816,314
Reserve for credit losses..............................     (953,449)      (27,060)         --            --             (980,509)
Mortgages held for resale..............................      488,898            --     405,253      (236,074 )(g)(h)      658,077
Premises and equipment.................................      823,822        22,104      15,087        (8,842 )(h)         852,171
Purchased mortgage servicing rights....................      826,559            --      53,701       186,410 (h)(m)     1,066,670
Excess cost over net assets of subsidiaries acquired...      180,257         9,222          --       275,202 (i)(m)       464,681
Other intangibles......................................      159,186         3,614          --        46,386 (h)          209,186
Other assets...........................................    2,589,822        68,767      46,961        18,123 (h)        2,723,673
                                                         -----------    ----------    --------    -----------         -----------
Total assets...........................................  $48,757,090    $2,468,180    $722,237    $(1,129,037)        $50,818,470
                                                          ==========     ==========   ========    ===========         ===========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
  Demand...............................................  $ 6,889,763    $   84,626    $  4,472    $   (4,472 )(g)     $ 6,974,389
  Regular savings, NOW, money market...................   15,220,444       971,000       2,341        (2,341 )(g)      16,191,444
  Time.................................................   12,695,896     1,134,948     189,132       (10,587 )(g)(h)   14,009,389
                                                         -----------    ----------    --------    -----------         -----------
  Total deposits.......................................   34,806,103     2,190,574     195,945       (17,400 )         37,175,222
                                                         -----------    ----------    --------    -----------         -----------
Federal funds purchased and securities sold
  under agreements to repurchase.......................    2,846,197            --          --            --            2,846,197
Other short-term borrowings............................    3,105,188            --     427,797    (1,045,694 )(g)(m)    2,487,291
Accrued expenses and other liabilities                     1,162,256        23,032      18,846         6,680 (h)(m)     1,210,814
Long-term debt.........................................    3,457,266            --      46,600            --            3,503,866
                                                         -----------    ----------    --------    -----------         -----------
Total liabilities......................................   45,377,010     2,213,606     689,188    (1,056,414 )         47,223,390
                                                         -----------    ----------    --------    -----------         -----------
Stockholders' equity:
  Preferred stock......................................      378,815            --          --            -- (l)          378,815
  Common stock.........................................      141,574           963         116        (1,079 )(l)         141,574
  Common surplus.......................................    1,547,228       136,557      25,767      (162,324 )(l)       1,547,228
  Retained earnings....................................    1,936,165       140,337       7,166      (147,503 )(l)       1,936,165
  Net unrealized gain/(loss) on securities available
    for sale...........................................     (374,200)      (13,342)         --        13,342 (l)         (374,200)
  Treasury stock, at cost..............................     (249,502)       (9,941)         --       224,941 (l)          (34,502)
                                                         -----------    ----------    --------    -----------         -----------
Total stockholders' equity.............................    3,380,080       254,574      33,049       (72,623 )          3,595,080
                                                         -----------    ----------    --------    -----------         -----------
Total liabilities and stockholders' equity.............  $48,757,090    $2,468,180    $722,237    $(1,129,037)        $50,818,470
                                                         ===========    ==========    ========    ===========         ============

  See "NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS".


                                                   SHAWMUT NATIONAL CORPORATION

                                       UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                                 DECEMBER 31, 1994, CONTINUED (a)


                                                                                                    PRO FORMA           SHAWMUT
                                                    SHAWMUT        NORTHEAST        BARCLAYS       ADJUSTMENTS         PRO FORMA
                                                  -----------      ----------      ----------      -----------        -----------
                                                                              (DOLLARS IN THOUSANDS)
ASSETS:
Cash and cash equivalents.......................  $ 2,426,118      $   34,145      $    4,614     $  (87,604)(f)     $ 2,377,273
Federal funds sold and securities purchased under
  agreements to resell..........................      308,700          22,725              --             --             331,425
Securities available for sale, at market........    1,991,853         107,510              --             --           2,099,363
Securities held to maturity.....................    8,000,382(b)    1,960,699(b)           --        (83,800)(g)       9,877,281(b)
Loans and leases................................   18,487,143         959,648       2,388,293         36,700(h)       21,871,784
Reserve for credit losses.......................     (542,116)        (11,746)        (41,743)            --            (595,605)
Mortgages held for resale.......................       72,205           4,812              --             --              77,017
Premises and equipment..........................      329,780          27,401           2,670         (6,000)(h)         353,851
Purchased mortgage servicing rights.............       13,851           1,686              --         32,314(h)           47,851
Excess cost over net assets of subsidiaries
  acquired......................................      137,143              --              --        394,818(i)          531,961
Other intangibles...............................       17,345             128              --             --              17,473
Other assets....................................    1,156,207         238,564           3,915         18,955(h)        1,417,641
                                                  -----------      ----------      ----------     -----------        -----------
Total assets....................................  $32,398,611      $3,345,572      $2,357,749     $  305,383         $38,407,315
                                                  ===========      ==========      ==========     ===========        ===========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
  Demand........................................  $ 5,161,182      $   28,407              --     $       --         $ 5,189,589
  Regular savings, NOW, money market............    8,649,988         784,505              --             --           9,434,493
  Time..........................................    6,935,083       1,580,172              --         (1,666)(h)       8,513,589
                                                  -----------      ----------      ----------     ----------         -----------
Total deposits..................................   20,746,253       2,393,084              --         (1,666)         23,137,671
                                                  -----------      ----------      ----------     ----------         -----------
Federal funds purchased and securities sold
  under agreements to repurchase................    6,076,808              --              --      2,113,193(j)        8,190,001
Other short-term borrowings.....................    1,009,771         707,772              --         (1,846)(h)       1,715,697
Accrued expenses and other liabilities..........      346,818          63,573          13,556         30,640(h)          454,587
Long-term debt..................................    2,021,788          42,243              --        357,757(j)(k)     2,421,788
                                                  -----------      ----------      ----------     ----------         -----------
Total liabilities...............................   30,201,438       3,206,672          13,556      2,498,078          35,919,744
                                                  -----------      ----------      ----------     ----------         -----------
Stockholders' equity:
  Preferred stock...............................      178,185               4              --        124,996(j)(l)       303,185
  Common stock..................................        1,208             144              --            (78)(l)           1,274
  Common surplus................................    1,288,825         191,756              --        (26,424)(l)       1,454,157
  Retained earnings.............................      783,223         (54,892)             --         54,892(l)          783,223
  Net unrealized gain/(loss) on securities
    available for sale..........................      (54,268)          1,888              --         (1,888)(l)         (54,268)(b)
  Treasury stock, at cost.......................           --              --              --             --                  --
                                                  -----------      ----------      ----------     ----------         -----------
Total stockholders' equity......................    2,197,173         138,900              --        151,498           2,487,571
                                                  -----------      ----------      ----------     ----------         -----------
Total liabilities and stockholders' equity......  $32,398,611      $3,345,572      $   13,556     $2,649,576         $38,407,315
                                                  ===========      ==========      ==========     ==========         ===========

  See "NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."


                                   FLEET FINANCIAL GROUP, INC. AND SHAWMUT NATIONAL CORPORATION

                                    UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                                              FOR THE YEAR ENDED DECEMBER 31, 1994(A)


                                                                                                                    FLEET &
                                                                                                                    SHAWMUT
                                                                      FLEET         SHAWMUT        PRO FORMA       PRO FORMA
                                                                    PRO FORMA      PRO FORMA      ADJUSTMENTS       COMBINED
                                                                    ----------     ----------     -----------      ----------
                                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest and fees on loans and leases............................  $2,513,235     $1,576,256      $      --       $4,089,491
Interest on securities...........................................     907,065        733,853          (2,346)(d)   1,638,572
                                                                   ----------      ----------     -----------      ----------
    Total interest income........................................   3,420,300      2,310,109          (2,346)      5,728,063
Interest expense:
  Deposits.......................................................     847,475        509,065              --       1,356,540
  Short-term borrowings..........................................     263,997        476,815              --         740,812
  Long-term debt.................................................     255,170        109,916              --         365,086
                                                                   ----------      ----------     -----------      ----------
    Total interest expense.......................................   1,366,642      1,095,796              --       2,462,438
                                                                   ----------      ----------     -----------      ----------
Net interest income..............................................   2,053,658      1,214,313          (2,346)      3,265,625
Provision for credit losses......................................      65,076         14,383              --          79,459
                                                                   ----------      ----------     -----------      ----------
Net interest income after provision for credit losses............   1,988,582      1,199,930          (2,346)      3,186,166
                                                                   ----------      ----------     -----------      ----------
Mortgage banking.................................................     390,311         47,583              --         437,894
Investment services revenue......................................     174,764        117,501              --         292,265
Service charges, fees and commissions............................     326,807        201,842              --         528,649
Securities available for sale gains (losses).....................      (2,779)         7,283              --           4,504
Other noninterest income.........................................     319,045         74,452              --         393,497
                                                                   ----------      ----------     -----------      ----------
    Total noninterest income.....................................   1,208,148        448,661              --       1,656,809
                                                                   ----------      ----------     -----------      ----------
Employee compensation and benefits...............................   1,005,961        537,221              --       1,543,182
Occupancy and equipment..........................................     324,721        177,020              --         501,741
Purchased mortgage servicing rights amortization.................     119,574         10,471              --         130,045
FDIC assessment..................................................      74,962         52,470              --         127,432
Marketing........................................................      66,220         19,902              --          86,122
Core deposit and goodwill amortization...........................      82,928         28,525              --         111,453
OREO expense.....................................................      42,665         24,905              --          67,570
Restructuring charges............................................      44,000         39,800              --          83,800
Merger-related charges...........................................          --        100,900              --         100,900
Other noninterest expense........................................     490,332        232,003              --         722,335
                                                                   ----------      ----------     -----------      ----------
    Total noninterest expense....................................   2,251,363      1,223,217              --       3,474,580
                                                                   ----------      ----------     -----------      ----------
Income before taxes..............................................     945,367        425,374          (2,346)      1,368,395
Applicable income taxes..........................................     373,210        155,637            (938)        527,909
                                                                   ----------      ----------     ----------       ----------
Net income before minority interest..............................     572,157        269,737          (1,408)        840,486
Minority interest................................................          --             --              --              --
                                                                   ----------      ----------     -----------      ----------
Net income.......................................................   $ 572,157      $ 269,737       $  (1,408)      $ 840,486
                                                                    =========      =========       =========       =========
Net income applicable to common shares...........................   $ 557,035      $ 242,615                       $ 798,242(o)
Weighted average common shares outstanding:
    Primary...................................................... 165,648,933    125,549,233                     272,478,583(o)
    Fully diluted ............................................... 165,648,933    125,549,233                     272,478,583(o)
Income from continuing operations per common share:
    Primary......................................................       $3.36          $1.93                           $2.93
    Fully diluted................................................       $3.36          $1.93                           $2.93

  See "NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS".


                                                    FLEET FINANCIAL GROUP, INC.

                                    UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                                        FOR THE YEAR ENDED DECEMBER 31, 1994, CONTINUED(A)


                                                                                                 PRO FORMA           FLEET
                                                               FLEET        NBB       PLAZA     ADJUSTMENTS        PRO FORMA
                                                             ----------   --------   --------   -----------        ----------
                                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest and fees on loans and leases......................  $2,366,923   $108,081   $ 42,838    $  (4,607)(g)(h) $2,513,235
Interest on securities.....................................     905,350     59,507      6,119      (63,911)(g)       907,065
                                                             ----------   --------   --------   -----------        ----------
    Total interest income..................................   3,272,273    167,588     48,957      (68,518)        3,420,300
Interest expense:
    Deposits...............................................     764,186     71,137     14,304       (2,152)(g)(h)    847,475
    Short-term borrowings..................................     294,186         --     22,486      (52,675)(g)(m)    263,997
    Long-term debt.........................................     232,211         --      1,586       21,373(f)        255,170
                                                             ----------   --------   --------   -----------        ----------
    Total interest expense.................................   1,290,583     71,137     38,376      (33,454)        1,366,642
                                                             ----------   --------   --------   -----------        ----------
Net interest income........................................   1,981,690     96,451     10,581      (35,064)        2,053,658
Provision for credit losses................................      62,130        500      2,446           --            65,076
                                                             ----------   --------   --------   -----------        ----------
Net interest income after provision for credit losses......   1,919,560     95,951      8,135      (35,064)        1,988,582
                                                             ----------   --------   --------   -----------        ----------
Mortgage banking...........................................     362,587         --     27,724           --           390,311
Investment services revenue................................     174,764         --         --           --           174,764
Service charges, fees and commissions......................     321,170      5,637         --           --           326,807
Securities available for sale gains (losses)...............        (620)        68     (2,227)          --           (2,779)
Other noninterest income...................................     315,240      1,191      2,614           --           319,045
                                                             ----------   --------   --------   -----------        ----------
    Total noninterest income...............................   1,173,141      6,896     28,111           --         1,208,148
                                                             ----------   --------   --------   -----------        ----------
Employee compensation and benefits.........................     949,251     21,823     34,887           --         1,005,961
Occupancy and equipment....................................     300,646      4,352     20,891       (1,168)(h)       324,721
Purchased mortgage servicing rights amortization...........      85,349         --      7,361       26,864(h)(m)     119,574
FDIC assessment............................................      69,965      4,997         --           --            74,962
Marketing..................................................      64,520      1,113        587           --            66,220
Core deposit and goodwill amortization.....................      57,309      2,615         --       23,004(h)(i)(m)   82,928
OREO expense...............................................      39,471      3,194         --           --            42,665
Restructuring charges......................................      44,000         --         --           --            44,000
Merger-related charges.....................................          --         --         --           --                --
Other noninterest expense..................................     459,334     13,898     17,100           --           490,332
                                                             ----------   --------   --------   -----------        ----------
    Total noninterest expense..............................   2,069,845     51,992     80,826       48,700         2,251,363
                                                             ----------   --------   --------   -----------        ----------
Income before taxes........................................   1,022,856     50,855    (44,580)     (83,764)          945,367
Applicable income taxes....................................     397,708     20,445    (16,199)     (28,744)          373,210
                                                             ----------   --------   --------   -----------        ----------
Net income before minority interest........................     625,148     30,410    (28,381)     (55,020)          572,157
Minority interest..........................................     (12,217)        --         --       12,217(m)             --
                                                             ----------   --------   --------   -----------        ----------
Net income.................................................  $  612,931   $ 30,410   $(28,381)   $ (42,803)        $ 572,157
                                                             ==========   ========   ========   ===========        ==========
Net income applicable to common shares.....................  $  597,809                                            $ 557,035(n)
Weighted average common shares outstanding:
    Primary................................................ 159,483,021                                          165,648,933(n)
    Fully diluted.......................................... 159,483,021                                          165,648,933(n)
Income from continuing operations per common share:
    Primary................................................       $3.75                                                $3.36
    Fully diluted..........................................       $3.75                                                $3.36

  See "NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS".

                          SHAWMUT NATIONAL CORPORATION


           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
               FOR THE YEAR ENDED DECEMBER 31, 1994, CONTINUED(A)

                                                                                                 PRO FORMA          SHAWMUT
                                                          SHAWMUT      NORTHEAST    BARCLAYS    ADJUSTMENTS        PRO FORMA
                                                         ----------    ---------    --------    -----------        ----------
                                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest and fees on loans and leases..................  $1,326,542    $ 84,212     $180,782     $ (15,280)(h)    $1,576,256
Interest on securities.................................     611,387     108,499           --        13,967(g)        733,853
                                                         ----------    --------     --------     ---------        ----------
    Total interest income..............................   1,937,929     192,711      180,782        (1,313)        2,310,109
Interest expense:
    Deposits...........................................     406,346     101,886           --           833(h)        509,065
    Short-term borrowings..............................     368,347      28,215       79,638           615(h)        476,815
    Long-term debt.....................................      95,651       3,858           --        10,407(j)(k)     109,916
                                                         ----------    --------     --------     ---------        ----------
    Total interest expense.............................     870,344     133,959       79,638        11,855         1,095,796
                                                         ----------    --------     --------     ---------        ----------
Net interest income....................................   1,067,585      58,752      101,144       (13,168)        1,214,313
Provision for credit losses............................       3,000       4,900        6,483            --            14,383
                                                         ----------    --------     --------     ---------        ----------
Net interest income after provision for credit
  losses...............................................   1,064,585      53,852       94,661       (13,168)        1,199,930
                                                         ----------    --------     --------     ---------        ----------
Mortgage banking.......................................      28,852      18,731           --            --            47,583
Investment services revenue............................     117,501          --           --            --           117,501
Service charges, fees and commissions..................     195,774       6,068           --            --           201,842
Securities available for sale gains (losses)...........          --       7,283           --            --             7,283
Other noninterest income...............................      40,841       9,537       24,074            --            74,452
                                                         ----------    --------     --------     ---------        ----------
    Total noninterest income...........................     382,968      41,619       24,074            --           448,661
                                                         ----------    --------     --------     ---------        ----------
Employee compensation and benefits.....................     478,142      27,459       31,620            --           537,221
Occupancy and equipment................................     154,511      16,168        6,941          (600)(h)       177,020
Purchased mortgage servicing rights amortization.......       4,486       1,946           --         4,039(h)         10,471
FDIC assessment........................................      43,711       8,759           --            --            52,470
Marketing..............................................      19,902          --           --            --            19,902
Core deposit and goodwill amortization.................       8,068         136           --        20,321(i)         28,525
OREO expense...........................................      11,702      13,203           --            --            24,905
Restructuring charges..................................      39,800          --           --            --            39,800
Merger-related charges.................................     100,900          --           --            --           100,900
Other noninterest expense..............................     214,727      17,276           --            --           232,003
                                                         ----------    --------     --------     ---------        ----------
    Total noninterest expense..........................   1,075,949      84,947       38,561        23,760         1,223,217
                                                         ----------    --------     --------     ---------        ----------
Income before taxes....................................     371,604      10,524       80,174       (36,928)          425,374
Applicable income taxes................................     134,252        (442)      32,070       (10,243)          155,637
                                                         ----------    --------     --------     ---------        ----------
Net income before minority interest....................     237,352      10,966       48,104       (26,685)          269,737
Minority interest......................................          --          --           --            --                --
                                                         ----------    --------     --------     ---------        ----------
Net income.............................................  $  237,352    $ 10,966     $ 48,104     $ (26,685)       $  269,737
                                                         ==========    ========     ========     =========        ==========
Net income applicable to common shares.................  $  221,917                                               $  242,615(n)
Weighted average common shares outstanding:
    Primary............................................ 118,977,173                                              125,549,233(n)
    Fully diluted...................................... 118,977,173                                              125,549,233(n)
Income from continuing operations per common share:
    Primary............................................       $1.87                                                    $1.93
    Fully diluted......................................       $1.87                                                    $1.93

  See "NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS".

          FLEET FINANCIAL GROUP, INC. AND SHAWMUT NATIONAL CORPORATION


           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                    FOR THE YEAR ENDED DECEMBER 31, 1993(A)

                                                                                                                        FLEET &
                                                                                                                        SHAWMUT
                                                                                                       PRO FORMA       PRO FORMA
                                                                            FLEET        SHAWMUT      ADJUSTMENTS      COMBINED
                                                                         -----------   -----------    -----------     -----------
                                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest and fees on loans and leases..................................   $2,339,609    $1,272,319       $  --         $3,611,928
Interest on securities.................................................      872,886       554,663         (80)(d)      1,427,469
                                                                          ----------    ----------       -----         ----------
    Total interest income..............................................    3,212,495     1,826,982         (80)         5,039,397
Interest expense:
  Deposits.............................................................      744,080       420,966          --          1,165,046
  Short-term borrowings................................................      180,507       262,413          --            442,920
  Long-term debt.......................................................      236,794        72,040          --            308,834
                                                                          ----------    ----------       -----         ----------
    Total interest expense.............................................    1,161,381       755,419          --          1,916,800
                                                                          ----------    ----------       -----         ----------
Net interest income....................................................    2,051,114     1,071,563         (80)         3,122,597
Provision for credit losses............................................      270,724        55,944          --            326,668
                                                                          ----------    ----------       -----         ----------
Net interest income after provision for credit losses..................    1,780,390     1,015,619         (80)         2,795,929
                                                                          ----------    ----------       -----         ----------
Mortgage banking.......................................................      414,086        30,737          --            444,823
Service charges, fees and commissions..................................      310,095       186,452          --            496,547
Investment services revenue............................................      173,762       116,845          --            290,607
Securities available for sale gains (losses)...........................      282,444        12,468          --            294,912
Other noninterest income...............................................      284,888        71,690          --            356,578
                                                                          ----------    ----------       -----         ----------
    Total noninterest income...........................................    1,465,275       418,192          --          1,883,467
                                                                          ----------    ----------       -----         ----------
Employee compensation and benefits.....................................    1,018,124       500,254          --          1,518,378
Occupancy and equipment................................................      303,953       163,792          --            467,745
Purchased mortgage servicing rights amortization.......................      239,940         7,343          --            247,283
FDIC assessment........................................................       75,854        52,302          --            128,156
Marketing..............................................................       53,141        22,240          --             75,381
Core deposit and goodwill amortization.................................       53,594         6,289          --             59,883
OREO expense...........................................................       57,364       105,173          --            162,537
Restructuring charges..................................................      125,000        36,319          --            161,319
Other noninterest expense..............................................      497,256       250,623          --            747,879
                                                                          ----------    ----------       -----         ----------
    Total noninterest expense..........................................    2,424,226     1,144,335          --          3,568,561
                                                                          ----------    ----------       -----         ----------
Income before income taxes and cumulative effect of
  changes in accounting principles and minority interest...............      821,439       289,476         (80)         1,110,835
Applicable income taxes................................................      327,407         6,628         (32)           334,003
                                                                          ----------    ----------       -----         ----------
Income before cumulative effect of changes in accounting
  principles and minority interest.....................................      494,032       282,848         (48)           776,832
Minority interest......................................................       (5,983)                                      (5,983)
                                                                          ----------    ----------       -----         ----------
Income before cumulative effect of changes in
    accounting principles..............................................    $ 488,049     $ 282,848       $ (48)         $ 770,849
                                                                          ==========    ==========       =====         ==========
Net income applicable to common shares.................................    $ 465,840     $ 267,379                      $ 733,171(o)
                                                                          ==========    ==========                     ==========
Weighted average common shares outstanding:
  Primary..............................................................  154,666,307   113,908,148                    255,938,277(o)
  Fully diluted........................................................  154,899,995   113,908,148                    256,171,965(o)
Income from continuing operations per share before cumulative effect of changes in accounting principles:
  Primary..............................................................        $3.01         $2.35                          $2.86
  Fully diluted........................................................        $3.01         $2.35                          $2.86

  See "NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS".

          FLEET FINANCIAL GROUP, INC. AND SHAWMUT NATIONAL CORPORATION


           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                    FOR THE YEAR ENDED DECEMBER 31, 1992(A)

                                                                                                                        FLEET &
                                                                                                                        SHAWMUT
                                                                                                        PRO FORMA      PRO FORMA
                                                                           FLEET         SHAWMUT       ADJUSTMENTS      COMBINED
                                                                         ----------     ----------     -----------     ----------
                                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest and fees on loans and leases..................................  $2,513,587     $1,328,876         --          $3,842,463
Interest on securities.................................................     902,702        527,650         --           1,430,352
                                                                                                           --
                                                                         ----------     ----------                     ----------
    Total interest income..............................................   3,416,289      1,856,526         --           5,272,815
Interest expense:
  Deposits.............................................................   1,076,368        622,436         --           1,698,804
  Short-term borrowings................................................     164,171        192,240         --             356,411
  Long-term debt.......................................................     222,104         59,321         --             281,425
                                                                         ----------     ----------                     ----------
    Total interest expense.............................................   1,462,643        873,997         --           2,336,640
                                                                         ----------     ----------                     ----------
Net interest income....................................................   1,953,646        982,529         --           2,936,175
Provision for credit losses............................................     485,823        242,128         --             727,951
                                                                         ----------     ----------                     ----------
Net interest income after provision for credit losses..................   1,467,823        740,401         --           2,208,224
                                                                         ----------     ----------                     ----------
Mortgage banking.......................................................     364,011         29,071         --             393,082
Service charges, fees and commissions..................................     285,562        187,459         --             473,021
Investment services revenue............................................     160,083        115,103         --             275,186
Securities available for sale gains (losses)...........................     206,713         94,103         --             300,816
Gain on sale of FMG....................................................     121,274             --         --             121,274
Other noninterest income...............................................     230,147        103,327         --             333,474
                                                                         ----------     ----------                     ----------
    Total noninterest income...........................................   1,367,790        529,063         --           1,896,853
                                                                         ----------     ----------                     ----------
Employee compensation and benefits.....................................     957,654        474,725         --           1,432,379
Occupancy and equipment................................................     283,191        179,507         --             462,698
Purchased mortgage servicing rights amortization.......................     106,716          6,258         --             112,974
FDIC assessment........................................................      75,444         44,937         --             120,381
Marketing..............................................................      50,971         16,004         --              66,975
Core deposit and goodwill amortization.................................      44,799          6,084         --              50,883
OREO expense...........................................................     154,170        177,813         --             331,983
Loss on sale of problem assets.........................................     115,000             --         --             115,000
Other noninterest expense..............................................     530,118        255,511         --             785,629
                                                                         ----------     ----------                     ----------
    Total noninterest expense..........................................   2,318,063      1,160,839         --           3,478,902
                                                                         ----------     ----------                     ----------
Income before income taxes and extraordinary tax credit and minority
  interest.............................................................     517,550        108,625         --             626,175
Applicable income taxes................................................     228,526         40,898         --             269,424
                                                                         ----------     ----------                     ----------
Income before extraordinary tax credit and minority interest...........     289,024         67,727         --             356,751
Minority interest......................................................      (9,181)                                       (9,181)
                                                                         ----------     ----------                     ----------
Income before extraordinary tax credit.................................  $  279,843     $   67,727         --          $  347,570
                                                                         ==========      =========       =======      ===========
Net income applicable to common shares.................................  $  252,801     $   62,944                     $  315,745(o)
                                                                         ==========      =========       =======      ===========
Weighted average common shares outstanding:
  Primary.............................................................. 141,469,658    104,379,621                    234,597,156(o)
  Fully diluted........................................................ 142,778,665    104,379,621                    235,906,163(o)
Income from continuing operations per share before cumulative effect of changes in accounting principles:
  Primary..............................................................       $1.78          $0.60                          $1.35
  Fully diluted........................................................       $1.77          $0.60                          $1.34

  See "NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     (a) The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the Merger, the Northeast Merger, the NBB Merger, the Plaza Merger, the Barclays Acquisition and the FMG Repurchase been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. The NBB Merger was consummated on January 27, 1995, the Barclays Acquisition was consummated on January 31, 1995, and the Plaza Merger was consummated on March 3, 1995. It is anticipated that the Merger will be consummated in the fourth quarter of 1995 and the Northeast Merger and the FMG Repurchase will be consummated in the second quarter of 1995.

     Under generally accepted accounting principles ("GAAP"), the assets and liabilities of Shawmut will be combined with those of Fleet at book value. In addition, the statements of income of Shawmut will be combined with the statements of income of Fleet as of the earliest period presented. Certain reclassifications have been included in the Unaudited Pro Forma Condensed Combined Balance Sheet and Unaudited Pro Forma Condensed Combined Statements of Income to conform to Fleet's presentation. Certain transactions conducted in the ordinary course of business between Fleet, Shawmut, Northeast, NBB, Barclays, Plaza and FMG are immaterial and, accordingly, have not been eliminated.

     All dollar amounts included in these Notes to Unaudited Pro Forma Condensed Combined Financial Statements are in thousands unless otherwise indicated.

     (b) Fleet is currently reviewing the investment securities portfolios of Shawmut and Northeast to determine the classification of such securities as either available for sale or held to maturity in connection with Fleet's existing interest-rate risk position. As a result of this review, certain reclassifications of Shawmut and Northeast investment securities may result. No adjustments have been made to either the available for sale or the held to maturity portfolios in the accompanying pro forma combined balance sheet to reflect any such reclassification as management has not made a final determination with respect to such matters. Any such reclassification will be accounted for in accordance with Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires that securities transferred from held to maturity to available for sale be transferred at fair value with any unrealized gain or loss, net of taxes, at the date of transfer recognized as a separate component of stockholders' equity. At December 31, 1994, securities held to maturity at Shawmut and Northeast had unrealized losses of $438,492 and $83,800, respectively.

     (c) Pro forma adjustments to common shares and capital surplus at December 31, 1994, reflect the Merger accounted for as a pooling of interests, through:
(a) the exchange of 108,429,899 shares of Fleet Common Stock (using the Common Exchange Ratio of 0.8922) for the 121,530,934 outstanding shares of Shawmut Common Stock at December 31, 1994 (which includes the 6,572,060 shares of Shawmut Common Stock issued to acquire all the outstanding shares of Northeast common stock and stock options, and excludes the 5,811,900 shares of Shawmut Common Stock held by Fleet as of such date, which are assumed to be retired for combining purposes), and (b) the exchange of shares of Fleet New Preferred Stock for all shares of Shawmut Preferred on a share-for-share basis.

     (d) Pro forma adjustments to securities available for sale at December 31, 1994, and to dividend income on securities for the years ended December 31, 1994 and December 31, 1993 reflect the elimination of the 5,811,900 shares of Shawmut Common Stock held by Fleet at December 31, 1994, and the corresponding dividend income recorded on such shares during each of the years in the three-year period ending December 31, 1994. Pro forma adjustments to other assets and accrued expenses and other liabilities at December 31, 1994, include the elimination of Fleet's dividend receivable related to such shares and the elimination of Shawmut's corresponding dividend payable. The Unaudited Pro Forma Condensed Combined Balance Sheet also eliminates the after-tax unrealized loss on these securities recorded in equity and the related deferred tax benefit.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     (e) A liability of $400,000 has been recorded in the Unaudited Pro Forma Condensed Combined Balance Sheet to reflect management's best estimate of merger and restructuring related charges in connection with the Merger. This liability resulted in a $240,000 after-tax charge to retained earnings in the Unaudited Pro Forma Condensed Combined Balance Sheet. It is anticipated that substantially all of these charges will be recognized during 1995 upon consummation of the Merger, with the exception of certain amounts recognized by Shawmut during the first quarter of 1995 (see "RECENT DEVELOPMENTS" for further discussion), and paid during the first 15 months subsequent to the Merger. The following table provides details of the estimated charges by type:

                                                        ESTIMATED COSTS
                        TYPE OF COST                 ----------------------
          -----------------------------------------  (DOLLARS IN THOUSANDS)
          Personnel related........................         $255,000
          Facilities and equipment.................           68,000
          Branch related...........................           37,000
          Other merger expenses....................           40,000
                                                            --------
          Total....................................         $400,000
                                                            ========

     Personnel related costs consist primarily of charges related to employee severance, termination of certain employee benefits plans and employee assistance costs for separated employees. Facilities and equipment charges consist of lease termination costs and other facilities related exit costs resulting from consolidation of duplicate headquarters and operational facilities, and computer equipment and software write-offs due to duplication or incompatibility. Branch related costs are primarily related to the cost of exiting branches anticipated to be closed, including lease terminations and equipment write-offs. The effect of the proposed charge has been reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 1994; however, since the proposed charge is nonrecurring, it has not been reflected in the pro forma combined statements of income.

     (f) The pro forma adjustments to cash include the redemption of the Northeast $8.50 Cumulative Preferred Stock, Series B based on the redemption value of such stock at December 31, 1994 ($42,879), and the redemption of all of the Northeast Uncertificated Debentures ("the Northeast Debentures") based on the face value of the Northeast Debentures at December 31, 1994 ($44,725), as if such redemptions had occurred on January 1, 1994.

     Also included in the pro forma adjustments to cash is the amount paid in cash by Fleet in connection with the NBB Merger. The total consideration paid to NBB shareholders in the NBB Merger was $425,815. Fleet paid $210,815 in cash and issued $215,000 of Fleet Common Stock to NBB shareholders, which was repurchased by Fleet in the open market in the fourth quarter of 1994 and held in treasury at December 31, 1994. Proceeds from Fleet's senior debt issuances during the third and fourth quarters of 1994 were used to fund both the cash payment made to NBB shareholders and such repurchase of shares of Fleet Common Stock. The 1994 Unaudited Pro Forma Condensed Combined Income Statement also includes an adjustment increasing interest expense for the year ended December 31, 1994, by $21,373 to reflect the estimated interest expense that would have been recorded on Fleet's senior indebtedness if such indebtedness had been outstanding as of January 1, 1994.

     (g) The pro forma adjustments also include fair value adjustments of ($83,800) and ($11,373) to securities held to maturity of Northeast and NBB, respectively. The pro forma adjustments also reflect Fleet's sale of NBB's available for sale and held to maturity securities portfolios as if such sales occurred on January 1, 1994, and includes adjustments to eliminate the corresponding interest income for such period. The proceeds from the sale of $974,472 were assumed to have reduced Fleet's short-term borrowings as of January 1, 1994 and, accordingly, interest expense on short-term borrowings has also been reduced by $47,307 for such period reflecting a weighted average short-term borrowing rate of 4.75%.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     The pro forma adjustments also reflect the sale of $157,430 of Plaza's mortgage-backed securities, the sale of $230,000 of Plaza's adjustable rate loans, and the sale of $18,445 of Plaza's retail consumer deposits, in each case as if such sales had occurred on January 1, 1994, and includes adjustments to eliminate the corresponding interest income and expense for such period. The net proceeds from the sales of $368,985 were assumed to have reduced short-term borrowings as of January 1, 1994 and, accordingly, interest expense on short-term borrowings has also been reduced by $17,904 for such period reflecting a weighted average short-term borrowings rate of 4.75%. The pro forma adjustments also assume that Fleet funded the Plaza Merger by the issuance of commercial paper on January 1, 1994, and accordingly reflect the corresponding incremental interest expense of $4,358 for such period.

     (h) These pro forma adjustments reflect the purchase accounting adjustments related to the assets acquired and liabilities assumed for the Northeast Merger, NBB Merger, Barclays Acquisition, Plaza Merger and the FMG Repurchase. These adjustments are based on the best available information and may be different from the actual adjustments to reflect the fair value of the net assets purchased as of the date of the acquisition. The core deposit intangible is being amortized over seven years.

     (i) The 1994 pro forma statements include adjustments for the excess cost over net assets of subsidiaries acquired for each of the material pending and/or completed mergers and acquisitions calculated as follows:

                                              NORTHEAST    NBB       BARCLAYS     PLAZA      FMG
                                              --------   --------   ----------   -------   --------
                                                             (DOLLARS IN THOUSANDS)
Purchase price..............................  $171,398   $425,815   $2,634,193   $88,015   $194,241
  Historical net tangible assets acquired...    95,893    241,738    2,344,193    33,049     93,604
     Estimated fair value adjustments.......   (94,313)   (33,700)      65,000    17,491     71,465
                                              --------   --------   ----------   -------   --------
Estimated fair value of net assets..........     1,580    208,038    2,409,193    50,540    165,069
                                              --------   --------   ----------   -------   --------
  Excess cost over net assets of
     subsidiaries acquired..................  $169,818   $217,777   $  225,000   $37,475   $ 29,172
                                              ========   ========    =========   =======   ========

     Adjustments have been made to the Unaudited Pro Forma Condensed Combined Balance Sheet to reflect the recording of these intangibles as calculated above as well as to eliminate any intangible balances previously recorded at these companies, in accordance with the purchase method of accounting. Reflected in the 1994 Unaudited Pro Forma Condensed Combined Income Statement are adjustments to reflect the amortization of Northeast's, NBB's and Plaza's excess cost over net assets of subsidiaries acquired ("goodwill") over 15 years, the amortization of Barclays' goodwill over 25 years, and the amortization of FMG's goodwill over 20 years.

     (j) The pro forma adjustments to these items show the effects of the funding of the Barclays Acquisition as if such funding transactions occurred on January 1, 1994. Such funding transactions included short-term borrowings (primarily federal funds purchased and repurchase agreements) of $2,113,193, the issuance of $250,000 of subordinated notes, the issuance of $150,000 of senior bank notes, and the issuance of $125,000 of Shawmut 9.35% Preferred Stock. Adjustments to increase interest expense in the amount of $14,265 for the year ended December 31, 1994 were made to reflect an estimate of the incremental interest expense which would have been incurred as if such borrowings had occurred on January 1, 1994.

     (k) These pro forma adjustments include the redemption of all of the Northeast Debentures based on the face value of the Debentures ($44,725), as if such redemption had occurred on January 1, 1994, and a related adjustment to eliminate the interest expense recorded on such debentures ($3,858) for the year ended December 31, 1994.

     (l) The pro forma stockholders' equity accounts of Northeast, NBB and Plaza have been adjusted in the Unaudited Pro Forma Condensed Combined Balance Sheet to reflect the elimination of the stockholders' equity accounts in accordance with the purchase method of accounting. The Fleet Pro Forma adjustments reflect the issuance of 6,165,912 shares of Fleet Common Stock in connection with the NBB Merger. The

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)

Shawmut Pro Forma adjustments reflect the issuance of 6,572,060 shares of Shawmut Common Stock in exchange for all of the outstanding shares of Northeast common stock and stock options (assuming that the exchange ratio in connection with the Northeast Merger is 0.415 which is based on the closing sales price for Shawmut Common Stock on the Stock Exchange on May 3, 1995, the latest practicable trading day before the printing of this Joint Proxy Statement-Prospectus) and the redemption of the Northeast Series B preferred stock. Also included in Shawmut's pro forma adjustments is the $125,000 of Shawmut 9.35% Preferred Stock, proceeds from which were used to fund the Barclays Acquisition. Shawmut's pro forma net income applicable to common shares was decreased to include the effect of additional preferred dividends of $11,688, as if such Shawmut 9.35% Preferred Stock had been issued on January 1, 1994.

     (m) Pro forma adjustments reflect the payment of $194,241 for the 19.3% publicly-held shares of FMG Common Stock in connection with the FMG Repurchase as if such transaction had occurred on January 1, 1994. The excess of such purchase price over the fair value of net assets acquired of $165,069 resulted in $29,172 of excess cost over net assets acquired that will be amortized over 20 years. Pro forma adjustments for such period reflect the fair market value adjustment of $118,867 to FMG's purchased mortgage servicing rights as well as the related amortization expense of $14,264, the corresponding deferred tax liability and the elimination of the minority interest in both the balance sheet and income statement. The pro forma adjustments also assume that Fleet funded the FMG Repurchase by the issuance of commercial paper on January 1, 1994, and accordingly reflect the corresponding $8,178 incremental interest expense for such period.

     (n) The Fleet Pro Forma weighted average shares outstanding for the year ended December 31, 1994 reflect Fleet's historical weighted average shares outstanding plus the issuance of 6,165,912 shares of Fleet Common Stock in connection with the NBB Merger.

     The Shawmut Pro Forma weighted average shares outstanding for the year ended December 31, 1994 reflect Shawmut's historical weighted average shares outstanding plus the issuance of 6,572,060 shares of Shawmut Common Stock in connection with the Northeast Merger. Shawmut's pro forma net income applicable to common shares was decreased to include the effect of additional preferred dividends of $11,688, as if such Shawmut 9.35% Preferred Stock had been issued on January 1, 1994.

     (o) The Fleet/Shawmut Pro Forma weighted average shares outstanding for the year ended December 31, 1994 reflect the Fleet Pro Forma weighted average shares plus the converted Shawmut Pro Forma weighted average shares outstanding (after adjustment to eliminate the 5,811,900 shares of Shawmut Common Stock owned by Fleet, which are assumed to be retired for combining purposes). Each share of Shawmut Common Stock is converted into 0.8922 shares of Fleet Common Stock.

     The Fleet/Shawmut Pro Forma net income applicable to common shares reflects the sum of the Fleet Pro Forma net income applicable per common share and the Fleet Pro Forma net income applicable per common shares adjusted for any Fleet/Shawmut Pro Forma adjustments.

         DESCRIPTION OF FLEET CAPITAL STOCK, FLEET NEW PREFERRED STOCK,
                 FLEET NEW DEPOSITARY SHARES AND FLEET WARRANTS

GENERAL

     The Fleet Existing Articles currently authorize the issuance of 300,000,000 shares of Fleet Common Stock, 16,000,000 shares of Preferred Stock, $1.00 par value (the "Fleet $1 Par Preferred Stock"), issuable in one or more series from time to time by action of the Fleet Board, and 1,500,000 shares of Preferred Stock with Cumulative and Adjustable Dividends, $20.00 par value (the "Fleet $20 Par Adjustable Rate Preferred Stock" and, together with any series of issued and outstanding Fleet $1 Par Preferred Stock, the "Existing Preferred Stock").

     At December 31, 1994, 135,024,262 shares of Fleet Common Stock were outstanding. In addition, as of December 31, 1994, Fleet had outstanding three series of Fleet $1 Par Preferred Stock as follows: (i) 1,100,000 shares of Series III Preferred, having a liquidation value of $100 per share, plus accrued and unpaid dividends, were designated and 519,758 shares were outstanding, (ii) 1,000,000 shares of Series IV Preferred, having a liquidation value of $100 per share, plus accrued and unpaid dividends, were designated and 478,838 shares were outstanding and (iii) 1,415,000 shares of Dual Convertible Preferred Stock, having a liquidation preference of $200 per share, plus accrued and unpaid dividends, were designated and 1,415,000 shares were outstanding. In addition, as of December 31, 1994, the Fleet Board had established a series of 1,500,000 shares of Cumulative Participating Junior Preferred Stock, par value $1 per share (the "Junior Preferred Stock") issuable upon exercise of the Preferred Share Purchase Rights described below of which no shares were outstanding. As of December 31, 1994, Fleet also had authorized 1,500,000 shares of a separate class of the Fleet $20 Par Adjustable Rate Preferred Stock, having a liquidation value of $50 per share, plus accrued and unpaid dividends, none of which were outstanding as of December 31, 1994. Each such outstanding series and class is described below under "-- Existing Preferred Stock".

     Prior to the consummation of the Merger, and subject to the approval of holders of Fleet Common Stock sought herein, the Fleet Existing Articles will be amended and restated as the Fleet New Articles which will (i) increase the authorized shares of Fleet Common Stock from 300,000,000 to 600,000,000, (ii) to change the par value of the Fleet Common Stock from $1.00 to $0.01 and (iii) delete therefrom the terms of the Fleet $20 Par Adjustable Rate Preferred Stock and certain series of the Fleet $1 Par Preferred Stock, all of which have been redeemed or converted in full. See "-- Description of Fleet New Preferred Stock and Fleet New Depositary Shares".

     The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the Rhode Island law and the Fleet Existing Articles and Fleet By-Laws.

FLEET COMMON STOCK

     General. Holders of the Fleet Common Stock are entitled to receive dividends when, as and if declared by the Fleet Board out of any funds legally available therefor, and are entitled upon liquidation, after claims of creditors and preferences of the Existing Preferred Stock, the Fleet New Preferred Stock and any other series of preferred stock at the time outstanding, to receive pro rata the net assets of Fleet. Dividends are paid on the Fleet Common Stock only if all dividends on the outstanding classes or series of Existing Preferred Stock, the Fleet New Preferred Stock or any other series of preferred stock at the time outstanding, for the then-current period and, in the case of cumulative Existing Preferred Stock, the Fleet New Preferred Stock or any other series of preferred stock at the time outstanding, all prior periods have been paid or provided for.

     The Fleet Existing Preferred Stock, the Fleet New Preferred Stock and any other class of preferred stock have, or upon issuance will have, preference over the Fleet Common Stock with respect to the payment of dividends and the distribution of assets in the event of liquidation or dissolution of Fleet and such other preferences as may be fixed by the Fleet Board.

     The holders of the Fleet Common Stock are entitled to one vote for each share held and are vested with all of the voting power except as the Fleet Board has provided with respect to the Existing Preferred Stock, the Fleet New Preferred Stock or may provide, in the future, with respect to any other series of preferred stock which it may hereafter authorize. The Fleet Common Stock does not have cumulative voting rights. See "-- Existing Preferred Stock" and "-- Description of Fleet New Preferred Stock and Fleet New Depositary Shares". Shares of Fleet Common Stock are not redeemable and have no subscription, conversion or preemptive rights.

     The affirmative vote of not less than 80% of Fleet's outstanding voting stock, voting separately as a class, is required for certain Business Combinations (as hereinafter defined) between Fleet and/or its subsidiaries and persons owning 10% or more of its voting stock. See "-- Selected Provisions in the Fleet Existing Articles and Fleet New Articles -- Business Combinations with Related Persons".

     The Fleet Common Stock is listed on the Stock Exchange. The outstanding shares of Fleet Common Stock are, and the shares to be issued to holders of Shawmut Common Stock upon consummation of the Merger will be, validly issued, fully paid and non-assessable and the holders thereof are not, and will not be, subject to any liability as stockholders.

     Restrictions on Ownership. The BHCA requires any "bank holding company", as such term is defined therein, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of the Fleet Common Stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of the Fleet Common Stock under the Change in Bank Control Act (the "CBCA"). The partnerships which purchased the Dual Convertible Preferred Stock (the "Partnerships") made a filing under the CBCA because of their acquisition of such stock. Any holder of 25% or more of the Fleet Common Stock (or a holder of 5% or more if such holder otherwise exercises a "controlling influence" over Fleet) is subject to regulation as a bank holding company under the BHCA.

     Preferred Share Purchase Rights. On November 21, 1990, the Fleet Board declared a dividend of one Fleet Right for each outstanding share of Fleet Common Stock. The dividend was paid on December 4, 1990 to the shareholders of record on that date. Each Fleet Right, when exercisable, will entitle the registered holder to purchase from Fleet one one-hundredth of a share of the Junior Preferred Stock of Fleet, at an exercise price of $50 per one one-hundredth of a share of Junior Preferred Stock (the "Purchase Price"), subject to certain adjustments. Until the earlier to occur of the Distribution Date and the Expiration Date (each as hereinafter defined), Fleet will issue one Fleet Right with each share of Fleet Common Stock; accordingly, each holder of Shawmut Common Stock who receives Fleet Common Stock upon consummation of the Merger shall automatically receive one Fleet Right with each such share issued. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Rights Agreement dated as of November 21, 1990 between Fleet and Fleet Bank-RI, as Rights Agent, a copy of which was filed as an exhibit to the Registration Statement on Form 8-A dated November 29, 1990, as amended by a First Amendment to Rights Agreement dated March 28, 1991 and a Second Amendment to Rights Agreement dated July 12, 1991, copies of which were filed as exhibits to Fleet's Amendment to Application or Report on Form 8 dated September 6, 1991 and a Third Amendment to Rights Agreement dated February 20, 1995, a copy of which was filed as an exhibit to Fleet's Form 8-A/A dated March 17, 1995 (as amended, the "Fleet Rights Agreement").

     The Fleet Rights are not represented by separate certificates and are not exercisable or transferable apart from the Fleet Common Stock until the earlier to occur of (i) the tenth day after a public announcement by Fleet (x) that a person or group of affiliated or associated persons has, subsequent to November 21, 1990 (the "Declaration Date") acquired, or obtained the right to acquire, beneficial ownership (as defined in the Fleet Rights Agreement) of 10% or more (or, in the case of a qualifying institutional investor, acting in the ordinary course of business and not with the purpose of changing or influencing control of Fleet (a "Qualifying Investor"), 15% or more) of the outstanding shares of Fleet Common Stock, (y) that any person or group of affiliated or associated persons, which beneficially owned 10% or more (or, in the case of a Qualifying Investor, 15% or more) of the outstanding shares on the Declaration Date, or which acquired beneficial ownership of 10% or more (or, in the case of a Qualifying Investor, 15% or more) of the outstanding shares as a result of any repurchase of shares by Fleet, thereafter acquired beneficial ownership of additional shares constituting 1% or more of the outstanding shares, or (z) that any person who was a Qualifying Investor owning 10% or more of the outstanding shares of Fleet Common Stock ceased to qualify as a Qualifying

Investor and thereafter acquired beneficial ownership of additional shares constituting 1% or more of the outstanding shares (any person described in clause (x), (y) or (z) being an "Acquiring Person"); and (ii) the tenth day (or such later day as may be determined by action of the Fleet Board prior to such time as any person becomes an Acquiring Person) after the date of the commencement of a tender or exchange offer by any person (other than Fleet) to acquire (when added to any shares as to which such person is the beneficial owner immediately prior to such commencement) beneficial ownership of 10% or more of the issued and outstanding shares of Fleet Common Stock (the earlier of such dates being called the "Distribution Date"). On March 28, 1991 and July 12, 1991 the Fleet Rights Agreement was amended to change the definition of an "Acquiring Person" (i) to permit the sale of the Dual Convertible Preferred Stock and issuance of rights to purchase Fleet Common Stock to the Partnerships and (ii) to permit the Fleet Board to determine that a person who would otherwise be an "Acquiring Person" had become such inadvertently and therefore allow divestiture of a sufficient number of shares to avoid such designation. The Fleet Rights Agreement was further amended on February 20, 1995 to permit the execution and delivery of the Merger Agreement and the Option Agreements.

     The Fleet Rights will first become exercisable on the Distribution Date and could then begin trading separately from the Fleet Common Stock. The Fleet Rights will expire on the earliest of November 21, 2000 (the "Final Expiration Date"), the date on which the Fleet Rights are earlier redeemed by Fleet or the date on which the Fleet Rights are exchanged (such earliest date being referred to as the "Expiration Date").

     In the event any person becomes an Acquiring Person, the Fleet Rights would give holders (other than such Acquiring Person and its transferees) the right to buy, for the Purchase Price (and in lieu of Junior Preferred Stock), Fleet Common Stock (or, under certain circumstances, cash, property or other debt or equity securities ("Fleet Common Stock equivalents")) with a market value of twice the Purchase Price. In addition, at any time after any person becomes an Acquiring Person, the Fleet Board may, at its option and in lieu of any transaction described in the preceding sentence, exchange the outstanding and exercisable Fleet Rights (other than Fleet Rights held by any such Acquiring Person and its transferees) for shares of Fleet Common Stock or Fleet Common Stock equivalents at an exchange ratio of one share of Fleet Common Stock per Fleet Right, subject to certain adjustments.

     In any merger or consolidation involving Fleet after the Fleet Rights become exercisable, each Fleet Right will be converted into the right to purchase, for the Purchase Price, common stock of the surviving corporation (which may be Fleet) with a market value of twice the Purchase Price.

     The Fleet Board may amend the Fleet Rights Agreement or redeem the Fleet Rights for $.01 each at any time until the date of a public announcement by Fleet that there is an Acquiring Person. Thereafter, the Fleet Board may amend the Fleet Rights Agreement only to eliminate ambiguities or to provide additional benefits to, and if the amendment would not adversely affect, the holders of the Fleet Rights (other than the Acquiring Person).

     Until a Fleet Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Fleet, including, without limitation, the right to vote or to receive dividends.

     The Purchase Price payable, and the number of shares of Junior Preferred Stock or other securities or property issuable, upon exercise of the Fleet Rights, and the number of outstanding Fleet Rights, are subject to customary antidilution adjustments.

     The Fleet Rights have certain "anti-takeover" effects. The Fleet Rights may cause substantial dilution to a person or group that attempts to acquire Fleet on terms not approved by the Fleet Board, except pursuant to an offer conditioned on a substantial number of Fleet Rights being acquired. The Fleet Rights should not interfere with any merger or other business combination approved by the Fleet Board prior to the time that there is an Acquiring Person (at which time holders of the Rights become entitled to exercise their Fleet Rights for shares of Fleet Common Stock at one-half the market price), since until such time the Fleet Rights generally may be redeemed by the Fleet Board at $.01 per Fleet Right.

     Existing Warrants. Fleet currently has outstanding warrants to issue 2,502,773 shares of Fleet Common Stock which were issued in connection with the NBB Merger (the "NBB Warrants"). The NBB Warrants are exercisable at any time beginning January 27, 1996 and ending January 26, 2001 at an exercise price of $43.875 per NBB Warrant, and are subject to customary anti-dilution provisions.

     Transfer Agent and Registrar. The Transfer Agent and Registrar for the Fleet Common Stock is Fleet-RI.

EXISTING PREFERRED STOCK

  Fleet $1 Par Preferred Stock

     Fleet $1 Par Preferred Stock is issuable in series, with such relative rights, preferences and limitations of each series (including dividend rights, dividend rate, liquidation preference, voting rights, conversion rights and term of redemption (including sinking fund provisions), redemption price or prices and the number of shares constituting any series) as may be fixed by the Fleet Board.

     The Fleet New Preferred Stock will be issued as a series of the Fleet $1 Par Preferred Stock.

     As of the date of this Joint Proxy Statement-Prospectus, Fleet has three series of Fleet $1 Par Preferred Stock outstanding, and one series designated but unissued.

     Series III Preferred. In the event of the dissolution, liquidation or winding up of Fleet, holders of shares of the outstanding Series III Preferred are entitled to receive a distribution of $100 per share, plus accrued and unpaid dividends, if any.

     The holders of Series III Preferred are entitled to receive dividends at the rate of 10.12% per annum computed on the basis of the issue price thereof of $100 per share, payable quarterly, before any dividend shall be declared or paid upon the Fleet Common Stock or the Junior Preferred Stock. The dividends on Series III Preferred are cumulative. The Series III Preferred is redeemable, in whole or in part, at Fleet's option, on and after June 1, 1996, commencing at $105.06 per share and declining ratably on June 1 of each year to $100 per share on or after June 1, 2001, plus, in each case, accrued and unpaid dividends, if any. So long as any shares of the Series III Preferred are outstanding, Fleet may not redeem, repurchase or otherwise acquire any shares of the Fleet Common Stock or any other class of Fleet preferred stock ranking junior to or on a parity with the Series III Preferred either as to dividends or upon liquidation unless full cumulative dividends on all outstanding shares of Series III Preferred are paid for all past dividend payment periods. Further, if any dividends on the Series III Preferred are in arrears, Fleet may not redeem, purchase or otherwise acquire any shares of the Series III Preferred unless all outstanding shares of such class are simultaneously redeemed, purchased or otherwise acquired, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series III Preferred.

     Except as indicated below or except as expressly required by applicable law, the holders of the Series III Preferred are not entitled to vote. If the equivalent of six quarterly dividends payable on the Series III Preferred or any other class or series of preferred stock (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote) are in default, the number of directors of Fleet will be increased by two (without duplication of any increase made pursuant to the terms of any other series of preferred stock of Fleet), and the holders of the Series III Preferred, voting as a single class with the holders of shares of any one or more other series of Fleet $1 Par Preferred Stock (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote) and any other class of Fleet preferred stock ranking on a parity with the Series III Preferred either as to dividends or distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors to fill each of the two newly-created directorships. Such right shall continue until full cumulative dividends for all past dividend periods on all preferred shares of Fleet (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote), including any shares of the Series III Preferred, have been paid or declared and set apart for payment. Any such elected directors shall serve until Fleet's next annual meeting of stockholders (notwithstanding that prior to the end of such term the dividend default shall cease to exist) or until their respective successors shall be elected and qualify.

     The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series III Preferred is required for any amendment of the Fleet Existing Articles (or any certificate supplemental thereto) which will adversely affect the powers, preferences, privileges or rights of the Series III Preferred. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series III Preferred and any other series of Fleet $1 Par Preferred Stock ranking on a parity with the Series III Preferred either as to dividends or upon liquidation, voting as a single class without regard to series, is required to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the Series III Preferred as to dividends or upon liquidation, or to reclassify any authorized stock of Fleet into such prior shares.

     Series IV Preferred. In the event of the dissolution, liquidation or winding up of Fleet, holders of shares of the outstanding Series IV Preferred are entitled to receive a distribution of $100 per share, plus accrued and unpaid dividends, if any.

     The holders of Series IV Preferred are entitled to receive dividends at the rate of 9.375% per annum computed on the basis of the issue price thereof of $100 per share, payable quarterly, before any dividend shall be declared or paid upon the Fleet Common Stock or the Junior Preferred Stock. The dividends on Series IV Preferred are cumulative. The Series IV Preferred is redeemable, in whole or in part, at Fleet's option, on and after December 1, 1996, at $100 per share, plus accrued and unpaid dividends, if any. So long as any shares of the Series IV Preferred are outstanding, Fleet may not redeem, repurchase or otherwise acquire any shares of the Fleet Common Stock or any other class of Fleet preferred stock ranking junior to or on a parity with the Series IV Preferred either as to dividends or upon liquidation unless full cumulative dividends on all outstanding shares of Series IV Preferred are paid for all past dividend payment periods. Further, if any dividends on the Series IV Preferred are in arrears, Fleet may not redeem, purchase or otherwise acquire any shares of the Series IV Preferred unless all outstanding shares of such class are simultaneously redeemed, purchased or otherwise acquired, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series IV Preferred.

     Except as indicated below or except as expressly required by applicable law, the holders of the Series IV Preferred are not entitled to vote. If the equivalent of six quarterly dividends payable on the Series IV Preferred or any other class or series of preferred stock are in default (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote), the number of directors of Fleet will be increased by two (without duplication of any increase made pursuant to the terms of any other series of preferred stock of Fleet), and the holders of the Series IV Preferred, voting as a single class with the holders of shares of any one or more other series of Fleet $1 Par Preferred Stock (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote) and any other class of Fleet preferred stock ranking on a parity with the Series IV Preferred either as to dividends or distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect such directors to fill each of the two newly-created directorships. Such right shall continue until full cumulative dividends for all past dividend periods on all preferred shares of Fleet (other than any other class of preferred stock expressly entitled to elect additional directors by a separate and distinct vote), including any shares of the Series IV Preferred, have been paid or declared and set apart for payment. Any such elected directors shall serve until Fleet's next annual meeting of stockholders (notwithstanding that prior to the end of such term the dividend default shall cease to exist) or until their respective successors shall be elected and qualify.

     The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series IV Preferred is required for any amendment of the Fleet Existing Articles (or any certificate supplemental thereto) which will adversely affect the powers, preferences, privileges or rights of the Series IV Preferred. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series IV Preferred and any other series of Fleet $1 Par Preferred Stock ranking on a parity with the Series IV Preferred either as to dividends or upon liquidation, voting as a single class without regard to series, is required to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the Series IV

Preferred as to dividends or upon liquidation, or to reclassify any authorized stock of Fleet into such prior shares.

     Dual Convertible Preferred Stock. The Dual Convertible Preferred Stock has no voting rights except as provided by Rhode Island law or as indicated below. The Dual Convertible Preferred Stock is not entitled to vote for the election of directors in any circumstances, including dividend arrearages, and the holders thereof have agreed to vote the Dual Convertible Preferred Stock as directed by the Fleet Board on any matters upon which the shares are entitled to vote under Rhode Island law, except on those matters adversely affecting the rights of holders of Dual Convertible Preferred Stock. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Dual Convertible Preferred Stock, voting as a class, given in person or by proxy, either in writing or by resolution adopted at a special meeting called for the purpose, is required to authorize any new class of equity securities of Fleet to which the Dual Convertible Preferred Stock ranks junior, whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise. In addition, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Dual Convertible Preferred Stock, voting as a class, given in person or by proxy, either in writing or by resolution adopted at a special meeting called for the purpose, shall be required for any amendment of the Fleet Existing Articles (or the certificate of designation of the Dual Convertible Preferred Stock), which would affect materially and adversely the specified rights, preferences, privileges or voting rights of shares of Dual Convertible Preferred Stock.

     The holders of Dual Convertible Preferred Stock are entitled to dividends equal to one-half of the total dividends declared (after the first $15 million in dividends), if any, by Fleet Banking Group on its common stock. Such dividends, if accrued and unpaid, will be cumulative. In the event of the liquidation, dissolution or winding up of Fleet, the holders of the outstanding Dual Convertible Preferred Stock are entitled to receive a distribution of $200 per share, plus accrued and unpaid dividends, if any. So long as any shares of the Dual Convertible Preferred Stock are outstanding, Fleet may not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the repurchase, redemption or other retirement of any class or series of stock ranking junior to or on a parity with the Dual Convertible Preferred Stock either as to dividends or upon liquidation unless prior to or concurrently with such declaration, payment, setting apart for payment, repurchase, redemption or other retirement or distribution, as the case may be, all accrued and unpaid dividends on shares of the Dual Convertible Preferred Stock shall have been or be paid.

     On July 31, 1991, the date of issuance of the Dual Convertible Preferred Stock, Fleet granted to the Partnerships which purchased the Dual Convertible Preferred Stock rights (the "DCP Rights") to purchase 6,500,000 shares of Fleet Common Stock at $17.65 per share.

     The Dual Convertible Preferred Stock is convertible into Fleet Common Stock at a conversion price of $17.65 per share at any time. The total number of shares issuable upon such conversion is 16,033,994 shares, subject to customary anti-dilution adjustments. If any of such stock is converted prior to July 12, 2001, all of such stock must be converted. After July 12, 2001, any holder of Dual Convertible Preferred Stock may convert its stock into Fleet Common Stock independently of any other holder.

     The Dual Convertible Preferred Stock is also convertible into 50% of the common stock of Fleet Banking Group at any time after the later of (i) July 12, 1995 and (ii) the date on which the Partnerships distribute all the shares of Dual Convertible Preferred Stock then held by them to the partners therein (which distribution date will be July 12, 1997 unless the Federal Reserve Board consents to an alternative distribution date, but in no event earlier than July 12, 1995). The Dual Convertible Preferred Stock is also convertible into Fleet Banking Group common stock on an earlier date in the event that the quotient of
(i) Fleet's Tier 1 capital as of the date of determination (adjusted to include goodwill of Fleet as of July 12, 1991) divided by (ii) total assets, falls below 3%. The Dual Convertible Preferred Stock is not convertible into Fleet Banking Group common stock after July 12, 2001 or at any time while it is held by the Partnerships. After the Dual Convertible Preferred Stock becomes convertible into Fleet Banking Group common stock, the holders of the Dual Convertible Preferred Stock will have the right to obtain an appraisal of the fair value of the common stock of Fleet Banking Group (the "Appraisal") as if all such shares were to be sold to a third party in a transaction reflecting a control premium. If such Appraisal is acceptable to the holders of the Dual

Convertible Preferred Stock, the Dual Convertible Preferred Stock may be converted into 50% of the common stock of Fleet Banking Group on or after the date that is six months after such acceptance or, in the case of the earlier date due to the capital deficiency described above, on or after the date that is 60 days after the notice of such deficiency. During the period after acceptance but prior to the date on which such shares become convertible, Fleet will have the option to redeem the Dual Convertible Preferred Stock at a redemption price equal to 50% of the Appraisal price less the sum of (i) the market value of the shares of Fleet Common Stock into which the Dual Convertible Preferred Stock are then convertible (and such shares of Fleet Common Stock shall be distributed to the holders of Dual Convertible Preferred Stock) and (ii) the value of the DCP Rights. Fleet has the option to pay such redemption price in cash or in any combination of Fleet securities having a realizable market value equal to such redemption price. If Fleet does not exercise this option, the holders of the Dual Convertible Preferred Stock may convert their shares into 50% of the common stock of Fleet Banking Group. Any such conversion must be for all of the Dual Convertible Preferred Stock.

     Junior Preferred Stock. The Junior Preferred Stock will be issued upon the exercise of a Right issued to holders of the Fleet Common Stock. As of the date of this Joint Proxy Statement-Prospectus, there were 1,500,000 shares of Fleet $1 Par Preferred Stock reserved for issuance upon the exercise of the Fleet Rights. See "-- Fleet Common Stock -- Preferred Share Purchase Rights". Shares of Junior Preferred Stock purchasable upon exercise of the Fleet Rights will rank junior to the Fleet $1 Par Preferred Stock and the Fleet New Preferred Stock and will not be redeemable. Each share of Junior Preferred Stock will, subject to the rights of such senior securities of Fleet, be entitled to a preferential cumulative quarterly dividend payment equal to the greater of $1.00 per share or, subject to certain adjustments, 100 times the dividend declared per share of Fleet Common Stock. Upon the liquidation, dissolution or winding up of Fleet, the holders of the Junior Preferred Stock will, subject to the rights of such senior securities, be entitled to a preferential liquidation payment equal to the greater of $1.00 per share plus all accrued and unpaid dividends or 100 times the payment made per share of Fleet Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Fleet Common Stock are exchanged, each share of Junior Preferred Stock will, subject to the rights of such senior securities, be entitled to receive 100 times the amount received per share of Fleet Common Stock. Each share of Junior Preferred Stock will have 100 votes, voting together with the Fleet Common Stock. The rights of the Junior Preferred Stock are protected by customary antidilution provisions.

DESCRIPTION OF FLEET NEW PREFERRED STOCK AND FLEET NEW DEPOSITARY SHARES

     Fleet New Preferred Stock. The following is a brief description of the Fleet New Preferred Stock. The Fleet New Preferred Stock has preference over the Fleet Common Stock with respect to the payment of dividends and the distribution of assets in the event of liquidation, winding up or dissolution of Fleet. The Fleet New Preferred Stock will be issued as a series of Fleet $1 Par Preferred Stock.

     Fleet Adjustable Preferred. Dividends on the outstanding Fleet Adjustable Preferred are cumulative. The dividend rate on the Fleet Adjustable Preferred is established quarterly at the rate of 2.25% below the highest of (a) the three-month U.S. Treasury bill rate, (b) the U.S. Treasury ten-year constant maturity rate and (c) the U.S. Treasury twenty-year constant maturity rate, in each case as defined in the terms of the Fleet Adjustable Preferred, but may not be less than 6% per annum or greater than 12% per annum. So long as any shares of the Fleet Adjustable Preferred are outstanding, Fleet may not redeem, repurchase or otherwise acquire any shares of the Fleet Common Stock or any other class of Fleet stock ranking junior to or on a parity with the Fleet Adjustable Preferred either as to dividends or upon liquidation unless full cumulative dividends on all outstanding shares of Fleet Adjustable Preferred are paid for all past dividend payment periods. Further, if any dividends on the Fleet Adjustable Preferred are in arrears, Fleet may not redeem, purchase or otherwise acquire any shares of the Fleet Adjustable Preferred unless all outstanding shares of such class are simultaneously redeemed, purchased or otherwise acquired, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Fleet Adjustable Preferred.

     Except as indicated below or except as expressly required by applicable law, the holders of the Fleet Adjustable Preferred are not entitled to vote. If the equivalent of six quarterly dividends payable on the Fleet Adjustable Preferred are in default, the number of directors of Fleet will be increased by two and the holders of all outstanding classes and series of Fleet preferred stock, voting as a single class without regard to series, will be entitled to elect two additional directors until all accrued dividends have been paid. In addition, the vote of the holders of two-thirds of the Fleet Adjustable Preferred voting as a separate class, is required in order to amend or alter the Fleet New Articles in a manner which would adversely affect the preferences, rights, powers or privileges of the Fleet Adjustable Preferred; and the vote of two-thirds of the Fleet Adjustable Preferred, and all of the classes and series of Fleet preferred stock ranking on a parity, either as to dividends or upon liquidation, with the Fleet Adjustable Preferred, voting together as a single class, is required in order to reclassify stock of Fleet into stock ranking prior, either as to dividends or upon liquidation, to the Fleet Adjustable Preferred, or to authorize the creation or issuance of stock, or of a security convertible into or evidencing a right to purchase stock, ranking prior, either as to dividends or upon liquidation, to the Fleet Adjustable Preferred.

     In the event of any liquidation, dissolution or winding up of Fleet, the holders of the Fleet Adjustable Preferred are entitled to receive $50.00 per share plus accrued and unpaid dividends.

     Shares of Fleet Adjustable Preferred may be redeemed at the option of Fleet at a redemption price per share of $50.00 per share, plus accrued and unpaid dividends.

     Fleet 9.30% Preferred. Dividends on the outstanding Fleet 9.30% Preferred are cumulative and are payable quarterly at the rate of 9.30% per annum. So long as any shares of the Fleet 9.30% Preferred are outstanding, Fleet may not redeem, repurchase or otherwise acquire any shares of the Fleet Common Stock or any other class of Fleet stock ranking junior to or on a parity with the Fleet 9.30% Preferred either as to dividends or upon liquidation unless full cumulative dividends on all outstanding shares of Fleet 9.30% Preferred are paid for all past dividend payment periods. Further, if any dividends on the Fleet 9.30% Preferred are in arrears, Fleet may not redeem, purchase or otherwise acquire any shares of the Fleet 9.30% Preferred unless all outstanding shares of such class are simultaneously redeemed, purchased or otherwise acquired, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Fleet 9.30% Preferred.

     Except as indicated below or except as expressly required by applicable law, the holders of the Fleet 9.30% Preferred are not entitled to vote. If the equivalent of six quarterly dividends payable on any of the Fleet 9.30% Preferred are in default, the number of directors of Fleet will be increased by two and the holders of all outstanding classes and series of Fleet preferred stock, voting as a single class without regard to series, will be entitled to elect two additional directors until all accrued dividends have been paid. In addition, the vote of the holders of two-thirds of the Fleet 9.30% Preferred, voting as a separate class, is required in order to amend or alter the Fleet New Articles in a manner which would adversely affect the preferences, rights, powers or privileges of the Fleet 9.30% Preferred; and the vote of two-thirds of the Fleet 9.30% Preferred, and all of the classes and series of Fleet preferred stock ranking on a parity, either as to dividends or upon liquidation, with the Fleet 9.30% Preferred, voting together as a single class, is required in order to reclassify stock of Fleet into stock ranking prior, either as to dividends or upon liquidation, to the Fleet 9.30% Preferred, or to authorize the creation or issuance of stock, or of a security convertible into or evidencing a right to purchase stock, ranking prior, either as to dividends or upon liquidation, to the Fleet 9.30% Preferred.

     In the event of any liquidation, dissolution or winding up of Fleet, the holders of the Fleet 9.30% Preferred are entitled to receive $250.00 per share plus accrued and unpaid dividends.

     The Fleet 9.30% Preferred is redeemable on at least 30 but not more than 60 days notice, at the option of Fleet, as a whole or in part, at any time on and after October 15, 1997 at a redemption price equal to $250 per share plus accrued and unpaid dividends.

     Fleet 9.35% Preferred. Dividends on the outstanding Fleet 9.35% Preferred are cumulative and are payable quarterly at the rate of 9.35% per annum. So long as any shares of the Fleet 9.35% Preferred are outstanding, Fleet may not redeem, repurchase or otherwise acquire any shares of the Fleet Common Stock or any other class of Fleet stock ranking junior to or on a parity with the Fleet 9.35% Preferred either as to dividends or upon liquidation unless full cumulative dividends on all outstanding shares of Fleet 9.35% Preferred are paid for all past dividend payment periods. Further, if any dividends on the Fleet 9.35% Preferred are in arrears, Fleet may not redeem, purchase or otherwise acquire any shares of the Fleet 9.35% Preferred unless all outstanding shares of such class are simultaneously redeemed, purchased or otherwise acquired, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Fleet 9.35% Preferred.

     Except as indicated below or except as expressly required by applicable law, the holders of the Fleet 9.35% Preferred are not entitled to vote. If the equivalent of six quarterly dividends payable on any of the Fleet 9.35% Preferred are in default, the number of directors of Fleet will be increased by two and the holders of all outstanding classes and series of Fleet preferred stock, voting as a single class without regard to series, will be entitled to elect two additional directors until all accrued dividends have been paid. In addition, the vote of the holders of two-thirds of the Fleet 9.35% Preferred, voting as a separate class, is required in order to amend or alter the Fleet New Articles in a manner which would adversely affect the preferences, rights, powers or privileges of the Fleet 9.35% Preferred; and the vote of two-thirds of the Fleet 9.35% Preferred, and all of the classes and series of Fleet preferred stock ranking on a parity, either as to dividends or upon liquidation, with the Fleet 9.35% Preferred, voting together as a single class, is required in order to reclassify stock of Fleet into stock ranking prior, either as to dividends or upon liquidation, to the Fleet 9.35% Preferred, or to authorize the creation or issuance of stock, or of a security convertible into or evidencing a right to purchase stock, ranking prior, either as to dividends or upon liquidation, to the Fleet 9.35% Preferred.

     In the event of any liquidation, dissolution or winding up of Fleet, the holders of the Fleet 9.35% Preferred are entitled to receive $250.00 per share plus accrued and unpaid dividends.

     The Fleet 9.35% Preferred is redeemable on at least 30 but not more than 60 days notice, at the option of Fleet, as a whole or in part, at any time on and after January 15, 2000 at a redemption price equal to $250 per share plus accrued and unpaid dividends.

     Fleet New Depositary Shares. The shares of the Fleet 9.30% Preferred are represented by the Fleet 9.30% Depositary Shares. Each Fleet 9.30% Depositary Share represents a one-tenth interest in a share of Fleet 9.30% Preferred and is not subject to any mandatory redemption or sinking fund provisions. The shares of the Fleet 9.35% Preferred are represented by the Fleet 9.35% Depository Shares. Each Fleet 9.35% Depositary Share represents a one-tenth interest in a share of Fleet 9.35% Preferred and is not subject to any mandatory redemption or sinking fund provisions. Fleet has agreed to use its best efforts to list the Fleet New Depositary Shares on the Stock Exchange, subject to official notice of issuance. The Fleet New Depositary Shares will be freely transferable under the Securities Act, subject to the restrictions discussed under "THE
MERGER -- Resales of Fleet Common Stock, Fleet New Preferred Stock, Fleet New Depositary Shares and Fleet Warrants Received in the Merger".

     Each series of the Fleet New Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreements") between Fleet and Fleet-RI, as depositary (the "Depositary"). Subject to the terms of each Deposit Agreement, each owner of a Fleet New Depositary Share will be entitled, in proportion to the applicable fraction of a share of Fleet New Preferred Stock represented by such Fleet New Depositary Share, to all the rights and preferences of the Fleet New Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

     The Fleet New Depositary Shares will be evidenced by depositary receipts issued pursuant to the applicable Deposit Agreement ("Depositary Receipts"). Upon consummation of the Merger and return of a properly completed transmittal letter, Depositary Receipts will be distributed by the Exchange Agent in exchange for Depositary Receipts representing Shawmut Depositary Shares. Copies of the forms of Deposit Agreements and Depositary Receipts are filed as exhibits to the Registration Statement of which this Joint Proxy Statement-Prospectus is a part and the following summary is qualified in its entirety by reference to such exhibits.

     Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of Fleet, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive

Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at Fleet's expense.

     DIVIDENDS AND OTHER DISTRIBUTIONS. The Depositary will distribute all cash dividends or other cash distributions received in respect of the Fleet New Preferred Stock to the record holders of Fleet New Depositary Shares relating to such Fleet New Preferred Stock in proportion to the numbers of such Fleet New Depositary Shares owned by such holders.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Fleet New Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with Fleet's approval, sell such property and distribute the net proceeds from such sale to such holders.

     REDEMPTION OF FLEET NEW DEPOSITARY SHARES. If a series of Fleet New Preferred Stock represented by Fleet New Depositary Shares is subject to redemption, the Fleet New Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Fleet New Preferred Stock held by the Depositary. The redemption price per Fleet New Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Fleet New Preferred Stock. Whenever Fleet redeems shares of Fleet New Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Fleet New Depositary Shares representing shares of Fleet New Preferred Stock so redeemed. If fewer than all the Fleet New Depositary Shares are to be redeemed, the Fleet New Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

     VOTING THE FLEET NEW PREFERRED STOCK. Upon receipt of notice of any meeting at which the holders of the Fleet New Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Fleet New Depositary Shares relating to each Fleet New Preferred Stock. Each record holder of such Fleet New Depositary Shares on the record date (which will be the same date as the record date for the Fleet New Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Fleet New Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Fleet New Preferred Stock represented by such Fleet New Depositary Shares in accordance with such instructions, and Fleet will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Fleet New Preferred Stock to the extent it does not receive specific instructions from the holder of Fleet New Depositary Shares representing such Fleet New Preferred Stock.

     AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT. The form of the applicable Depositary Receipts evidencing the Fleet New Depositary Shares and any provision of either Deposit Agreement may at any time be amended by agreement between Fleet and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of a respective series of Fleet New Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of such Fleet New Depositary Shares then outstanding. Each Deposit Agreement will only terminate if (i) all outstanding applicable Fleet New Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the applicable Fleet New Preferred Stock in connection with any liquidation, dissolution or winding up of Fleet and such distribution has been distributed to the holders of the applicable Depositary Receipts.

     CHARGES OF DEPOSITARY. Fleet will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Fleet will pay charges of the Depositary in connection with the initial deposit of the Fleet New Preferred Stock and any redemption of the Fleet New Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

     MISCELLANEOUS. The Depositary will forward all reports and communications from Fleet which are delivered to the Depositary and which Fleet is required or otherwise determines to furnish to the holders of the Fleet New Preferred Stock.

     Neither the Depositary nor Fleet will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The obligations of Fleet and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Fleet New Depositary Shares or Fleet New Preferred Stock unless satisfactory indemnity is furnished. Fleet and the Depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Fleet New Preferred Stock for deposit, holders of Fleet New Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

     RESIGNATION AND REMOVAL OF DEPOSITARY. The Depositary may resign at any time by delivering to Fleet notice of its election to do so, and Fleet may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF FLEET WARRANTS

     At the Effective Time, the Shawmut Warrants will be converted based on the Common Exchange Ratio automatically into the Fleet Warrants, which will be issued under a Warrant Agreement between Fleet and Fleet-RI, as Warrant Agent, to be dated as of the Effective Time ("the "Warrant Agreement"), a copy of which is filed as an exhibit to the Registration Statement of which this Joint Proxy Statement-Prospectus is a part. The following is a general description of the terms and conditions of the Fleet Warrants and Warrant Agreement and is qualified in its entirety by reference to the provisions of the Fleet Warrants and the Warrant Agreement.

     The Warrant Agreement provides for the issuance of 1,185,836 Fleet Warrants, each representing initially the right to acquire upon exercise one share of Fleet Common Stock at an Exercise Price of $24.78 per Fleet Warrant (the "Exercise Price"), subject to certain adjustments described below. The Fleet Warrants are exercisable for a period commencing on the Effective Time and ending at 5:00 p.m., New York City time, on January 18, 1996.

     The Exercise Price and/or the securities issuable upon exercise are subject to adjustment as set forth in the Warrant Agreement to account for payment by Fleet of stock dividends payable in shares of Fleet Common Stock, subdivisions, combinations and reclassifications of the Fleet Common Stock into a greater or lesser number of shares, mergers or consolidations of Fleet with or into another company, and the acquisition of all the outstanding Fleet Common Stock by any person or company. The Fleet Warrants permit Fleet to make additional reductions in the Exercise Price in order that any event treated for federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients. The Warrant Agreement provides that upon any adjustment to the Exercise Price, as provided therein, Fleet will cause a notice to be given to the holders of the Fleet Warrants of such adjustment.

     Subject to the terms of the Warrant Agreement, a Fleet Warrant may be exercised upon surrender of the Warrant Certificate evidencing such Warrant (the "Warrant Certificate") to Fleet-RI, as Warrant Agent, with the subscription form on the reverse of such Warrant Certificate duly executed and the signatures thereon guaranteed, accompanied by payment of the Exercise Price by certified or official bank check made payable to the Warrant Agent at the office or agency designated for such purpose, which will initially be the corporate trust office of the Warrant Agent in New York, New York and Providence, Rhode Island. Each Fleet Warrant may only be exercised in whole.

     No fractional shares of Fleet Common Stock, cash or other consideration in lieu thereof, will be issued. In the case of the exercise of less than all the Fleet Warrants represented by a Warrant Certificate, Fleet will execute, and the Warrant Agent will authenticate, a new Warrant Certificate for the balance of such Fleet Warrants.

     Fleet intends to use its best efforts to list the Fleet Warrants on the Stock Exchange, subject to official notice of issuance. The Fleet Warrants will be freely transferable under the Securities Act, subject to the restrictions discussed under "THE MERGER -- Resales of Fleet Common Stock, Fleet New Preferred Stock, Fleet New Depositary Shares and Fleet Warrants Received in the Merger".

SELECTED PROVISIONS IN THE FLEET EXISTING ARTICLES AND THE FLEET NEW ARTICLES

     Business Combinations with Related Persons. The Fleet Existing Articles require that neither Fleet nor any of its subsidiaries may engage in a Business Combination (as hereinafter defined) with a Related Person (as hereinafter defined) unless such Business Combination (a) was approved by an 80% vote of the Fleet Board prior to the time the Related Person became such; (b) is approved by a vote of 80% of the Continuing Directors and a majority of the entire Fleet Board and certain conditions as to price and procedure are complied with; or (c) is approved by a vote of 80% of Fleet's outstanding shares of Fleet capital stock entitled to vote generally in the election of directors, voting as a single class. Under the Fleet Existing Articles, a "Business Combination" includes any merger or consolidation of Fleet or any of its subsidiaries into or with a Related Person or any of its affiliates or associates; any sale, exchange, lease, transfer or other disposition to or with a Related Person or any of its affiliates or associates of all, substantially all or any Substantial Part (defined as assets having a value of more than 5% of the total consolidated assets of Fleet and its subsidiaries) of the assets of Fleet or any of its subsidiaries; any purchase, exchange, lease or other acquisition by Fleet or any of its subsidiaries of all or any Substantial Part of the assets or business of a Related Person or any of its affiliates or associates; any reclassification of securities, recapitalization or other transaction which has the effect, directly or indirectly, of increasing the proportionate amount of voting shares of Fleet or any subsidiary which are beneficially owned by a Related Person; and the acquisition by a Related Person of beneficial ownership of voting securities, securities convertible into voting securities or any rights, warrants or options to acquire voting securities of a subsidiary of Fleet; a "Related Person" includes any person who is the beneficial owner of 10% or more of Fleet's voting shares, as of the date on which a binding agreement providing for a Business Combination is authorized by the Fleet Board or prior to the consummation of a Business Combination or any person who is an affiliate of Fleet and was the beneficial owner of 10% or more of Fleet's then outstanding voting shares at any time within the five years preceding the date on which a binding agreement providing for a Business Combination is authorized by the Fleet Board; and the "Continuing Directors" are those individuals who were members of the Fleet Board prior to the time a Related Person became the beneficial owner of 10% or more of Fleet's voting stock or those individuals designated as Continuing Directors (prior to their initial election as directors) by a majority of the then Continuing Directors. To amend these provisions, a super majority vote (80%) of the Fleet Board, a majority vote of the Continuing Directors and a super majority vote (80%) of the stockholders is required unless the amendment is recommended to the stockholders by a majority of the Fleet Board and not less than 80% of the Continuing Directors, in which event only the vote provided under Rhode Island law is required. The Fleet New Articles will contain identical provisions. Because, among other things, the Merger was unanimously approved by the Fleet Board, the Merger would not trigger these provisions of the Fleet Existing Articles.

     Directors. The Fleet Existing Articles contain a number of additional provisions which are intended to delay an insurgent's ability to take control of the Fleet Board, even after an insurgent has obtained majority ownership of the Fleet Common Stock. The Fleet Existing Articles provide for a classified Board of Directors, consisting of three classes of directors serving staggered three-year terms. Directors of Fleet may only be removed for cause and only (a) by a vote of the holders of 80% of the outstanding shares of Fleet stock entitled to vote thereon voting separately as a class at a meeting called for that purpose or (b) by a vote of a majority of the Continuing Directors and a majority of the Fleet Board as constituted at that time. Vacancies on the Fleet Board, whether due to resignation, death, incapacity or an increase in the number of directors, may only be filled by the Fleet Board, acting by a vote of 80% of the directors then in office. The Fleet Existing Articles provide that the number of directors of Fleet (exclusive of directors to be elected by the holders of any one or more series of the Preferred Stock voting separately as a class or classes) that shall constitute the

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Fleet Board shall be 13, unless otherwise determined by resolution adopted by a super majority vote (80%) of the Fleet Board and a majority of the Continuing Directors. Pursuant to such an adopted resolution, the number of directors that may serve is currently fixed at 15, except in the event that quarterly dividends are not paid on non-voting Preferred Stock as described above, and may only be increased by the affirmative vote of 80% of the Fleet Board and a majority of the Continuing Directors. At the Effective Time of the Merger, the Fleet Board will be constituted at 20 members. A super majority vote (80%) of the Fleet Board, a majority vote of the Continuing Directors and a super majority vote (80%) of the outstanding shares of Fleet stock entitled to vote thereon voting separately as a class are required to amend any of these provisions. The Fleet New Articles will contain identical provisions.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

GENERAL

     Fleet and Shawmut are incorporated in Rhode Island and Delaware, respectively. Stockholders of Shawmut receiving Fleet Common Stock in connection with the Merger, whose rights as stockholders are currently governed by the Delaware General Corporation Law ("Delaware law"), Shawmut's Restated Certificate of Incorporation (the "Shawmut Certificate"), and Shawmut's by-laws (the "Shawmut By-laws") will, upon consummation of the Merger, automatically become stockholders of Fleet, and their rights will be governed by Rhode Island law, the Fleet Existing Articles (or the Fleet New Articles if adopted) and Fleet's by-laws (the "Fleet By-laws"). The following is a summary of the material differences between the rights of holders of Fleet Common Stock and those of Shawmut Common Stock. The following does not purport to be a complete description of the differences between the rights of Fleet and Shawmut stockholders. Such differences may be determined in full by reference to Rhode Island law, Delaware law, the Fleet Existing Articles, the Fleet New Articles, the Shawmut Certificate, the Fleet By-laws and the Shawmut By-laws.

VOTING RIGHTS

     Required Vote For Certain Business Combinations. Both Rhode Island law and Delaware law generally require approval of a merger, consolidation, dissolution or sale of all or substantially all of a corporation's assets by the affirmative vote of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon, unless otherwise provided by statute. In addition, under Rhode Island law, if any class of stock is entitled to vote separately, approval of the plan of merger or consolidation, dissolution or sale of all or substantially all assets also requires the affirmative vote of the holders of a majority of the shares of each class of stock entitled to vote as a class thereon. Delaware law, absent a charter provision to the contrary, does not require such a class vote.

     Rhode Island law provides that unless the corporate charter provides otherwise the vote of the stockholders of a surviving corporation is not required to approve a merger if: (a) the plan of merger does not amend the corporation's charter and (b) the number of shares of common stock to be issued or transferred in the merger plus the number of shares of common stock into which any other securities to be issued in the merger are convertible within one year does not exceed one-third of the total combined voting power of all classes of stock then entitled to vote for the election of directors which would be outstanding immediately after the merger.

     Pursuant to Delaware law, unless the corporate charter provides otherwise, no vote of the stockholders of a surviving corporation is required to approve a merger if: (a) the agreement of merger does not amend in any respect the corporation's charter; (b) each share of the corporation's stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and (c) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the number of authorized unissued shares or treasury stock of the surviving corporation's common stock to be issued or delivered under the plan of merger plus the number of shares of common stock into which any other shares, securities or obligations to be issued or delivered in the plan of merger are initially

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convertible does not exceed 20% of the surviving corporation's common stock outstanding immediately prior to the effective date of the merger.

     No provisions relating to the approval of mergers with unrelated third parties by holders of the respective corporation's common stock are contained in the corporate charters of either Fleet or Shawmut.

     As more fully described above, the Fleet Existing Articles contain, and the Fleet New Articles will contain, certain provisions regarding business combinations with certain persons. See "DESCRIPTION OF FLEET CAPITAL STOCK, FLEET NEW PREFERRED STOCK, FLEET NEW DEPOSITARY SHARES AND FLEET
WARRANTS -- Selected Provisions in the Fleet Existing Articles and the Fleet New Articles".

     The Shawmut Certificate provides that any "Business Combination" involving Shawmut and a person who beneficially owns 10% or more of Shawmut's outstanding voting stock or certain affiliates or associates of Shawmut who beneficially owned, at any time within the 2-year period prior to the date in question, 10% or more of Shawmut's outstanding voting stock (a "Shawmut Related Person") must be approved by the holders of at least 80% of the votes entitled to be cast by the holders of the outstanding shares of Shawmut voting stock (the "Shawmut Voting Requirement") voting together as a single class. The Shawmut Voting Requirement does not apply if (i) the Business Combination is approved by a majority of the "Shawmut Continuing Directors" (defined generally to include any person who is unaffiliated with, and not a representative of, the Shawmut Related Person in the Business Combination and who either was a director immediately prior to the time the Shawmut Related Person became such a person or was recommended or elected to succeed such a Shawmut Continuing Director by a majority of the Shawmut Continuing Directors); or (ii) certain "fair price" (defined generally to mean that the consideration to be received by stockholders in such Business Combination shall be at least equal to the higher of, and in the same form as, the consideration paid by the Shawmut Related Person for such person's acquisition of the applicable Shawmut capital stock within the two year period immediately prior to the first public announcement of the proposal of the Business Combination or in the transaction in which such person became a Shawmut Related Person) and other criteria are met. As defined in the Shawmut Certificate, a "Business Combination" includes, among other things: (i) any merger or consolidation of Shawmut or any Shawmut subsidiary with any Shawmut Related Person or affiliate or associate thereof; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition by Shawmut of assets or securities having a fair market value equal to 10% or more of the total shareholders' equity of Shawmut ("Substantial Assets") to a Shawmut Related Person or an affiliate or associate thereof; (iii) the acquisition by Shawmut of Substantial Assets from a Shawmut Related Person or an affiliate or associate thereof; (iv) the adoption of a plan or proposal for the liquidation or dissolution of Shawmut proposed by or on behalf of a Shawmut Related Person or an affiliate or associate thereof; (v) any transaction that has the effect of increasing the proportionate share of any class of equity or convertible security of Shawmut or any subsidiary that is beneficially owned by a Shawmut Related Person or any affiliate or associate thereof; and (vi) any agreement or arrangement providing for any of the foregoing. This provision of the Shawmut Certificate can only be amended or repealed upon the affirmative vote by the holders of at least 80% of the voting stock entitled to vote, voting together as a single class, unless such amendment or repeal is unanimously recommended by the Shawmut Board and all of such directors are Shawmut Continuing Directors.

     Charter and By-Law Amendments. Both Delaware law and Rhode Island law generally provide that an amendment to a corporate charter requires (i) that the board of directors adopt a resolution submitting the proposed amendment to the shareholders and (ii) the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon. Both Delaware law and Rhode Island law also provide for any class of stock or series to vote as a class on the proposed amendment if the amendment would change the number or par value of the aggregate authorized shares of a class. Rhode Island law also requires separate class voting if the amendment would, among other things, change the designations, preferences, limitations or relative rights of the class, effect an exchange or create a right of exchange of all or any part of the shares of another class into shares of the class, or create a new class of shares having rights and preferences prior and superior to the shares of the class. Delaware law also provides for class voting if the amendment would alter or modify the powers, preferences or special rights of the shares of such class to affect such class adversely. Under both

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Delaware law and Rhode Island law, the board of directors' authority to adopt, amend or repeal the by-laws of a corporation, if provided for in the articles of incorporation, does not divest or limit the power of stockholders to adopt, amend or repeal by-laws; Rhode Island law specifically provides that any amendment by the board of directors to the by-laws may be subsequently changed by the affirmative vote of holders of a majority of the shares entitled to vote thereon.

     The Fleet Existing Articles provide, and the Fleet New Articles will provide, that any amendment, alteration, change or repeal of the provisions in such charter relating to (i) directors and business combinations requires the affirmative vote of 80% of the Fleet Board and a majority of the Continuing Directors and the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting separately as a class; and (ii) the provisions in the Fleet Existing Articles or the Fleet New Articles governing the amendment of such articles require the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting separately as a class.

     The Fleet By-laws provide that such by-laws may be altered, amended or repealed in whole or in part and new by-laws may be adopted in whole or in part, only by the affirmative vote of 80% of the Fleet Board and a majority of the Continuing Directors or by an affirmative vote of the holders of at least 50% of the Fleet Common Stock entitled to vote thereon.

     The Shawmut Certificate provides that the amendment, repeal or adoption of any provisions inconsistent with the provisions of the Shawmut Certificate relating to business combinations shall require the affirmative vote of at least 80% of the votes entitled to be cast by the holders of the outstanding shares of voting stock, voting together as a single class, provided that no such requirement shall apply to any amendment, repeal or adoption unanimously recommended by the Shawmut Board if all such directors are persons who would be eligible to serve as Shawmut Continuing Directors. Any repeal or modification by the stockholders of Shawmut relating to the provisions regarding the management of the business shall not adversely affect any right or protection of a director of Shawmut existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

     The Shawmut Certificate further provides that directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Shawmut By-Laws. Any action by stockholders to effect such alteration, change, addition or appeal requires the affirmative vote of a majority of the shares represented and entitled to vote at the meeting at which the action is to be taken. The Shawmut Certificate further provides that notice of any such action specifying or describing the same shall be contained in or accompany the notice of the meeting at which the action is to be taken.

SPECIAL MEETINGS; CORPORATE ACTION WITHOUT A MEETING

     Special Meetings. Rhode Island law provides that a special meeting of stockholders may be called by the president, the board of directors or the holders of 10% or more of the shares entitled to vote at such meeting, or such other officers or persons specified in the charter or by-laws. The Fleet By-laws permit special meetings of stockholders to be called by the Fleet Board pursuant to a resolution adopted by the majority of the Fleet Board, or by the Chairman of the Fleet Board or the president. In addition, the Fleet By-laws require that the Secretary of Fleet must call a special meeting of stockholders upon written request of three or more stockholders holding at least 80% of the outstanding shares of stock of Fleet entitled to vote at such meeting.

     Under Delaware law, a special meeting of stockholders may be called by the board of directors or such other persons as are authorized by the certificate of incorporation or by-laws. The Shawmut By-laws provide that special meetings may be called by the Shawmut Board, the Chairman of the Shawmut Board or upon written request of seven or more stockholders holding at least 30% of the outstanding shares of Shawmut Common Stock.

     Corporate Action Without a Meeting. Except for corporate action relating to a merger or consolidation, acquisition or disposition, Rhode Island law permits corporate action without a meeting if the charter of a corporation authorizes such action and the shareholders consenting to such action would be entitled to cast, at

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a meeting at which all stockholders entitled to vote thereon were present, at least the minimum number of votes which would be required to take such action. Rhode Island law further provides that corporate action relating to a merger, consolidation, acquisition or disposition may be taken without a meeting if all stockholders entitled to vote thereon consent in writing. The Fleet Existing Articles authorize, and the Fleet New Articles will authorize, such action by stockholders if the written consent of stockholders having not less than the minimum percentage of the total vote statutorily required for the proposed corporate action is obtained and provided that notice of such action is given to all Fleet stockholders who would have been entitled to vote upon the action if such meeting were held.

     Delaware law permits corporate action without a stockholder's meeting, without prior notice and without a vote of stockholders upon receipt of written consent of that number of shares that would be necessary to authorize the proposed corporate action at a meeting at which all shares entitled to vote thereon were present and voting, unless the charter expressly provides otherwise. Prompt notice of the taking of action without a meeting by less than unanimous written consent must be given to all stockholders who have not consented in writing. The Shawmut Certificate does not provide otherwise.

DIVIDENDS

     Under Rhode Island law, the board of directors has the power to declare and pay dividends in cash, property or securities of the corporation unless (a) such corporation is or would be thereby made insolvent or (b) the declaration or payment of such dividend would be contrary to any restrictions contained in the charter. Rhode Island law further provides that no distribution may be made (i) if the corporation would become unable to pay its debts as they become due in the usual course of business or (ii) the corporation's total assets would be less than the sum of its liabilities plus, unless the charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

     Under Delaware law, the directors of a corporation are generally permitted to declare and pay dividends out of surplus or out of net profits for the current and/or preceding fiscal year, provided that such dividends will not reduce capital below the amount of capital represented by all classes of issued and outstanding stock having a preference upon the distribution of assets. Also under Delaware law, a corporation may generally redeem or purchase shares of its stock if such redemption or purchase will not impair the capital of the corporation.

APPRAISAL RIGHTS

     Under Rhode Island law, appraisal rights are available only in connection with (a) a statutory merger or consolidation (unless the corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger); (b) acquisitions which require shareholder approval; and (c) sales or exchanges of all or substantially all of the property and assets of a corporation in a transaction requiring stockholder approval. In addition, unless otherwise provided in the charter, no appraisal rights are available to holders of shares of any class of stock which, as of the date fixed to determine the stockholders entitled to receive notice of the proposed transaction, are (i) registered on a national securities exchange or included as national market securities in the National Association of Securities Dealer's automated quotation system or (ii) held of record by not less than 2,000 stockholders. There are no provisions in the Fleet Existing Articles nor will there be any provisions in the Fleet New Articles providing for appraisal rights. Under Rhode Island law, holders of Fleet capital stock do not have any appraisal rights in connection with the Merger. See "THE MERGER -- Appraisal Rights".

     Under Delaware law, appraisal rights are available in connection with a statutory merger or consolidation in certain specified situations. Appraisal rights are not available when a corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger. In addition, unless otherwise provided in the charter, no appraisal rights are available to holders of shares of any class of stock which is either: (a) listed on a national securities exchange or designated as a national market system security on an

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inter-dealer quotation system by the National Association of Securities Dealers,
Inc. or (b) held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger to accept anything other than: (i) shares of stock of the surviving corporation; (ii) shares of stock of another corporation which are or will be so listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more that 2,000 stockholders; (iii) cash in lieu of fractional shares of such stock; or (iv) any combination thereof. The Shawmut Certificate has no provisions for appraisal rights. Given that Shawmut Common Stock, Shawmut 9.30% Depositary Shares and Shawmut 9.35% Depositary Shares are listed on the Stock Exchange and Shawmut stockholders will receive Fleet Common Stock or Fleet Depositary Shares in the Merger, holders of Shawmut Common Stock, Shawmut 9.30% Depositary Shares and Shawmut 9.35% Depositary Shares will not have appraisal rights in connection with the Merger; however, the holders of the Shawmut Adjustable Preferred, which is not listed on a national securities exchange nor held by more than 2,000 holders of record, will have appraisal rights under Delaware law. See "THE MERGER -- Appraisal Rights".

PROVISIONS RELATING TO DIRECTORS

     Number of Directors. Under both Rhode Island law and Delaware law a corporation must have a board of directors consisting of at least one director. The Fleet Existing Articles provide that the Fleet Board shall consist of 13 members (exclusive of directors to be elected by holders of any one or more series or classes of the Existing Preferred Stock voting separately as a class or classes) unless otherwise determined from time to time by resolution adopted by an affirmative vote of at least 80% of the Fleet Board and a majority of the Continuing Directors. Pursuant to such an adopted resolution, the number of directors that may serve is currently fixed at 15. As of the Effective Time of the Merger, the Fleet Board will consist of 20 members (exclusive of directors to be elected by holders of any one or more series or classes of the Existing Preferred Stock and the Fleet New Preferred Stock voting separately as a class or classes) unless otherwise determined from time to time by resolution adopted by an affirmative vote of at least 80% of the Fleet Board and a majority of the Continuing Directors. The Shawmut By-laws provide for not less than three directors. The Shawmut By-laws also provide that the majority of directors then in office may, between annual meetings of stockholders, increase the membership of the Shawmut Board by up to eight members. Shawmut currently has 12 directors.

     Vacancies. The Fleet Existing Articles provide that vacancies in the Fleet Board may be filled only by the vote of 80% of the directors then in office. The Shawmut By-laws provide that vacancies may be filled by a majority of the directors then in office.

     Classification. Rhode Island law and Delaware law both permit classification of the board of directors if the corporate charter so provides. Delaware law also permits classification of directors if an initial by-law so provides, or by by-law adopted by a vote of the stockholders. The Fleet's Existing Articles and Fleet By-laws provide, and the Fleet New Articles will provide, for classification of the Fleet Board into three classes as nearly equal in number as possible, with one class being elected annually. Neither the Shawmut Certificate nor the Shawmut By-laws provides for such classification of directors.

     Stockholder Nominations. The holders of Fleet Common Stock may nominate individuals for election to the Fleet Board. The procedure pursuant to which such nomination must occur is set forth in the Fleet By-laws. The Fleet By-laws specify that nominations of persons for election as director may be made at a meeting of stockholders by or at the direction of the Fleet Board, or by any holder of stock entitled to vote thereon who complies with the requisite notice procedure. The notice procedure requires that a stockholder's nomination of a person for election as a director must be made in writing and received by the Secretary of Fleet not less than 30 days prior to the date of the meeting of stockholders, provided, however, that if fewer than 40 days' notice or prior public disclosure of the date of the meeting is given to stockholders, the stockholder's nomination notice must be received not later than the close of business on the seventh day following the first to occur of the publication or mailing of the notice of the meeting date. The Fleet By-laws require that a stockholder's notice to nominate an individual to the Fleet Board include certain information about the nominee, including the information required to be disclosed in solicitations for proxies for election of directors pursuant to

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Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), along with the name, address, class and number of shares of Fleet beneficially owned by the stockholder giving such notice and by other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder's notice.

     The Shawmut By-laws establish procedures that must be followed for stockholders to nominate individuals to the Shawmut Board at the annual meeting of stockholders. In order to properly propose that certain business come before the annual meeting of stockholders, a stockholder must provide timely notice in writing to the Secretary of Shawmut, which notice must include a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and must otherwise comply with the notice requirements. In order to nominate individuals to the Shawmut Board, a stockholder must provide timely notice of such nomination in writing to the Secretary of Shawmut and a written statement by the candidate of his or her willingness to serve. To be timely, notice must be delivered to and received by Shawmut not less than 50 nor more than 75 days prior to the meeting at which directors are to be elected, or, if Shawmut gives less than 65 days' notice of the meeting, then notice by the stockholder must be received by the close of business on the 15th day following the earlier of the date notice of the meeting was mailed or public disclosure of the meeting was made. Such notice to nominate an individual to the Shawmut Board must include certain information about the nominee, including the information required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act.

     Removal. Under Rhode Island law, a director may be removed by the stockholders without cause, if the charter or by-laws so provide but, in the case of a corporation permitting cumulative voting for the election of directors, only if the number of shares voted against removal would not be sufficient to elect the director if voted cumulatively. For a discussion of provisions regarding the removal of directors in the Fleet Existing Articles (which are identical in the Fleet New Articles), see "DESCRIPTION OF FLEET CAPITAL STOCK, FLEET NEW PREFERRED STOCK, FLEET NEW DEPOSITARY SHARES AND FLEET WARRANTS -- Selected Provisions in the Fleet Existing Articles and the Fleet New Articles".

     Under Delaware law, any director or the entire board of directors of a corporation may be removed, with or without cause, by the holders of a majority of the shares then entitled to elect directors. In the case of a corporation whose board is classified, stockholders may effect such removal only for cause unless the charter provides otherwise. The Shawmut Certificate does not contain any provisions regarding removal of directors other than the provision stating that any Shawmut Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding shares of Shawmut Preferred Stock, voting as a class.

DERIVATIVE SUITS

     Under both Rhode Island law and Delaware law, stockholders may bring suits on behalf of the corporation to enforce the rights of a corporation. Under both Rhode Island law and Delaware law, a person may institute and maintain a suit only if such person was a stockholder at the time of the transaction which is the subject of the suit. Under Rhode Island law, upon final judgment and a finding that the commencement of a derivative action by a stockholder was without reasonable cause, a court may require the plaintiff(s) to pay to the parties named as defendant(s) the reasonable expenses including legal fees incurred by them in defense of such action.

     In addition, under Delaware law, the plaintiff generally must be a stockholder not only at the time of the transaction which is the subject of the action but also throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make demand on the directors of the corporation to assert the corporate claim unless such demand would be futile before the suit may be prosecuted by the derivative plaintiff.

STATE ANTI-TAKEOVER STATUTES

     Pursuant to Rhode Island law, a corporation shall not engage in any business combination with an interested stockholder (generally defined as the beneficial owner of 10% or more of the corporation's

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outstanding voting stock or an affiliate of the corporation who within five years prior to the date in question was the beneficial owner of 10% or more of the corporation's outstanding voting stock) for a period of five years following the date the stockholder became an interested stockholder unless either (a) the board of directors of the corporation approved the business combination or transaction prior to the date the stockholder became an interested stockholder;
(b) holders of two-thirds of the outstanding voting stock, excluding any stock owned by the interested stockholder or any affiliate or associate of the interested stockholder, have approved the business combination at a meeting called for such purpose no earlier than five years after the interested stockholder's stock acquisition date; or (c) the business combination meets each of the following conditions: (i) the nature, form and adequacy of the consideration to be received by the corporation's stockholders in the business combination transaction satisfies certain specific enumerated criteria; (ii) the holders of all the outstanding shares of stock of the corporation not beneficially owned by the interested stockholder are entitled to receive the specified consideration in the business combination transaction; and (iii) the interested stockholder shall not acquire additional shares of voting stock of the corporation except in certain specifically identified transactions.

     The restrictions prescribed by the statute will not be applicable to any business combination (a) involving a corporation that does not have a class of voting stock registered under the Exchange Act, unless the charter provides otherwise; (b) involving a corporation which did not have a class of voting stock registered under the Exchange Act at the time the corporation's charter was amended to provide that the corporation shall be subject to the statutory restriction provisions and the interested stockholder's stock acquisition date is prior to the effective date of the charter amendment; (c) involving a corporation whose original charter contains a provision expressly electing not to be subject to the statutory restrictions or which adopted an amendment expressly electing not to be subject to the statutory restrictions either to its by-laws prior to March 31, 1991 or to its charter if such charter amendment is approved by the affirmative vote of holders, other than the interested stockholders, and their affiliates and associates, of two-thirds of the outstanding voting stock, excluding the voting stock of the interested stockholders; provided, that the amendment to the charter shall not be effective until 12 months after the vote of the stockholders and shall not apply to any business combination of the corporation with an interested stockholder whose stock acquisition date is on or prior to the effective date of the amendment; or
(d) involving a corporation with an interested stockholder who became an interested stockholder inadvertently, if the interested stockholder divests itself of such number of shares so that it is no longer the beneficial owner of 10% of the outstanding voting stock and, but for such inadvertent ownership, was not an interested stockholder within the five-year period preceding the announcement of the business combination. Neither the Fleet Existing Articles, the Fleet New Articles nor the original Fleet charter contain any provisions expressly relating to the non-applicability of the statute.

     Pursuant to Delaware law, a corporation shall not engage in any business combination with an interested stockholder (generally defined as the holder of 15% or more of the corporation's voting stock) for a period of three years following the date that such stockholder became an interested stockholder, unless (a) the board of directors approved either the business combination or transaction prior to the date that the interested stockholder became an interested stockholder; (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (i) any persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (c) on or subsequent to the date the stockholder became an interested stockholder, the board of directors approved the transaction and the stockholders approved the transaction, not by written consent, but at an annual or special meeting of shareholders, with an affirmative vote of two-thirds of the outstanding voting stock, excluding any stock owned by the interested stockholder. The restrictions prescribed by the statute will not be applicable if (a) a corporation's charter or by-laws contain a provision expressly providing that the corporation shall not be subject to such statutory restrictions; (b) if the corporation does not have a class of voting stock that is (i) listed on a national securities exchange; (ii) authorized for quotation on an inter-dealer quotation system of a registered national securities association; or (iii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken directly or indirectly by an interested stockholder or from

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a transaction in which a person becomes an interested stockholder; or (c) a stockholder becomes an interested stockholder inadvertently and divests sufficient shares so that the stockholder ceases to be an interested stockholder and would not at any time during the three year period immediately prior to a business combination between the corporation and the interested stockholder have been an interested stockholder but for the inadvertent acquisition; or (d) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or required notice to interested stockholders of a proposed transaction: (i) involving (A) a merger or consolidation (except a merger in respect of which no vote of the stockholders of the corporation is required); (B) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation having an aggregate market value equal to 50% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; or (C) a proposed tender offer or exchange offer for 50% or more of the outstanding voting stock of the corporation; (ii) is with or by a person who either was not an interested stockholder during the previous 3 years or who became an interested stockholder with the approval of the corporation's board of directors; and (iii) is approved or not opposed by a majority of the members of the board of directors who were directors prior to any person becoming an interested stockholder during the previous 3 years or were recommended for election or elected to succeed such directors by a majority of directors. Neither the Shawmut Certificate nor the Shawmut By-Laws contain any provision expressly providing that the corporation will not be subject to the restrictions prescribed by the statute. See
"-- Voting Rights -- Required Vote for Certain Business Combinations".

     Material Differences in Rights Agreements. The material differences between the Fleet Rights Agreement (which is summarized in "DESCRIPTION OF FLEET CAPITAL STOCK, FLEET NEW PREFERRED STOCK, FLEET NEW DEPOSITARY SHARES AND FLEET WARRANTS"), and the Shawmut Rights Agreement (a description of which is incorporated herein by reference under "INFORMATION INCORPORATED BY REFERENCE"), relate to the stock ownership thresholds and other conditions which would cause the rights issued under the respective rights agreement to separate from the common stock certificates to which such rights are attached and become exercisable.

     In particular, the stock ownership thresholds under which the rights become exercisable are lower under the Fleet Rights Agreement than under the Shawmut Rights Agreement. Moreover, under the Shawmut Rights Agreement, but not the Fleets Rights Agreement, the rights become exercisable 10 business days after the Shawmut Board deems that, with respect to any person who has become the beneficial owner of 10% or more of the outstanding Shawmut Common Stock (x) such beneficial ownership by such person is intended to cause Shawmut to repurchase the Shawmut stock owned by such person (or enter into other transactions intended to provide such person with financial gain) under circumstances where the Shawmut Board determines that the best interests of Shawmut would not be served by taking such action or (y) such beneficial ownership is causing or is reasonably likely to cause a material adverse impact on the business or prospects of Shawmut.

                 COMPARATIVE COMMON STOCK PRICES AND DIVIDENDS

     Fleet. Fleet Common Stock is listed on the Stock Exchange under the symbol FLT. The following table sets forth the high and low sales prices for Fleet Common Stock as reported on the Stock Exchange Composite Tape, and the cash dividends declared, for the calendar periods indicated.

                                                                  PRICE              CASH
                                                           -------------------     DIVIDENDS
                             YEAR                           HIGH         LOW       DECLARED
     ----------------------------------------------------  -------     -------     ---------
     1991
       First Quarter.....................................  $18.00     $ 9.625       $.20
       Second Quarter....................................   25.875     15.50         .20
       Third Quarter.....................................   26.25      21.50         .20
       Fourth Quarter....................................   25.50      20.125        .20

                                                                  PRICE              CASH
                                                           -------------------     DIVIDENDS
                             YEAR                           HIGH         LOW       DECLARED
     ----------------------------------------------------  -------     -------     ---------
     1992
       First Quarter.....................................  $ 30.75     $ 24.25       $ .20
       Second Quarter....................................    31.00       26.75         .20
       Third Quarter.....................................    30.875      25.75         .20
       Fourth Quarter....................................    33.875      27.50         .225

     1993
       First Quarter.....................................  $ 37.875     $30.25       $ .225
       Second Quarter....................................    37.625      28.25         .25
       Third Quarter.....................................    35.50       30.375        .25
       Fourth Quarter....................................    35.625      29.50         .30

     1994
       First Quarter.....................................  $ 38.00     $ 31.75       $ .30
       Second Quarter....................................    41.375      34.375        .35
       Third Quarter.....................................    40.50       34.875        .35
       Fourth Quarter....................................    37.875      29.875        .40

     1995
       First Quarter.....................................  $ 35.125     $29.875        .40
       Second Quarter (through May 3, 1995)..............                              .40

     Shawmut. Shawmut Common Stock is listed on the Stock Exchange under the symbol SNC. The following table sets forth the high and low sales prices for Shawmut Common Stock as reported on the Stock Exchange Composite Tape, and the cash dividends declared, for the calendar periods indicated.

                                                                  PRICE              CASH
                                                           -------------------     DIVIDENDS
                             YEAR                           HIGH         LOW       DECLARED
     ----------------------------------------------------  -------     -------     ---------
     1991
       First Quarter.....................................  $  7.625     $ 2.875          --
       Second Quarter....................................     7.25        4.125          --
       Third Quarter.....................................    10.875       4.375          --
       Fourth Quarter....................................    10.25        7.25           --
     1992
       First Quarter.....................................  $ 15.875     $ 8.875          --
       Second Quarter....................................    19.25       12.125          --
       Third Quarter.....................................    18.75       13.375          --
       Fourth Quarter....................................    19.50       14.50           --

     1993
       First Quarter.....................................  $ 23.875     $17.875       $.10
       Second Quarter....................................    25.125      19.50         .10
       Third Quarter.....................................    26.375      22.50         .10
       Fourth Quarter....................................    25.125      19.375        .20

                                                                  PRICE              CASH
                                                           -------------------     DIVIDENDS
                             YEAR                           HIGH         LOW       DECLARED
     ----------------------------------------------------  -------     -------     ---------
     1994
       First Quarter.....................................  $ 24.00     $ 19.75       $ .20
       Second Quarter....................................    25.75       19.25         .20
       Third Quarter.....................................    23.125      20.25         .20
       Fourth Quarter....................................    21.125      16.375        .22

     1995
       First Quarter.....................................  $ 27.00     $ 16.50       $ .22
       Second Quarter (through May 3, 1995)..............

     On May 3, 1995, the latest practicable trading day before the printing of this Joint Proxy Statement-Prospectus, the closing sales price for Fleet Common
Stock as reported on the Stock Exchange Composite Tape was $          per share
and the closing sales price for Shawmut Common Stock as reported on the Stock
Exchange Composite Tape was $          per share. On February 17, 1995, the last
full trading day prior to the announcement of the proposed Merger, the closing sales price of Fleet Common Stock as so reported was $33.625 per share, and the closing sales price of Shawmut Common Stock as so reported was $20.625 per share. On January 24, 1995, the closing sales price for Fleet Common Stock and Shawmut Common Stock as so reported was $31.25 and $18.00, respectively. Subsequent to January 24, 1995, an increase in the market price for the Shawmut Common Stock occurred. Morgan Stanley believes that such increase was attributable to merger speculation concerning a potential sale of Shawmut. See "THE MERGER -- Fairness Opinions of Financial Advisors -- Shawmut."

                                    EXPERTS

     The consolidated financial statements of Fleet appearing in Fleet's 1994 Annual Report to Stockholders and incorporated by reference in Fleet's 1994 Annual Report on Form 10-K for the year ended December 31, 1994, incorporated by reference herein (and elsewhere in the Registration Statement) have been incorporated by reference herein (and elsewhere in the Registration Statement) in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1994 financial statements refers to a change in the method of accounting for investments.

     The consolidated financial statements of Shawmut incorporated in this Joint Proxy Statement-Prospectus by reference to Shawmut's Annual Report on Form 10-K for the year ended December 31, 1994, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Northeast and subsidiaries as of December 31, 1994 and 1993 and for the years then ended, included in Shawmut's Current Report on Form 8-K filed on April 13, 1995 and incorporated by reference into this Joint Proxy Statement-Prospectus, have been incorporated by reference herein and in the Registration Statement of which the Joint Proxy Statement-Prospectus is a part in reliance upon the report of Deloitte & Touche, LLP, independent accountants, dated January 20, 1995, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of the Business Finance Division of Barclays Business Credit, Inc. incorporated in this Joint Proxy Statement-Prospectus by reference to Shawmut's Current Report on Form 8-K, filed on April 13, 1995, have been so incorporated in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL OPINIONS

     The legality of the shares of Fleet Common Stock to be issued to the holders of Shawmut Common Stock pursuant to the Merger and certain other legal matters in connection with the Merger, will be passed upon by Edwards & Angell, 2700 Hospital Trust Tower, Providence, Rhode Island 02903. V. Duncan Johnson, a partner of Edwards & Angell, is a director of Fleet-RI, Fleet-CT and Fleet-MA and beneficially owns 4,052 shares of Fleet Common Stock. Edwards & Angell has from time to time acted as counsel in advising Shawmut and its affiliates with respect to certain matters and in connection with various transactions. Edwards & Angell did not act as counsel to Shawmut or its affiliates with respect to the Merger or any transaction in connection therewith.

     The Merger Agreement provides as a condition to each party's obligation to consummate the Merger that Fleet receive the opinion of Wachtell, Lipton, Rosen & Katz, New York, New York, special counsel to Fleet, substantially to the effect that the Merger will constitute a "reorganization" under Section 368 of the Code.

     The Merger Agreement also provides as a condition to each party's obligation to consummate the Merger that Shawmut receive the opinion of Skadden, Arps, Slate, Meagher and Flom, New York, New York, special counsel to Shawmut, substantially to the effect that the Merger will constitute a "reorganization" under Section 368 of the Code.

                            SOLICITATION OF PROXIES

     The cost of solicitation of proxies from holders of Fleet Common Stock and Shawmut Common Stock, including the cost of reimbursing brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy statements to their principals, will be borne by each respective party. Georgeson & Co. has been retained by Fleet to assist in the solicitation of proxies and will be compensated in the estimated amount of $20,000 plus reasonable out-of-pocket expenses. Morrow & Co. has been retained by Shawmut to assist in the solicitation of proxies and will be compensated in the estimated amount of $11,000 plus reasonable out-of-pocket expenses. In addition to such solicitation and solicitation by use of the mails, solicitation may be made in person or by telephone or telegraph by certain directors, officers and regular employees of Fleet and Shawmut who will not receive additional compensation therefor. Fleet and Shawmut estimate the total cost to solicit proxies to be $450,000, of which $52,000 has been incurred through May 3, 1995.

                             [ALTERNATE FLEET PAGE]

             AMENDMENT AND RESTATEMENT OF FLEET EXISTING ARTICLES;
                          ELECTION OF FLEET DIRECTORS;
                   RATIFICATION OF FLEET INDEPENDENT AUDITORS

VOTING REQUIREMENTS

     The Fleet Board has fixed the close of business on May 3, 1995 as the Record Date. Only the holders of record of the outstanding shares of Fleet Common Stock on the Record Date will be entitled to notice of, and to vote at, the Fleet Meeting and any adjournments or postponements thereof. At the Record
Date,           shares of Fleet Common Stock were outstanding and entitled to vote. The presence, in person or by proxy, of a majority of the aggregate number of shares of Fleet Common Stock outstanding and entitled to vote on the Record Date is necessary to constitute a quorum at the Fleet Meeting. Abstentions and broker non-votes will be counted as present at the Fleet Meeting for purposes of determining the presence or absence of a quorum for the transaction of business.

     Under Rhode Island law, if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter is required to approve an action, unless a greater vote is required under Rhode Island law or a corporation's articles or bylaws. Neither the Fleet Existing Articles nor Fleet's By-laws vary this requirement with regard to the election of directors or the ratification of the selection of independent auditors. The affirmative vote of the holders of a majority of the outstanding shares of Fleet Common Stock entitled to vote on the amendment and restatement of the Fleet Existing Articles is required to approve such action.

     With regard to the election of directors, votes may be cast in favor or against. Abstentions may not be specified with respect to the election of directors. Abstentions may be specified with respect to the amendment and restatement of the Fleet Existing Articles and the ratification of the selection of independent auditors and will have the same legal effect as a vote against such proposals.

     Under the Stock Exchange rules, brokers who hold shares in street name for customers who are the beneficial owners of such shares have the authority to vote on certain "routine" items when they have not received instructions from such beneficial owners. With respect to certain non-routine matters, however, a broker does not have authority to vote absent instructions from the beneficial owners. Accordingly, a broker non-vote generally occurs when customers have not provided any voting instructions with respect to certain non-routine matters. The election of directors and the ratification of the selection of auditors are considered routine matters under the Stock Exchange rules. Accordingly, Fleet does not expect to receive any broker non-votes with respect to these matters. Broker non-votes will have no effect on the outcome of the election of directors or the ratification of the selection of independent auditors.

     The vote to amend and restate the Fleet Existing Articles is considered a "non-routine" matter under the Stock Exchange rules, and brokers who hold shares in street name for customers who are the beneficial owners of such shares will be prohibited from giving a proxy to vote such shares with respect to the vote to amend and restate the Fleet Existing Articles, without specific instructions from such customers. Accordingly, the failure of such customers to provide specific instructions with respect to their shares of Fleet Common Stock to their broker will have the effect of a negative vote on such matter.

     See "MEETING OF FLEET STOCKHOLDERS -- Proxies; Voting and Revocation" and "-- Votes Required to Approve the Merger; Principal Stockholders" for a discussion of the foregoing with respect to the vote on the Merger.

                             [ALTERNATE FLEET PAGE]

PRINCIPAL STOCKHOLDERS

     The following table sets forth information as to the only persons known to the Fleet Board to be the beneficial owners of 5% or more of the outstanding shares of Fleet Common Stock:

                     NAME AND ADDRESS OF                   AMOUNT AND NATURE        PERCENT OF
                       BENEFICIAL OWNER                 OF BENEFICIAL OWNERSHIP       CLASS
        ----------------------------------------------  -----------------------     ----------
        Shawmut National Corporation..................         28,176,050(1)          [    ]%(1)
        One Federal Street
        Boston, MA 02211
        777 Main Street
        Hartford, CT 06115
        KKR Associates(2).............................         22,533,994(2)          [    ]%(2)
        9 West 57th Street
        New York, NY 10019

- ---------------
(1) Based upon information contained in a Schedule 13D dated February 20, 1995 and filed under the Exchange Act by Shawmut. In connection with the execution of the Merger Agreement, Fleet granted Shawmut an option (the "Fleet Option") to purchase up to 28,171,050 shares (the "Fleet Option Shares") of Fleet Common Stock upon the occurrence of certain events, none of which has occurred as of the date hereof. Because the Fleet Option is not currently exercisable, Shawmut has disclaimed beneficial ownership of the Fleet Option Shares. Certain directors and executive officers of Shawmut beneficially own and have sole voting and sole dispositive power with respect to, in the aggregate, 5,000 shares of Fleet Common Stock. Such
    28,176,050 shares represent [     ]% of the Fleet Common Stock outstanding
    as of the Record Date (after giving effect to the exercise of the Fleet Option).

(2) KKR Associates, which was organized by Kohlberg, Kravis, Roberts & Co. ("KKR"), a private investment firm, as the general partner of each of Whitehall Associates, L.P. and KKR Partners II, L.P. (the "Partnerships"), filed a Schedule 13D with the Commission on July 22, 1991, stating that it, together with the Partnerships, beneficially owned 1,415,000 shares of Dual Convertible Preferred Stock (100% of the series) and 6,500,000 DCP Rights. The Dual Convertible Preferred Stock is convertible into 16,033,994 shares of Fleet Common Stock. The total number of shares of Fleet Common Stock represented by the DCP Rights and the Dual Convertible Preferred Stock is
    22,533,994 shares, or [     ]% of the Fleet Common Stock outstanding as of
    the Record Date (after giving effect to the conversion into Fleet Common Stock of the Dual Convertible Preferred Stock and the exercise of the DCP Rights). KKR Associates is a Delaware limited partnership consisting of Henry R. Kravis, George R. Roberts, Robert I. MacDonnell, Paul E. Rather, Michael W. Michelson, Saul A. Fox, Michael T. Tokarz and James H. Greene, Jr. as general partners, and certain past and present employees of KKR and partnerships and trusts for the benefit of the families of the general partners and employees of KKR and a former general partner of KKR, as limited partners. KKR, KKR Associates, the Partnerships and Messrs. Kravis, Rather and Tokarz have an address of 9 West 57th Street, New York, New York 10019. Messrs. Roberts, MacDonnell, Michelson, Fox and Greene have an address of 101 California Street, San Francisco, California 94111. KKR Associates has sole voting and investment power for the Partnerships.


     Fleet knows of no other person who beneficially owned more than 5% of the outstanding Fleet Common Stock as of the Record Date.

                             [ALTERNATE FLEET PAGE]

SECURITIES OF FLEET OWNED BY MANAGEMENT

     The following table shows the number of shares of Fleet Common Stock and the percent of outstanding Fleet Common Stock beneficially owned by directors, nominees, the Named Executive Officers (as defined under "Compensation of Directors and Officers") and all directors and executive officers as a group, as of the Record Date. "Beneficial ownership" means, pursuant to Commission regulations, the sole or shared power to vote, or to direct the voting of, a security and/or investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security) and/or the right to acquire such ownership within sixty days.

                         NAME OF INDIVIDUAL                             AMOUNT          PERCENT
                           OR IDENTITY OF                             BENEFICIALLY        OF
                               GROUP                                  OWNED(1)(2)     CLASS(1)(3)
                         -----------------                            -----------     -----------
William Barnet, III.................................................       8,807          *
Bradford R. Boss....................................................      14,476          *
Paul J. Choquette, Jr...............................................       7,909          *
James F. Hardymon...................................................       3,339          *
Robert M. Kavner....................................................       3,240          *
Lafayette Keeney....................................................       2,708          *
Raymond C. Kennedy..................................................      20,564         [ ]
Ruth R. McMullin....................................................       2,195          *
Arthur C. Milot.....................................................     239,610         [ ]
Terrence Murray.....................................................     430,135         [ ]
Thomas D. O'Connor..................................................      25,808         [ ]
Michael B. Picotte..................................................      30,243         [ ]
John A. Reeves......................................................      77,117         [ ]
John R. Riedman.....................................................     363,222         [ ]
John S. Scott.......................................................      12,309          *
Robert J. Higgins...................................................     182,804         [ ]
H. Jay Sarles.......................................................     219,534         [ ]
Michael R. Zucchini.................................................     135,833         [ ]
Eugene M. McQuade...................................................      41,836         [ ]
All directors and executive officers as a group
  (25 persons)......................................................   2,063,330

- ---------------
(1) Includes 225,000, 97,800, 107,402, 85,100, 20,800 and 195,000 shares, respectively, that may be acquired by Mr. Murray, Mr. Higgins, Mr. Sarles, Mr. Zucchini and Mr. McQuade, and all other directors and executive officers as a group within sixty days of the Record Date pursuant to employee stock options.

(2) All of the Fleet directors, nominees and Named Executive Officers tendered any and all of their publicly-held shares of FMG common stock in connection with the FMG Repurchase.

(3) For purposes of this calculation, the number of shares of Fleet Common Stock deemed to be outstanding includes shares that may be issued to Fleet's directors and executive officers upon conversion of other securities of Fleet within sixty days of the Record Date.

*   Less than .01%

AMENDMENT AND RESTATEMENT OF FLEET EXISTING ARTICLES

     The Fleet Existing Articles presently provide for authorized capital stock of Fleet consisting of 300,000,000 shares of Fleet Common Stock, 16,000,000 shares of Fleet $1 Par Preferred Stock and 1,500,000 shares of Fleet $20 Par Adjustable Rate Preferred Stock. The Fleet Board has recommended to the stockholders that the Fleet Existing Articles be amended (i) to increase the authorized shares of Fleet Common Stock from 300,000,000 to 600,000,000; (ii) to change the par value of the Fleet Common Stock from $1.00 to $0.01; and (iii) to delete from the Fleet Existing Articles certain series of the Fleet $1 Par Preferred Stock and the Fleet $20 Par Adjustable Rate Preferred Stock which have been redeemed or converted in full. The affirmative vote of the holders of a majority of the outstanding shares of Fleet Common Stock entitled to vote is required to amend the Fleet Existing Articles.

                             [ALTERNATE FLEET PAGE]

     Proposed Increase in Fleet Common Stock. On the Record Date, the number of shares of Fleet Common Stock either issued or reserved for issuance totaled
approximately             . Fleet expects to issue approximately
shares of Fleet Common Stock to holders of Shawmut Common Stock in the Merger. Thus, out of the 300,000,000 shares currently authorized, Fleet would have only
approximately             shares of Fleet Common Stock available for future
issuance following the Merger.

     Fleet intends to continue to finance its operations through the issuance from time to time of various debt and equity securities, and to continue the acquisition of banking and other financial services businesses using Fleet Common Stock as consideration under certain conditions. The continued availability of sufficient shares of Fleet Common Stock is desirable to provide Fleet with the flexibility to take advantage of opportunities to issue Fleet Common Stock in such situations.

     Fleet currently has no plans, understandings, agreements or arrangements concerning the issuance of additional shares of Fleet Common Stock, except for shares to be issued in the Merger and shares presently reserved for issuance. If any plans, understandings, agreements or arrangements are made concerning the issuance of any such shares, holders of then outstanding shares of Fleet's capital stock may or may not be given the opportunity to vote thereon, depending on the nature of any such transactions, the law applicable thereto and the judgment of the Fleet Board regarding the submission thereof to Fleet's stockholders.

     See "DESCRIPTION OF FLEET CAPITAL STOCK, FLEET NEW PREFERRED STOCK, FLEET NEW DEPOSITARY SHARES AND FLEET WARRANTS -- Selected Provisions in the Fleet Existing Articles and the Fleet New Articles" for a description of certain antitakeover provisions in the Fleet Existing Articles and the Fleet New Articles.

     THE FLEET BOARD RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

     Proposed Change in Par Value from $1.00 to $0.01. The Fleet Board has recommended a change in the par value of the Fleet Common Stock from $1.00 to $0.01. Franchise taxes in the State of Rhode Island are paid based on the par value of a corporation's capital stock. Assuming that stockholders approve the increase in the authorized Fleet Common Stock from 300,000,000 to 600,000,000, this change in par value would have the effect of saving Fleet on an annual basis approximately $150,000 in franchise taxes paid to the State of Rhode Island. A change in par value has no effect on the underlying value of the Fleet Common Stock.

     THE FLEET BOARD RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

     Proposed Deletion of Redeemed or Converted Preferred Stock. The Fleet Existing Articles currently provide for the Fleet $20 Par Adjustable Rate Preferred Stock and three series of the Fleet $1 Par Preferred Stock, all of which have been redeemed or converted in full (the "Obsolete Preferred Stock"). As permitted under Rhode Island law, Fleet has cancelled such shares, which have now returned to the status of authorized but unissued shares of Fleet $20 Par Adjustable Rate Preferred Stock and Fleet $1 Par Preferred Stock, respectively. The amendment of the Fleet Existing Articles to delete the provisions of such Obsolete Preferred Stock therefrom, however, requires the approval of the holders of Fleet Common Stock.

     All of such Obsolete Preferred Stock was added to the Fleet Existing Articles in connection with previous acquisitions by Fleet, and has been redeemed or converted in full in accordance with their terms. Fleet has no intention of issuing preferred stock with terms identical to the Obsolete Preferred Stock. The Fleet Board therefore recommends that the Fleet Existing Articles be amended to delete the provisions of the Obsolete Preferred Stock.

     THE FLEET BOARD RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                             [ALTERNATE FLEET PAGE]

ELECTION OF DIRECTORS

     The Fleet Board is divided into three classes, with each class serving staggered terms of three years, so that only one class is elected in any one year. Five directors are to be elected at the Fleet Meeting to serve until the 1998 Annual Meeting and until their respective successors are elected and have qualified. Such nominees are Bradford R. Boss, James F. Hardymon, Arthur C. Milot, John A. Reeves and John R. Riedman. Directors are elected by the affirmative vote of a majority of Fleet Common Stock entitled to vote thereon, represented in person or by proxy, at the Fleet Meeting when a quorum is present.

     Each of the nominees for director is presently a director of Fleet. Each has consented to being named a nominee in this Joint Proxy Statement-Prospectus and has agreed to serve as a director if elected at the Fleet Meeting. In the event that any nominee is unable to serve, the persons named in the proxy have discretion to vote for other persons if such other persons are designated by the Fleet Board. The Fleet Board has no reason to believe that any of the nominees will be unavailable for election.

     As previously discussed elsewhere in this Joint Proxy Statement-Prospectus, from and after the Effective Time, the Fleet Board will consist of 20 persons, divided into three classes of directors. Messrs. Murray and Alvord will each be directors of Fleet, and with the approval of the respective Boards of Directors of Fleet and Shawmut, will each designate an additional eleven and seven individuals, respectively, to be members of the Fleet Board following the Merger. As of the date of this Joint Proxy Statement-Prospectus, such directors have not been designated by Messrs. Murray and Alvord and their respective Boards of Directors.

     THE FLEET BOARD RECOMMENDS A VOTE "FOR" ALL NOMINEES FOR ELECTION AS DIRECTORS.


                             NOMINEES FOR DIRECTOR


  NOMINEE, AGE
  AND COMMITTEE                              PRINCIPAL OCCUPATION AND
   MEMBERSHIP                                   OTHER INFORMATION
- -----------------   --------------------------------------------------------------------------

Terms Expiring in 1998

                    CHAIRMAN, A.T. CROSS COMPANY
BRADFORD R. BOSS    Mr. Boss, a graduate of the University of Rhode Island, joined A.T. Cross
       62           Company, a manufacturer of writing instruments, in 1958, became President
    EXECUTIVE       in 1971 and was elected Chairman and Chief Executive Officer in 1979. In
    COMMITTEE;      April 1993 Mr. Boss became Chairman of A.T. Cross Company. A former member
 HUMAN RESOURCES    of the Board of Governors of the American Stock Exchange and a director of
       AND          Bausch & Lomb, Inc., Mr. Boss also has served as President and Chairman of
    PLANNING        the Writing Instrument Manufacturers Association. He was elected to the
    COMMITTEE       Fleet Board in 1976.

                             [ALTERNATE FLEET PAGE]

  NOMINEE, AGE
  AND COMMITTEE                              PRINCIPAL OCCUPATION AND
   MEMBERSHIP                                   OTHER INFORMATION
- -----------------   --------------------------------------------------------------------------
                    CHAIRMAN AND CHIEF EXECUTIVE OFFICER, TEXTRON INC.
                    Mr. Hardymon was elected to the Fleet Board in 1991. Mr. Hardymon joined
                    Textron Inc., a diversified manufacturing company, in November 1989 as
JAMES F. HARDYMON   President and Chief Operating Officer, at which time he was named to the
       60           Textron Board of Directors. In 1992, he was elected Chief Executive
    EXECUTIVE       Officer and, in 1993, was elected Chairman. From 1987 to 1989, Mr.
    COMMITTEE;      Hardymon was President and Chief Operating Officer of Emerson Electric Co.
 HUMAN RESOURCES    Mr. Hardymon received his Bachelor's and Master's degrees in civil
       AND          engineering from the University of Kentucky. Mr. Hardymon has been a
    PLANNING        Trustee of the University of Kentucky since 1991, and a director of the
    COMMITTEE       Paul Revere Corporation since 1993.

                    PRIVATE INVESTOR
 ARTHUR C. MILOT    A graduate of Harvard University, Mr. Milot has been a director of Fleet
       62           since 1976. He was President of Brewster Lumber Company, a supplier of
    EXECUTIVE       building materials and household appliances, from 1969 to 1986. Mr. Milot
    COMMITTEE;      also serves as a director of each of Fleet-CT, Fleet-MA and Fleet-RI.
 HUMAN RESOURCES
       AND
    PLANNING
    COMMITTEE

                    PRESIDENT, MID-CONTINENT RESOURCES, INC.
                    A graduate of the University of Utah, Mr. Reeves has served as President of Mid-Continent Resources, Inc., a coal mining company, since 1979, and as President of Pitkin Iron Corporation, an iron mining company, since
                    1982. He became a director of Fleet in 1988, having been a director of
                    Norstar Bancorp Inc. ("Norstar") since 1972. Mr. Reeves is a director of
 JOHN A. REEVES     Mid-Continent Resources, Inc. and Pitkin Iron Corporation. He serves as an
       69           emeritus member of the Board of Trustees of the Colorado School of Mines
 AUDIT COMMITTEE    and is a member of the American Institute of Mining Engineers.

                    CHAIRMAN, RIEDMAN CORPORATION
                    Mr. Riedman, named a director of Norstar in 1985, was President of Riedman
                    Corporation, which is engaged in the property and casualty insurance marketing and real estate development businesses, for 25 years until he became Chairman in 1991. He became a director of Fleet in 1988. Mr.
                    Riedman serves as a director and past Chairman of the Rochester Museum and
                    Science Center, Treasurer and past Chairman of the Rochester Chamber of
                    Commerce and Chairman of the Monroe County Airport Advisory Committee. He
 JOHN R. RIEDMAN    is a trustee of St. John Fisher College and of Genesee Hospital. He is a
       66           member of the National Association of Surety Bond Producers and a member
 AUDIT COMMITTEE    of the Nominating Committee of the United Way of Rochester.

                             [ALTERNATE FLEET PAGE]


                         DIRECTORS CONTINUING IN OFFICE


    DIRECTOR, AGE
    AND COMMITTEE
- ----------------------                         PRINCIPAL OCCUPATION AND
Terms Expiring in 1996                             OTHER INFORMATION
                         ---------------------------------------------------------------------
                         PRESIDENT, GILBANE BUILDING COMPANY
                         A graduate of Brown University and Harvard Law School, Mr. Choquette
                         has been President and director of Gilbane Building Company, a building construction company, since 1981 after having served as
                         Executive Vice President since 1975. He was elected to the Fleet
                         Board in 1982. Mr. Choquette is Chairman of the Board of Directors of
                         Gilbane Properties, Inc., a real estate development and management company, a director of Carlisle Corporation and The Rhode Island
PAUL J. CHOQUETTE, JR.   Foundation, former Chairman of the New England Council, Inc. and a
          56             trustee of Eastern Utilities Associates. He is also a trustee
 EXECUTIVE COMMITTEE;    emeritus of Brown University, a director of the National Conference
   RISK MANAGEMENT       of Christians and Jews and a member of the President's Council of
      COMMITTEE          Providence College.

                         EXECUTIVE, CREATIVE ARTISTS AGENCY, INC.
                         Mr. Kavner, elected to the Fleet Board in 1986, has been an executive with Creative Artists Agency, Inc., a talent agency and advisory service business in the entertainment industry, since July 1994. From
                         1984 until 1994, Mr. Kavner held various positions at American
                         Telephone and Telegraph ("AT&T"), including Senior Vice President and
                         Chief Financial Officer since 1984. He became a member of AT&T's
                         Executive Committee in 1989, and in 1993 was named Chief Executive
                         Officer of the Multimedia Product and Services Group of AT&T. He
   ROBERT M. KAVNER      previously was a partner of Coopers & Lybrand, an international
          51             accounting firm, for 10 years. A graduate of Adelphi University, Mr.
   RISK MANAGEMENT       Kavner is a director of Duracell Corporation and the Joint Center for
      COMMITTEE          Political and Economic Studies.

                         CHAIRMAN AND PRESIDENT, MOHAWK PAPER MILLS, INC.
                         Elected a director of Norstar in 1984, Mr. O'Connor joined the Fleet
                         Board in 1988. He has been Chairman and President of Mohawk Paper
                         Mills, Inc., a paper manufacturer, since 1971. A Yale University
  THOMAS D. O'CONNOR     graduate, he is a trustee of Siena College and Marvelwood School, a
          64             board member and past Chairman of the Albany Medical Center, and a
 EXECUTIVE COMMITTEE;    director of the Institute of Paper Science and Technology and the
 HUMAN RESOURCES AND     American Forest and Paper Association. Mr. O'Connor is a former board
  PLANNING COMMITTEE     member of St. Gregory's School for Boys and Emma Willard School.

                             [ALTERNATE FLEET PAGE]

    DIRECTOR, AGE
    AND COMMITTEE                              PRINCIPAL OCCUPATION AND
      MEMBERSHIP                                   OTHER INFORMATION
- ----------------------   ---------------------------------------------------------------------

Terms Expiring in 1996
                         MANAGING GENERAL PARTNER AND CHIEF EXECUTIVE OFFICER, PICOTTE
                         COMPANIES
                         Mr. Picotte, elected to the Fleet Board in 1989, is a Managing
                         General Partner and Chief Executive Officer of the real estate ownership and management entities comprising the Picotte Companies,
                         Albany, New York, having worked for such entities since 1970. A graduate of Villanova University and the OPM Program of the Harvard
                         University Graduate School of Business, Mr. Picotte serves on the board of directors of various educational and public service organizations, including The Center for Economic Growth and the
  MICHAEL B. PICOTTE     Albany Institute of History and Art. Mr. Picotte also is the Chairman
          47             of St. Peter's Hospital. Mr. Picotte has served on the Governor's
 EXECUTIVE COMMITTEE;    Real Estate Advisory Board of the State of New York and has served as
    CHAIRMAN, RISK       a trustee of WMHT-TV (Public Broadcasting) and the College of St.
 MANAGEMENT COMMITTEE    Rose.

                         RETIRED CHAIRMAN, RICHARDSON-VICKS INC.
                         Mr. Scott, elected to the Fleet Board in 1983, retired as Chairman of
                         Richardson-Vicks Inc. and as a director of The Procter & Gamble
                         Company in 1987. He was President and Chief Executive Officer of
                         Richardson-Vicks Inc., a diversified health care and consumer products company, from 1975 until he was named Chairman in 1986. He was a director of Richardson-Vicks Inc. from 1975 to 1987, and had
    JOHN S. SCOTT        been associated with that company and predecessor companies since
          68             1950. A graduate of Brown University, Mr. Scott is a director of
   CHAIRMAN, HUMAN       Fleet NY, Perkin-Elmer Corporation, The Stanley Works, and Creative
     RESOURCES AND       Products Resource, Inc., and a director and former Chairman of
  PLANNING COMMITTEE     Cambridge Biotech.

Terms Expiring in 1997
                         PRESIDENT, WILLIAM BARNET & SON, INC.
                         Mr. Barnet became a director of Fleet in 1988, having served as a
                         Norstar director since 1984. He has been President of William Barnet
                         & Son, Inc., a synthetic fiber processing company, since 1976, and is a graduate of Dartmouth College and its Amos Tuck School of Business
                         Administration. Mr. Barnet serves on the boards of numerous civic and
 WILLIAM BARNET, III     business entities, including the Palmetto Business Forum, the South
          52             Carolina Textile Manufacturers Association, Spartanburg County
      CHAIRMAN,          Foundation and Converse College. Mr. Barnet also is a director of
   AUDIT COMMITTEE       Spartan Mills and of FMG.

                             [ALTERNATE FLEET PAGE]

    DIRECTOR, AGE
    AND COMMITTEE                              PRINCIPAL OCCUPATION AND
      MEMBERSHIP                                   OTHER INFORMATION
- ----------------------   ---------------------------------------------------------------------

                         CONSULTANT
                         Elected to the Fleet Board in 1986, Mr. Keeney has been a consultant since he retired as Chairman and Chief Executive Officer of
                         Sage-Allen & Co., Inc. in 1990. A graduate of Nichols College, Mr.
   LAFAYETTE KEENEY      Keeney also is a director of Arthur A. Watson & Co., trustee of
          68             Suffield Academy and a corporator of Hartford Hospital -- Saint
   AUDIT COMMITTEE       Francis Hospital.

                         CHAIRMAN, KENDELL HOLDINGS INC.
                         Chairman since 1985 of Kendell Holdings Inc., a personal holding company, Mr. Kennedy was Chief Executive Officer and Publisher of the
                         Hudson (N.Y.) Register-Star, a daily newspaper, from 1956 to 1985.
                         Elected a director of Norstar in 1982, he joined Fleet's Board in
                         1988. Mr. Kennedy is a graduate of Georgetown University. He is past
                         President of the New York State Publishers Association, a former member of the Governmental Relations Committee of the American
                         Newspaper Publishers Association, a former director of Jackson News-
                         papers (New Haven, CT), former Chairman of the Board of Trustees of
  RAYMOND C. KENNEDY     Olana Historic Preservation Site, a trustee and past Chairman of
          66             Siena College, a Board member and past Chairman of the
   AUDIT COMMITTEE;      Columbia-Greene Community College Foundation and a trustee of
 EXECUTIVE COMMITTEE     Columbia-Greene Memorial Hospital.

                         MANAGEMENT FELLOW, YALE SCHOOL OF MANAGEMENT
                         Ms. McMullin, elected to Fleet's Board of Directors in 1992, is a
                         Management Fellow at the Yale School of Management, having served as
                         President and Chief Executive Officer of Harvard Business School
                         Publishing Corporation from 1991 to 1994. Ms. McMullin was with John
                         Wiley & Sons, Inc. from 1987 to 1991, where she served as President and Chief Executive Officer from 1989 to 1990. Ms. McMullin is a graduate of Connecticut College and received her Master's Degree from the Yale School of Management. She serves on the boards of directors of Bausch & Lomb, Inc., UNR Industries and Middlesex Mutual Assurance
                         Co. Ms. McMullin also is a director of the Yale University Press, a
   RUTH R. MCMULLIN      past director of Connecticut Health Plan, a member of the Dean's
          53             Advisory Board at the Yale School of Management, a member of the
   RISK MANAGEMENT       American Repertory Theatre Advisory Board, and a member of the
      COMMITTEE          corporation of the Deaconess Hospital.

                             [ALTERNATE FLEET PAGE]

    DIRECTOR, AGE
    AND COMMITTEE                              PRINCIPAL OCCUPATION AND
      MEMBERSHIP                                   OTHER INFORMATION
- ----------------------   ---------------------------------------------------------------------
                         CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, FLEET FINANCIAL
                         GROUP, INC.
                         Mr. Murray joined Fleet-RI in 1962 upon his graduation from Harvard
                         University. He became President of Fleet in 1978 and Chairman and
                         Chief Executive Officer in 1982. On January 1, 1988, Mr. Murray
                         became President and Chief Operating Officer of Fleet and on
                         September 20, 1988, he became Chairman, President and Chief Executive
   TERRENCE MURRAY       Officer. He has been a director since 1976. Mr. Murray is a director
          55             of A.T. Cross Company, State Mutual Life Assurance Company of
 CHAIRMAN, EXECUTIVE     America, Stop & Shop Companies and FMG. He also serves as a trustee
      COMMITTEE          of Brown University and of Rhode Island School of Design.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Fleet Board has an Executive Committee, an Audit Committee, a Human Resources and Planning Committee and a Risk Management Committee. The Executive Committee, which held one meeting in 1994, has the power to exercise the power of the full Fleet Board during intervals between meetings of the Fleet Board. The functions of the Audit Committee, which held five meetings in 1994, were revised in April 1994 to include regulatory compliance, in addition to its audit functions. The audit functions include review of the scope of Fleet's internal auditing, the independence of the outside auditors, the adequacy of Fleet's system of internal accounting controls and procedures and the adequacy of management's action with respect to recommendations thereon by Fleet's auditors. The Audit Committee is no longer responsible for loan review. The Human Resources and Planning Committee (formerly known as the Executive Compensation Committee) met five times in 1994 and is responsible for human resources development, which includes all compensation-related matters (including stock options and bonuses), management succession, personnel policy developments and other matters. The Human Resources and Planning Committee also annually reviews and makes recommendations with respect to Fleet's strategic plan. The Risk Management Committee, which met twice in 1994, was formed in April 1994 and is responsible for certain corporate risk areas including loan review, credit administration and asset and liability management. The Regulatory Committee, which previously was responsible for monitoring compliance with recommendations of regulatory reports, was disbanded in April 1994 and its functions were assumed by the Audit Committee.

     During 1994, the Fleet Board met ten times. All members of the Fleet Board attended at least 75 percent of the aggregate of the meetings of the Fleet Board and its committees on which they served in 1994, except for Mr. Boss who attended 69 percent of such board and committee meetings.

     The Fleet Board has no nominating committee, as the Fleet Board as a whole studies the qualifications and recommends to the stockholders the election of directors of Fleet. A stockholder may nominate a person for election as a director by complying with Section 3.15 of the Fleet By-laws, which provides that advance notice of a nomination must be delivered to Fleet, which notice must contain the name and certain information concerning the nominee and the stockholders who support the nominee's election. See "COMPARISON OF STOCKHOLDERS' RIGHTS -- Provisions Relating to Directors -- Stockholder Nominations". A copy of such By-law provision may be obtained upon written request directed to the Secretary of Fleet.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Murray serves on the Board of Directors of A.T. Cross Company, which determines the compensation of senior executives of A.T. Cross Company. Mr. Boss, Chairman of A.T. Cross Company, serves on Fleet's Human Resources and Planning Committee. John Scott, who serves as Chairman of Fleet's Human Resources and Planning Committee, is a director and former Chairman of Cambridge Biotech. In July 1994, Fleet Credit Corporation, a subsidiary of Fleet ("Fleet Credit"), made a $1,007,000 three month term loan to

                             [ALTERNATE FLEET PAGE]

Cambridge Biotech which was secured by certain pledged deposits and bore interest at a fixed rate of 9.33% per annum. Shortly after such loan was made, Cambridge Biotech filed for reorganization under Chapter 11 of the Federal Bankruptcy Code in July 1994. In September 1994, the pledged deposits were applied to the outstanding balance, as a result of which the loan was repaid in full. The creditors committee for Cambridge Biotech, however, has challenged Fleet Credit's right to such pledged deposits and a federal bankruptcy court recently ruled against Fleet Credit. Fleet Credit has filed an appeal and intends to contest such ruling vigorously.

SECTION 16 COMPLIANCE

     Section 16(a) of the Exchange Act requires Fleet's executive officers and directors, and persons who own more than 10% of a registered class of Fleet's equity securities ("Insiders") to file reports of ownership and changes in ownership with the Commission. Insiders are required by Commission regulations to furnish Fleet with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to Fleet, Fleet believes that during 1994 all Section 16(a) filing requirements applicable to its Insiders were complied with, except that Mr. Kavner inadvertently failed to disclose on a timely basis (one business day late) his acquisition in January 1994 of 1,500 shares of Fleet Common Stock.

HUMAN RESOURCES AND PLANNING COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Overview. The Human Resources and Planning Committee of the Fleet Board (the "Committee") is comprised of five independent non-employee members of the Fleet Board. The Committee reviews and approves the compensation for Fleet's executive officers, and initiates all compensation actions for the Chief Executive Officer ("CEO"). The Committee's determinations of the compensation for the CEO and the other executive officers are reviewed with all non-employee directors who constitute a majority of the full Board.

     Fleet's executive compensation program is designed to attract, retain and motivate high quality and experienced executive talent and to provide a direct link to the enhancement of shareholder value. In 1994, the Committee's compensation decisions with respect to the CEO and the four other most highly compensated executive officers (the "Named Executive Officers") were driven primarily by its strategy to reduce the emphasis on fixed compensation, in the form of base salary, as a component of total pay, and increase the emphasis on variable compensation, in the form of performance-based bonuses and equity-based awards, in order to more closely link the Named Executive Officers' pay with the interests of Fleet's shareholders. This strategy is reflected in Fleet's pay program that has approximately two-thirds of the total compensation opportunity for the Named Executive Officers (and a very significant portion for other executive officers) in at-risk variable cash and equity-based components. The combination of all compensation components is intended to ensure a pay-for-performance linkage and produce total pay for the Named Executive Officers at the median of the compensation paid to executives in comparable positions at the 25 largest (based on asset size) domestic financial institutions (the "Peer Group"). The Peer Group is the peer group shown in the Stock Performance Graph. With respect to the executive officers, other than the Named Executive Officers, references herein to the "Peer Group" shall mean a broader group, which includes the 25 largest (based on asset size) domestic financial institutions and certain additional institutions which fall within the top 50 (based on asset size).

     Within this policy framework, the exact amounts paid to each of the executive officers in the form of base salary, incentive awards and long-term incentive awards are discretionary based on the Committee's subjective assessment of certain quantitative and qualitative factors. Although the factors considered may differ from year to year, in 1994 the Committee considered primarily: (i) Fleet's performance in 1994, as measured by Return on Equity ("ROE"), Net Income and Return on Assets ("ROA"), and (ii) each individual's performance as it relates to Fleet's financial goals and strategic objectives, including the substantial improvement in Fleet's efficiency ratio, the further reduction in non-performing assets, strong loan growth, the completion of certain strategic acquisitions and the performance of the lines of business for which the officer is responsible. The Committee has retained the discretion to assign relative weights to these factors as it deems appropriate and, in 1994, no relative weights were assigned. As discussed in this report, the CEO makes recommendations to the Committee regarding base salary, bonus amounts and equity awards to the executive officers, other than the CEO and, in 1994, the Committee approved such recommendations without change.

                             [ALTERNATE FLEET PAGE]

     In order to determine compensation practices and levels within the Peer Group, the Committee reviews information contained in Peer Group proxy statements. The Committee also reviews the results of surveys regarding actual and anticipated compensation trends within the Peer Group to determine competitive ranges of Peer Group compensation and ensure the appropriateness of executive officer compensation positioning. Based on the foregoing information, the Committee believes that 1994 salaries for Fleet's Named Executive Officers remain above the median of base salaries; however, total cash compensation (including salary and bonus) appears to be approximately at the median. Further, consistent with the Committee's philosophy of emphasizing performance-based long-term incentive pay, total compensation (including salary, bonus and equity awards) appears to be slightly above the estimated median of compensation paid to executives in similar positions in the Peer Group.

     In 1994, the Committee carefully considered and reviewed with outside advisors the impact of Section 162(m) of the Code and the preliminary regulations promulgated thereunder (the "IRS Regulations"). Section 162(m) limits the corporate deductions for compensation paid to Fleet's Named Executive Officers to $1 million per year, unless certain requirements are met. In an effort to enable Fleet to achieve maximum tax deductibility of its compensation costs related to bonus awards to its Named Executive Officers and awards under Fleet's stock option and restricted stock plans, the Committee recommended, and the Fleet Board of Directors approved and submitted for shareholder approval, a new bonus plan for the Named Executive Officers (the "NEO Bonus Plan") and certain technical amendments to Fleet's 1992 Stock Option and Restricted Stock Plan (the "1992 Stock Plan"). The NEO Bonus Plan and the 1992 Stock Plan amendments were intended to conform with the performance-based compensation requirements of the IRS Regulations. Shareholder approval was obtained in each instance. Since the proposed IRS Regulations may change significantly before final regulations are adopted under Section 162(m), there can be no assurance that amounts paid under either the NEO Bonus Plan or the 1992 Stock Plan will be fully deductible. The Committee will continue to take the deductibility of executive compensation into consideration while ensuring that Fleet maintains the leadership it requires to further the interests of its shareholders.

     Executive Compensation Program. Fleet's executive compensation program consists of three primary components:

     Base Salary. The base salary of each executive officer (including the CEO) is set at an amount within an established salary range which reflects the executive's position, duties and level of responsibility within Fleet. The salary ranges consist of minimum and maximum levels distributed around an average of base salaries paid to executives who hold substantially similar positions within the Peer Group. The base salary level is reviewed every 18 months. Evaluations (including recommendations for salary increases) are made, in the case of executive officers other than the CEO, by the CEO and, in the case of the CEO, by the Committee. The CEO's recommendations are based on the same factors outlined above. The Committee has decided to not seek to qualify the Base Salary component of its compensation program under the IRS Regulations. The Committee believes that any amount of Base Salary which may be paid in excess of $1 million will be immaterial.

     Annual Incentive. The NEO Bonus Plan and the Management Bonus Plan (which excludes the Named Executive Officers) support Fleet's compensation objective of paying for performance that increases shareholder value by providing for bonuses under the plans only if Fleet achieves specified target levels of ROE and Net Income.

     (1) NEO Bonus Plan. The NEO Bonus Plan permits the Committee to award bonuses to the Named Executive Officers only if certain performance goals related to Net Income and ROE are achieved for a particular year. Based on Fleet's performance in 1994, the maximum bonus awards payable under the NEO Bonus Plan to the CEO and to each of the other Named Executive Officers were $1,685,750 and $842,875, respectively. The Committee retains the discretion to decrease (but not increase) such bonus award amounts. The Committee's determination of exact bonus awards are discretionary based on a subjective assessment of certain objective quantitative and qualitative factors cited earlier in this report. With respect to the Named Executive Officers, other than the CEO, the CEO submits recommendations to the Committee regarding individual bonus amounts based on the same factors considered by the Committee.

                             [ALTERNATE FLEET PAGE]

     (2) Management Bonus Plan. Fleet's executive officers (except for the Named Executive Officers) and certain other employees are eligible to participate in the Management Bonus Plan. The Management Bonus Plan provides for a bonus pool which is based on Fleet's performance in achieving pre-established target levels (as determined annually by the Committee) of ROE (50% of the bonus pool) and Net Income (20% of the bonus pool). The remaining 30% of the bonus pool is discretionary and intended to account for extraordinary events, measures not specifically reflected in ROE and Net Income, and specific subsidiary performance. The CEO submits proposed individual bonus awards under the Management Bonus Plan to the Committee for approval. Such recommendations are based on the same factors cited earlier herein and generally are intended to fall within an approved bonus range for each executive's position, duties and level of responsibility within Fleet. The bonus ranges are intended to result in actual bonus payments which are at the median of bonuses paid to executives in comparable positions within the Peer Group.

     Long-Term Incentive. Long-term incentive awards, which include qualified and non-qualified stock options, stock appreciation rights and restricted stock awards, act as a retention tool and link the executive officers' opportunity for financial reward with that of the shareholders. Long-term incentive awards also ensure that short-term performance is adequately balanced with the achievement of longer-range objectives which are in the best interests of the shareholders. The Committee's determinations regarding individual grants of stock options and performance-based restricted stock awards are discretionary based on a subjective assessment of the various factors cited in this report, and are made without regard to the amount or terms of options and restricted stock already held by the executive officers, either individually or as a group. In granting long-term incentive awards in 1994, the Committee gave primary consideration to its stated compensation philosophy of emphasizing variable, at risk compensation in the total mix of compensation paid to its executives.

     Stock options are generally awarded at the average market price on the date of the grant, so that gains for the executive officers are comparable to those of a shareholder purchasing a share of Fleet Common Stock on the same date. Generally, options vest in 20% annual increments, beginning on the first anniversary of the date of grant, and expire in not more than ten years. The Committee believes that dependence on stock options for a significant portion of executives' compensation more closely aligns such executives' interest with those of Fleet's shareholders, since the ultimate value of such compensation is linked directly to stock price. The CEO, in consultation with Fleet's Human Resources staff, submits proposed stock option grants for the executive officers, other than the CEO, to the Committee for approval. As with proposed salary increases and bonus payments, such recommendations are discretionary based on the factors cited earlier herein, but generally fall within approved option award ranges for particular positions within Fleet. Such option ranges are intended to result in option awards to the executive officers which are at the median of option awards granted to executives in comparable positions within the Peer Group. The Committee did not award any stock appreciation rights in 1994 in order to avoid the negative accounting consequences to Fleet associated with such awards.

     Restricted stock awards are tied to longer-term business objectives, thereby further strengthening the link of the executive's potential financial gain to that of the shareholders. Such stock awards are also an important vehicle to retain key executives and build stock ownership. The terms of the restricted stock awarded in 1991 and 1992 provide that the transfer restrictions lapse five years from the date of grant; however, if the average closing price of Fleet Common Stock measured over a consecutive four-month period reaches a specified target level during the third year, the restrictions lapse with respect to half of the award as of January 1st of the fourth year from the date of grant. In that regard, as of January 1, 1995, the restrictions lapsed with respect to fifty percent of the restricted stock awarded in 1991.

     In September 1994, the Committee awarded performance-based restricted stock under the 1992 Stock Plan to each of the Named Executive Officers. This long-term incentive differs from the restricted stock previously awarded and more closely aligns executive pay with increases in shareholder value. The restrictions on such shares will lapse, if at all, based on a formula tied to cumulative earnings per share growth measured over a three-year period (1994 to 1997). The Named Executive Officers will forfeit their restricted stock awards if cumulative earnings per share growth is less than a specified threshold amount. To the extent that Fleet's performance exceeds the threshold target, a varying amount of shares up to 100% of the shares awarded will vest as of October 1, 1997. Thus, the awards are designed to provide the Named Executive Officers with an incentive opportunity linked both to corporate financial performance and shareholder value.

                             [ALTERNATE FLEET PAGE]

     CEO Compensation. In 1994, Fleet's most highly compensated officer was Terrence Murray, Chairman, President and Chief Executive Officer. The Committee believes that Mr. Murray's 1994 compensation appropriately reflects Fleet's performance in 1993 and 1994, as well as Mr. Murray's past and expected future contributions to Fleet in the short and longer term. Mr. Murray was not present during any Committee or Fleet Board discussions concerning his compensation.

     Based on Mr. Murray's scheduled performance and salary review, the Committee increased Mr. Murray's salary to $992,200, effective January 1994. In determining the amount of Mr. Murray's salary increase, the Committee gave primary consideration to the Corporation's overall financial performance in 1993, as well as the other factors discussed in this report.

     Mr. Murray's compensation for 1994 also includes a bonus in the amount of $1,400,000 awarded under the NEO Bonus Plan. The Committee exercised its judgment in determining the amount of Mr. Murray's award, which represents approximately 83% of his bonus opportunity under the NEO Bonus Plan. The Committee's decision was endorsed unanimously by the Fleet Board. The Committee took into account the quantitative and qualitative factors cited herein, with particular emphasis placed on Fleet's overall financial performance in 1994.

     In 1994, despite the increasingly competitive financial services industry and challenging interest rate environment, under Mr. Murray's leadership Fleet reported record earnings of $613 million, an increase of 26% over 1993. The significant increase in earnings was primarily the result of significant expense control combined with lower credit costs and steadily improving loan growth. In addition, Fleet's ROA increased to 1.27% from 1.06% in 1993, and ROE rose to 18.77% from 1993's 16.07%. Nonperforming assets fell 14% during 1994 to their lowest level in five years, and noninterest expense also was reduced by approximately $185 million, or 8%, due to implementation of cost-cutting strategies. In addition, Fleet successfully implemented cost control measures which reduced Fleet's efficiency ratio from 66.25% reported in 1993 to 63.7% at year-end 1994. Finally, Fleet successfully completed certain strategic acquisitions, including Sterling Bancshares Corp. and NBB in early 1995.

     In September 1994, Mr. Murray was granted options to purchase 100,000 shares of Fleet Common Stock and 31,250 shares of performance-based restricted stock. The Committee's decisions with respect to these awards followed the same principles as those described for executive officers generally. The Committee believes that Mr. Murray's total compensation package for 1994 will place him slightly above the median of total compensation awarded to chief executive officers within the Peer Group.

     This report has been provided by the Human Resources and Planning
Committee.

        John S. Scott (Chairman)                 Arthur C. Milot
        Bradford R. Boss                         Thomas D. O'Connor
        James F. Hardymon

COMPENSATION OF DIRECTORS AND OFFICERS

     DIRECTORS' COMPENSATION. Members of the Fleet Board receive an annual retainer of $25,000, which retainer Fleet believes is commensurate with the retainers paid to directors of companies in the Peer Group. Directors also are paid an attendance fee of $1,500 for each Fleet Board meeting attended. Committee members are paid $750 per committee meeting attended, and all committee chairmen are paid an additional fee of $5,000 per year. Fleet has a standard arrangement pursuant to which directors may elect to defer all or part of their directors' fees. Fees are not paid to directors employed by Fleet.

     The Supplemental Compensation Plan for former Norstar directors, as assumed by Fleet, provides that, under certain circumstances, Fleet will pay to, or in respect of, each eligible director of Fleet who was previously a Norstar director, upon death or termination of service as a director, 40 quarterly payments of $5,000 each, commencing on the first day of the first calendar quarter following the calendar quarter of death or termination of service as a director. William Barnet, III, Raymond C. Kennedy, John A. Reeves, John R. Riedman and Thomas D. O'Connor were each previously directors of Norstar.

                             [ALTERNATE FLEET PAGE]

     In January 1994, the Fleet Board adopted a new retirement plan for all of its directors who are not former Norstar directors (the "Qualified Directors"). Under the new plan, each Qualified Director (who is not also an employee of Fleet) is entitled to participate after he or she has served on the Fleet Board for at least five years. The plan provides that each Qualified Director is credited with $20,000 for each year of service up to a maximum of 10 years. A Qualified Director may not collect under the plan until he or she retires from the Fleet Board, but in no event before his or her 65th birthday.

     EXECUTIVE COMPENSATION. The following table shows, for the fiscal years ending December 31, 1994, 1993 and 1992, the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of Fleet (the "Named Executive Officers").

                                                    SUMMARY COMPENSATION TABLE

- ----------------------------------------------------------------------------------------------------------------------------
                                                                                    LONG-TERM COMPENSATION
                                                  ANNUAL COMPENSATION                       AWARDS
                                         --------------------------------------   --------------------------
                                                                      OTHER       RESTRICTED     SECURITIES
            NAME AND                                                  ANNUAL         STOCK       UNDERLYING     ALL OTHER
            PRINCIPAL                     SALARY        BONUS      COMPENSATION    AWARD(S)     OPTIONS/SARS   COMPENSATION
            POSITION              YEAR     ($)           ($)          ($)(2)      ($)(3)(4)(5)   (#)(5)(6)        ($)(7)
- ----------------------------------------------------------------------------------------------------------------------------
Terrence Murray                    1994  $993,936(1)  $1,400,000           --     $1,160,156       100,000      $   86,967
Chairman, President                1993   902,000        990,000           --             --        90,000          67,622
and Chief Executive Officer        1992   917,461        750,000           --             --        75,000          55,126

Robert J. Higgins                  1994   524,999        600,000     $ 75,276        556,875        45,000          40,632
Vice Chairman                      1993   505,769        350,000           --             --        40,000          37,946
                                   1992   441,346        200,000           --        468,750        32,500          26,893

H. Jay Sarles                      1994   524,999        550,000           --        556,875        45,000          55,135
Vice Chairman                      1993   512,692        350,000           --             --        40,000          43,343
                                   1992   478,731        225,000      124,532        625,000        32,500          33,485

Michael R. Zucchini                1994   524,999        600,000           --        556,875        45,000          38,867
Vice Chairman                      1993   510,769        350,000           --             --        40,000          30,503
                                   1992   458,731        250,000           --             --        32,500          19,832

Eugene M. McQuade                  1994   358,654        500,000           --        556,875        45,000          23,585
Executive Vice President           1993   330,769        300,000           --             --        35,000          20,451
and Chief Financial Officer        1992   254,808        125,000      159,123             --        27,000           2,088

- ---------------

(1) The discrepancy between Mr. Murray's approved base salary for 1994 ($992,200) and the amount paid in 1994 ($993,936) is the result of Fleet's payroll practice of paying employees on a bi-weekly basis.

(2) Perquisites and other personal benefits paid to each of the Named Executive Officers (including tax preparation assistance) in each instance aggregated less than $50,000, other than Messrs. Higgins, Sarles and McQuade and, accordingly, are omitted from the table as permitted by Commission regulations. In 1994, Mr. Higgins' perquisites and other personal benefits included a relocation expense and moving allowance aggregating $60,157. In 1992, each of Messrs. Sarles and McQuade's perquisites and other personal benefits included a relocation expense and moving allowance aggregating $106,119 and $156,746, respectively.

(3) In September 1994, Fleet awarded performance-based restricted stock to each of the Named Executive Officers under the 1992 Stock Plan. In accordance with the terms of the awards, the restrictions on transfer will lapse, if at all, only if cumulative earnings per share growth, measured over a three year period, exceeds a threshold target. To the extent cumulative earnings per share growth exceeds the threshold, each Named Executive Officer will vest in a percentage of the shares awarded, ranging from 40% to 100%. The amount and year-end value of the performance-based restricted stock awarded in 1994 under the 1992 Stock Plan, based on a December 30, 1994 closing market price of Fleet Common Stock of $32.50, are: Mr. Murray, 31,250 and $1,015,625; and each of Messrs. Higgins, Sarles, Zucchini and McQuade, 15,000 and $487,500. Dividends will be paid on the shares of performance-based restricted stock if, and to the extent, paid on Fleet Common Stock generally. If a change of control were to occur, the performance-based restricted stock would immediately vest in full.

(4) In December 1991, Fleet awarded shares of restricted stock to certain Named Executive Officers under Fleet's Amended and Restated 1988 Stock Option and Restricted Stock Plan (the "1988 Stock Plan"). In accordance with the terms of the awards, the restrictions on fifty percent of the stock lapsed as of January 1, 1995 as a result of the performance of Fleet Common Stock during 1994 when the Average Closing Price of Fleet Common Stock was or exceeded $34 per share for four consecutive months. The Average Closing Price for each of the four consecutive months was deemed to be or exceed $34 per share

                             [ALTERNATE FLEET PAGE]

    when the average of the daily closing prices of Fleet Common Stock on the Stock Exchange for such month was or exceeded $34 per share. The number and year-end value of the remaining fifty percent of the restricted stock shares awarded to certain Named Executive Officers in 1991 under the 1988 Stock Plan, based on a December 30, 1994 closing market price of Fleet Common Stock of $32.50 per share, are: Mr. Murray, 25,000 and $812,500; and Mr. Zucchini, 12,500 and $406,250. Messrs. Higgins and Sarles were not awarded any restricted stock in 1991. In December 1992, Fleet awarded shares of restricted stock to Messrs. Higgins and Sarles under the 1992 Stock Plan. Mr. McQuade, who did not join Fleet until January 1992, was not awarded any restricted stock in 1992. The awards to Messrs. Higgins and Sarles provide that the restrictions will lapse on January 1, 1998 if the executive remains in the continuous employ of Fleet; however, the restrictions on fifty percent of the stock will lapse as of January 1, 1996 if, during 1995, the Average Closing Price of Fleet Common Stock is or exceeds $47 per share for four consecutive months. The Average Closing Price for a month shall be deemed to be or exceed $47 per share if the average of the daily closing prices of Fleet Common Stock on the Stock Exchange for such month is or exceeds $47 per share. The number and year-end value of the shares of restricted stock awarded to certain Named Executive Officers under the 1992 Stock Plan, based on a December 30, 1994 closing market price of Fleet Common Stock of $32.50 per share, are: Mr. Higgins, 15,000 and $487,500; and Mr. Sarles, 20,000 and $650,000. Dividends will be paid on the shares of restricted stock if, and to the extent, paid on Fleet Common Stock generally. If a change of control were to occur, the restricted stock would immediately vest in full.

(5) The Merger will not constitute a change of control for purposes of any restricted stock awarded, or any stock options or stock appreciation rights ("SARs") granted, under the 1992 Stock Plan, or any predecessor plan.

(6) All stock options include tandem SARs, except for the stock options granted in 1994.

(7) Amounts of All Other Compensation include the following: (i) contributions by Fleet under Fleet's Savings Plan or amounts accrued under Fleet's Executive Supplemental Plan for the Named Executive Officers: Mr. Murray, $44,961; Mr. Higgins, $23,852; Mr. Sarles, $23,852; Mr. Zucchini, $23,852;
    and Mr. McQuade, $16,205; (ii) term life insurance premiums paid by Fleet on behalf of each of the Named Executive Officers in 1994 (the Named Executive Officers have the option of applying these payments to whole life policies):
    Mr. Murray, $21,040; Mr. Higgins, $4,957; Mr. Sarles, $5,908; Mr. Zucchini, $5,683; and Mr. McQuade, $2,268; (iii) an interest free loan in the amount of $100,000 provided to Mr. Sarles in 1992 which provided a benefit of $6,089 to Mr. Sarles in 1994 based on the applicable federal rate in effect on the date of issuance of such loan; and (iv) preferential earnings on deferred compensation: Mr. Murray, $20,966; Mr. Higgins, $11,823; Mr. Sarles, $19,286; Mr. Zucchini, $9,332; and Mr. McQuade, $5,112. Mr. Sarles repaid his loan on January 13, 1995; see "Indebtedness and Other Transactions".

                             [ALTERNATE FLEET PAGE]

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning the grant of stock options pursuant to the 1992 Stock Plan to the Named Executive Officers during the fiscal year ending December 31, 1994.

- -------------------------------------------------------------------------------------------------------------

                                                                                  POTENTIAL REALIZABLE VALUE
                                                                                              AT
                                                                                    ASSUMED ANNUAL RATES OF
                                              INDIVIDUAL GRANTS                    STOCK PRICE APPRECIATION
                            -----------------------------------------------------     FOR OPTION TERM(3)
                                               PERCENT                            ---------------------------
                                              OF TOTAL
                              NUMBER OF       OPTIONS/
                              SECURITIES        SARS
                              UNDERLYING     GRANTED TO     EXERCISE
                             OPTIONS/SARS     EMPLOYEES     OR BASE
                              GRANTED(1)      IN FISCAL      PRICE    EXPIRATION
           NAME                  (#)           YEAR(2)       ($/SH)      DATE       AT 5% ($)     AT 10% ($)
       ------------
                            ---------------------------------------------------------------------------------
Terrence Murray...........      100,000        4.85%         $36.94     9/21/04     $2,323,687    $5,887,799
Robert J. Higgins.........       45,000        2.18%          36.94     9/21/04      1,045,659     2,649,510
H. Jay Sarles.............       45,000        2.18%          36.94     9/21/04      1,045,659     2,649,510
Michael R. Zucchini.......       45,000        2.18%          36.94     9/21/04      1,045,659     2,649,510
Eugene M. McQuade.........       45,000        2.18%          36.94     9/21/04      1,045,659     2,649,510
- -------------------------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------------------------------------
Increase in market value of Fleet Common Stock for all stockholders at  5% (TO $60/SHARE)  10% (TO $96/SHARE)
assumed annual rates of stock price appreciation (as used in the table  ----------------   -----------------
above) from $36.94 per share, over the ten-year period, based on 135    $3.1 billion       $7.9 billion
million shares outstanding on December 31, 1994.
- -------------------------------------------------------------------------------------------------------------

(1) All options granted to the Named Executive Officers were granted on September 21, 1994 under the 1992 Stock Plan. No SARs were awarded in connection with such grants. The options first become exercisable in 20% installments commencing on September 21, 1995, so long as employment with Fleet continues. If a change of control were to occur, the options would become immediately exercisable in full. The Merger will not constitute a change of control for purposes of the options granted in 1994 or for purposes of any other stock options or SARs granted under the 1992 Stock Plan, or any predecessor plan.

(2) A total of 2,061,796 options were granted to employees in 1994, of which 1,921,200 were granted on the same material terms described in footnote (1) above. With respect to substantially all of the remaining 139,500 options granted in 1994, the material terms thereof differ to the extent that they become fully exercisable commencing one year from the date of grant, so long as employment with Fleet continues, and expire five years from the date of grant. The percentages set forth in the above table are based on the total 2,061,796 options granted in 1994. The percent of the grant to each of the Named Executive Officers based on the total 1,921,200 options granted in 1994 with the same material terms are: Mr. Murray, 5.21%; Mr. Higgins, 2.35%; Mr. Zucchini, 2.35%; Mr. Sarles, 2.35%; and Mr. McQuade, 2.35%.

(3) Potential Realizable Value is based on the assumed annual growth rates for each of the grants shown over their ten-year option term. For example, a 5% annual growth rate for Mr. Murray's grant results in a stock price of $60.18 per share and a 10% rate results in a stock price of $95.82 per share. These potential values are listed in order to comply with Commission regulations, and Fleet cannot predict whether these values can be achieved. Actual gains, if any, on stock option exercises are dependent on the future performance of Fleet Common Stock.

                                       136

                             [ALTERNATE FLEET PAGE]

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

     The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options and/or SARs during the fiscal year ending December 31, 1994 and unexercised options and SARs held as of the end of the 1994 fiscal year.

- -------------------------------------------------------------------------------------------------------------------------------
                                                                    NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                                   UNDERLYING UNEXERCISED                  IN-THE-MONEY
                                                   VALUE              OPTIONS/SARS AT                    OPTIONS/SARS AT
                              SHARES ACQUIRED     REALIZED              FY-END(#)(1)               FY-END($)(2)(3)
            NAME              ON EXERCISE (#)       ($)        EXERCISABLE      UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
                                                              --------------   ---------------     ------------   -------------
- -------------------------------------------------------------------------------------------------------------------------------
Terrence Murray..............          --               --        225,000          230,000          $2,145,140      $ 456,710

Robert J. Higgins............       9,708         $259,980         97,800          102,200           1,011,616        199,299

H. Jay Sarles................          --               --        107,402          102,200           1,062,042        199,299

Michael R. Zucchini..........      19,800          555,588         85,100          103,100             518,489        157,494

Eugene M. McQuade............          --               --         17,800           89,200              49,776         74,664
- --------------------------------------------------------------------------------------------------------------------------------

(1) The following exercisable/unexercisable options for each of the Named Executive Officers do not have tandem SARs: Mr. Murray, -0-/100,000; Mr. Higgins, 5,602/45,000; Mr. Sarles, 5,602/45,000; Mr. Zucchini, -0-/45,000;
    and Mr. McQuade, -0-/45,000.

(2) Value based on the fair market value of Fleet Common Stock on December 30, 1994 ($32.56) minus the exercise price. Fair market value is deemed to be the average of the high and low market prices of Fleet Common Stock on the Stock Exchange.

(3) The following exercisable/unexercisable options for each of the Named Executive Officers are at exercise prices above the fair market value of Fleet Common Stock on December 30, 1994 ($32.56): Mr. Murray,
    18,000/172,000; Mr. Higgins, 8,000/77,000; Mr. Sarles, 8,000/77,000; Mr.
    Zucchini, 8,000/77,000; and Mr. McQuade, 7,000/73,000.

PENSION PLANS

     The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under the Fleet Pension Plan (the "Pension Plan"), a qualified defined benefit pension plan, based on Final Average Salary (as defined below) and years of service with Fleet and its subsidiaries.

                                PENSION PLAN TABLE

FINAL AVERAGE     15 YEARS     20 YEARS      25 YEARS       30 YEARS
   SALARY         SERVICE(1)   SERVICE(1)   SERVICE(1)     SERVICE(1)
- -------------     --------     --------     ----------     ----------
 $   100,000      $ 24,306     $ 32,408     $   40,510     $   48,612
     200,000        50,556       67,408         84,260        101,112
     300,000        76,806      102,408        128,010        153,612
     400,000       103,056      137,408        171,760        206,112
     500,000       129,306      172,408        215,510        258,612
     600,000       155,556      207,408        259,260        311,112
     700,000       181,806      242,408        303,010        363,612
     800,000       208,056      277,408        346,760        416,112
     900,000       234,306      312,408        390,510        468,612
   1,000,000       260,556      347,408        434,260        521,112
   1,100,000       286,806      382,408        478,010        573,612
   1,200,000       313,056      417,408        521,760        626,112
   1,300,000       339,306      452,408        565,510        678,612

                             [ALTERNATE FLEET PAGE]
[FN]
- ---------------

(1) The Pension Plan provides for accrual of benefits over 30 years of service, with proportionate reduction for years of service less than 30 years. The annual benefits shown in the above table are not reduced to reflect certain limitations imposed by the Code which limit the annual benefits payable from qualified plans to any individual. The years of service accrued and Final Average Salary for purposes of the Pension Plan as of December 31, 1994 for the Named Executive Officers were: Mr. Murray, 32 years and $874,248; Mr. Higgins, 23 years and $439,999; Mr. Sarles, 27 years and $465,992; Mr. Zucchini, 7 years and $454,684; and Mr. McQuade, 3 years and $314,743.

     The Pension Plan covers employees of Fleet and various Fleet subsidiaries, including the Named Executive Officers. Normal retirement age under the Pension Plan is 65, and benefits vest upon completion of five years of service. Benefits shown in the table are computed as a single life annuity and are not subject to any deduction for Social Security or other offset amounts. In general, the normal benefit at age 65 is equal to 37.5% multiplied by the average annual base salary during the 60 consecutive calendar months in the last 120 calendar months of a participant's employment yielding the highest average annual salary (the "Final Average Salary") up to the Integration Level (as defined below), plus 52.5% multiplied by the amount by which the Final Average Salary exceeds the Integration Level. For 1995, the Integration Level will equal $25,920 (the "Integration Level"). The Integration Level will increase each year based on increases in the Social Security Taxable Wage Base (the maximum amount of wages subject to Social Security Taxes). Final Average Salary for each of the Named Executive Officers is calculated using annual base salary as reported in the Summary Compensation Table.

     The table above includes benefits under Fleet's Retirement Income Assurance Plan (the "Assurance Plan") and Fleet's Supplemental Executive Retirement Plan (the "SERP"), each of which is a nonqualified deferred compensation plan. The Assurance Plan provides benefits that would otherwise be denied a participant by reason of the limitations imposed by the Code on the Pension Plan. Under the Assurance Plan, highly compensated employees affected by these limitations, including the Named Executive Officers, will receive additional retirement income payments from Fleet. Under the SERP, a participant is entitled to receive additional retirement income payments from Fleet equal to the difference between
(a) the amount such participant would have been entitled to receive under the Pension Plan if cash bonuses paid after January 1, 1994 (as reported in the Summary Compensation Table for the Named Executive Officers) were included in the calculation of Final Average Salary, and (b) the benefit payable to the participant under the Pension Plan and the Assurance Plan. Each of the Named Executive Officers is a participant in the SERP. For purposes of calculating total benefits payable under the Pension Plan, the Assurance Plan and the SERP, the Final Average Salary as of December 31, 1994 for Messrs. Murray, Higgins, Sarles, Zucchini and McQuade was $1,054,248, $509,999, $535,992, $524,684 and
$414,743, respectively.

CHANGE OF CONTROL CONTRACTS

     Fleet is a party to change of control agreements with 10 key executives (including each of the Named Executive Officers), which are intended to encourage such employees to remain in the employ of Fleet. A change of control is defined to include the acquisition, other than from Fleet, by any person or group of beneficial ownership of 25 percent or more of Fleet's outstanding stock, a change in the majority of the Fleet Board of Directors or, under certain circumstances, approval of a reorganization, merger, consolidation or sale of substantially all Fleet's assets by Fleet's stockholders (a "Change in Control"). The agreements operate only upon a Change in Control. Absent such an event, Fleet is under no obligation under the contracts to retain any employee or to pay any specified level of compensation or benefits. In the event of a Change in Control, the agreement provides that there will be no adverse change in the executive's salary, bonus opportunity, benefits, duties, indemnification and location of employment for a period of three years after the Change in Control. If, during such period, the executive's employment is terminated by his employer other than for cause or disability, or by the executive for good reason (as defined in the agreement), the executive shall receive his accrued salary, pro rata bonus and a lump sum severance payment equal to the product of his base salary and highest annual bonus multiplied by a factor, ranging up to 2.99 to 1, depending upon the length of time from the date of the Change in Control until the date of termination of employment. Payments under the agreements will be reduced to the extent necessary to avoid imposition of excise tax under the Code and to assure the deductibility of payments by Fleet. The Merger will not constitute a Change in Control for purposes of the agreements.

                             [ALTERNATE FLEET PAGE]

STOCKHOLDER RETURN PERFORMANCE GRAPH

     Set forth on the following page is a line graph comparing the cumulative total stockholder return on Fleet Common Stock (assuming $100 was invested on December 31, 1989 and all dividends were reinvested) against the cumulative total return of the S&P Composite-500 Stock Index, the Keefe, Bruyette & Woods ("KBW") Eastern Region Bank Index and the top 25 (based on asset size) domestic financial institutions (the "Peer Group"), excluding Fleet, for the five fiscal years ended December 31, 1994. The financial institutions which comprise the Peer Group are Citicorp, BankAmerica Corporation, Chemical Banking Corporation, NationsBank Corporation, J.P. Morgan & Co. Incorporated, The Chase Manhattan Corporation, Bankers Trust New York Corporation, Banc One Corporation, Wells Fargo & Company, PNC Bank Corp., First Union Corporation, First Interstate Bancorp, First Chicago Corporation, KeyCorp., Norwest Corporation, NBD Bancorp, Inc., The Bank of New York Company, Inc., Barnett Banks, Inc., Republic New York Corporation, SunTrust Banks, Inc., Wachovia Corporation, Bank of Boston Corporation, Mellon Bank Corporation, and First Fidelity Bancorporation. National City Corporation is no longer among the top 25 domestic financial institutions, and KeyCorp. now is included within the Peer Group (based on asset size). The returns of each of these corporations have been weighted according to their market capitalization at the beginning of each year presented.

                                  [(GRAPH)]

      Measurement Period
    (Fiscal Year Covered)        Fleet Financial  S&P 500       KBW Eastern     Peer Group
1989                                $100           $100            $100            $100
1990                                  46             97              62              76
1991                                 107            126             108             123
1992                                 145            136             150             161
1993                                 153            150             156             176
1994                                 154            152             139             168

INDEBTEDNESS AND OTHER TRANSACTIONS

     The banking subsidiaries of Fleet have had transactions in the ordinary course of business, including borrowings, with certain directors of Fleet and their associates, all of which were on substantially the same terms (including the transactions described below other than the loans to Messrs. Higgins and Sarles), including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

     On August 1, 1992 and January 16, 1992, respectively, Fleet made a $100,000 loan to each of Messrs. Higgins and Sarles to facilitate his relocation, secured in each case by a second mortgage on his residence. Mr. Higgins' loan was interest free until July 1, 1994 and was repaid on December 1, 1993. Mr. Sarles' loan was interest-free until January 1, 1995 and thereafter bore interest at the prime rate of interest of Fleet-RI until its repayment on January 13, 1995. The benefit to each of Messrs. Higgins and Sarles as a result of the interest-free aspects of these loans was $2,671 and $6,451, respectively, in 1992; $5,566 and $6,089, respectively, in 1993; and $6,089 in 1994 with respect to Mr. Sarles' loan.

                             [ALTERNATE FLEET PAGE]

     In 1972, subsidiaries of Fleet and Gilbane Building Company ("Gilbane"), a building construction company of which Paul J. Choquette, Jr., a director of Fleet, is President and a director, formed an equal partnership (the "Gilbane Partnership") to develop an urban renewal project, including a shopping center and residential units, in Narragansett, Rhode Island. The initial phase was an apartment complex developed by a limited partnership of which the Gilbane Partnership is the general partner and in which it has a 5 percent interest. The second phase was a shopping center and condominium development. Fleet Real Estate, Inc., a subsidiary of Fleet ("FRE"), made loans in connection with these projects having an aggregate principal balance as of December 31, 1994 of approximately $684,054 (the highest amount outstanding since January 1, 1994 having been $890,444), including loans aggregating $188,928 which are non-performing and were originally made pursuant to the Gilbane Partnership's commitment to fund certain contingencies relating to the apartment complex. FRE has refinanced the current portion of the loans with a five-year term loan which bears interest at a fixed rate of 9.76% per annum and matures on December 15, 1999. In addition, Fleet-RI leases space from the Partnership in the shopping center for a branch bank at an annual cost of approximately $17,671.

     In 1984, Fleet-RI issued a $4,136,000 letter of credit (the "Letter of Credit") to enhance a series of tax-exempt bonds issued by the Rhode Island Industrial Facilities Corporation ("RIIFC"). The proceeds of the bonds were loaned to a limited partnership, the general partner of which is Gilbane Properties, Inc. ("Gilbane Properties"), a wholly-owned subsidiary of Gilbane, for the development of an office building in Middletown, Rhode Island. The Letter of Credit was placed on non-performing status in the fourth quarter of 1992 as a result of insufficient collateral coverage, and a September 1994 appraisal showed a further significant diminution in value. In the fourth quarter of 1994, a default occurred under the bonds due to the borrower's inability either to pay off the bonds or obtain a substitute letter of credit prior to the expiration of the Fleet-RI Letter of Credit on December 1, 1994. The Letter of Credit was drawn on December 1, 1994 in the amount of $3,883,538 (the highest amount outstanding under the Letter of Credit since January 1, 1994), and the borrower's obligation was converted to a demand note with a per annum interest rate equal to two percent above Fleet-RI's prime rate of interest. As of December 31, 1994, the principal amount outstanding under the note was $3,494,000. Fleet-RI placed the loan on non-accrual status and foreclosed on the property in January 1995.

     The Arcade Company, a limited partnership, the co-general partners of which are Mr. Choquette and Gilbane Properties, received a non-recourse $2,150,000 loan from the proceeds of RIIFC tax-exempt bonds which were purchased by Fleet-RI. In 1991, in response to concerns raised by the then most recent appraisal, Gilbane partially guaranteed the bonds. Gilbane's guarantee plus the underlying value of the collateral were, in combination, sufficient at that time to demonstrate full collectibility of such bonds. In the first quarter of 1993, however, a new appraisal was completed on the property which showed a further significant diminution in value. Despite the absence of any payment default since the issuance of the bonds, Fleet-RI was unable to demonstrate full collectibility of the bonds and thus placed the bonds on non-performing status. The principal amount outstanding on the bonds at December 31, 1994 was $1,737,966 (the highest amount outstanding on the bonds since January 1, 1994 having been $1,845,279). In February 1995, Fleet-RI agreed to the Arcade Company's sale of the property to an unrelated third party for $76,000, the net proceeds of which (approximately $13,000) were paid to Fleet-RI. Fleet-RI also collected approximately $400,000 on Gilbane's partial guarantee (which amount represented Gilbane's full legal obligation under the guarantee) and Fleet-RI received approximately $305,000 from the bond trustee. In addition, Fleet-RI applied approximately $256,000 of interest paid to reduce the principal amount outstanding on the bonds. Fleet-RI recognized approximately a $761,000 principal loss on this transaction.

     A subsidiary of Fleet is a partner in several partnerships with certain other parties, including subsidiaries of, and limited partnerships organized by, Gilbane to construct and manage Fleet's headquarters building, and to rehabilitate an adjacent structure. One of the partnerships has constructed a parking garage on land it is leasing from Fleet-RI. Fleet and Gilbane have 46.55% and 36.75% partnership interests, respectively, in the partnership that developed the new headquarters building. In 1992, FRE provided permanent mortgage financing to three of such partnerships in the amount of $54,000,000, secured by a first mortgage on the Fleet Center office complex and the Arcade garage. As of December 31, 1994, the amount remaining unpaid under the loan was $53,039,147 (the highest amount outstanding since January 1, 1994 having been $53,562,998).

                             [ALTERNATE FLEET PAGE]

The loan presently carries an interest rate of 8.5% per annum plus a contingent interest feature that serves to enhance FRE's yield. The loan closed and was fully funded on December 31, 1992. Fleet and Fleet-RI have leased space in the Fleet Center for a total annual rental of approximately $2,591,784.

     A company of which John R. Riedman, a director of Fleet, is an executive officer leases office space to a subsidiary of Fleet. In 1994, the gross rental proceeds from such lease were $127,500. The company also leases space to a second subsidiary of Fleet. The gross rental proceeds from this lease were $385,000 in 1994. Both leases contain escalation clauses for services.

     In December 1994, Fleet acquired an aircraft from William Barnet & Son, Inc., a company of which William Barnet, a director of Fleet, is President and a 100% stockholder, at a purchase price of $1,275,000. The purchase price was determined by Fleet's controller based on appraisals furnished by two independent consultants regarding the fair market value of the aircraft.

     An insurance agency of which Mr. Riedman is an executive officer and principal stockholder has assisted Fleet in obtaining coverage under various insurance policies necessary for its business operations. During 1994, the agency received from Fleet commissions and fees of approximately $150,000. Fleet believes that such commissions and fees are at rates customary in the industry.

     One of Fleet's subsidiaries leases office space for one dollar per annum and shared expenses from Delta Properties. Michael Picotte, a director of Fleet, is a 50% partner in Delta Properties. The lease expires in December 2004.

     A subsidiary of Fleet is currently a participant in a syndicated bank credit agreement and a working capital facility with The Stop & Shop Companies, Inc. ("Stop & Shop"). Pursuant to such credit agreement and working capital facility in 1994, the subsidiary received approximately $25,894, which amount included commitment fees and a fee relating to the refinancing of the facility in 1994. Automatic teller machines of a Fleet subsidiary are located in a number of Stop & Shop's store and office locations. The subsidiary paid fees to Stop & Shop of approximately $267,550 during 1994 as a result of this activity. A subsidiary of Fleet provides investment services with respect to Stop & Shop's pension master trust. Such subsidiary received fees for these services in 1994 of approximately $33,672. In addition, Fleet's subsidiaries provide certain non-credit banking services (such as bank depositary services) to Stop & Shop and its subsidiaries. KKR, which beneficially owns more than 5% of Fleet Common Stock, beneficially owns in excess of 10% of the common stock of Stop & Shop. Mr. Murray currently serves as a director of Stop & Shop. See also
"-- Compensation Committee Interlocks and Insider Participation.

RATIFICATION OF THE SELECTION OF FLEET'S INDEPENDENT AUDITORS

     The ratification of the selection of KPMG Peat Marwick LLP to serve as independent auditors of Fleet for the current fiscal year ending December 31, 1995, will be submitted to the Fleet Meeting. Representatives of KPMG Peat Marwick LLP will be present at the Fleet Meeting, will have the opportunity to make a statement if they so desire and will be available to answer appropriate questions.

     The firm of KPMG Peat Marwick LLP has advised Fleet that neither it nor any of its members has any direct financial interest in Fleet as a promoter, underwriter, voting trustee, director, officer or employee. All professional services rendered by KPMG Peat Marwick LLP during the year ended December 31, 1994 were furnished at customary rates.

     The ratification of the selection of independent auditors requires the affirmative vote of a majority of the shares entitled to vote thereon, represented in person or by proxy at the Annual Meeting when a quorum is present.

     THE FLEET BOARD RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

STOCKHOLDER PROPOSALS

     Any stockholder who wishes to submit a proposal for presentation to the 1996 Annual Meeting of Stockholders must submit the proposal to Fleet, 50 Kennedy Plaza, Providence, Rhode Island 02903,

                             [ALTERNATE FLEET PAGE]

Attention: Secretary and General Counsel, not later than November 10, 1995 for inclusion, if appropriate, in Fleet's Proxy Statement and the form of proxy relating to the 1996 Annual Meeting.

OTHER BUSINESS

     Fleet management knows of no matters to be brought before the meeting other than those referred to, but if any other business should properly come before the meeting, the persons named in the proxy intend to vote in accordance with their best judgment.

                            [ALTERNATE SHAWMUT PAGE]

                         ELECTION OF SHAWMUT DIRECTORS;
                 APPOINTMENT OF SHAWMUT INDEPENDENT ACCOUNTANTS

VOTING REQUIREMENTS

     The Shawmut Board has fixed the close of business on May 3, 1995 as the Record Date. Only the holders of record of the outstanding shares of Shawmut Common Stock on the Record Date will be entitled to notice of, and to vote at, the Shawmut Meeting and any adjournments or postponements thereof. At the Record
Date,           shares of Shawmut Common Stock were outstanding and entitled to vote. The presence, in person or by proxy, of a majority of the aggregate number of shares of Shawmut Common Stock outstanding and entitled to vote on the Record Date is necessary to constitute a quorum at the Shawmut Meeting. Abstentions and broker non-votes will be counted as present at the Shawmut Meeting for purposes of determining the presence or absence of a quorum for the transaction of business.

     Under Delaware law, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote. "Plurality" means that the nominees who receive the largest number of votes cast "For" are elected as directors, up to the maximum number of directors to be chosen at the meeting. Under Delaware law, if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter is required to approve an action other than election of directors, unless a greater vote is required under Delaware law or a corporation's articles or bylaws. Neither the Shawmut Certificate nor the Shawmut By-laws vary this requirement with regard to the appointment of independent accountants.

     Accordingly, with regard to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will have the same legal effect as a vote against the election of each director from whom such votes are withheld. Abstentions may not be specified with respect to the election of directors. Abstentions may be specified with respect to appointment of independent accountants and will have the same legal effect as a vote against such proposal.

     Under the Stock Exchange rules, brokers who hold shares in street name for customers who are the beneficial owners of such shares have the authority to vote on certain "routine" items when they have not received instructions from such beneficial owners. With respect to certain non-routine matters, however, a broker does not have authority to vote absent instructions from the beneficial owners. Accordingly, a broker non-vote generally occurs when customers have not provided any voting instructions with respect to certain non-routine matters. The election of directors and the appointment of independent accountants are considered routine matters under the Stock Exchange rules. Accordingly, Shawmut does not expect to receive any broker non-votes with respect to these matters. Broker non-votes will have no effect on the outcome of the election of directors or the appointment of independent accountants.

     See "MEETING OF SHAWMUT STOCKHOLDERS -- Proxies; Voting and Revocation" and "-- Votes Required to Approve the Merger; Principal Stockholders" for a discussion of the foregoing with respect to the vote on the Merger.

                            [ALTERNATE SHAWMUT PAGE]

COMMON STOCK OWNERSHIP

     The ownership of the Shawmut Common Stock is widely diversified. On
[       ], 1995, approximately [       ] shareholders of record owned
[121,703,792] shares, excluding 163,511 shares that are reserved for issuance in connection with the completion of the exchange of the securities of certain previously acquired companies. Holders of outstanding shares are entitled to one vote per share. The holders of a majority of the total shares issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting. The following table sets forth information as to the only persons known to the board to be the beneficial owners of 5% or more of the outstanding Shawmut Common Stock:

                     NAME AND ADDRESS OF                   AMOUNT AND NATURE        PERCENT OF
                       BENEFICIAL OWNER                 OF BENEFICIAL OWNERSHIP       CLASS
        ----------------------------------------------  -----------------------     ----------
        Fleet Financial Group, Inc....................      30,017,492(1)               20.6%(1)
        50 Kennedy Plaza
        Providence, RI 02903
        FMR Corp......................................       8,614,167(2)               7.16%(2)
        82 Devonshire Street
        Boston, MA 02109

- ---------------
(1) Based upon information contained in a Schedule 13D dated February 20, 1995 and filed under the Exchange Act by Fleet. In connection with the execution of the Merger Agreement, Shawmut granted Fleet an option (the "Shawmut Option") to purchase up to 24,195,625 shares (the "Shawmut Option Shares") of Shawmut Common Stock upon the occurrence of certain events, none of which has occurred as of the date hereof. Because the Shawmut Option is not currently exercisable, Fleet has disclaimed beneficial ownership of the Shawmut Option Shares. Other than the Shawmut Option Shares, Fleet beneficially owns and has sole voting and sole dispositive power with respect to 5,811,900 shares of Shawmut Common Stock. Certain directors and executive officers of Fleet beneficially own and have sole voting and sole dispositive power with respect to, in the aggregate, 4,950 shares of Shawmut Common Stock. Terrence Murray, the Chairman, Chief Executive Officer and President of Fleet, beneficially owns 17 currently exercisable Shawmut Warrants, each warrant representing the right to purchase one share of Shawmut Common Stock at an exercise price of $22.11.

(2) Based upon information contained in a Schedule 13G dated February 13, 1995 and filed under the Exchange Act by FMR Corp. ("FMR"). Based upon the information contained in the Schedule 13G, FMR is a beneficial owner of these shares as a result of various of its subsidiaries and affiliates providing investment advisory and management services and has sole voting power with respect to 232,455 of the shares, shared voting power with respect to 2,000 of the shares, sole dispositive power with respect to 8,612,167 of the shares and shared dispositive power with respect to 2,000 of the shares.

                            [ALTERNATE SHAWMUT PAGE]

     The table below sets forth beneficial ownership of Shawmut Common Stock by each director, and by all directors and executive officers as a group as of
[               ]. As of that date all directors and executive officers as a
group [(21 in number)] controlled [       ] shares directly and controlled
[       ] shares indirectly, or a total of [       ] shares representing [   %]
of the outstanding shares. No director or executive officer beneficially owns or
controls directly or indirectly more than [   %] of the outstanding shares. The
group [(21 in number)] would have beneficially owned or controlled [       ]
shares, representing [   %] of outstanding shares, if all stock options
exercisable within [60] days of [            ], 1995 had been exercised. Except
as may be indicated below, each director possesses sole voting and investment power with respect to the number of shares described as beneficially owned. Except as set forth below, no director or executive officer reported any ownership of any shares of any series of Shawmut Preferred Stock. All of the directors are being nominated for reelection.

                                                                        AMOUNT AND NATURE OF
                         NAME OF BENEFICIAL OWNER                       BENEFICIAL OWNERSHIP
                         ------------------------                       --------------------
    Joel B. Alvord....................................................        [278,762](1)(2)
    Stillman B. Brown.................................................         [27,316]
    John T. Collins(5)................................................         [32,911]
    Ferdinand Colloredo-Mansfeld......................................         [10,666]
    Bernard M. Fox....................................................          [4,270]
    Robert J. Matura(6)...............................................          [9,435]
    Gunnar S. Overstrom, Jr...........................................        [249,712](2)(3)
    Lois D. Rice(7)...................................................          [3,410]
    Maurice Segall....................................................         [28,768]
    Samuel O. Thier...................................................            [283]
    Paul R. Tregurtha.................................................         [25,666]
    Wilson Wilde......................................................         [13,410]
    Directors and executive officers as a group.......................        [945,752](2)(4)
                                                                              ---------

- ---------------
(1) Includes [       ] shares that are subject to unexercised stock options
    which are exercisable within 60 days of [               ], 1995, none of
    which are at option prices in excess of the market price of Shawmut Common
    Stock on [               ], 1995; and [               ] shares held in the
    employees' thrift plan.

(2) Does not include unexercised stock options to acquire an aggregate of shares which are not exercisable within 60 days of
    [               ], 1995 and           restricted stock units awarded under
    Shawmut's Performance Equity Plan as follows: options to acquire
    shares at an average exercise price of $          and           restricted
    stock units held by Mr. Alvord; options to acquire           shares at an
    average exercise price of $          and           restricted stock units
    held by Mr. Overstrom; options to acquire           shares at an average
    exercise price of $          and           restricted stock units held by
    Mr. Eyles; options to acquire           shares at an average exercise price
    of $          and           restricted stock units held by Mrs. Kraus;
    options to acquire           shares at an average exercise price of
    $          and           restricted stock units held by Mr. Rothmeier; and,
    with respect to all other executive officers, options to acquire an
    aggregate of           shares at an average exercise price of $          and
              restricted stock units. As more fully described above (see "INTERESTS OF CERTAIN PERSONS IN THE MERGER -- Interests of Shawmut Directors and Executive Officers"), the approval of the Merger by the holders of the Shawmut Common Stock will cause all such options to become fully exercisable and all restrictions on such restricted stock units to lapse.

(3) Includes [       ] shares that are subject to unexercised stock options
    which are exercisable within 60 days of [            ], 1995, none of which
    are at option prices in excess of the market price of the Shawmut Common
    Stock on [            ], 1995; [       ] shares held in the employees'
    thrift plan; and [       ] shares held in the names of his wife and
    children.

                            [ALTERNATE SHAWMUT PAGE]

(4) With respect to executive officers other than Messrs. Alvord and Overstrom, this number includes (i) shares that are subject to unexercised stock
    options which are exercisable within 60 days of [                    ],
    1995, none of which are at option prices in excess of the market price of
    the Corporation's common stock on [                    ], 1995, as follows:
    Mr. Eyles, [          ] shares, Mrs. Kraus, [          ] shares, Mr.
    Rothmeier, [          ] shares, and for all other executive officers,
    [          ] shares; (ii) shares held in the employees' thrift plan as
    follows: Mr. Eyles, [          ] shares, Mrs. Kraus, [          ] shares,
    Mr. Rothmeier, [          ] shares, and for all other executive officers,
    [          ] shares; (iii) shares of restricted stock as follows: Mr. Eyles,
    [          ] shares, Mrs. Kraus, [          ] shares, Mr. Rothmeier,
    [          ] shares, and for all other executive officers, [          ]
    shares; and (iv) with respect to Mr. Eyles, Mrs. Kraus, Mr. Rothmeier, and
    all other executive officers, [       ] shares held in the name of family
    members. The approval of the Merger by the holders of the Shawmut Common Stock will cause all such options to become fully exercisable and all restrictions on shares of restricted stock to lapse.

(5) In addition, Mr. Collins owns 10,000 Shawmut 9.35% Depositary Shares.

(6) In addition, Mr. Matura owns 1,000 Shawmut 9.30% Depositary Shares.

(7) In addition, Mrs. Rice owns 124 Shawmut 9.30% Depositary Shares and 1,000 Shawmut 9.35% Depositary Shares.

ELECTION OF DIRECTORS

     The directors are elected annually by the holders of the Shawmut Common Stock and represent the interests of shareholders of Shawmut as a whole. The Shawmut Board holds regular meetings to review significant matters affecting Shawmut and to act on matters requiring board consideration. Shawmut Board and committee meetings are held alternately in Hartford and Boston. The Shawmut Board met 13 times during 1994. Each director attended at least 75% of the aggregate of the number of board meetings and meetings of the committees on which he or she served. Background information about each nominee for director appears on pages [115] through [118] of this Joint Proxy Statement-Prospectus.

     Under the Shawmut By-laws, the Shawmut Board can increase the number of directorships between annual meetings by not more than eight and fill any vacancy thus created. All of the nominees named below are members of the present Shawmut Board and, with the exception of Dr. Thier, were elected by the holders of the Shawmut Common Stock at the last annual meeting. At the 1995 annual meeting, directors are to be elected for a term of one year, each to hold office until the expiration of his or her term until his or her successor is elected and qualified, or, if earlier, until the Effective Time of the Merger. Unless authority is withheld, it is the intention of the persons named in the proxy, or authorized substitutes, to vote for the election of the following 12 nominees.

     THE SHAWMUT BOARD RECOMMENDS A VOTE "FOR" ALL NOMINEES FOR ELECTION AS DIRECTORS.

     JOEL B. ALVORD, 56, is chairman and chief executive officer of Shawmut, chairman and a director of Shawmut-MA and a director of Shawmut-CT. He has served as a director of Shawmut since 1987, and additionally as a director of Shawmut-CT since 1978, and Shawmut-MA since 1988.

     Mr. Alvord began his 31-year Shawmut-CT tenure in 1963. He became an officer in 1965, a vice president in 1967, and executive vice president in 1976. In January 1978, he was elected president and director of both the bank and its parent holding company, HNC. From 1986 to 1988, he was president, chief executive officer, and director of HNC and chairman, chief executive officer, and director of Shawmut-CT. In February 1988, when SC and HNC merged and became subsidiaries of Shawmut, Mr. Alvord was named president and chief executive officer of the new combined corporation. In August 1988, he additionally assumed his current title of chairman of Shawmut. In September 1994, Mr. Alvord was appointed chairman of Shawmut-MA. He is also a member of the community affairs, trust, and loan and investment committees of Shawmut-CT and Shawmut-MA. Mr. Alvord is active in numerous community, civic, and industry organizations. He is director of the Hartford Steam Boiler Inspection and Insurance Company, and Jobs for Massachusetts. He also serves as a trustee of the Wadsworth Atheneum, and is a member of the Museum of Fine Arts (Boston), the Wang

                            [ALTERNATE SHAWMUT PAGE]

Center for Performing Arts, the Massachusetts Business Roundtable, The Bankers Roundtable and the Boston Symphony Orchestra.

     A native of Manchester, Connecticut, Mr. Alvord is a graduate of Dartmouth College where he received his undergraduate degree and earned a Master of Business Administration from the Amos Tuck School of Business Administration in 1961. He is a member of the community affairs committee of Shawmut.

     STILLMAN B. BROWN, 61, is President of Harcott Corporation (investments), Lake Worth, Florida.

     Before joining Harcott Corporation (formerly Harcott Associates), Mr. Brown was executive vice president, chief financial officer and a director of United Technologies Corporation, where he served in a variety of executive positions from 1978 to 1986. He is a director of The Stanley Works, and former chairman of the board of regents of the University of Hartford.

     Mr. Brown has served as a director of Shawmut since 1987 and Shawmut-CT from 1979 to 1988. He is chairman of the audit committee and a member of the human resources committee of Shawmut, and a member of the loan and investment committees of Shawmut-CT and Shawmut-MA.

     JOHN T. COLLINS, 48, is chairman and chief executive officer of The Collins Group, Inc. (acquisition company), Boston, Massachusetts.

     Previously, Mr. Collins was president and chief executive officer of Quebecor Printing, (USA) Corp. Mr. Collins joined Quebecor Printing, (USA) Corp in 1990. From 1986 to 1990 he served as president and chief executive officer of Quebecor America, Inc. (printing). Mr. Collins is an advisory board member of Pell Rudman Venture Partners (investments), board member of the National Association of Printers and Lithographers, vice chairman of the board of trustees of Bentley College, and a trustee of Beth Israel Hospital and the Massachusetts Chapter of the Leukemia Society of America. Mr. Collins is also on the advisory council of Junior Achievement of Northern New England.

     Mr. Collins has served as a director of Shawmut and Shawmut-CT since 1992, and Shawmut-MA since 1987. He is a member of the audit committee and the human resources committee of Shawmut, and a member of the loan and investment committees of Shawmut-CT and Shawmut-MA.

     FERDINAND COLLOREDO-MANSFELD, 55, is chairman and chief executive officer of Cabot Partners (investment management company), Boston, Massachusetts.

     Mr. Colloredo-Mansfeld has held his present position since 1990. From 1986 through October 1990 he served as chairman and chief executive officer of Cabot, Cabot & Forbes Realty Advisors, Inc. (predecessor of Cabot Partners) and chairman, chief executive officer and president of the development company Cabot, Cabot & Forbes. He is also a director of Data General Corporation and Raytheon Company.

     Mr. Colloredo-Mansfeld has served as a director of Shawmut since 1988 and SC from 1983 to 1988. He is a member of the nominating committee of Shawmut.

     BERNARD M. FOX, 52, is president and chief executive officer and a trustee of the Northeast Utilities System, Hartford, Connecticut.

     Mr. Fox has held his present position since July 1993. From June 1987 to July 1993, he served as president and chief operating officer and financial officer. He is a director of The Dexter Corporation (specialties materials), CIGNA Corporation, The Connecticut Business and Industry Association, the Institute of Nuclear Power Operations, Mount Holyoke College, the Institute of Living and Hartford Hospital. In addition, Mr. Fox is a fellow and founder of the American Leadership Forum.

     Mr. Fox has served as a director of Shawmut since January 1993, Shawmut-CT from 1988 to 1994, and Shawmut-MA from 1992 to 1994. He is a member of the audit committee of Shawmut.

     ROBERT J. MATURA, 61, is chairman and chief executive officer of Robert J. Matura Associates and its subsidiary, Treefort Fellows (consulting firms specializing in textiles and apparel), Stamford, Connecticut.

     Mr. Matura has held his present position since June 1992. From July 1988 to May 1992 he served as chairman, president and chief executive officer of The William Carter Company (manufacturer of infants' and

                            [ALTERNATE SHAWMUT PAGE]

childrens' apparel). From July 1986 through June 1988 he served, pro bono, as chief executive officer and chancellor of Sacred Heart University. From March 1976 to June 1986 Mr. Matura was chief executive officer and chairman of the board of Warnaco, Inc. (an international diversified apparel company). He is a director, investor and consultant at Unisa, Inc. (women's shoe manufacturer) and a director of EMI and Ed Mitchell's, Inc. (clothing retailer). Mr. Matura is chairman of the executive committee of the board of trustees and a trustee of Sacred Heart University and a regent of St. Peter's College.

     Mr. Matura has served as a director of Shawmut and Shawmut-MA since 1992 and Shawmut-CT since 1984. He is a member of the audit committee and the human resources committee of Shawmut.

     GUNNAR S. OVERSTROM, JR., 52, is president and chief operating officer of Shawmut, chairman, chief executive officer and a director of Shawmut-CT and president, chief executive officer and a director of Shawmut-MA. He has served as a director of Shawmut since 1987, Shawmut-CT since 1986 and Shawmut-MA since 1989.

     Mr. Overstrom joined Shawmut-CT in 1975 as vice president and was promoted to senior vice president in 1977. In 1979 he was appointed Shawmut-CT's executive vice president and chief financial officer. That same year he was named chief financial officer of HNC and became a director and its executive vice president in 1982. From 1986 to October 1992, Mr. Overstrom served as president of Shawmut-CT. In 1988, he also served as chief executive officer of Shawmut-CT; and in October 1992, he became chairman of Shawmut-CT and chief executive officer of Shawmut-MA. From October 1992 to September 1994, Mr. Overstrom also served as chairman of Shawmut-MA. In February 1988, when SC and HNC merged and became subsidiaries of Shawmut, he was appointed vice chairman and chief financial officer of Shawmut, responsible for Connecticut operations. In August 1988, he assumed his current title of president and chief operating officer of Shawmut. Mr. Overstrom is also a member of the community affairs, trust, and loan and investment committees of Shawmut-CT and Shawmut-MA. An active supporter of numerous organizations, Mr. Overstrom is a corporator of Hartford Hospital, Saint Francis Hospital, Mount Sinai Hospital and the Institute of Living. He is a trustee of Babson College and of the Museum of Science, a director of Connecticut Health Systems, Inc., president of the Old State House in Hartford, and a member of the Emerging Issues Committee of The Bankers Roundtable. He is also a member of Boston's Private Industry Council and serves on its Corporate Diversity Committee.

     Mr. Overstrom received his undergraduate degree from Babson College, a law degree from Suffolk University, and a master's degree in economics from Trinity College. He is a member of the community affairs committee of Shawmut.

     LOIS D. RICE, 62, is a guest scholar at the Brookings Institution, Program in Economic Studies, in Washington, D.C.

     Mrs. Rice joined the Brookings Institution in 1991. From 1981 to 1991 she was a director and senior vice president of Government Affairs at Control Data Corporation. She is a director of Bell Atlantic-Washington, D.C., International Multifoods, McGraw Hill, The Hartford Steam Boiler Inspection and Insurance Company, Unum Corp. (insurance company) and the Center for Naval Analysis. Mrs. Rice is a trustee of The Urban Institute and The Harry Frank Guggenheim Foundation, and is a member of the President's Foreign Intelligence Advisory Board.

     Mrs. Rice has served as a director of Shawmut since 1992. She is a member of the nominating committee and the community affairs committee of Shawmut.

     MAURICE SEGALL, 65, is a senior lecturer at the MIT-Sloan School of Management, Cambridge, Massachusetts.

     Previously, Mr. Segall was chairman, chief executive officer, president and a director of Zayre Corporation (department stores), Framingham, Massachusetts. He retired from Zayre Corporation in June 1989. Mr. Segall joined Zayre Corporation as president and chief executive officer in 1978. He is a director of AMR Corporation and Harcourt General Corporation (publishing and specialty retailing), and a trustee of Beth Israel Hospital, Massachusetts General Hospital and the Museum of Fine Arts (Boston).

                            [ALTERNATE SHAWMUT PAGE]

     Mr. Segall has served as a director of Shawmut since 1987 and SC from 1983 to 1988. He is a member of the audit committee and the human resources committee of Shawmut.

     SAMUEL O. THIER, 57, is president of Massachusetts General Hospital, Boston, Massachusetts, and professor of medicine at Harvard Medical School, Boston, Massachusetts.

     Dr. Thier has held his present position since May 1994. Prior to that, he served as president of Brandeis University from 1991 to 1994. From 1985 to 1991, Dr. Thier was president of the Institute of Medicine, National Academy of Sciences. He is a director of Merck & Company and National Health Labs, and a trustee of Johns Hopkins University and the Museum of Science (Boston).

     Dr. Thier has served as a director of Shawmut since July 1994.

     PAUL R. TREGURTHA, 59, is chairman, chief executive officer and a director of Mormac Marine Group, Inc. (marine shipping), Stamford, Connecticut and chairman of Moran Transportation Company (tug/barge shipping), Greenwich, Connecticut.

     Mr. Tregurtha joined Mormac Marine Group in 1988 and Moran Transportation in July 1994. Prior to that, he had served as chairman, president and chief executive officer of Moore McCormack Resources, Inc. (construction materials and oil and gas exploration). He is a director and vice chairman of Interlake Holding Company and Lakes Shipping Company, Inc. (marine shipping) and a director of Brown & Sharpe Manufacturing Company and FPL Group, Inc. (Florida utilities). Mr. Tregurtha is a trustee of Teachers Insurance and Annuity Association of America.

     Mr. Tregurtha has served as a director of Shawmut since 1987 and Shawmut-CT from 1979 to 1988. He is chairman of the human resources committee of Shawmut.

     WILSON WILDE, 67, is chairman of the executive committee and a director of The Hartford Steam Boiler Inspection and Insurance Company, Hartford, Connecticut.

     Mr. Wilde joined Hartford Steam Boiler in 1953, and served as president from November 1971 until September 1993, and as chief executive officer from November 1971 to May 1994. From November 1993 to May 1994 , he served as chairman. In April 1994, Mr. Wilde assumed his current title of chairman of the executive committee. He is a director of Phoenix Home Life Mutual Insurance Company and PXRE Corporation (reinsurance company).

     Mr. Wilde has served as a director of Shawmut since 1987 and HNC and Shawmut-CT from 1972 to 1988. He is chairman of the nominating committee of Shawmut, and a member of the trust committees of Shawmut-CT and Shawmut-MA.

COMMITTEES OF THE BOARD

     The Shawmut Board has established four standing committees to assist it in the discharge of its responsibilities-the audit committee, the community affairs committee, the human resources committee and the nominating committee. Additional information concerning the committees, including membership, is presented below.

     The audit committee consists of five members: four nonemployee directors from Shawmut (Messrs. Stillman B. Brown, John T. Collins, Bernard M. Fox and Robert J. Matura), and one member (Mr. S. Caesar Raboy) who is a nonemployee director of Shawmut's principal subsidiaries, Shawmut-CT and Shawmut-MA. The committee has primary oversight responsibility for specific functions within Shawmut and its subsidiaries, including (i) the integrity of financial information and the financial reporting process, (ii) the adequacy of the internal control environment, (iii) the objectivity of the internal and independent audit processes, (iv) review of reports of examination and inspection by regulatory agencies and responses thereto, (v) review of performance under Shawmut's compliance program, including the review of Shawmut's overall processes for establishing and updating policies and procedures and (vi) oversight of an independent credit review function charged with the review of credit and loan administration policies and procedures review of Shawmut's loan portfolio, compliance with the credit review systems policies and procedures, and evaluation of the quality and trends in the loan portfolio. Each year it recommends the appointment of independent

                            [ALTERNATE SHAWMUT PAGE]

accountants for Shawmut and meets with representatives of that firm and with the internal auditor. The committee met five times during 1994.

     The community affairs committee consists of eight members: one nonemployee director of Shawmut (Mrs. Lois D. Rice), two employee directors of Shawmut (Messrs. Joel B. Alvord and Gunnar S. Overstrom), four nonemployee directors of Shawmut-CT and Shawmut-MA (Mr. Walter H. Monteith, Ms. Evelyn F. Murphy, Ms. Deborah B. Prothrow-Stith and The Honorable Paul E. Tsongas), and one employee director of Shawmut-CT and Shawmut-MA (Mrs. Eileen S. Kraus). The committee oversees compliance by Shawmut and its subsidiaries with the policies and provisions of the Community Reinvestment Act of 1978, as amended, and establishes and supervises policies relating to voluntary corporate contributions and other matters of business and community conduct, all as the Shawmut Board of directors or the chairman may from time to time specify or request. The committee met four times during 1994.

     The human resources committee consists of five members, all of whom are nonemployee directors of Shawmut (Messrs. Stillman B. Brown, John T. Collins, Robert J. Matura, Maurice Segall and Paul R. Tregurtha). The committee advises the Shawmut Board on all matters pertaining to compensation programs and policies and establishes guidelines for employee incentive and benefits programs, which it reviews on a continuing basis. It makes specific recommendations relating to salaries of officers with general management responsibility and relating to all incentive awards, including equity-based awards. The committee met six times during 1994.

     The nominating committee consists of three members, all of whom are nonemployee directors of Shawmut (Mr. Ferdinand Colloredo-Mansfeld, Mrs. Lois D. Rice and Mr. Wilson Wilde). It advises the Shawmut Board on all matters with respect to (i) the appropriate number of directors to serve on the Shawmut Board; (ii) identification of qualified people to sit on the Shawmut Board;
(iii) assessment of director performance; and (iv) other recommendations related to the composition or selection of directors for the Shawmut Board. The committee met once during 1994.

     Holders of Shawmut Common Stock who wish to have the board consider individuals for nomination as directors should submit to the secretary of Shawmut a written statement detailing the qualifications of each such person together with relevant biographical information and a written statement by the candidate of his or her willingness to serve. The secretary will refer each such statement to the nominating committee, which will consider the nominee's demonstrated achievements and recognized abilities in conjunction with corporate needs and any pertinent regulatory considerations.

     In addition, a shareholder may directly nominate a person for election as a director by complying with Section 4 of the Shawmut By-laws, which provides for timely notice of such nomination in writing to the secretary of Shawmut, and a written statement by the candidate of his or her willingness to serve. Said notice shall include the information required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act, along with the name, record address, class and number of shares of Shawmut beneficially owned by the shareholder giving such notice. To be timely, notice must be delivered to Shawmut not less than 50 nor more than 75 days prior to the meeting, or, if Shawmut gives less than 65 days' notice of the meeting, then notice by the shareholder must be received by the close of business on the 15th day following the earlier of the date notice of the meeting was mailed or public disclosure was made. The foregoing summary is not intended to be complete and is qualified in its entirety by the Shawmut By-laws, a copy of which may be obtained from the secretary of Shawmut. As described below, if the Merger Agreement is consummated, there will not be an annual meeting of Shawmut's stockholders in 1996. See "-- Stockholder proposals for Next Year's meeting".

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

     Certain directors and executive officers of Shawmut and their associates are customers of and have had transactions with Shawmut-CT and Shawmut-MA and their subsidiaries and affiliates in the ordinary course of business during the last fiscal year. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or

                            [ALTERNATE SHAWMUT PAGE]

present other unfavorable features. Additional transactions may be expected to take place between such persons and these banks in the ordinary course of business.

DIRECTORS' REMUNERATION

     Directors' remuneration for 1994 was fixed by the Shawmut Board at the board meeting following the annual meeting of shareholders of Shawmut. Each nonemployee director elected at the 1994 annual meeting of shareholders received an annual retainer of $25,000, payable in Shawmut Common Stock pursuant to the restricted stock plan described below, and a fee of $1,500 per meeting attended. In addition, the chairmen of the audit, human resources and nominating committees each received an additional cash retainer of $5,000. Employees who are also directors do not receive any additional compensation for service as directors. Pursuant to Shawmut's deferred compensation plan for directors, directors may elect to defer all of their compensation as directors in any one year.

     On April 25, 1989, the shareholders of Shawmut approved the adoption of a restricted stock plan for nonemployee members of the Shawmut Board, which plan is administered by the human resources committee. The maximum number of shares of Shawmut Common Stock that may be granted under the plan is 125,000. Awards of restricted stock were made automatically, on the date of the 1994 annual meeting of shareholders, to each nonemployee director who was elected at the 1994 meeting or otherwise continued in office. The number of shares of restricted stock awarded to each nonemployee director so elected equalled the amount payable to the nonemployee director as an annual retainer for the calendar year within which the award date fell, divided by the fair market value of each such share on the award date. Effective December 15, 1994, the Shawmut Board amended the restricted stock plan to allow nonemployee directors to elect to receive the annual retainer in shares of restricted stock of Shawmut, in cash, or in a combination thereof. The annual retainer does not include fees paid for attendance at any board or committee meeting or for chairing a committee of the board. In 1994, a total of 10,390 shares of Shawmut Common Stock were awarded to nonemployee directors under the amended plan. Directors who are not employees are not eligible to participate in any of the plans presently in effect for employees of Shawmut.

     In January 1995, as part of Shawmut's policy of providing support for charitable institutions and in order to retain and attract qualified directors, the Shawmut Board established a charitable giving program, which will be funded by life insurance on the lives of the members of the Shawmut Board. Each director is permitted to recommend up to three tax-exempt charities to receive contributions. Under the program, directors of Shawmut will be paired up based upon similar life expectancies. When the first director of the pair of directors dies, Shawmut will make a charitable contribution of $1 million, paid out over a period of ten years. Upon the death of the second director of the pair of directors, the insurance company reimburses Shawmut for the money Shawmut has paid out, pays out any balance due for the remaining ten year period from the death of the first director, and pays out the charitable contribution of $1 million over a period of ten years following the death of the second director. Directors derive no financial benefit from the program. Because of the deductibility to Shawmut of contributions and the use of insurance, the long-term cost to Shawmut is not expected to be material.

                            [ALTERNATE SHAWMUT PAGE]

EXECUTIVE COMPENSATION

     The tables and descriptive information set forth below are being furnished with respect to those persons who, at December 31, 1994, were Shawmut's chief executive officer, its four most highly compensated executive officers, other than the chief executive officer, as well as a former executive officer, whose salary and bonus exceeded $100,000 for the most recent fiscal year (together, the "named executive officers").

                                    TABLE I

     Table I sets forth certain information concerning the annual and long-term compensation for services in all capacities to Shawmut for the fiscal years ended December 31, 1994, 1993 and 1992 of the named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM COMPENSATION
                                                                            ----------------------------------
                                                                                    AWARDS
                                          ANNUAL COMPENSATION               -----------------------   PAYOUTS
                              -------------------------------------------   RESTRICTED   SECURITIES   --------
                                                             OTHER ANNUAL     STOCK      UNDERLYING     LTIP      ALL OTHER
          NAME AND                    SALARY       BONUS     COMPENSATION     AWARDS      OPTIONS     PAYOUTS    COMPENSATION
     PRINCIPAL POSITION       YEAR     ($)          ($)         (1)($)        (2)($)       (3)(#)      (4)($)    (5)(6)(7)($)
- ----------------------------  -----  --------     --------   ------------   ----------   ----------   --------   ------------
Joel B. Alvord..............   1994  $650,000     $850,000     $ 39,314      $      0      102,562    $504,987     $ 18,263
Chairman and Chief Executive   1993   650,000      650,000        9,663             0      117,558           0       19,827
Officer                        1992   650,000      200,000      255,753       276,250       50,000           0       33,750

Gunnar S. Overstrom, Jr.....   1994  $510,000     $525,000     $ 32,160      $      0       68,946    $252,483     $  8,832
President and Chief            1993   510,000      400,000        9,640             0       83,047           0       12,803
  Operating Officer            1992   510,000      150,000      127,544       212,500       40,000           0       19,672

David L. Eyles..............   1994  $330,000(8)  $250,000(9)  $ 25,366      $      0       35,946(9) $125,146     $  7,613
Vice Chairman and Chief        1993   330,000      230,000       13,099             0       35,740           0        9,016
Credit Policy Officer          1992   258,300      155,000       81,624       154,000       16,000           0       94,305

Eileen S. Kraus.............   1994  $330,000     $220,000     $  3,924      $      0       35,852    $125,146     $  9,413
Vice Chairman; President of    1993   330,000      210,000        4,259             0       35,142           0       13,109
Shawmut-CT                     1992   310,000      100,000       36,871       148,750       16,000           0       23,138

Michael J. Rothmeier(10)....   1994  $260,000     $210,000     $ 10,848      $      0       20,000    $ 87,821     $  3,217
Executive Vice President of
Shawmut-CT and Shawmut-MA

Allen W. Sanborn(11)........   1994  $360,000(8)  $180,000(9)  $  3,077      $      0       30,000(9) $125,146     $  6,754
Vice Chairman; President of    1993   360,000      180,000        3,033             0       20,000           0        8,897
Shawmut-MA                     1992   240,000      180,000        1,235       146,250       30,000           0      125,498

- ---------------
(1) Amounts reported represent payments or reimbursements of tax liabilities imputed to the named executive officers. Aggregate perquisite amounts less than $50,000 or 10% of salary and bonus are excluded, in accordance with the rules of the Commission.

(2) Based upon the closing price per share on date of grant. The number and value of the aggregate restricted stock holdings at December 31, 1994 of the named executive officers, based upon the closing price per share on such date, are as follows: Mr. Alvord, 8,666 shares, $141,906; Mr. Overstrom, 6,666 shares, $109,156; Mr. Eyles, 0 shares, $0; Mrs. Kraus, 4,666 shares, $76,406; Mr. Rothmeier, 2,666 shares, $43,656; and Mr. Sanborn, 3,333 shares, $54,578. Dividends are paid on restricted shares at the same rate as on other shares of Shawmut Common Stock. 1992 grants vest in thirds at one-year intervals from the date of grant. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER -- Interests of Shawmut Directors and Executive Officers" for the effect of approval by the holders of Shawmut Common Stock of the Merger on such shares of restricted stock.

    Such aggregate holdings at December 31, 1994 also include the following number and value of performance equity share units granted in 1994 (see Table IV), based upon the closing price per share on such date: Mr. Alvord, 69,000 shares and $1,129,875; Mr. Overstrom, 34,500 shares and $564,938; Mr.
    Eyles, Mrs. Kraus and Mr. Sanborn each, 17,100 shares and $280,013; and Mr. Rothmeier, 13,100 shares and $214,513. Dividend equivalent units accrue on performance equity share units at the same rate as on shares of Shawmut Common Stock. The maturation of all performance equity share units granted


                            [ALTERNATE SHAWMUT PAGE]

    and dividend equivalent units accrued from the date of grant is contingent upon corporate performance. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER -- Interests of Shawmut Directors and Executive Officers" for the effect of approval by the holders of Shawmut Common Stock of the Merger on such performance equity share units.

 (3) Includes both original options and restoration options granted during 1994. See Table II.

 (4) Represents earnout of the initial performance equity award reflecting 1994 performance inclusive of dividend equivalent units accrued from the date of grant.

 (5) 1994 amounts represent (a) Shawmut matching contributions to employees' thrift plan, (b) aggregate insurance premiums (executive group life and split-dollar life policies), respectively, as follows; Mr. Alvord, (a) $5,400, (b) $6,413; Mr. Overstrom, (a) $5,400, (b) $3,432; Mr. Eyles, (a)
     $3,600, (b) $4,013; Mrs. Kraus, (a) $5,400, (b) $4,013; Mr. Rothmeier (a)
     $1,800, (b) $1,417; and Mr. Sanborn, (a) $3,600, (b) $3,154. Payout of
     discontinued stock equivalent plan for Mr. Alvord of $6,450 is also included.

 (6) 1993 amounts represent (a) Shawmut matching contributions to employees' thrift plan and (b) aggregate insurance premiums (executive group life and split-dollar life policies), respectively, as follows; Mr. Alvord, (a) $5,392, (b) $14,435; Mr. Overstrom, (a) $5,392, (b) $7,411; Mr. Eyles, (a)
     $3,598, (b) $5,418; Mrs. Kraus (a) $5,392, (b) $7,717; and Mr. Sanborn, (a)
     $3,598, (b) $5,299.

 (7) 1992 amounts represent (a) Shawmut matching contributions to employees' thrift plan and (b) aggregate insurance premiums (executive group life and split-dollar life policies), respectively, as follows; Mr. Alvord, (a) $5,237, (b) $28,513; Mr. Overstrom, (a) $5,237, (b) $14,435; Mr. Eyles, (a)
     $0, (b) $4,294; Mrs. Kraus (a) $5,237, (b) $17,901; and Mr. Sanborn, (a)
     $0, (b) $498. Also includes (i) payments of $90,011 to Mr. Eyles for services rendered and expenses incurred as a consultant during the first two months of 1992, and (ii) relocation payment of $125,000 to Mr. Sanborn.

 (8) Salary is pro rata from hire date.

 (9) Incentive commitments made upon hiring in 1992.

(10) Mr. Rothmeier was not an executive officer prior to 1994.

(11) Mr. Sanborn ceased to be an executive officer of Shawmut effective September 17, 1994.

                            [ALTERNATE SHAWMUT PAGE]

                                    TABLE II

     Table II sets forth certain information concerning options granted during 1994 by Shawmut to the named executive officers. The hypothetical present value on date of grant shown below for Shawmut options granted in 1994 are presented pursuant to the rules of the Commission and are calculated under the modified Black-Scholes model for pricing options. The actual before-tax amount, if any, realized upon the exercise of stock options will depend upon the excess, if any, of the market price of the Shawmut Common Stock (or, if the Merger is consummated, the Fleet Common Stock) over the exercise price per share of such common stock of the Shawmut option at the time the stock option is exercised. There is no assurance that the hypothetical present values of the options reflected in this table will be realized. For a description of the treatment of these options under the Merger Agreement, see "The Merger -- Conversion of Shawmut Capital Stock; Treatment of Shawmut Stock Options and Shawmut Warrants."

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
- ----------------------------------------------------------------------------------------------------------------
                                NUMBER OF SECURITIES   PERCENT OF TOTAL                               GRANT DATE
                                     UNDERLYING         OPTIONS GRANTED    EXERCISE OR                 PRESENT
                                  OPTIONS GRANTED        TO EMPLOYEES      BASE PRICE    EXPIRATION    VALUE(3)
             NAME                      (1)(#)          IN FISCAL YEAR(2)    ($/SHARE)     DATE(1)        ($)
- ------------------------------  --------------------   -----------------   -----------   ----------   ----------
Joel B. Alvord................         85,000                 3.4%           $23.125      1/27/2004    $452,094
                                       17,562*                0.7%            23.375      1/17/1999      86,207

Gunnar S. Overstrom, Jr.......         55,000                 2.2%           $23.125      1/27/2004    $292,531
                                       13,946*                0.6%            23.875      1/17/1999      69,922

David L. Eyles................         30,000                 1.2%           $23.125      1/27/2004    $159,563
                                        5,946*                0.2%            20.625      1/28/1999      25,754

Eileen S. Kraus...............         30,000                 1.2%           $23.125      1/27/2004    $159,563
                                        5,852*                0.2%            20.750      1/17/1999      25,500

Michael J. Rothmeier..........         20,000                 0.8%           $23.125      1/27/2004    $106,375

Allen W. Sanborn..............         30,000                 1.2%           $23.125      1/27/2004    $159,563

- ---------------
 * Restoration options replace shares tendered to exercise prior options and shares withheld for tax liability.

(1) Ten year stock options granted in 1994 will become exercisable in annual one-third increments, beginning one year from the date of grant. Restoration options will become exercisable one year after grant and will expire at the same time as the original option. All options will become exercisable upon a change in control of Shawmut which will be deemed to include the approval and adoption of the Merger Agreement by the holders of Shawmut Common Stock.

(2) During 1994 a total of 2,472,746 options were granted.

(3) The hypothetical present values on grant date are calculated under the modified Black-Scholes Model, which is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors in hypothesizing an option's present value. Factors used to value options include the stock's expected volatility rate (28%), risk free rate of return (6%), dividend yield (4%), projected time of exercise (7 years) and projected risk of forfeiture rate for vesting period (5% per annum). Restoration option values are calculated using the same model and factors as original options, except that the projected date of exercise is the remaining term of the original grant (5 years) and the assumed risk free rate of return is 5%.

                            [ALTERNATE SHAWMUT PAGE]

                                   TABLE III

     Table III sets forth certain information concerning options exercised during 1994 by the named executive officers and the number and value of specified options at December 31, 1994. The value of unexercised in-the-money stock options at December 31, 1994 shown below are presented pursuant to the Commission's rules. The actual amount, if any, realized upon exercise of stock options will depend upon the excess, if any, of the market price of the Shawmut Common Stock (or, if the Merger is consummated, the Fleet Common Stock (see "THE MERGER -- Treatment of Shawmut Capital Stock; Treatment of Shawmut Stock Options and Shawmut Warrants")) over the exercise price per share of such common stock of the stock option at the time the option is exercised. There is no assurance that the values of unexercised in-the-money options reflected in this table will be realized.

              AGGREGATED OPTION EXERCISES IN LAST YEAR AND FISCAL
                             YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES
                                                                 UNDERLYING               VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                                             AT FISCAL YEAR-END           AT FISCAL YEAR-END(2)
                            SHARES ACQUIRED    VALUE     ---------------------------   ---------------------------
                              ON EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           NAME                 (1)(#)          ($)          (#)            (#)            ($)            (#)
- --------------------------  ---------------   --------   -----------   -------------   -----------   -------------
Joel B. Alvord............       25,000       $318,750     120,558        172,562        $     0          $ 0
Gunnar S. Overstrom, Jr...       20,000        265,000      95,047        113,946              0            0
David L. Eyles............        8,000         77,000       5,740         65,946              0            0
Eileen S. Kraus...........        8,000         81,000      30,642         55,852              0            0
Michael J. Rothmeier......            0              0      14,000         29,000         36,750            0
Allen W. Sanborn..........            0              0      30,000         50,500         52,500            0

- ---------------
(1) The named executive officers used already owned shares to pay the exercise price of options exercised during 1994. The options noted above were exercised under the restoration option program, pursuant to which such officers are required to retain, for a minimum of three years, the number of newly acquired shares equal in value to the after-tax value realized on the option exercise.

(2) Based upon the difference between exercise price and closing price per share at December 31, 1994.

                            [ALTERNATE SHAWMUT PAGE]


                                    TABLE IV

     Table IV sets forth certain information concerning long-term incentive awards granted to the named executive officers during 1994.

             LONG-TERM INCENTIVE PLAN-AWARDS IN LAST FISCAL YEAR(1)

                                                                           ESTIMATED FUTURE PAYOUTS UNDER
                                                                           NON-STOCK PRICE-BASED PLANS(3)
                                    NUMBER OF                             --------------------------------
                                   SHARE UNITS       PERFORMANCE OR       THRESHOLD     TARGET     MAXIMUM
   MATURATION OR PAYMENT NAME        (2)(#)        OTHER PERIOD UNTIL        (#)         (#)         (#)
- ---------------------------------  -----------     ------------------     ---------     ------     -------
Joel B. Alvord...................     23,000            12/31/96              0         23,000     23,000
Gunnar S. Overstrom, Jr. ........     11,500            12/31/96              0         11,500     11,500
David L. Eyles...................      5,700            12/31/96              0          5,700      5,700
Eileen S. Kraus..................      5,700            12/31/96              0          5,700      5,700
Michael J. Rothmeier.............      5,100            12/31/96              0          5,100      5,100
Allen W. Sanborn.................      5,700            12/31/96              0          5,700      5,700

- ---------------
(1) The performance equity plan was adopted during 1993 to provide significant and fully competitive long-term reward opportunities for key senior members of management. Participants have the opportunity to earn their target performance equity share units if predetermined strategic business goals are achieved, and shareholder value is thereby created.

(2) Under the 1994-1996 cycle, the named executive officers received awards of target performance equity share units based on individual performance as determined by the human resources committee.

(3) Awards are earned, based on an accelerating scale, if Shawmut achieves a preestablished threshold return on average common equity. If the target return on average common equity is met, the number of shares of Shawmut Common Stock paid out will equal the number of performance equity share units granted, plus dividend equivalents. Performance below the threshold goal will result in no payout; there is no minimum payout under the plan. Under the plan, all restrictions on outstanding performance equity share units will lapse upon a change of control which will be deemed to include the approval of the Merger by the holders of Shawmut Common Stock. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER -- Interests of Shawmut Directors and Executive Officers."

                                    TABLE V

                                 PENSION TABLE

                                                      YEARS OF CREDITED SERVICE
   FINAL                               --------------------------------------------------------
COMPENSATION                              15          20          25          30          35
- ------------                           --------    --------    --------    --------    --------
 $  400,000..........................   120,000     160,000     200,000     240,000     240,000
    500,000..........................   150,000     200,000     250,000     300,000     300,000
    600,000..........................   180,000     240,000     300,000     360,000     360,000
    700,000..........................   210,000     280,000     350,000     420,000     420,000
    800,000..........................   240,000     320,000     400,000     480,000     480,000
    900,000..........................   270,000     360,000     450,000     540,000     540,000
  1,000,000..........................   300,000     400,000     500,000     600,000     600,000
  1,100,000..........................   330,000     440,000     550,000     660,000     660,000
  1,200,000..........................   360,000     480,000     600,000     720,000     720,000
  1,300,000..........................   390,000     520,000     650,000     780,000     780,000

     Table V sets forth information for determining the estimated annual retirement benefits commencing at age 65 that would be payable to participants under Shawmut's defined benefit plans pursuant to which benefits are determined by final compensation and years of service ("retirement plans"). Compensation for purposes of the pension table means the final year's salary and the average of the short-term incentive awards for the five

                            [ALTERNATE SHAWMUT PAGE]

highest consecutive calendar years after 1984 (see summary compensation table for salary). The amounts set forth in the table are offset by social security benefits and assume payment in the form of a 50% joint and survivor annuity, but do not reflect the reduction for tax payments discussed below. As of December 31, 1994, remuneration covered by the retirement plans and years of credited service as defined therein are as follows for the named executive officers: Mr. Alvord, $1,042,000 and 35 years; Mr. Overstrom, $788,600 and 24 years; Mr. Eyles, $522,500 and 7 years; Mrs. Kraus, $459,000 and 15 years; and Mr. Rothmeier, $406,667 and 2 years; and Mr. Sanborn, $540,000 and 2 years.

     Shawmut also maintains a split-dollar life insurance program which, in addition to supplemental insurance benefits, provides a choice of postretirement death benefits or supplemental retirement income. The formula by which any retirement benefits for executive officers are determined under the split-dollar life insurance program is 4% of cumulative base salary (6% for Mr. Alvord) for all years of participation in the plan.

     The retirement plans include a tax-qualified pension plan and a supplemental, nonqualified pension plan. At the election of individual participants, Shawmut funds the supplemental plan and the split-dollar life insurance plan discussed above through contributions to an irrevocable trust (the "trust"). Such contributions will constitute taxable income to an electing participant to the extent and at the time that the participant's benefit becomes vested; income of the trust may also constitute taxable income to such participants. The trust provides for the distribution annually to each electing participant (or the remittance by Shawmut to the appropriate tax authority on behalf of the participant) of an amount sufficient to pay all income taxes imposed on the participant in connection with the trust; the trust also provides for the retirement benefits to which electing participants will be entitled to be reduced to their after-tax equivalents.

EXECUTIVE SEVERANCE AND EMPLOYMENT AGREEMENTS

     Shawmut entered into two-year employment agreements with Messrs. Eyles and Sanborn on March 1, 1992 and May 11, 1992, respectively, providing for annual salaries of $310,000 and $360,000, respectively. These agreements also prescribe the 1993 grants of stock options, awards of restricted stock and awards of short-term bonuses made to the executives for 1993, as disclosed above on the summary compensation table. In the event of termination of employment by Shawmut other than for cause (as defined in the agreements) or by the executive for good reason (as defined in the agreements), these agreements provide for the continuation of salary payments for the remainder of their terms and, with respect to other matters, generally provide as set forth in the employment agreements described in "INTERESTS OF CERTAIN PERSONS IN THE MERGER -- Interests of Shawmut Directors and Executive Officers". On May 11, 1994, Mr. Sanborn's employment agreement expired in accordance with its terms. On May 16, 1994, Mr. Eyles's employment agreement with Shawmut was amended to provide for a termination date of May 15, 1997, subject to automatic one year extension periods unless written notice to the contrary is provided by either party on or before the March 17th immediately prior to such May 16th renewal date. In the event of a termination of Mr. Eyles's employment after a change in control of Shawmut, any benefits payable to Mr. Eyles as a result of such termination will be paid pursuant to Mr. Eyles's existing severance agreement described above, and no amounts will be payable in such circumstance pursuant to Mr. Eyles's employment agreement. See "INTERESTS OF CERTAIN PERSONS IN THE
MERGER -- Interests of Shawmut Directors and Executive Officers."

     Shawmut entered into a letter agreement (the "Letter Agreement") with Mr. Sanborn as of September 16, 1994 in connection with his termination of employment. Pursuant to the Letter Agreement, Shawmut has agreed to provide to Mr. Sanborn (1) continued base salary and certain welfare benefits until December 31, 1995, (2) his bonus with respect to 1994, (3) the payment to which he would have been entitled under Shawmut's Performance Equity Plan, with respect to the performance cycle ended on December 31, 1994, had his employment continued until December 31, 1994, and (4) an election, exercisable only at the times specified in the Letter Agreement, to receive a cash payment with respect to all options held by him in an amount equal to the fair market value of the stock subject thereto on the date of such election over the exercise price thereof. The Letter Agreement also includes covenants relating to non-competition and confidential information, as well as mutual releases.

                            [ALTERNATE SHAWMUT PAGE]

     For a description of Shawmut's other executive severance and employment agreements, see "INTERESTS OF CERTAIN PERSONS IN THE MERGER -- Interests of Shawmut Directors and Executive Officers."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Alvord is chairman of the compensation committee of the board of directors of The Hartford Steam Boiler Inspection and Insurance Company ("HSB"). Mr. Wilde, who is chairman of the executive committee and a director of HSB, is a director of Shawmut; however, Mr. Wilde does not serve on Shawmut's human resources committee. The following directors, all of whom are nonemployees of Shawmut, serve on the human resources committee of Shawmut: Stillman B. Brown, John T. Collins, Robert J. Matura, Maurice Segall, and Paul R. Tregurtha (chairman).

           HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES APPLICABLE TO EXECUTIVE OFFICERS

     The human resources committee of the Shawmut Board, which is composed entirely of independent outside directors, is responsible for establishing, implementing and monitoring Shawmut's strategy, policies and plans for executive compensation. Shawmut's strategy is to (i) attract high-caliber managerial and professional talent at both entry level and mid-career to meet the organization's growing needs, (ii) assess and develop such talent for careers at Shawmut through internal promotion under its performance planning and evaluation policy, (iii) select and retain top-performing executive officers at the corporate level and in each sector of Shawmut's financial services businesses,
(iv) provide compensation opportunities that are fair and competitive with those provided by comparable organizations, and (v) motivate and reward its executives based on corporate, business line and individual annual performance and long-term creation of shareholder value.

     Incentive awards are related to the financial results of Shawmut and its business lines. This focus on performance-related compensation may cause individual long-term total remuneration to change significantly from year to year. As a result, compensation for Shawmut's executive officers involves a high proportion of pay that is at risk: the variable annual bonus (which permits individual performance to be recognized annually, based, in part, on an evaluation of the contribution made by the officer to Shawmut's performance) and equity participation in the form of stock options and performance equity share units (which relate a significant portion of the executive officer's remuneration to the market value of Shawmut's stock and other measures of Shawmut's performance).

     In accordance with its responsibilities, at the beginning of each performance year, the committee reviews Shawmut's overall mission, strategy and objectives. Shawmut's 1994 performance objectives included profitability, improved asset quality, expense control, and expansion through acquisitions. Using those objectives, the individual business lines developed performance initiatives that directly aligned business line goals to overall corporate performance. Executive officers were assessed by the committee on the basis of the accomplishments of their individual business lines vis-a-vis their goals and results. No specific numerical weight was assigned to any factor.

     The committee determines the elements and levels of compensation on the basis of this assessment, taking into consideration prevailing economic conditions and opportunities, shareholder well-being and performance and marketplace pay levels and practices among a peer group of 28 banks considered comparable for compensation purposes. This peer group is composed of a national sample of financial institutions with similar emphasis and business mix and is therefore representative of pay practices at institutions against which Shawmut competes for talented, experienced executives. Of the eleven eastern regional institutions (other than Shawmut) included in the Keefe, Bruyette & Woods Eastern Regional Index used on the performance graph set forth below, eight are included in the national peer group that is used to assess competitive pay practices. The committee is assisted in its review and evaluation by an independent outside executive compensation consultant retained by the committee.

                            [ALTERNATE SHAWMUT PAGE]

     Section 162(m) of the Code imposes an annual, individual limit of $1 million on the deductibility of Shawmut's compensation payments (excluding "performance-based" compensation) to the named executive officers. It is the committee's policy to maximize the effectiveness, as well as the tax-efficiency, of Shawmut's executive compensation programs. With regard to future executive compensation actions, the committee's policy is to maintain flexibility to take actions which it deems to be in the best interests of Shawmut and its stockholders, but which may not qualify for tax deductibility under Section 162(m) or other Sections of the Code.

ELEMENTS OF COMPENSATION

     For 1994, the compensation of Shawmut's named executive officers was consistent with the policies and plans in place for several years, which provide for three major elements of compensation, all subject to board approval:

     1. Competitive base salaries -- Base salaries reflect the competitive marketplace at the appropriate job level, the individual performance of each executive officer, time in position, prior experience and accomplishments, and the relative importance of the job to Shawmut. Base salaries are reviewed periodically for adjustment by the committee. Adjustments may be recommended based on individual performance and overall corporate results, subject to the minimum amount set forth in any applicable employment agreement. As an executive's level of responsibility increases, a larger portion of the executive's total annual compensation is performance-based and a smaller portion consists of salary. Consistent with this philosophy, base salaries for executive officers are changed infrequently. Specifically, none of the named executive officers received an increase in salary during the past year. Mr. Alvord's last salary increase was in January 1989.

     2. Annual incentive awards -- Annual incentive awards are based on the committee's year-end assessment of annual performance achievement for the year. All executive officers are eligible to participate in Shawmut's short-term incentive plan under which such awards are generally made in cash early in the following year.

     Shawmut's 1994 performance objectives are discussed in general above. Individual performance evaluation factors included leadership, organizational management, administration and control. Executive officers managing specific business lines/subsidiaries were also responsible for profit plan goals in their areas of responsibility. Based on 1994 results, which included the closing of five acquisitions totaling $4.2 billion in assets, the improvement in core earnings, the reduction of recurring expenses by $94 million, the elimination of the asset quality problem, and other major achievements, bonuses were awarded by the committee as shown in Table I to the named executive officers in accordance with the committee's assessment of their performance and relative contribution. Executive officers influence corporate performance depending upon their specific responsibilities and their effective execution of those responsibilities. Therefore, individual performance factors receive different emphasis depending on the particular executive officer being assessed. In all instances (except in the case of the chief executive officer as discussed below), performance factors specific to each business line's profit plan were the principal determinants of annual incentive awards. Comparative pay practices in the peer group of 28 banks discussed above served as useful benchmarks in making these decisions.

     3. Equity participation -- Equity participation is provided in the form of stock options, restricted stock, and performance equity share units, which strengthen the coincidence of interest of executive officers and Shawmut's shareholders in Shawmut's growth in real value over the long-term. Options granted in 1994 will become exercisable over three years from the date of grant, and expire ten years after date of grant.

OPTIONS

     Option grants have generally been made annually to executive officers at 100 percent of fair market value at date of grant. These grants to executive officers are discretionary within a guideline range based on competitive practice and reflect the relative value of the individual's position as well as the current performance assessment, continuing contribution and prospective effect of that executive officer on Shawmut's future success.

                            [ALTERNATE SHAWMUT PAGE]

     The value of options granted to executive officers is fixed at a percentage of salary, with the value of the options established by using the Black-Scholes option valuation model. This percentage varies, within the guideline range discussed above, based on each executive's prior year performance as judged on individual performance evaluation factors including leadership, organizational management, administration and control. The percentages are set at levels which, together with the performance equity share unit grants, are designed to provide target long-term incentive compensation opportunities at approximately the average level of executives in similar positions in the peer group of 28 banks discussed above. Shawmut options which will become exercisable in annual one-third increments, beginning one year from the date of grant, and expire ten years after date of grant were granted in 1994 as shown in Table II.

     The committee decided in 1993 to include a restoration option feature to specific existing grants to encourage early exercise of Shawmut options and further increase actual ownership to provide greater linkage to stockholder interests. The restoration option feature allows a participant who exercises the original stock option prior to the participant's retirement, and who pays all or a part of the exercise price of the stock option with shares of Shawmut Common Stock held by the participant for at least six months, to receive a restoration option to purchase the number of shares of Shawmut Common Stock equal to the number of whole shares used by the participant in payment of the exercise price and applicable taxes of the original stock option. A restoration option may be exercised between the date of its grant and the date of expiration of the original stock option to which the restoration option is related, and the exercise price may not be less than 100% of the fair market value of the Shawmut Common Stock on the date the restoration option is granted. A participant must retain for a minimum of three years that number of newly acquired shares equal in value to the after-tax gain realized on the option exercised. The principal factors taken into account in determining these awards were the need to retain and motivate these key employees, to recognize Shawmut's successful transition, to increase alignment of managers' and shareholders' interests and to increase managers' ownership, but did not include the level of outstanding awards.

     Restoration options were granted in 1994 as shown in Table II.

     Under the Shawmut Stock Option and Restricted Stock Award Plan, all outstanding stock options and stock appreciation rights, whether or not vested, will become fully exercisable upon a change in control (as defined therein). The approval of the Merger by the holders of the Shawmut Common Stock will constitute a change in control for purposes of such plan. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER -- Interests of Shawmut Directors and Executive Officers."

RESTRICTED STOCK

     Restricted stock, which provides executive officers with an immediate at-risk equity interest in Shawmut, may be granted annually to executive officers; however, restricted stock has generally been granted less frequently. Such awards, which may require attainment of financial performance objectives, always impose future service requirements of up to ten years. Vesting may occur ratably over the restriction period or 100% on completion of the period.

     No restricted stock awards were made to the named executive officers in 1993 or 1994.

     Under the Shawmut Stock Option and Restricted Stock Award Plan, all restrictions on outstanding restricted stock will lapse upon a change in control (as defined therein). The approval of the Merger by the holders of the Shawmut Common Stock will constitute a change in control for purposes of such plan. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER -- Interests of Shawmut Directors and Executive Officers."

PERFORMANCE EQUITY SHARE UNITS

     Performance equity share units, which provide executive officers with a partnership-oriented, long-term performance incentive, may be granted annually. Award opportunities, payable in stock, focus executives on earning an equity stake in Shawmut and enhance team motivation. The committee meets each year to select the key executives who will participate based upon its evaluation of a potential participant's current

                            [ALTERNATE SHAWMUT PAGE]

performance and future ability to contribute. It also looks at the critical nature of the skills and the strategic importance of a participant's position in the organization.

     The committee selects financial performance targets taking into account Shawmut's long-range strategic plan, the current economic climate, and return on average common equity, stock market price, and dividend expectations for Shawmut. For each selected performance criteria, the committee will determine a performance objective and a minimum performance level. Full achievement of the performance objectives will result in the award of the entire share target plus reinvested dividends accrued during the cycle on that number of shares. Performance below the minimum level will result in no award for the cycle.

     Performance equity share units were awarded in 1994 as shown in Table IV.

     Under the Shawmut Stock Option and Restricted Stock Award Plan, all restrictions on outstanding performance equity share units will lapse upon a change in control (as defined therein). The approval of the Merger by the holders of the Shawmut Common Stock will constitute a change in control for purposes of such plans. See "INTERESTS OF CERTAIN PERSONS IN THE
MERGER -- Interests of Shawmut Directors and Executive Officers."

BASES FOR THE COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     As discussed above, the chief executive officer participates in Shawmut's executive compensation program. Mr. Alvord did not receive a salary increase in 1994, reflecting the committee's decision to continue the shift from fixed (base salary) to variable (performance-based) compensation. The chief executive officer's 1994 performance was assessed on the basis of specific corporate objectives, the most important of which were Shawmut's improved income before merger related charges and the effect of accounting changes, expense reduction and control (improved efficiency ratio), generation of revenues, improvement of the profitability of the loan portfolio, and achievement of other annual objectives in Shawmut's 1994 profit plan, as well as fulfillment of his personal performance initiatives. As a result of the successful achievement of these key objectives, the chief executive officer was awarded an annual bonus for 1994 performance as set forth above in Table I. Based upon Shawmut's results, and strategic repositioning in order to compete effectively in the years ahead, the chief executive officer was granted the stock options described above in Table II and the performance equity share unit award described above in Table IV. Based on the competitive compensation of the 28 peer group CEOs, the committee believes Mr. Alvord's total remuneration is reasonable and appropriate given the size, complexity and performance of Shawmut.

     Like those of other executives, the chief executive officer's options were granted at 100 percent of fair market value on the date of grant, will become exercisable over a three-year vesting period, and will expire ten years after the date of grant; his performance equity share unit award will mature on completion of the 1994-1996 performance cycle. Under the Shawmut Stock Option and Restricted Stock Award Plan, all outstanding stock options and stock appreciation rights, whether or not vested, will become fully exercisable and all restrictions on outstanding restricted stock and performance equity share units will lapse upon a change in control (as defined therein). The approval of the Merger by the holders of the Shawmut Common Stock will constitute a change in control for purposes of such plans. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER -- Interests of Shawmut Directors and Executive Officers."

           Submitted by the members of the Human Resources Committee

                          Paul R. Tregurtha, Chairman
                               Stillman B. Brown
                                John T. Collins
                                Robert J. Matura
                                 Maurice Segall

                            [ALTERNATE SHAWMUT PAGE]

                               PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in Shawmut's cumulative total shareholder return on the Shawmut Common Stock over the prior five years (assuming reinvestment of dividends at date of payment into Shawmut Common Stock) with the cumulative total return on the published Standard & Poor's 500 Stock Index and the cumulative total return on the Keefe, Bruyette & Woods Eastern Regional Index, described in note (1) below. Shawmut believes that while total shareholder return is a most important criterion of corporate performance, it is subject to the vagaries of the market. In addition to the creation of shareholder value, Shawmut's executive compensation program is based on operating and strategic results, and the other factors set forth and discussed in the committee report on page 132.

                                   [(GRAPH)]

      S&P 500       $100      97      126      136      150      152
      KBW Index      100      62      108      150      156      139
      Shawmut        100      27       52      103      124       97


                            [ALTERNATE SHAWMUT PAGE]

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Shawmut Board, on recommendation of the audit committee, favors the appointment of Price Waterhouse LLP as independent accountants for Shawmut for the year ending December 31, 1995 and, unless otherwise directed, the proxies will be voted in favor of this appointment. Price Waterhouse LLP has advised that neither the firm nor any present member or associate of it has any financial interest, direct or indirect, in Shawmut or its subsidiaries, nor has had any connection with Shawmut or its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of Price Waterhouse LLP will be present at the meeting, as in the past, to make a statement if they should desire to do so and to respond to appropriate questions raised by shareholders at the meeting.

     Adoption of this proposal requires the affirmative vote of a majority of the votes cast at the meeting.

     THE SHAWMUT BOARD RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF PRICE WATERHOUSE, AS INDEPENDENT ACCOUNTANTS.

STOCKHOLDER PROPOSALS FOR NEXT YEAR'S MEETING

     Shawmut intends to hold an annual meeting of stockholders in 1996 only if the Merger is not consummated on or before February 20, 1996. To the extent that an annual meeting of stockholders in 1996 is scheduled, Shawmut anticipates that next year's proxy statement will be mailed on or about March 14, 1996, and the annual meeting will be held on April 25, 1996. Any eligible stockholder who wishes to submit written proposals for possible inclusion in next year's proxy statement must be sure that all such proposals are received by Shawmut on or before November 14, 1995. Any such proposal or nomination should be mailed to Shawmut National Corporation, One Federal Street, Boston, Massachusetts 02211,
Attention: Secretary.

ANNUAL REPORT

     The 1994 annual report of Shawmut, including financial statements, was mailed on or about March 31, 1995 to each stockholder of record as of March 28, 1995 and is being mailed to each stockholder of record as of the Record Date, who was not a stockholder of record on March 28, 1995, together with the notice of annual meeting of stockholders, this Joint Proxy Statement-Prospectus and proxy on or about May 11, 1995.

OTHER MATTERS

     The Shawmut Board knows of no other matters that are to be presented for action at the Shawmut Meeting. If any other matters are properly presented to the Shawmut Meeting, the proxies, who are all directors of Shawmut and who were appointed to this capacity by the Shawmut Board and are named in the enclosed proxy, or authorized substitutes, will vote on such matters in accordance with their best judgment.

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                          FLEET FINANCIAL GROUP, INC.

                                      AND

                          SHAWMUT NATIONAL CORPORATION

                         DATED AS OF FEBRUARY 20, 1995

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of February 20, 1995, by and among Fleet Financial Group, Inc., a Rhode Island corporation ("Parent") and Shawmut National Corporation, a Delaware corporation ("Subject Company").

     WHEREAS, the Boards of Directors of Parent and Subject Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which Subject Company will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into Parent, so that Parent is the surviving corporation in the Merger; and

     WHEREAS, as a condition to, and immediately after the execution of, this Agreement, Parent and Subject Company are entering into a Parent Stock Option Agreement (the "Parent Option Agreement") attached hereto as Exhibit A; and

     WHEREAS, as a condition to, and immediately after the execution of, this Agreement, Parent and Subject Company are entering into a Subject Company Stock Option Agreement (the "Subject Company Option Agreement"; and together with the Parent Option Agreement, the "Option Agreements") attached hereto as Exhibit B; and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL") and the Rhode Island Business Corporation Act (the "RIBCA"), at the Effective Time (as defined in Section 1.2 hereof), Subject Company shall merge with and into Parent. Parent shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Rhode Island. Upon consummation of the Merger, the separate corporate existence of Subject Company shall terminate.

     1.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the "Certificate of Merger") which shall be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary") and the articles of merger (the "Articles of Merger") which shall be filed with the Secretary of State of the State of Rhode Island (the "Rhode Island Secretary"), in each case, on the Closing Date (as defined in Section 9.1 hereof). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger and the Articles of Merger.

     1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 261 of the DGCL and Section 7-1.1-69 of the RIBCA.

     1.4 Conversion of Subject Company Common Stock; Subject Company Preferred Stock. At the Effective Time, in each case, subject to Section 2.2(e) hereof, by virtue of the Merger and without any action on the part of Parent, Subject Company or the holder of any of the following securities:

     (a) Each share of the common stock, par value $0.01 per share, of Subject Company (the "Subject Company Common Stock"; the Subject Company Common Stock and the Subject Company Preferred Stock, as defined below, being referred to herein as, the "Subject Company Capital Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Subject Company Common Stock held (x) in Subject Company's treasury or (y) directly or indirectly by Parent or Subject Company or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC shares, as such terms are defined below)) shall be converted into the right to receive 0.8922 shares (the "Common Exchange Ratio") of the common stock, par value $1.00 per share, of Parent ("Parent Common Stock"; the Parent Common Stock and the Parent New Preferred, as defined below, being referred to herein as, the "Parent Capital Stock") (together with the number of parent rights ("Parent Rights") issued pursuant to the Parent Rights Agreement (as defined in Section 4.2 hereof) associated therewith).

     (b) Each share of preferred stock with cumulative and adjustable dividends, stated value $50.00 per share, of Subject Company (the "Subject Company Adjustable Preferred") issued and outstanding immediately prior to the Effective Time (other than Dissenting Preferred Shares (as defined below)) shall be converted into the right to receive one share of preferred stock with cumulative and adjustable dividends of Parent (the "Parent Adjustable Preferred"). The terms of the Parent Adjustable Preferred shall be substantially the same as the terms of the Subject Company Adjustable Preferred.

     (c) Each share of 9.30% cumulative preferred stock, stated value of $250 per share, of Subject Company (the "Subject Company 9.30% Preferred") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of 9.30% preferred stock of Parent (the "Parent 9.30% Preferred"). The terms of the Parent 9.30% Preferred shall be substantially the same as the terms of the Subject Company 9.30% Preferred.

     (d) Each share of 9.35% cumulative preferred stock of Subject Company (the "Subject Company 9.35% Cumulative Preferred"; and together with the Subject Company Adjustable Preferred and the Subject Company 9.30% Preferred, the "Subject Company Preferred") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of 9.35% cumulative preferred stock of Parent (the "Parent 9.35% Cumulative Preferred"; and together with the Parent Adjustable Preferred and the Parent 9.30% Preferred, the "Parent New Preferred"). The terms of the Parent 9.35% Cumulative Preferred shall be substantially the same as the terms of the Subject Company 9.35% Cumulative Preferred.

     (e) All of the shares of Subject Company Common Stock converted into Parent Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each a "Common Certificate") previously representing any such shares of Subject Company Common Stock shall thereafter represent the right to receive (i) a certificate representing the number of whole shares of Parent Common Stock and (ii) cash in lieu of fractional shares into which the shares of Subject Company Common Stock represented by such Common Certificate have been converted pursuant to this Section 1.4 and Section 2.2(e) hereof. Common Certificates previously representing shares of Subject Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Common Certificates in accordance with Section 2.2 hereof, without any interest thereon. If prior to the Effective Time the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in Parent's capitalization, then an appropriate and proportionate adjustment shall be made to the Common Exchange Ratio.

     (f) All of the shares of Subject Company Preferred Stock converted into Parent New Preferred Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each a "Preferred Certificate"; and together with a Common Certificate, a "Certificate") previously representing any such shares of Subject Company Preferred Stock shall thereafter represent the right to receive a certificate representing the number of whole shares of corresponding Parent New Preferred into which the shares of Subject Company Preferred Stock represented by such Preferred Certificate have been converted pursuant to this Section 1.4. Preferred Certificates previously representing shares of Subject Company Preferred Stock shall be exchanged for certificates representing whole shares of corresponding Parent New Preferred issued in consideration therefor upon the surrender of such Preferred Certificates in accordance with Section 2.2 hereof, without any interest thereon.

     (g) At the Effective Time, all shares of Subject Company Capital Stock that are owned by Subject Company as treasury stock and all shares of Subject Company Capital Stock that are owned directly or

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

indirectly by Parent or Subject Company or any of their respective Subsidiaries (other than shares of Subject Company Capital Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or Subject Company, as the case may be, being referred to herein as "Trust Account Shares") and other than any shares of Subject Company Capital Stock held by Parent or Subject Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Subject Company Capital Stock, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or Subject Company or any of their respective Subsidiaries, being referred to herein as "DPC Shares")) shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by Subject Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.

     (h) Notwithstanding anything in this Agreement to the contrary, shares of Subject Company Adjustable Preferred which are outstanding immediately prior to the Effective Time, the holders of which shall have delivered to Subject Company a written demand for appraisal of such shares in the manner provided in Section 262 of the DGCL ("Dissenting Preferred Shares"), shall not be converted into the right to receive, or be exchangeable for, the shares of Parent Adjustable Preferred otherwise issuable in exchange for such shares of Subject Company Adjustable Preferred pursuant to this Section 1.4 but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Preferred Adjustable Shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if any holder of Dissenting Preferred Shares shall subsequently deliver a written withdrawal of his demand for appraisal of such shares (with the written approval of the Surviving Corporation, if such withdrawal is not tendered within 60 days after the Effective Time), or (ii) if any holder fails to establish his entitlement to appraisal rights as provided in such Section 262 of the DGCL, or (iii) if neither any holder of Dissenting Preferred Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Preferred Shares within the time provided in Section 262 of the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Subject Company Adjustable Preferred and each of such shares shall thereupon be deemed to have been converted into the right to receive, and to have become exchangeable for, as of the Effective Time, the shares of Parent Adjustable Preferred otherwise issuable in exchange for such shares of Subject Company Adjustable Preferred pursuant to this Section 1.4, without any interest thereon.

     1.5 Parent Common Stock; Parent Preferred Stock. At and after the Effective Time, each share of Parent Common Stock and each share of Parent Preferred Stock issued and outstanding immediately prior to the Closing Date shall remain an issued and outstanding share of common stock or preferred stock, as the case may be, of the Surviving Corporation and shall not be affected by the Merger.

     1.6 Options and Warrants. (a) At the Effective Time, each option and warrant granted by Subject Company to purchase shares of Subject Company Common Stock which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Subject Company Common Stock and shall be converted automatically into an option or warrant, as the case may be, to purchase shares of Parent Common Stock in an amount and at an exercise price determined as provided below (and otherwise, in the case of options, subject to the terms of the Subject Company Stock Option and Restricted Stock Award Plan, the Subject Company Secondary Stock Option and Restricted Stock Award Plan and the Subject Company 1989 Nonemployee Directors' Restricted Stock Plan (collectively, the "Subject Company Stock Plans") and the agreements evidencing grants thereunder or, in the case of warrants, otherwise subject to the terms of the Stock Warrants, each dated January 18, 1994, of Subject Company (the "Subject Company Warrants")):

          (1) The number of shares of Parent Common Stock to be subject to the new option or warrant shall be equal to the product of the number of shares of Subject Company Common Stock subject to the original option or warrant and the Common Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

          (2) The exercise price per share of Parent Common Stock under the new option or warrant shall be equal to the exercise price per share of Subject Company Common Stock under the original option or warrant, as the case may be, divided by the Common Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

     The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the new option or warrant shall be the same as the original option or warrant, as the case may be, except that all references to Subject Company shall be deemed to be references to Parent.

     1.7 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Parent, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

     1.8 Bylaws. At the Effective Time, the Bylaws of Parent, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     1.9 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of
Section 368 of the Code.

     1.10 Board of Directors. From and after the Effective Time, the Board of Directors of Parent shall consist of 20 persons, including Mr. Alvord, who shall serve as the Chairman of Parent from and after the Effective Time, and Mr. Murray, who shall serve as the Chief Executive Officer and President of Parent from and after the Effective Time, 11 additional persons who are not executive officers of Parent or Subject Company to be named by Mr. Murray and the Board of Directors of Parent and 7 additional persons who are not executive officers of Parent or Subject Company to be named by Mr. Alvord and the Board of Directors of Subject Company. The representatives selected by Parent and Subject Company, respectively, shall be divided as equally as practicable among the three classes of directors in proportion to the aggregate representation set forth above. From and after the Effective Time, the representatives of Parent and Subject Company shall also be represented in proportion to the aggregate representation set forth above on all committees of the Parent Board of Directors. Promptly following the Effective Time, the Parent Board of Directors shall establish and maintain for a period of 18 months an Integration Committee to oversee the integration of the operations of Parent, Subject Company and their respective Subsidiaries, which committee shall be comprised of Messrs. Murray and Alvord, two additional representatives of Parent and two additional representatives of Subject Company.

     1.11 Headquarters of Parent. Promptly following the Effective Time, the headquarters and principal executive offices of Parent shall be moved to Boston, Massachusetts.

                                   ARTICLE II

                               EXCHANGE OF SHARES

     2.1 Parent to Make Shares Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company selected by Parent and reasonably acceptable to Subject Company (which may be a Subsidiary of Parent) (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Parent Common Stock and Parent New Preferred and the cash in lieu of any fractional shares (such cash and certificates for shares of Parent Common Stock and Parent New Preferred, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section
1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Subject Company Capital Stock.

     2.2 Exchange of Shares. (a) As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or

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

Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing, as the case may be, the shares of Parent Common Stock or Parent New Preferred and the cash in lieu of fractional shares, if any, into which the shares of Subject Company Capital Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of Parent Common Stock to which such holder of Subject Company Common Stock shall have become entitled pursuant to the provisions of
Article I hereof, (ii) a certificate representing that number of whole shares of Parent Adjustable Preferred, if any, to which such holder of Subject Company Adjustable Preferred shall have become entitled pursuant to the provisions of
Article I hereof, (iii) a certificate representing that number of whole shares of Parent 9.30% Preferred, if any, to which such holder of Subject Company 9.30% Preferred shall have become entitled pursuant to the provisions of Article I hereof, (iv) a certificate representing that number of whole shares of Parent 9.35% Preferred, if any, to which such holder of Subject Company 9.35% Preferred shall have become entitled pursuant to the provisions of Article I hereof, and
(v) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates. Notwithstanding anything to the contrary contained herein, no certificate representing Parent Common Stock or Parent New Preferred or cash in lieu of a fractional share interest shall be delivered to a person who is an Affiliate (as defined in Section 6.5) of Subject Company unless such Affiliate has theretofore executed and delivered to Parent the agreement referred to in Section 6.5.

     (b) No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock or Parent New Preferred shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock or Parent New Preferred represented by such Certificate.

     (c) If any certificate representing shares of Parent Common Stock or Parent New Preferred is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock or Parent New Preferred in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no transfers on the stock transfer books of Subject Company of the shares of Subject Company Capital Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Parent Capital Stock as provided in this
Article II.

     (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Subject Company. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of Subject Company who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the average of the closing-sale prices of

Parent Common Stock on the New York Stock Exchange as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4 hereto.

     (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Subject Company for twelve months after the Effective Time shall be paid to Parent. Any stockholders of Subject Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the shares of Parent Common Stock or Parent New Preferred, cash in lieu of any fractional shares and unpaid dividends and distributions on the Parent Common Stock or Parent New Preferred deliverable in respect of each share of Subject Company Common Stock or Subject Company Preferred Stock, as the case may be, such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Subject Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Subject Company Common Stock or Subject Company Preferred for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF SUBJECT COMPANY

     Subject Company hereby represents and warrants to Parent as follows:

     3.1 Corporate Organization. (a) Subject Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Subject Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on Subject Company. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Parent, Subject Company or the Surviving Corporation, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any bank, corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. Subject Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act") and as a savings and loan holding company under the Home Owners' Loan Act ("HOLA"). The Certificate of Incorporation and Bylaws of Subject Company, copies of which have previously been made available to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     (b) Each Subject Company Subsidiary is (i) duly organized and validly existing as a bank, corporation or partnership under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Subject Company, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

     (c) The minute books of Subject Company accurately reflect in all material respects all corporate actions held or taken since January 1, 1993 of its stockholders and Board of Directors (including committees of the Board of Directors of Subject Company).

     3.2 Capitalization. (a) The authorized capital stock of Subject Company consists of 300,000,000 shares of Subject Company Common Stock and 10,000,000 shares of preferred stock, no par value. At the close of business on January 31, 1995 there were 121,586,053 shares of Subject Company Common Stock outstanding and 1,775,000 shares of Subject Company Preferred Stock outstanding (comprised of 700,000 shares of Subject Company Adjustable Preferred, 5,750,000 shares of Subject Company Depositary Shares (each representing a one-tenth interest in a share of Subject Company 9.30% Preferred and 5,000,000 shares of Subject Company Depositary Shares (each representing a one-tenth interest in a share of Subject Company 9.35% Cumulative Preferred), and 13,390 shares of Subject Company Common Stock held in Subject Company's treasury. On January 31, 1995, no shares of Subject Company Common Stock or Subject Company Preferred Stock were reserved for issuance, except that (i) 10,314,108 shares of Subject Company Common Stock were reserved for issuance pursuant to Subject Company's dividend reinvestment and stock purchase plans, (ii) 9,409,380 shares of Subject Company Common Stock were reserved for issuance upon the exercise of stock options pursuant to the Subject Company Stock Plans, (iii) 1,329,115 shares of Subject Company Common Stock were reserved for issuance upon the exercise of the Subject Company Warrants, (iv) 8,023,915 shares of Subject Company Common Stock were reserved for issuance upon consummation of the merger of Northeast Federal Corp. ("Northeast") with a Subsidiary of Subject Company, pursuant to the Agreement and Plan of Merger (the "Northeast Agreement"), dated as of June 11, 1994, between Subject Company and Northeast, (v) 3,000,000 shares of Subject Company Series A Junior Participating Preferred Stock were reserved for issuance upon exercise of the rights (the "Subject Company Rights") distributed to holders of Subject Company Common Stock pursuant to the Shareholder Rights Agreement, dated as of February 28, 1989, between Subject Company and Manufacturers Hanover Trust Company, as Rights Agent (the "Subject Company Shareholder Rights Agreement"), and (vi) the shares of Subject Company Common Stock issuable pursuant to the Subject Company Option Agreement. All of the issued and outstanding shares of Subject Company Common Stock and Subject Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth in Section 3.2(a) of the Subject Company Disclosure Schedule and except for the Subject Company Shareholder Rights Agreement and the Subject Company Option Agreement, Subject Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Subject Company Common Stock or Subject Company Preferred Stock or any other equity securities of Subject Company or any securities representing the right to purchase or otherwise receive any shares of Subject Company Common Stock or Subject Company Preferred Stock. Subject Company has previously provided Parent with a list of the option holders, the date of each option to purchase Subject Company Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under an applicable Subject Company Stock Plan. Except as set forth in Section 3.2(a) of the disclosure schedule of Subject Company delivered to Parent concurrently herewith (the "Subject Company Disclosure Schedule"), since January 31, 1995, Subject Company has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of employee stock options granted prior to such date and as disclosed in Section 3.2(a) of the Subject Company Disclosure Schedule, pursuant to the Northeast Agreement in amounts not exceeding the amounts disclosed in Section 3.2(a) of the Subject Company Disclosure Schedule, pursuant to the exercise of any Subject Company Warrants in amounts not exceeding the amounts disclosed in Section 3.2(a) of the Subject Company Disclosure Schedule and pursuant to the Subject Company Shareholder Rights Agreement.

     (b) Except as set forth in Section 3.2(b) of the Subject Company Disclosure Schedule, Subject Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Subject Company Subsidiaries, free and clear of any liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subject Company

Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance by Parent with Section 1.6 hereof, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which Subject Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of Subject Company or any of its Subsidiaries.

     3.3 Authority; No Violation. (a) Subject Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Subject Company. The Board of Directors of Subject Company has directed that this Agreement and the transactions contemplated hereby be submitted to Subject Company's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Subject Company Common Stock, no other corporate proceedings on the part of Subject Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Subject Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of Subject Company, enforceable against Subject Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (b) Except as set forth in Section 3.3(b) of the Subject Company Disclosure Schedule, neither the execution and delivery of this Agreement by Subject Company nor the consummation by Subject Company of the transactions contemplated hereby, nor compliance by Subject Company with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Subject Company or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Subject Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Subject Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Subject Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have or be reasonably likely to have a Material Adverse Effect on Subject Company.

     3.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and approval of such applications and notices, (ii) the filing of applications with the Office of the Thrift Supervision (the "OTS") under HOLA and approval of such applications,
(iii) the filing of any requisite applications with the Office of the Comptroller of the Currency (the "OCC"), (iv) the filing of any required applications or notices with any state agencies and approval of such applications and notices (the "State Approvals"), (v) the filing with the SEC of a joint proxy statement in definitive form relating to the meetings of Parent's and Subject Company's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Joint Proxy Statement") and the registration statement on Form S-4 (the "S-4") in which the Proxy Statement will be included as a prospectus, (vi) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (vii) the Articles of Merger with the Rhode Island Secretary pursuant to the RIBCA, (viii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (ix) the approval of this Agreement by the requisite vote of the stockholders of Parent and Subject Company, and (x) the consents and approvals set forth in Section 3.4 of the Subject Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with
(A) the execution and delivery by Subject Company of this Agreement and (B) the consummation by Subject Company of the Merger and the other transactions contemplated hereby.

     3.5 Reports. Subject Company and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1993 with (i) the Federal Reserve Board, (ii) the OTS,
(iii) any state regulatory authority (each a "State Regulator"), (iv) the OCC and (v) any other self-regulatory organization ("SRO") (collectively "Regulatory Agencies"), and all other material reports and statements required to be filed by them since January 1, 1993, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, the Federal Reserve Board, the FDIC, the OCC, the OTS, any State Regulator or any SRO, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Subject Company and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Subject Company, investigation into the business or operations of Subject Company or any of its Subsidiaries since January 1, 1993. There is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Subject Company or any of its Subsidiaries.

     3.6 Financial Statements. Subject Company has previously delivered to Parent copies of (a) the consolidated balance sheets of Subject Company and its Subsidiaries as of December 31, for the fiscal years 1992 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1991 through 1993, inclusive, as reported in Subject Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of Price Waterhouse, independent public accountants with respect to Subject Company, (b) the unaudited consolidated balance sheet of Subject Company and its Subsidiaries as of December 31, 1994, and the related consolidated statements of income and changes in stockholders' equity for the fiscal year 1994, substantially in the form that is proposed to be reported in Subject Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "Subject Company Delivered December 1994 Financials"), and (c) the unaudited consolidated balance sheet of Subject Company and its Subsidiaries as of September 30, 1993 and September 30, 1994 and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity for the nine month periods then ended as reported in Subject Company's Quarterly Report on Form 10-Q for the period ended September 30, 1994 filed with the SEC under the Exchange Act. The December 31, 1994 consolidated balance sheet of Subject Company (including the related notes, where applicable) fairly presents the consolidated financial position of Subject Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section
3.6 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Subject Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Subject Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     3.7 Broker's Fees. Except as set forth in Section 3.7 of the Subject Company Disclosure Schedule, neither Subject Company nor any Subject Company Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Option Agreements.

     3.8 Absence of Certain Changes or Events. (a) Except as publicly disclosed in Subject Company Reports (as defined below) filed prior to the date hereof, since December 31, 1994, (i) neither Subject Company nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of their business consistent with their past practices, and (ii) no event has occurred which has had, individually or in the aggregate, a Material Adverse Effect on Subject Company.

     (b) Except as publicly disclosed in Subject Company Reports filed prior to the date hereof, and except as set forth in Section 3.8(b) of the Subject Company Disclosure Schedule, since December 31, 1994, Subject Company and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

     (c) Except as set forth in Section 3.8(c) of the Subject Company Disclosure Schedule, since December 31, 1994, neither Subject Company nor any of its Subsidiaries has (i) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1994, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than customary year-end bonuses for fiscal 1993 and 1994 or (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance.

     3.9 Legal Proceedings. (a) Neither Subject Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Subject Company's knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Subject Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Subject Company Option Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on Subject Company.

     (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Subject Company, any of its Subsidiaries or the assets of Subject Company or any of its Subsidiaries which has had, or might reasonably be expected to have, a Material Adverse Effect on Subject Company.

     3.10 Taxes and Tax Returns. (a) Each of Subject Company and its Subsidiaries has duly filed all material Federal, state and, to the best of Subject Company's knowledge, material local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all material Taxes (as defined below) and other governmental charges which have been incurred or are due or claimed to be due from it by Federal, state, county or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes or other charges (1) which are not yet delinquent or are being contested in good faith and (2) have not been finally determined. The income tax returns of Subject Company and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") and any liability with respect thereto has been satisfied for all years to and including 1987, and no material deficiencies were asserted as a result of such examination or all such deficiencies were satisfied. To the best of Subject Company's knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon Subject Company or any of its Subsidiaries, nor has Subject Company or any of its Subsidiaries been requested to give any currently effective waivers extending the statutory period of limitation applicable to any Federal, state, county or local income tax return for any period. In addition, (i) proper and accurate amounts have been withheld by Subject Company and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable Federal, state and local laws, except where failure to do so would not have a Material Adverse Effect on Subject Company, (ii) Federal, state, county and local returns which are accurate and complete in all material respects have been filed by Subject Company and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so would not have a Material Adverse Effect on Subject Company, (iii) the amounts shown on such Federal, state, local or county returns to be due and payable have been paid in full or adequate provision therefor has been included by Subject Company in its consolidated financial statements as of December 31, 1994, except where failure to do so would not have a Material Adverse Effect on Subject Company and (iv) there are no Tax liens upon any property or assets of the Subject Company or its Subsidiaries except liens for current taxes not yet due. To the knowledge of Subject Company, no property of Subject Company or any of its Subsidiaries is property that Subject Company or any of its Subsidiaries is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 169(h) of the Code. Neither Subject Company nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Subject Company or any of its Subsidiaries, and the Internal Revenue Service has not initiated or proposed any such adjustment or change in accounting method. Except as set forth in the financial statements described in Section 3.6 hereof, neither Subject Company nor any of its Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code, which would be reasonably likely to have a Material Adverse Effect on Subject Company.

     (b) As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, county, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

     (c) Except as set forth in Section 3.10(c) of the Subject Company Disclosure Schedule, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Subject Company or any of its affiliates who is a "Disqualified Individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Subject Company Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

     (d) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by Subject Company or any Subsidiary of Subject Company under any contract, plan, program, arrangement or understanding would be reasonably likely to have a Material Adverse Effect on Subject Company.

     3.11 Employees. (a) Section 3.11(a) of the Subject Company Disclosure Schedule sets forth a true and complete list of each material employee benefit plan, arrangement or agreement that is maintained as of the date of this Agreement (the "Plans") by Subject Company or any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with Subject Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     (b) Subject Company has heretofore delivered to Parent true and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Plan.

     (c) Except as set forth in Section 3.11(c) of the Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Subject Company, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Subject Company, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Subject Company, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Subject Company, its Subsidiaries or any ERISA Affiliate of incurring a material liability thereunder, (vi) no Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Subject Company or its Subsidiaries as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) neither Subject Company, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which Subject Company, its Subsidiaries or any ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of Subject Company there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

     (d) Except as set forth in Section 3.11(d) of the Subject Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of Subject Company or any of its affiliates from Subject Company or any of its affiliates under any Subject Company Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Subject Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

     3.12 SEC Reports. Subject Company has previously made available to Parent an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1993 by Subject Company with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Subject Company Reports") and prior to the date hereof and (b) communication mailed by Subject Company to its stockholders since January 1, 1993 and prior to the date hereof, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Subject Company has timely filed all Subject Company Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Subject Company Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

     3.13 Compliance with Applicable Law. Except as disclosed in Section 3.13 of the Subject Company Disclosure Schedule, Subject Company and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Subject Company or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on Subject Company, and neither Subject Company nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above.

     3.14 Certain Contracts. (a) Except as set forth in Section 3.14(a) of the Subject Company Disclosure Schedule, neither Subject Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Parent, Subject Company, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Subject Company Reports, (iv) which materially restricts the conduct of any line of business by Subject Company, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Subject Company has previously delivered to Parent true and correct copies of all employment, consulting and deferred compensation agreements which are in writing and to which Subject Company or any of its Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in Section 3.14(a) of the Subject Company Disclosure Schedule, is referred to herein as a "Subject Company Contract", and neither Subject Company nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which, individually or in the aggregate, would have a Material Adverse Effect on Subject Company.

     (b) (i) Each Subject Company Contract is valid and binding and in full force and effect, (ii) Subject Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Subject Company Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on Subject Company, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Subject Company or any of its Subsidiaries under any such Subject Company Contract, except where such default, individually or in the aggregate, would not have a Material Adverse Effect on Subject Company.

     3.15  Agreements with Regulatory Agencies.  Except as set forth in Section
3.15 of the Subject Company Disclosure Schedule, neither Subject Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 3.15 of the Subject Company Disclosure Schedule, a "Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Subject Company or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     3.16 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Subject Company included in the Subject Company Delivered December 1994 Financials and for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 1994, neither Subject Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on Subject Company.

     3.17 State Takeover Laws. The Board of Directors of Subject Company has approved the transactions contemplated by this Agreement and the Option Agreements such that the provisions of Section 203 of the

DGCL and Article Sixth of Subject Company's Certificate of Incorporation will not apply to this Agreement or the Option Agreements or any of the transactions contemplated hereby or thereby.

     3.18 Rights Agreement. Subject Company has taken all action (including, if required, redeeming all of the outstanding preferred stock purchase rights issued pursuant to the Subject Company Rights Agreement or amending or terminating the Subject Company Rights Agreement) so that the entering into of this Agreement and the Option Agreements, the Merger, the acquisition of shares pursuant to the Option Agreements and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the Subject Company Rights Agreement or enable or require the Subject Company Rights to be exercised, distributed or triggered.

     3.19 Pooling of Interests. As of the date of this Agreement, Subject Company has no reason to believe that the Merger will not qualify as a pooling of interests for accounting purposes.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent hereby represents and warrants to Subject Company as follows:

     4.1 Corporate Organization. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. Parent is duly registered as a bank holding company under the BHC Act. The Articles of Incorporation and Bylaws of Parent, copies of which have previously been made available to Subject Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     (b) Each Parent Subsidiary is (i) duly organized and validly existing as a bank, corporation or partnership under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Parent, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

     (c) The minute books of Parent accurately reflect in all material respects all corporate actions held or taken since January 1, 1993 of its stockholders and Board of Directors (including committees of the Board of Directors of Parent).

     4.2 Capitalization. (a) The authorized capital stock of Parent consists of (i) 300,000,000 shares of Parent Common Stock, of which as of January 31, 1995, 141,563,067 shares were issued and outstanding and held in treasury, (ii) 16,000,000 shares of Preferred Stock, par value $1.00 per share, ("Parent Preferred Stock"), of which as of January 31, 1995, (A) with respect to Cumulative and Adjustable Dividends, 1,000,000 shares were designated and no shares were issued and outstanding, (B) 12,553 shares were designated and no shares were issued and outstanding as Series I 12% Cumulative Convertible Preferred Stock ("Parent Series I Preferred Stock"), (C) 96,000 shares were designated and no shares were issued and outstanding as Series II 6 1/2% Cumulative Convertible Preferred Stock, (D) 1,100,000 shares were designated and 519,758 shares were issued and outstanding as Series III 10.12% Perpetual Preferred Stock ("Parent Series III Preferred Stock"), (E) 1,000,000 shares were designated and 478,838 shares were issued and outstanding as Series IV 9.375% Preferred Stock ("Parent Series IV Preferred Stock"), (F) 1,500,000 shares were designated and no shares were issued and outstanding as Cumulative Participating Junior Preferred Stock pursuant to the Parent Rights Agreement, as amended ("Parent Rights Agreement"), and (G) 1,415,000 shares were designated and outstanding as Dual Convertible Preferred Stock ("Parent DCP

Stock") and (iii) 1,500,000 shares of Preferred Stock with Cumulative and Adjustable Dividends, par value $20.00 (the "Parent $20 Par Value Preferred Stock"), of which at such date, no shares were issued and outstanding. All of the issued and outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth in Section 4.2(a) of the disclosure schedule of Parent delivered to Subject Company concurrently herewith (the "Parent Disclosure Schedule"), and except for the Parent Shareholder Rights Agreement and the Parent Option Agreement, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or Parent Preferred Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or Parent Preferred Stock. As of January 31, 1995, 41,598,590 shares of Parent Common Stock were reserved for issuance pursuant to outstanding warrants, rights, options and the employee benefit plans set forth in Section 4.11(a) of the Parent Disclosure Schedule and no shares of Parent Preferred Stock were reserved for issuance. Since January 31, 1995, Parent has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of employee stock options granted prior to such date and as disclosed in Section 4.2(a) of the Parent Disclosure Schedule. The shares of Parent Capital Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

     (b) Except as set forth in Section 4.2(b) of the Parent Disclosure Schedule, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Parent Subsidiaries, free and clear of any liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     4.3 Authority; No Violation. (a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent. The Board of Directors of Parent has directed that this Agreement and the transactions contemplated hereby be submitted to Parent's stockholders for approval at a meeting of such stockholders and except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock, no other corporate proceedings on the part of Parent are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by Subject Company) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     (b) Except as set forth in Section 4.3(b) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Parent or
(ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have or be reasonably likely to have a Material Adverse Effect on Parent.

     4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications and notices, (ii) the filing of applications with the OTS under HOLA and approval of such applications, (iii) the filing of any requisite applications with the OCC, (iv) the filing of the State Approvals, (v) the filing with the SEC of the Joint Proxy Statement and the S-4, (vi) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (vii) the filing of the Articles of Merger with the Rhode Island Secretary pursuant to the RIBCA, (viii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, and (ix) the approval of this Agreement by the requisite vote of the stockholders of Parent and Subject Company, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (A) the execution and delivery by Parent of this Agreement and (B) the consummation by Parent of the Merger and the other transactions contemplated hereby.

     4.5 Reports. Parent and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1993 with the Regulatory Agencies, and all other material reports and statements required to be filed by them since January 1, 1993, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, the Federal Reserve Board, the FDIC, the OCC, the OTS, any State Regulator or any SRO, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Parent and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 1993. There is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries.

     4.6 Financial Statements. Parent has previously delivered to Subject Company copies of (a) the consolidated balance sheets of Parent and its Subsidiaries as of December 31, for the fiscal years 1992 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1991 through 1993, inclusive, as reported in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of KPMG Peat Marwick, independent public accountants with respect to Parent, (b) the unaudited consolidated balance sheet of Parent and its Subsidiaries as of December 31, 1994, and the related consolidated statements of income and changes in stockholders' equity for the fiscal year 1994, substantially in the form that is proposed to be reported in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "Parent Delivered December 1994 Financials"), and (c) the unaudited consolidated balance sheet of Parent and its Subsidiaries as of September 30, 1993 and September 30, 1994 and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity for the nine month periods then ended as reported in Parent's Quarterly Report on Form 10-Q for the period ended September 30, 1994 filed with the SEC under the Exchange Act. The December 31, 1994 consolidated balance sheet of Parent (including the related notes, where applicable) fairly presents the consolidated financial position of Parent and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     4.7 Broker's Fees. Except as set forth in Section 4.7 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Option Agreements.

     4.8 Absence of Certain Changes or Events. (a) Except as publicly disclosed in Parent Reports (as defined below) filed prior to the date hereof, since December 31, 1994, (i) neither Parent nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of their business consistent with their past practices, and (ii) no event has occurred which has had, individually or in the aggregate, a Material Adverse Effect on Parent.

     (b) Except as publicly disclosed in Parent Reports filed prior to the date hereof, and except as set forth in Section 4.8(b) of the Parent Disclosure Schedule, since December 31, 1994, Parent and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

     (c) Except as set forth in Section 4.8(c) of the Parent Disclosure Schedule, since December 31, 1994, neither Parent nor any of its Subsidiaries has (i) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1994, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than customary year-end bonuses for fiscal 1993 and 1994 or (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance.

     4.9 Legal Proceedings. (a) Neither Parent nor any of its Subsidiaries is a party to any and there are no pending or, to the best of Parent's knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Parent Option Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on Parent.

     (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries which has had, or might reasonably be expected to have, a Material Adverse Effect on Parent or the Surviving Corporation.

     4.10 Taxes and Tax Returns. (a) Each of Parent and its Subsidiaries has duly filed all material Federal, state and, to the best of Parent's knowledge, material local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all material Taxes (as defined below) and other governmental charges which have been incurred or are due or claimed to be due from it by Federal, state, county or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes or other charges (1) which are not yet delinquent or are being contested in good faith and (2) have not been finally determined. The income tax returns of Parent and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") and any liability with respect thereto has been satisfied for all years to and including 1989, and no material deficiencies were asserted as a result of such examination or all such deficiencies were satisfied. To the best of Parent's knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon Parent or any of its Subsidiaries, nor has Parent or any of its Subsidiaries been requested to give any currently effective waivers extending the statutory period of limitation applicable to any Federal, state, county or local income tax return for any period. In addition, (i) proper and accurate amounts have been withheld by Parent and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable Federal, state and local laws, except where failure to do so would not have a Material Adverse Effect on Parent, (ii) Federal, state, county and local returns which are accurate and complete in all material respects have been filed by Parent and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so would not have a Material Adverse Effect on Parent, (iii) the amounts shown on such Federal, state, local or county returns to be due and payable have been paid in full or adequate provision therefor has been included by Parent in its consolidated financial statements as of December 31, 1994, except where failure to do so would not have a Material Adverse Effect on Parent and (iv) there are no Tax liens upon any property or assets of the Parent or its Subsidiaries except liens for current taxes not yet due. To the knowledge of Parent, no property of Parent or any of its Subsidiaries is property that Parent or any of its Subsidiaries is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 169(h) of the Code. Neither Parent nor any of its Subsidiaries has been required to include in income any adjustment pursuant to
Section 481 of the Code by reason of a voluntary change in accounting method initiated by Parent or any of its Subsidiaries, and the Internal Revenue Service has not initiated or proposed any such adjustment or change in accounting method. Except as set forth in the financial statements described in Section 4.6 hereof, neither Parent nor any of its Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under
Section 453 of the Code, which would be reasonably likely to have a Material Adverse Effect on Parent.

     (b) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Parent or any of its affiliates who is a "Disqualified Individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Parent Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

     (c) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by Parent or any Subsidiary of Subject Company under any contract, plan, program, arrangement or understanding would be reasonably likely to have a Material Adverse Effect on Parent.

     4.11 Employees. (a) Section 4.11(a) of the Parent Disclosure Schedule sets forth a true and complete list of each material employee benefit plan, arrangement or agreement that is maintained as of the date of this Agreement (the "Parent Plans") by Parent, any of its Subsidiaries or by any trade or business; whether or not incorporated (a "Parent ERISA Affiliate"), all of which together with Parent would be deemed a "single employer" within the meaning of
Section 4001 of ERISA.

     (b) Parent has heretofore delivered to Subject Company true and complete copies of each of the Parent Plans and all related documents, including but not limited to (i) the actuarial report for such Parent Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Parent Plan.

     (c) Except as set forth in Section 4.11(c) of the Parent Disclosure Schedule, (i) each of the Parent Plans has been operated and administered in all material respects with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Parent Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) with respect to each Parent Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Parent Plan, based upon the actuarial

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

assumptions used for funding purposes in the most recent actuarial report prepared by such Parent Plan's actuary with respect to such Parent Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Parent Plan allocable to such accrued benefits, (iv) no Parent Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Parent, its Subsidiaries or any Parent ERISA Affiliate beyond their retirement or other termination of service, other than (w) Coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Parent, its Subsidiaries or the Parent ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Parent, its Subsidiaries or any Parent ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Parent, its Subsidiaries or any Parent ERISA Affiliate of incurring a material liability thereunder, (vi) no Parent Plan is a "multiemployer pension plan", as such term is defined in Section 3(37) of ERISA,
(vii) all contributions or other amounts payable by Parent or its Subsidiaries as of the Effective Time with respect to each Parent Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) neither Parent, its Subsidiaries nor any Parent ERISA Affiliate has engaged in a transaction in connection with which Parent, its Subsidiaries or any Parent ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to
Section 4975 or 4976 of the Code, and (ix) to the best knowledge of Parent there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Parent Plans or any trusts related thereto.

     (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of Parent or any of its affiliates from Parent or any of its affiliates under any Parent Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Parent Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

     4.12 SEC Reports. Parent has previously made available to Subject Company an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1993 by Parent with the SEC pursuant to the Securities Act or the Exchange Act (the "Parent Reports") and prior to the date hereof and (b) communication mailed by Parent to its stockholders since January 1, 1993 and prior to the date hereof, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Parent has timely filed all Parent Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Parent Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

     4.13 Compliance with Applicable Law. Except as disclosed in Section 4.13 of the Parent Disclosure Schedule, Parent and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on Parent, and neither Parent nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above.

     4.14 Certain Contracts. (a) Except as set forth in Section 4.14(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers,

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

employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Parent, Subject Company, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof,
(iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Parent Reports, (iv) which materially restricts the conduct of any line of business by Parent, (v) with or to a labor union or guild (including any collective bargaining agreement) or
(vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Parent has previously delivered to Subject Company true correct copies of all employment, consulting and deferred compensation agreements which are in writing and to which Parent or any of its Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in Section 4.14(a) of the Parent Disclosure Schedule, is referred to herein as a "Parent Contract", and neither Parent nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which, individually or in the aggregate, would have a Material Adverse Effect on Parent.

     (b) (i) Each Parent Contract is valid and binding and in full force and effect, (ii) Parent and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Parent Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on Parent, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Parent or any of its Subsidiaries under any such Parent Contract, except where such default, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

     4.15  Agreements with Regulatory Agencies.  Except as set forth in Section
4.15 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 4.15 of the Parent Disclosure Schedule, a "Parent Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Parent or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     4.16 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Parent included in the Parent Delivered December 1994 Financials and for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 1994, neither Parent nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on Parent.

     4.17 State Takeover Laws. The Board of Directors of Parent has approved the transactions contemplated by this Agreement and the Option Agreements such that the provisions of the Business Combination Act of Rhode Island and Article Ninth of Parent's Articles of Incorporation will not apply to this Agreement or the Option Agreements or any of the transactions contemplated hereby or thereby.

     4.18 Rights Agreement. Parent has taken all action (including, if required, redeeming all of the outstanding preferred stock purchase rights issued pursuant to the Parent Rights Agreement or amending or terminating the Parent Rights Agreement) so that the entering into of this Agreement and the Option Agreements, the Merger, the acquisition of shares pursuant to the Option Agreements and the other

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

transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the Parent Rights Agreement or enable or require the Parent Rights to be exercised, distributed or triggered.

     4.19 Pooling of Interests. As of the date of this Agreement, Parent has no reason to believe that the Merger will not qualify as a pooling of interests for accounting purposes.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or the Option Agreements, each of Parent and Subject Company shall, and shall cause each of their respective Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees and (iii) take no action which would adversely affect or delay the ability of either Parent or Subject Company to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or the Option Agreements.

     5.2 Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Parent Disclosure Schedule or Section 5.2 of the Subject Company Disclosure Schedule, as the case may be, and, except as expressly contemplated or permitted by this Agreement or the Option Agreements, neither Parent nor Subject Company shall, and neither Parent nor Subject Company shall permit any of their respective Subsidiaries to, without the prior written consent of the other:

          (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of Subject Company or any of its Subsidiaries to Subject Company or any of its Subsidiaries, on the one hand, or of Parent or any of its Subsidiaries to Parent or any of its Subsidiaries, on the other hand; it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

          (b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock (except, in the case of Subject Company, for regular quarterly cash dividends at a rate not in excess of $0.22 per share of Subject Company Common Stock, and in the case of Parent, for regular quarterly cash dividends on Parent Common Stock at a rate not in excess of $0.50 per share of Parent Common Stock, and, in the case of Subject Company Preferred Stock and Parent Preferred Stock, for regular quarterly or semiannual cash dividends thereon at the rates set forth in the applicable certificate of incorporation or certificate of designation for such securities and except for dividends paid by any of the wholly owned Subsidiaries of each of Parent and Subject Company to Parent or Subject Company or any of their wholly owned Subsidiaries, respectively); or issue any additional shares of capital stock except pursuant to (A) the exercise of stock options or warrants outstanding as of the date hereof, (B) the conversion of shares of the Parent Series I Preferred Stock or the Parent DCP Stock or (C) the Option Agreements, (D) the Subject Company Shareholder Rights Agreement, (E) the Parent Shareholder Rights Agreement, (F) the Northeast Agreement or (G) the Option Agreements;

          (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a direct or indirect wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

          (d) except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary thereof;

          (e) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than renewals of contracts and leases without material adverse changes of terms;

          (f) increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business consistent with past practice or accelerate the vesting of any stock options or other stock-based compensation;

          (g) solicit, encourage or authorize any individual, corporation or other entity to solicit from any third party any inquiries or proposals relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger of it or any of its Subsidiaries with any corporation or other entity other than as provided by this Agreement (and each party shall promptly notify the other of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters);

          (h) settle any claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice;

          (i) take any action that would prevent or impede the Merger from qualifying (i) for pooling of interests accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code; provided, however, that nothing contained herein shall limit the ability of Parent or Subject Company to exercise its rights under the Subject Company Option Agreement or the Parent Option Agreement, as the case may be;

          (j) amend its certificate of incorporation or articles of incorporation, as the case maybe, or its bylaws; or

          (k) other than in prior consultation with the other party to this Agreement, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

          (l) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; or

          (m) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1 Regulatory Matters. (a) Parent and Subject Company shall promptly prepare and file with the SEC the Joint Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and Subject Company shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Parent and Subject Company shall thereafter mail the Joint Proxy Statement to their respective stockholders. Parent shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Subject Company shall furnish all information concerning Subject Company and the holders of Subject Company Capital Stock as may be reasonably requested in connection with any such action.

     (b) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Parent and Subject Company shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Subject Company or Parent, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

     (c) Parent and Subject Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, Subject Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

     (d) Parent and Subject Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

     6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Parent and Subject Company shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Parent and Subject Company shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws, savings and loan or savings association laws (other than reports or documents which Parent or Subject Company, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Parent nor Subject Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent's or Subject Company's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) Each of Parent and Subject Company shall hold all information furnished by the other party or any of such party's Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated February 13, 1995 between Parent and Subject Company (the "Confidentiality Agreement").

     (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

     6.3 Stockholders' Approvals. Each of Parent and Subject Company shall call a meeting of its stockholders to be held as soon as practicable for the purpose of voting upon the requisite stockholder approvals required in connection with this Agreement and the Merger, and each shall use its best efforts to cause such meetings to occur on the same date.

     6.4 Legal Conditions to Merger. Each of Parent and Subject Company shall, and shall cause its Subsidiaries to, use their best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger or the Subsidiary Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Subject Company or Parent or any of their respective Subsidiaries in connection with the Merger and the Subsidiary Merger and the other transactions contemplated by this Agreement.

     6.5 Affiliates; Publication of Combined Financial Results. (a) Each of Parent and Subject Company shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and prior to the date of the stockholders meetings called by Parent and Subject Company to approve this Agreement, a written agreement, in the form of Exhibit 6.5(a) hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Parent Capital Stock or Subject Company Capital Stock held by such "affiliate" and, in the case of the "affiliates" of Subject Company, the shares of Parent Capital Stock to be received by such "affiliate" in the Merger: (1) in the case of shares of Parent Capital Stock to be received by "affiliates" of Subject Company in the Merger, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder; and (2) during the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of Parent and Subject Company.

     (b) Parent shall use its best efforts to publish no later than ninety (90) days after the end of the first month after the Effective Time in which there are at least thirty (30) days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

     6.6 Stock Exchange Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, Inc. (the "NYSE"), subject to official notice of issuance, prior to the Effective Time and shall use its best efforts to cause the shares of Parent 9.30% Preferred and Parent 9.35% Cumulative Preferred to be so approved.

     6.7 Employee Benefit Plans. (a) From and after the Effective Time, and subject to applicable law, Parent shall provide to the employees of Parent and its Subsidiaries who formerly were employees of Subject

Company and its Subsidiaries employee benefits, including but not limited to pension plans, thrift plans, management incentive plans, group life plans, accidental death and dismemberment plans, travel accident plans, medical and hospitalization plans and long term disability plans, substantially the same as those provided to similarly situated employees of Parent and its Subsidiaries. From and after the Effective Time, employees of Parent or its Subsidiaries who were employees of the Subject Company and its Subsidiaries immediately prior to the Effective Time shall receive full credit for all purposes under such plans, except the accrual of benefits, for their years of service prior to the Effective Time with the Subject Company or any of its Subsidiaries (and any predecessors thereto).

     (b) Parent agrees to honor in accordance with their terms (i) all Plans and
(ii) all contracts, arrangements, commitments, or understandings described in
Section 3.14(a)(i) disclosed on the Subject Company Disclosure Schedule and
(iii) all benefits vested thereunder as of the Effective Time; provided, however, that nothing in this sentence shall be interpreted as preventing Parent from amending, modifying or terminating any Plans, contracts, arrangements, commitments or understandings, in accordance with their terms. The provisions of this Section 6.7(b) are intended to be for the benefit for, and enforceable by, each of the persons set forth in Section 6.7(b) of the Subject Company Disclosure Schedule and their heirs and representatives.

     (c) Subject Company shall take all actions necessary, including securing the consent of optionees, to amend the terms of the Subject Company Stock Option Plans and any severance or other agreements that provide for the surrender of stock options issued under the Subject Company Stock Option Plans in exchange for a cash payment ("LSARs") to provide that such LSARs shall be settled in stock with a fair market value equal to the cash that would otherwise have been payable thereunder.

     (d) Parent and Subject Company acknowledge and agree that awards under the Subject Company's Performance Equity Plan ("PEP") are subject to Section 11(f) of the Subject Company Stock Option and Restricted Stock Award Plan.

     6.8 Indemnification; Directors' and Officers' Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Subject Company or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Subject Company, any of the Subject Company Subsidiaries or any of their respective predecessors or (ii) this Agreement, the Option Agreements or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Parent shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted of arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that (1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Parent shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 6.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent thereof, provided that the failure to so notify shall not affect the obligations of Parent under this Section 6.8 except to the extent such failure to notify materially prejudices Parent. Parent's obligations under this
Section 6.8 continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

     (b) Parent shall use its best efforts to cause the persons serving as officers and directors of Subject Company immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time by the directors' and officers' liability insurance policy maintained by Subject Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Parent be required to expend more than 200% of the current amount expended by Subject Company (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 6.8(b), Parent shall use its best efforts to obtain as much comparable insurance as available for the Insurance Amount.

     (c) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this section.

     (d) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Parent and a Subsidiary of Subject Company) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

     6.10 Advice of Changes. Parent and Subject Company shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

     6.11 Dividends. After the date of this Agreement, each of Parent and Subject Company shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and Subject Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Parent Common Stock or Subject Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Parent Common Stock and/or Subject Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the respective requisite affirmative votes of the holders of Subject Company Common Stock and Parent Common Stock entitled to vote thereon.

     (b) NYSE Listing. The shares of Parent Common Stock which shall be issued to the stockholders of Subject Company upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

     (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

     (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

     (f) Federal Tax Opinion. Parent shall have received an opinion of Wachtell, Lipton, Rosen & Katz, counsel to Parent, and Subject Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom, counsel to Subject Company, in form and substance reasonably satisfactory to Parent and Subject Company, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as part of one or more reorganizations within the meaning of Section 368 of the Code and that accordingly:

          (i) No gain or loss will be recognized by Parent or Subject Company as a result of the Merger;

          (ii) No gain or loss will be recognized by the stockholders of Subject Company who exchange their Subject Company Capital Stock solely for Parent Capital Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Capital Stock); and

          (iii) The tax basis of the Parent Capital Stock received by stockholders who exchange all of their Subject Company Capital Stock solely for Parent Capital Stock in the Merger will be the same as the tax basis of the Subject Company Capital Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

     In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent, Subject Company and others.

     (g) Pooling of Interests. Parent and Subject Company shall each have received a letter from KPMG Peat Marwick addressed to Subject Company and Parent, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

     7.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Subject Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Parent shall have received a certificate signed on behalf of Subject Company by the Chief Executive Officer and the Chief Financial Officer of Subject Company to the foregoing effect.

     (b) Performance of Obligations of Subject Company. Subject Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Subject Company by the Chief Executive Officer and the Chief Financial Officer of Subject Company to such effect.

     (c) Subject Company Rights Agreement. The rights issued pursuant to the Subject Company Rights Agreement shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement.

     7.3 Conditions to Obligations of Subject Company. The obligation of Subject Company to effect the Merger is also subject to the satisfaction or waiver by Subject Company at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Subject Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

     (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Subject Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

     (c) Parent Rights Agreement. The rights issued pursuant to the Parent Rights Agreement shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Subject Company:

     (a) by mutual consent of Parent and Subject Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

     (b) by either the Board of Directors of Parent or the Board of Directors of Subject Company if any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

     (c) by either the Board of Directors of Parent or the Board of Directors of Subject Company if the Merger shall not have been consummated on or before February 20, 1996, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

     (d) by either the Board of Directors of Parent or the Board of Directors of Subject Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within forty-five (45) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; or

     (e) by either Parent or the Subject Company if any approval of the stockholders of Parent or the Subject Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof.

     8.2 Effect of Termination. In the event of termination of this Agreement by either Parent or Subject Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Subject Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except
(i) Sections 6.2(b), 8.2, 9.2 and 9.3, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Subject Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Subject Company; provided, however, that after any approval of the transactions contemplated by this Agreement by Subject Company's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Subject Company stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by Subject Company's stockholders, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the Subject Company stockholders hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Closing. Subject to the terms and conditions of this Agreement and the Merger Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (the "Closing Date").

     9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the Option Agreements, which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

     9.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by Parent and Subject Company.

     9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Parent, to:

     Fleet Financial Group, Inc.
     50 Kennedy Plaza
     Providence, Rhode Island 02903
     Fax: (401) 278-5527
     Attn: William C. Mutterperl, Esq.

     with a copy to each of:

     Edwards & Angell
     2700 Hospital Trust Tower
     Providence, Rhode Island 02903
     Fax: (401) 276-6611
     Attn: V. Duncan Johnson, Esq.

     Wachtell, Lipton, Rosen & Katz
     51 West 52nd
     New York, New York 10019
     Fax: (212) 402-2000
     Attn: Edward D. Herlihy, Esq.

     and

     (b) if to Subject Company, to:

     Shawmut National Corporation
     777 Main Street
     Hartford, Connecticut 06115
     Fax: (203) 728-4205
     Attn: J. Michael Shepherd, Esq.

     with a copy to:

     Skadden, Arps, Slate, Meagher & Flom
     919 Third Avenue
     New York, New York 10022
     Fax: (212) 735-2000
     Attn: William S. Rubenstein, Esq.

     9.5 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No provision of this Agreement shall be construed to require Subject Company, Parent or any of their respective Subsidiaries or affiliates to take any action which would violate any applicable law, rule or regulation.

     9.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.7 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Option Agreements and the Confidentiality Agreement.

     9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Rhode Island, without regard to any applicable conflicts of law.

     9.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.10 Publicity. Except as otherwise required by applicable law or the rules of the NYSE, neither Parent nor Subject Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     9.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7(b) and Section 6.8 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     IN WITNESS WHEREOF, Parent and Subject Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                          FLEET FINANCIAL GROUP, INC.

                                          By: /s/  TERRENCE MURRAY
                                              ----------------------------------
                                              Name:
                                              Title:

                                          SHAWMUT NATIONAL CORPORATION

                                          By: /s/  JOEL B. ALVORD
                                              ----------------------------------
                                              Name:
                                              Title:

                                                                       EXHIBIT B

                             STOCK OPTION AGREEMENT

                  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                   CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                         RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

     STOCK OPTION AGREEMENT, dated February 20, 1995, between FLEET FINANCIAL GROUP, INC., a Rhode Island corporation ("Issuer"), and SHAWMUT NATIONAL CORPORATION, a Delaware corporation ("Grantee").

                              W I T N E S S E T H:

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Agreement; and

     WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined):

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 28,171,050 fully paid and nonassessable shares of Issuer's Common Stock, par value $1.00 per share ("Common Stock"), at a price of $33.625 per share (the "Option Price"); provided further that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

     (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, it equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

     2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 90 days following such Subsequent Triggering Event. Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of twelve months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional) (provided that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such twelve-month period, the Exercise Termination Event shall be twelve months from the expiration of the Last Triggering Event but in no event more than 18 months after such termination).

The "Last Triggering Event" shall mean the last Initial Triggering Event to expire. The term "Holder" shall mean the holder or holders of the Option.

     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

          (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (x) a purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Significant Subsidiary of Issuer, or (z) any substantially similar transaction; provided, however, that in no event shall any (i) merger, consolidation or similar transaction involving Issuer or any Significant Subsidiary in which the voting securities of Issuer outstanding immediately prior thereto continue to represent (by either remaining outstanding or being converted into the voting securities of the surviving entity of any such transaction) at least 65% of the combined voting power of the voting securities of the Issuer or the surviving entity outstanding immediately after the consummation of such merger, consolidation, or similar transaction, or (ii) any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, be deemed to be an Acquisition Transaction, provided any such transaction is not entered into in violation of the terms of the Merger Agreement;

          (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its interest to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement;

          (iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

          (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

          (v) After an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and
     (y) shall not have been cured prior to the Notice Date (as defined below);
     or

          (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

     (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

          (i) The acquisition by any person of beneficial ownership of 20% or more of the then outstanding Common Stock; or

          (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

     (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

     (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

     "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. sec.18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 90 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

     7. (a) Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer,
(iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be and reasonably acceptable to the Issuer.

     (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the latter to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

     (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the proviso to Section 2(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

     8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

     (b) The following terms have the meanings indicated:

          (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

          (2) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

          (3) "Assigned Value" shall mean the market/offer price, as defined in
     Section 7.

          (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

     (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

     (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to (x) the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed), and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to (x) the Highest Closing Price multiplied by the number of Substitute Shares so designated plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed). The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute

Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

     (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing.

     10. The 90-day period for exercise of certain rights under Sections 2, 6, 7 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

     11. Issuer hereby represents and warrants to Grantee as follows:

          (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

          (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

          (c) Issuer has taken all action (including if required redeeming all of the Rights or amending or terminating the Rights Agreement) so that the entering into of this Option Agreement, the acquisition of shares of Common Stock hereunder and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Rights Agreement or enable or require the Rights to be exercised, distributed or triggered.

     12. Grantee hereby represents and warrants to Issuer that:

          (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

          (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

     13. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such later period as provided in Section 10); provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

     14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

     15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

     16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

     17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     18. This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          FLEET FINANCIAL GROUP, INC.

                                          By: /s/  TERRENCE MURRAY

                                              ----------------------------------

                                          SHAWMUT NATIONAL CORPORATION

                                          By: /s/  JOEL B. ALVORD

                                              ----------------------------------

                                                                       EXHIBIT C

                             STOCK OPTION AGREEMENT

                  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                   CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                         RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

     STOCK OPTION AGREEMENT, dated February 20, 1995, between SHAWMUT NATIONAL CORPORATION, a Delaware corporation ("Issuer"), and FLEET FINANCIAL GROUP, INC., a Rhode Island corporation ("Grantee").

                              W I T N E S S E T H:

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Agreement; and

     WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined):

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 24,195,625 fully paid and nonassessable shares of Issuer's Common Stock, par value $0.01 per share ("Common Stock"), at a price of $24.50 per share (the "Option Price"); provided further that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

     (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, it equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

     2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 90 days following such Subsequent Triggering Event. Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of twelve months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional) (provided that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such twelve-month period, the Exercise Termination Event shall be twelve months from the expiration of the Last Triggering Event but in no event more than 18 months after such termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to expire. The term "Holder" shall mean the holder or holders of the Option.

     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

          (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (x) a purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Significant Subsidiary of Issuer, or (z) any substantially similar transaction; provided, however, that in no event shall any (i) merger, consolidation or similar transaction involving Issuer or any Significant Subsidiary in which the voting securities of Issuer outstanding immediately prior thereto continue to represent (by either remaining outstanding or being converted into the voting securities of the surviving entity of any such transaction) at least 65% of the combined voting power of the voting securities of the Issuer or the surviving entity outstanding immediately after the consummation of such merger, consolidation, or similar transaction, or (ii) any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, be deemed to be an Acquisition Transaction, provided any such transaction is not entered into in violation of the terms of the Merger Agreement;

          (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its interest to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement;

          (iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

          (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

          (v) After an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and
     (y) shall not have been cured prior to the Notice Date (as defined below);
     or

          (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

     (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

          (i) The acquisition by any person of beneficial ownership of 20% or more of the then outstanding Common Stock; or

          (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

     (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

     (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

     "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. sec.18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 90 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

     7. (a) Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer,
(iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

     (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the latter to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

     (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the proviso to Section 2(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

     8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

     (b) The following terms have the meanings indicated:

          (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

          (2) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

          (3) "Assigned Value" shall mean the market/offer price, as defined in
     Section 7.

          (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

     (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

     (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to (x) the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed), and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to (x) the Highest Closing Price multiplied by the number of Substitute Shares so designated plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed). The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute

Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

     (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing.

     10. The 90-day period for exercise of certain rights under Sections 2, 6, 7 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

     11. Issuer hereby represents and warrants to Grantee as follows:

          (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

          (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

          (c) Issuer has taken all action (including if required redeeming all of the Rights or amending or terminating the Rights Agreement) so that the entering into of this Option Agreement, the acquisition of shares of Common Stock hereunder and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Rights Agreement or enable or require the Rights to be exercised, distributed or triggered.

     12. Grantee hereby represents and warrants to Issuer that:

          (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

          (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

     13. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such later period as provided in Section 10); provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

     14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

     15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

     16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

     17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     18. This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          SHAWMUT NATIONAL CORPORATION

                                          By: /s/  JOEL B. ALVORD
                                              ----------------------------------

                                          FLEET FINANCIAL GROUP, INC.

                                          By: /s/  TERRENCE MURRAY
                                              ----------------------------------

SALOMON BROTHERS INC                                                   EXHIBIT D
SEVEN WORLD TRADE CENTER
NEW YORK, NEW YORK 10048
212-783-7000

- -------------------------                              ---------------------
                                                            SALOMON BROTHERS

                                                            --------------------

                                                                 May 8, 1995
Board of Directors
Fleet Financial Group, Inc.
50 Kennedy Plaza
Providence, Rhode Island 02903

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of shares of common stock, par value $1.00 per share (the "Fleet Common Stock"), of Fleet Financial Group, Inc. (the "Company") of the exchange ratio (the "Exchange Ratio") in the proposed merger (the "Merger") of Shawmut National Corporation ("Shawmut") with and into the Company pursuant to the Agreement and Plan of Merger dated as of February 20, 1995 (the "Agreement") between the Company and Shawmut. Pursuant to the Agreement, each outstanding share of common stock, par value $.01 per share, of Shawmut (the "Shawmut Common Stock") will be converted into the right to receive
0.8922 shares of Fleet Common Stock.

     We understand that the Merger is conditioned upon, among other things, receipt of a letter from the Company's independent auditors to the effect that the Merger will qualify for pooling-of-interests accounting treatment and an opinion of counsel to the effect that the Merger constitutes a tax-free transaction under the Internal Revenue Code. Pursuant to the Agreement, the Company and Shawmut entered into separate Stock Option Agreements (the "Stock Option Agreements") under which Shawmut has granted to the Company an option to purchase up to 19.9% of the outstanding shares of Shawmut Common Stock at the time of exercise at an exercise price of $24.50 per share and the Company has granted to Shawmut an option to purchase up to 19.9% of the outstanding shares of Fleet Common Stock at an exercise price of $33.625 per share. The terms of the Merger are more fully set forth in the Agreement.

     As you are aware, Salomon Brothers Inc from time to time has provided investment banking and financial advisory services to the Company and its subsidiaries, including Fleet Mortgage Group, for which we have received customary compensation. Such services have included acting as a managing underwriter of debt and equity securities, as an agent for medium term notes and as a financial advisor in connection with various mergers and acquisitions. In addition, Salomon Brothers Inc from time to time has provided investment banking and financial advisory services to Shawmut and its subsidiaries for which we have received customary compensation. In addition, in the ordinary course of our business, we actively trade the debt and equity securities of the Company and Shawmut for our own account and the accounts of our customers, and accordingly at any time may hold a long or short position in such securities.

     In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement and the Stock Option Agreements; (ii) Annual Reports to Shareholders and Annual Reports on Form 10-K of the Company and Shawmut for each year in the three-year period ended December 31, 1994;
(iii) Current Reports on Form 8-K filed by the Company on January 18, 1995, January 27, 1995, February 20, 1995 and February 21, 1995 and Current Reports on Form 8-K filed by Shawmut on January 6, 1995, January 11, 1995, January 17, 1995, January 26, 1995, February 7, 1995, February 20, 1995 and February 21, 1995; (iv) the Prospectus Supplement of the Company dated April 24, 1995 with respect to $250 million principal amount of 7 1/8% Series Notes Due May 1, 2000;
(v) the Offering Circular Supplement of Shawmut Bank Connecticut, National Association dated February 7, 1995 with respect to a $250 million subordinated bank note issuance; (vi) the Prospectus Supplement of Shawmut National Corporation dated January 20, 1995 with respect to a 5,000,000 depositary share issuance (each representing a one-tenth interest in a share of cumulative preferred stock); (vii) the Joint Proxy Statement-Prospectus of the Company and Shawmut dated the date hereof; (viii) consolidated financial statements for the Company and for Shawmut as at and for the quarter ended March 31, 1995; (ix) certain other publicly available financial and other information concerning the Company and Shawmut and the trading markets for the publicly traded securities of the Company and Shawmut; (x) certain other internal information, including pro forma financial statements prepared by the management of each of the Company and Shawmut giving effect to recently completed and pending acquisitions, and projections relating to the Company and Shawmut prepared by the management of the Company, all furnished to us for purposes of our analysis; and (xi) certain other publicly available information concerning other banks and bank holding companies, the trading markets for their securities and the nature and terms of certain other merger and acquisition transactions we believe relevant to our inquiry. We have also met with certain officers and representatives of the Company and Shawmut to discuss the foregoing as well as other matters we believe relevant to our inquiry.

     In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available and have not assumed any responsibility for independently verifying the same. We have relied upon the management of the Company and of Shawmut as to the reasonableness of the assumptions underlying the pro forma financial statements giving effect to recently completed and pending acquisitions provided to us, the appropriateness of the adjustments made to give effect to such assumptions in such pro forma financial statements and the proper allocation of such adjustments to the respective historical financial statements. We have relied upon the management of the Company as to the reasonableness and achievability of the projections (and the assumptions and bases therefor) for each of the Company and Shawmut provided to us by management of the Company, and we have assumed that such projections reflect the best currently available estimates and judgments of such management and that such projections will be realized in the amounts and in the time periods estimated by such management. We have also assumed, without independent verification, that the aggregate allowances for loan losses for the Company and Shawmut were adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property or assets of the Company, nor have we examined any individual loan credit files of the Company or Shawmut. It is understood that we were retained by the Board of Directors of the Company and that the Board of Directors has not looked to Salomon Brothers Inc to independently verify the accuracy and completeness of the financial and other information provided to us by the Company or Shawmut or publicly available, including the pro forma financial statements or the projections provided to us by the Company or Shawmut, or to obtain any evaluations or appraisals of the property or assets of the Company or Shawmut. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of shares of Common Stock of the Exchange Ratio and does not address the Company's underlying business decision to proceed with the Merger.

     We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of the Company and Shawmut, including interest income, interest expense, net interest income, net interest margin, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for the Company and Shawmut; (ii) the assets and liabilities of the Company and Shawmut, including the loan and investment portfolios, deposits, other liabilities, historical and current liability sources, costs and liquidity; (iii) certain pro forma combined financial information for the Company and Shawmut; (iv) historical and current market data for the Company and Shawmut; and (v) the nature and terms of certain other merger and acquisition transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally.

     Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. We understand that the Board of Directors has reached an independent business determination that the Merger is in the best interest of the Company. This letter does not constitute a recommendation to the Board of Directors or to any shareholder of the Company with respect to the Merger.

     Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Common Stock.

                                          Very truly yours,

                                                                       EXHIBIT E

MORGAN STANLEY
                                                    MORGAN STANLEY & CO.
                                                    INCORPORATED
                                                    1251 AVENUE OF THE AMERICAS
                                                    NEW YORK, NEW YORK 10020
                                                    (212) 703-4000

                                                                    May   , 1995

Board of Directors
Shawmut National Corporation
777 Main Street
Hartford, CT 06115

Members of the Board:

     We understand that Shawmut National Corporation ("Shawmut" or the "Company") and Fleet Financial Group, Inc. ("Fleet") propose to enter into an Agreement and Plan of Merger, dated as of February 20, 1995 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Shawmut with and into Fleet. Pursuant to the Merger, each outstanding share of common stock, par value $0.01 per share, of Shawmut, other than shares held directly or indirectly by Fleet will be converted into 0.8922 shares (the "Exchange Ratio") of common stock, par value $1.00 per share, of Fleet (and cash in lieu of fractional shares). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Shawmut's common stockholders (other than Fleet and its affiliates).

     For purposes of the opinion set forth herein, we have:

        (i)      analyzed certain publicly available financial statements and other information of Shawmut and Fleet;
        (ii)     analyzed certain internal financial statements and other financial and operating data concerning Shawmut and Fleet prepared by the managements of
                 Shawmut and Fleet, respectively;
        (iii)    analyzed certain financial projections prepared by the managements of Shawmut and Fleet;
        (iv)     discussed the past and current operations and financial condition and the prospects of Shawmut and Fleet with senior executives of the two companies, respectively;
        (v)      reviewed the reported prices and trading activity for the common stock of
                 Shawmut and Fleet;
        (vi)     compared the financial performance of Shawmut and Fleet and the prices and trading activity of the common stock of Shawmut and Fleet with that of certain other comparable bank holding companies and their securities;
        (vii)    discussed the results of regulatory examinations of Shawmut and Fleet with senior management of the respective companies;
        (viii)   reviewed and discussed with senior management of Shawmut and Fleet the strategic objectives of the Merger and the synergies and other benefits of the Merger for the combined company;
        (ix)     analyzed certain pro forma financial projections for the combined company prepared by Shawmut and Fleet;
        (x)      reviewed the amount and timing of the cost savings projected by Shawmut and
                 Fleet for the combined company;

        (xi)     reviewed the financial terms, to the extent publicly available, of certain comparable bank holding company merger transactions;
        (xii)    participated in discussions and negotiations among representatives of Shawmut and Fleet and their financial and legal advisors;
        (xiii)   reviewed the Merger Agreement, the Stock Option Agreements between Shawmut and Fleet and certain related documents; and
        (xiv)    performed such other analyses as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Shawmut and Fleet. We have not made any independent valuation or appraisal of the assets or liabilities of Shawmut and Fleet, nor have we been furnished with any such appraisals and we have not examined any loan files of Shawmut and Fleet. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of Shawmut or any of its assets.

     We have acted as financial advisor to the Board of Directors of Shawmut in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services to Shawmut and have received fees for the rendering of these services.

     It is understood that this letter is for the information of the Board of Directors of Shawmut only and may not be used for any other purpose without our prior written consent.

     Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from financial point of view to Shawmut's common stockholders (other than Fleet and its affiliates).

                                        Very truly yours,

                                        MORGAN STANLEY & CO. INCORPORATED

                                        By:.....................................
                                           Donald A. Moore, Jr.
                                           Managing Director

                                                                       EXHIBIT F

                        DELAWARE GENERAL CORPORATION LAW
                           SEC.262. APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection (d) of this Section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this Chapter shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this Section. As used in this Section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251, 252, 254, 257, 258, or 263 of this Chapter;

          (1) provided, however, that no appraisal rights under this Section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or
     (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this Chapter.

          (2) Notwithstanding the provisions of subsection (b)(1) of this Section, appraisal rights under this Section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this Chapter to accept for such stock anything except (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof; (ii) shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares or fractional depository receipts described in the foregoing clauses (i) and (ii); or (iv) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing clauses (i), (ii) and (iii) of this subsection.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this Chapter is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this Section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this Section, including those set forth in subsectiom (d) and
(e), shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this Section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) and (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this Section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this Chapter, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this Section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with the provisions of subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of

Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with the provisions of this Section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this Section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this Section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any other state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this Section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this Section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this Section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation into which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                            [ALTERNATE SHAWMUT PAGE]
                                                                       EXHIBIT G

                        CERTAIN COMPENSATION INFORMATION
                               RELATING TO FLEET

     The following table shows, for the fiscal years ending December 31, 1994, 1993 and 1992, the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of Fleet (the "Named Executive Officers"). Capitalized terms used but not defined herein shall have the meanings given such terms in the Joint Proxy Statement-Prospectus.

                                                    SUMMARY COMPENSATION TABLE

- --------------------------------------------------------------------------------------------------------------------------
                                                                                    LONG-TERM COMPENSATION
                                                  ANNUAL COMPENSATION                       AWARDS
                                         --------------------------------------   --------------------------
                                                                      OTHER       RESTRICTED     SECURITIES
            NAME AND                                                  ANNUAL         STOCK       UNDERLYING     ALL OTHER
            PRINCIPAL                     SALARY        BONUS      COMPENSATION    AWARD(S)     OPTIONS/SARS   COMPENSATION
            POSITION              YEAR     ($)           ($)          ($)(2)      ($)(3)(4)(5)   (#)(5)(6)        ($)(7)
- --------------------------------------------------------------------------------------------------------------------------
Terrence Murray                    1994  $993,936(1)  $1,400,000           --     $1,160,156       100,000      $   86,967
Chairman, President and            1993   902,000        990,000           --             --        90,000          67,622
Chief Executive Officer            1992   917,461        750,000           --             --        75,000          55,126

Robert J. Higgins                  1994   524,999        600,000     $ 75,276        556,875        45,000          40,632
Vice Chairman                      1993   505,769        350,000           --             --        40,000          37,946
                                   1992   441,346        200,000           --        468,750        32,500          26,893

H. Jay Sarles                      1994   524,999        550,000           --        556,875        45,000          55,135
Vice Chairman                      1993   512,692        350,000           --             --        40,000          43,343
                                   1992   478,731        225,000      124,532        625,000        32,500          33,485

Michael R. Zucchini                1994   524,999        600,000           --        556,875        45,000          38,867
Vice Chairman                      1993   510,769        350,000           --             --        40,000          30,503
                                   1992   458,731        250,000           --             --        32,500          19,832

Eugene M. McQuade                  1994   358,654        500,000           --        556,875        45,000          23,585
Executive Vice President           1993   330,769        300,000           --             --        35,000          20,451
and Chief Financial Officer        1992   254,808        125,000      159,123             --        27,000           2,088

- ---------------

(1) The discrepancy between Mr. Murray's approved base salary for 1994 ($992,200) and the amount paid in 1994 ($993,936) is the result of Fleet's payroll practice of paying employees on a bi-weekly basis.

(2) Perquisites and other personal benefits paid to each of the Named Executive Officers (including tax preparation assistance) in each instance aggregated less than $50,000, other than Messrs. Higgins, Sarles and McQuade and, accordingly, are omitted from the table as permitted by Commission regulations. In 1994, Mr. Higgins' perquisites and other personal benefits included a relocation expense and moving allowance aggregating $60,157. In 1992, each of Messrs. Sarles and McQuade's perquisites and other personal benefits included a relocation expense and moving allowance aggregating $106,119 and $156,746, respectively.

(3) In September 1994, Fleet awarded performance-based restricted stock to each of the Named Executive Officers under Fleet's Amended and Restated 1992 Stock Option and Restricted Stock Plan (the "1992 Stock Plan"). In accordance with the terms of the awards, the restrictions on transfer will lapse, if at all, only if cumulative earnings per share growth, measured over a three year period, exceeds a threshold target. To the extent cumulative earnings per share growth exceeds the threshold, each Named Executive Officer will vest in a percentage of the shares awarded, ranging from 40% to 100%. The amount and year-end value of the performance-based restricted stock awarded in 1994 under the 1992 Stock Plan, based on a December 30, 1994 closing market price of the Fleet Common Stock of $32.50, are: Mr. Murray, 31,250 and $1,015,625; and each of Messrs. Higgins, Sarles, Zucchini and McQuade, 15,000 and $487,500. Dividends will be paid on the shares of performance-based restricted stock if, and to the extent, paid on Fleet Common Stock generally. If a change of control were to occur, the performance-based restricted stock would immediately vest in full.

(4) In December 1991, Fleet awarded shares of restricted stock to certain Named Executive Officers under Fleet's Amended and Restated 1988 Stock Option and Restricted Stock Plan (the "1988 Stock Plan"). In accordance with the terms of the awards, the restrictions on fifty percent of the stock lapsed as of January 1, 1995 as a result of the performance of Fleet Common Stock during 1994 when the Average

                            [ALTERNATE SHAWMUT PAGE]

    Closing Price of Fleet Common Stock was or exceeded $34 per share for four consecutive months. The Average Closing Price for each of the four consecutive months was deemed to be or exceed $34 per share when the average of the daily closing prices of Fleet Common Stock on the Stock Exchange for such month was or exceeded $34 per share. The number and year-end value of the remaining fifty percent of the restricted stock shares awarded to certain Named Executive Officers in 1991 under the 1988 Stock Plan, based on a December 30, 1994 closing market price of Fleet Common Stock of $32.50 per share, are: Mr. Murray, 25,000 and $812,500; and Mr. Zucchini, 12,500 and $406,250. Messrs. Higgins and Sarles were not awarded any restricted stock in 1991. In December 1992, Fleet awarded shares of restricted stock to Messrs. Higgins and Sarles under the 1992 Stock Plan. Mr. McQuade, who did not join Fleet until January 1992, was not awarded any restricted stock in 1992. The awards to Messrs. Higgins and Sarles provide that the restrictions will lapse on January 1, 1998 if the executive remains in the continuous employ of Fleet; however, the restrictions on fifty percent of the stock will lapse as of January 1, 1996 if, during 1995, the Average Closing Price of Fleet Common Stock is or exceeds $47 per share for four consecutive months. The Average Closing Price for a month shall be deemed to be or exceed $47 per share if the average of the daily closing prices of Fleet Common Stock on the Stock Exchange for such month is or exceeds $47 per share. The number and year-end value of the shares of restricted stock awarded to certain Named Executive Officers under the 1992 Stock Plan, based on a December 30, 1994 closing market price of Fleet Common Stock of $32.50 per share, are: Mr. Higgins, 15,000 and $487,500; and Mr. Sarles, 20,000 and $650,000. Dividends will be paid on the shares of restricted stock if, and to the extent, paid on Fleet Common Stock generally. If a change of control were to occur, the restricted stock would immediately vest in full.

(5) The Merger will not constitute a change of control for purposes of any restricted stock awarded, or any stock options or stock appreciation rights ("SARs") granted, under the 1992 Stock Plan, or any predecessor plan.

(6) All stock options include tandem SARs, except for the stock options granted in 1994.

(7) Amounts of All Other Compensation include the following: (i) contributions by Fleet under Fleet's Savings Plan or amounts accrued under Fleet's Executive Supplemental Plan for the Named Executive Officers: Mr. Murray, $44,961; Mr. Higgins, $23,852; Mr. Sarles, $23,852; Mr. Zucchini, $23,852;
    and Mr. McQuade, $16,205; (ii) term life insurance premiums paid by Fleet on behalf of each of the Named Executive Officers in 1994 (the Named Executive Officers have the option of applying these payments to whole life policies):
    Mr. Murray, $21,040; Mr. Higgins, $4,957; Mr. Sarles, $5,908; Mr. Zucchini, $5,683; and Mr. McQuade, $2,268; (iii) an interest free loan in the amount of $100,000 provided to Mr. Sarles in 1992 which provided a benefit of $6,089 to Mr. Sarles in 1994 based on the applicable federal rate in effect on the date of issuance of such loan; and (iv) preferential earnings on deferred compensation: Mr. Murray, $20,966; Mr. Higgins, $11,823; Mr. Sarles, $19,286; Mr. Zucchini, $9,332; and Mr. McQuade, $5,112. Mr. Sarles repaid his loan on January 13, 1995; see "Indebtedness and Other Transactions".

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's By-laws provide for indemnification to the extent permitted by Section 7-1.1-4.1 of the Rhode Island Business Corporation Law. Such section, as adopted by the By-laws, requires the Registrant to indemnify directors, officers, employees or agents against judgments, fines, reasonable costs, expenses and counsel fees paid or incurred in connection with any proceeding to which such director, officer, employee or agent or his legal representative may be a party (or for testifying when not a party) by reason of his being a director, officer, employee or agent, provided that such director, officer, employee or agent shall have acted in good faith and shall have reasonably believed (a) if he was acting in his official capacity that his conduct was in the Registrant's best interest, (b) in all other cases that his conduct was at least not opposed to its best interest, and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The Registrant's By-laws provide that such rights to indemnification are contract rights and that the expenses incurred by an indemnified person shall be paid in advance of a final disposition of any proceeding; provided, however, that if required under applicable law, such person must deliver a written affirmation that he has met the standards of care required under such provisions to be entitled to indemnification and provides an undertaking by or on behalf of such person to repay all amounts advanced if it is ultimately determined that such person is not entitled to indemnification. With respect to possible indemnification of directors, officers and controlling persons of the Registrant for liabilities arising under the Securities Act of 1933 (the "Act") pursuant to such provisions, the Registrant is aware that the Securities and Exchange Commission has publicly taken the position that such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.  The following is a list of Exhibits to this Registration
Statement:

     2            --    Agreement and Plan of Merger dated as of February 20, 1995, between
                        Fleet Financial Group, Inc. ("Fleet") and Shawmut National Corporation
                        ("Shawmut") (included in Part I as Exhibit A to the Joint Proxy
                        Statement-Prospectus included in this Registration Statement)
     3            --    Form of Proposed Restated Articles of Incorporation of Fleet
     4(a)         --    Rights Agreement dated November 21, 1990 between Fleet and Fleet
                        National Bank, as rights agent (incorporated by reference to Fleet's
                        Registration Statement on Form 8-A dated November 29, 1990), as amended by a First Amendment to Rights Agreement dated March 28, 1991 and a
                        Second Amendment to Rights Agreement dated July 12, 1991 (incorporated by reference to Fleet's Form 8 Amendment to Application or Report dated
                        September 6, 1991) and as further amended by a Third Amendment to Rights
                        Agreement dated February 20, 1995 (incorporated by reference to Fleet's
                        Form 8-A/A dated March 17, 1995)
     4(b)         --    Instruments defining the rights of security holders, including indentures (Fleet has no instruments defining the rights of holders of equity or debt securities where the amount of securities authorized thereunder exceeds 10% of the total assets of Fleet and its subsidiaries on a consolidated basis. Fleet hereby agrees to furnish a copy of any such instrument to the Commission upon request)
     4(c)         --    Form of Rights Certificate for stock purchase rights issued to Whitehall
                        Associates, L.P., and KKR Partners II, L.P. (incorporated by reference to Exhibit 4(c) of Fleet's Current Report on Form 8-K dated July 12,
                        1991)
     4(d)         --    Form of Warrant Agreement for Warrants to purchase Fleet Common Stock
     4(e)         --    Form of Warrant (included as Exhibit A to Exhibit 4(d))
     4(f)         --    Form of Stock Certificate for Fleet Preferred Stock with Cumulative and
                        Adjustable Dividends
     4(g)         --    Form of Stock Certificate for Fleet 9.30% Cumulative Preferred Stock
     4(h)         --    Form of Stock Certificate for Fleet 9.35% Cumulative Preferred Stock

     4(i)         --    Form of Deposit Agreement for Depositary Shares, each representing a
                        1/10 interest in a share of 9.30% Cumulative Preferred Stock
     4(j)         --    Form of Depositary Receipt evidencing the 9.30% Depositary Shares
                        (included as Exhibit A to Exhibit 4(i))
     4(k)         --    Form of Deposit Agreement for Depositary Shares, each representing a
                        1/10 interest in a share of 9.35% Cumulative Preferred Stock
     4(l)         --    Form of Depositary Receipt evidencing the 9.35% Depositary Shares
                        (included as Exhibit A to Exhibit 4(k))
     5            --    Opinion of Edwards & Angell as to legality
     8(a)         --    Form of Opinion of Wachtell, Lipton, Rosen & Katz as to federal income tax matters
     8(b)         --    Form of Opinion of Skadden, Arps, Slate, Meagher & Flom as to federal income tax matters
    12            --    Computation of Consolidated Ratios of Earnings to Fixed Charges and
                        Earnings to Fixed Charges and Dividends on Preferred Stock
    23(a)         --    Consent of KPMG Peat Marwick LLP
    23(b)         --    Consent of Price Waterhouse LLP (as to Shawmut)
    23(c)         --    Consent of Price Waterhouse LLP (as to the Business Finance Division of
                        Barclays Business Credit, Inc.)
    23(d)         --    Consent of Deloitte & Touche, LLP
    23(e)         --    Consent of Salomon Brothers Inc
    23(f)         --    Consent of Morgan Stanley & Co., Incorporated
    23(g)         --    Consent of Edwards & Angell (included in Exhibit 5)
    24            --    Powers of Attorney (included on signature pages to this Registration
                        Statement)
    99(a)(i)      --    Form of Proxy for Fleet
    99(a)(ii)     --    Form of Proxy for Shawmut
    99(b)         --    Stock Option Agreement dated February 20, 1995 between Fleet and Shawmut as to stock of Fleet (included in Part I as Exhibit B to the Joint Proxy
                        Statement-Prospectus included in this Registration Statement)
    99(c)         --    Stock Option Agreement dated February 20, 1995 between Fleet and Shawmut as to stock of Shawmut (included in Part I as Exhibit C to the Joint
                        Proxy Statement-Prospectus included in this Registration Statement)

     (b) Financial Statement Schedules.

     Not Applicable.

     (c) Fairness Opinions.

     Included in Part I as Exhibits D and E to the Joint Proxy
Statement-Prospectus included in this Registration Statement.

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's and Shawmut's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to Item 20 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES AND AMENDMENTS

     Each person whose signature appears below hereby constitutes and appoints the Chairman and President, the Executive Vice President and Chief Financial Officer or the Secretary of the Registrant, or any one of them, acting alone, as his true and lawful attorney-in-fact, with full power and authority to execute in the name, place and stead of each such person in any and all capacities and to file, an amendment or amendments to the Registration Statement (and all exhibits thereto) and any documents relating thereto, which amendments may make such changes in the Registration Statement as said officer or officers so acting deem(s) advisable.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-4 and has duly caused this Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Providence, and State of Rhode Island, on April 28, 1995.

                                          FLEET FINANCIAL GROUP, INC.

                                          By:         TERRENCE MURRAY
                                              ---------------------------------
                                                      Terrence Murray
                                                   Chairman and President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on April 28, 1995.

                SIGNATURES                                     TITLE
                ----------                                     -----
             TERRENCE MURRAY                       Chairman and President, Chief
- ------------------------------------------        Executive Officer and Director
             Terrence Murray

            EUGENE M. MCQUADE                      Executive Vice President and
- ------------------------------------------            Chief Financial Officer
            Eugene M. McQuade

           ROBERT C. LAMB, JR.                              Controller
- ------------------------------------------
           Robert C. Lamb, Jr.

           WILLIAM BARNET, III                               Director
- ------------------------------------------
           William Barnet, III

             BRADFORD R. BOSS                                Director
- ------------------------------------------
             Bradford R. Boss

          PAUL J. CHOQUETTE, JR.                             Director
- ------------------------------------------
          Paul J. Choquette, Jr.

            JAMES F. HARDYMON                                Director
- ------------------------------------------
            James F. Hardymon

            ROBERT M. KAVNER                                 Director
- ------------------------------------------
             Robert M. Kavner

                SIGNATURES                                     TITLE
                ----------                                     -----
             LAFAYETTE KEENEY                                Director
- ------------------------------------------
             Lafayette Keeney

            RAYMOND C. KENNEDY                               Director
- ------------------------------------------
            Raymond C. Kennedy

             RUTH R. MCMULLIN                                Director
- ------------------------------------------
             Ruth R. McMullin

             ARTHUR C. MILOT                                 Director
- ------------------------------------------
             Arthur C. Milot

            THOMAS D. O,CONNOR                               Director
- ------------------------------------------
            Thomas D. O'Connor

            MICHAEL B. PICOTTE                               Director
- ------------------------------------------
            Michael B. Picotte

              JOHN A. REEVES                                 Director
- ------------------------------------------
              John A. Reeves

             JOHN R. RIEDMAN                                 Director
- ------------------------------------------
             John R. Riedman

              JOHN S. SCOTT                                  Director
- ------------------------------------------
              John S. Scott